As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wizards-Patriots Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4812	16-1694797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification)	(I.R.S. Employer Identification Number)

6677 Richmond Highway

Alexandria, Virginia 22306
(703) 718-6600
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Office)

Vincent D. Kelly

President and Chief Executive Officer,
Wizards-Patriots Holdings, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
(703) 718-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

George Z. Moratis Metrocall Holdings, Inc. 6677 Richmond Highway Alexandria, Virginia 22306 (703) 660-6677	André Weiss, Esq. Jeffrey S. Sabin, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 (212) 756-2000	C. Edward Baker, Jr. Patricia A. Gray, Esq. Arch Wireless, Inc. 1800 West Park Drive, Suite 250 Westborough, Massachusetts 01581 (508) 870-6700	Eric L. Bernthal, Esq. William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, or the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share	Price(2)	Registration Fee(3)

Common Stock, $0.0001 par value per share	27,810,511 shares	Not Applicable	$796,047,377	$100,859.20

(1)	Based on the maximum number of shares of common stock of Wizards-Patriots Holdings, Inc., also referred to as “Holding Company,” expected to be issuable in connection with merger of Metrocall and Arch.

(2)	Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act of 1933 and calculated pursuant to Rule 457(f) promulgated thereunder. Pursuant to Rule 457(f), the registration fee was calculated on the basis of the value of the shares of Metrocall and Arch common stock computed in accordance with Rule 457(c) to be exchanged for shares of Holding Company common stock, as follows: (a)(i) $63.90, the average of the high and low prices per share of Metrocall common stock as reported on the NASDAQ Small Cap Market on May 13, 2004 multiplied by (ii) 6,030,125, the maximum aggregate number of shares of Metrocall common stock to be received by Holding Company, minus $150,000,000 of cash consideration to be paid to Metrocall stockholders in exchange for two million shares of Metrocall common stock, and (b)(i) $27.69, the average of the high and low prices per share of Arch Class A common stock as reported on the NASDAQ National Market on May 13, 2004, multiplied by (ii) 20,249,996, the maximum aggregate number of shares of Arch common stock to be received by Holding Company.

(3)	Calculated by multiplying $796,047,377, the proposed maximum aggregate offering price calculated in (2), by $.00012670.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

To the stockholders of Metrocall Holdings, Inc. and Arch Wireless, Inc.

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

      Metrocall and Arch have agreed to combine in a merger of equals transaction where each company will merge with a separate recently formed subsidiary of a new holding company named Wizards-Patriots Holdings, Inc., also referred to as “Holding Company.” Metrocall and Arch intend that the merger will constitute a tax-free transaction to the extent that stockholders receive stock rather than cash in the merger. We are proposing the merger because we believe that the combined strengths of our two companies will enable us to better position ourselves to effectively compete in the paging and wireless messaging marketplace. We believe that the merger will benefit the stockholders of both companies and are asking for your support in voting for these very important merger proposals at our special meetings.

      When the merger is completed:

•	Metrocall common stockholders will receive 1.876 shares of Holding Company common stock for each share of Metrocall common stock that they own, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger. Holders of two million shares of Metrocall common stock outstanding immediately prior to the effectiveness of the merger will receive, in lieu of Holding Company common stock, $75.00 per share in cash, subject to certain cash election conditions described in the attached joint proxy statement/prospectus. Prior to the effective date of the merger, Metrocall common stockholders will have the right to elect to receive cash consideration for all, none or a portion of their shares of Metrocall common stock. To the extent Metrocall common stockholders as a group elect to receive cash for more or less than two million shares of Metrocall common stock, the mix of stock and cash consideration payable to Metrocall common stockholders will be adjusted on a pro rata basis so that exactly two million shares of Metrocall common stock outstanding immediately prior to the effectiveness of the merger are exchanged for cash. As a result, former stockholders and holders of outstanding options and warrants of Metrocall will own approximately 27.5% of the outstanding common stock of Holding Company on a fully diluted basis.

•	All of the issued and outstanding shares of Metrocall preferred stock (including shares reserved for issuance under Metrocall’s Plan of Reorganization) have been redeemed or defeased as of May 17, 2004.

•	Arch common stockholders will receive one share of Holding Company common stock for each share of Arch common stock that they own. As a result, former stockholders and holders of outstanding options of Arch will own approximately 72.5% of the outstanding common stock of Holding Company on a fully diluted basis.

      Holding Company intends to apply to list its common stock on the NASDAQ National Market under the symbol “[                    ].”

      The boards of directors of both Metrocall and Arch have approved the merger and recommend that their stockholders vote FOR the merger proposals as described in the attached materials. Information about the merger is contained in the attached joint proxy statement/prospectus. We urge you to read these materials carefully, including the section entitled “Risk Factors” beginning on page 23.

      Approval of the merger requires the affirmative vote at the Metrocall special stockholders meeting of the holders of a majority of the voting power of shares of Metrocall common stock outstanding as of the record date and the affirmative vote at the Arch special stockholders meeting of the holders of a majority of the voting power of shares of Arch common stock outstanding as of the record date.

      The dates, times and places of the meetings are as follows:

For Metrocall stockholders:	For Arch stockholders:
[ ], 2004 [ ] a.m. local time [Address] [Alexandria], Virginia	[ ], 2004 [ ] a.m. local time Hale and Dorr LLP 60 State Street Boston, Massachusetts

      To vote your shares, you may complete and return the enclosed proxy card or voting instructions or submit your proxy or voting instructions by telephone or over the internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

      Metrocall and Arch strongly support this combination of our companies and our respective boards of directors enthusiastically recommend that you vote in favor of the merger.

Mr. Vincent D. Kelly	Mr. C. Edward Baker, Jr.
President and Chief Executive Officer	Chairman and Chief Executive Officer
Metrocall Holdings, Inc.	Arch Wireless, Inc.

      Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if the attached joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      The attached joint proxy statement/prospectus is dated [                    ], 2004, and is anticipated to first be mailed to stockholders of Metrocall and Arch on or about [                    ], 2004.

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Metrocall and Arch from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at one of the following addresses or telephone numbers:

Metrocall Holdings, Inc.	Arch Wireless, Inc.
6677 Richmond Highway	1800 West Park Drive, Suite 250
Alexandria, Virginia 22306	Westborough, Massachusetts 01581
(703) 660-6677 (extension 6231)	(508) 870-6700
email: dietzt@metrocall.com	email: jerry.cimmino@arch.com

      If you would like to request any documents, please do so by [                    ], 2004 in order to receive them before the special meetings.

      See “Where You Can Find More Information” beginning on page 123.

METROCALL HOLDINGS, INC.

6677 Richmond Highway
Alexandria, Virginia 22306

Notice of Special Meeting of Metrocall Stockholders

[                         ], 2004

at [                         ] a.m. local time

To the stockholders of Metrocall Holdings, Inc.:

      Notice is hereby given that a special meeting of stockholders of Metrocall Holdings, Inc. will be held on [                    ], 2004 at [                    ] a.m., local time, at the [                    ], [Alexandria], Virginia, to consider and vote upon a proposal to adopt a merger agreement between Metrocall and Arch pursuant to which Metrocall and Arch will each become a wholly-owned subsidiary of a new holding company named Wizards-Patriots Holdings, Inc., referred to herein as “Holding Company,” and each share of Metrocall common stock will be exchanged for 1.876 shares of Holding Company common stock, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger. Holders of two million shares of Metrocall common stock will receive, in lieu of Holding Company common stock, $75.00 per share, subject to certain cash election conditions described in the attached joint proxy statement/prospectus.

      We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the special meeting.

      Approval of the merger agreement requires the affirmative vote at the Metrocall special stockholders meeting of the holders of a majority of the voting power of shares of Metrocall common stock outstanding as of the record date.

      Only holders of record of Metrocall common stock at the close of business on [                    ], 2004, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

      Under Delaware law, holders of Metrocall common stock who timely submit a written demand for appraisal of their shares and otherwise comply with the applicable statutory procedures under Delaware law, including not voting in favor of adoption of the merger agreement, will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the attached joint proxy statement/prospectus under the caption “The Merger — Appraisal Rights,” beginning on page 73. In addition, the text of the applicable provisions of Delaware law is attached as Annex G to the attached joint proxy statement/prospectus.

By order of the Board of Directors of
Metrocall Holdings, Inc.

Royce Yudkoff
Chairman of the Board

Alexandria, Virginia

[                    ], 2004

Important Notice

      Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. Whether or not you plan to attend the special meeting in person, you are urged to read the attached joint proxy statement/prospectus carefully and then complete and return the enclosed proxy card or submit your proxy or voting instructions by telephone or over the internet. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached joint proxy statement/prospectus.

ARCH WIRELESS, INC.

1800 West Park Drive, Suite 250
Westborough, MA 01581

Notice of Special Meeting of Arch Wireless, Inc. Stockholders

                    , 2004 at 10:00 a.m.

To the stockholders of Arch Wireless, Inc.:

      Notice is hereby given that a special meeting of stockholders of Arch Wireless, Inc. will be held on                     , 2004 at 10:00 a.m., local time, at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, for the following purposes:

To consider and vote upon a proposal to adopt a merger agreement between Arch Wireless, Inc. and Metrocall Holdings, Inc. pursuant to which Arch Wireless, Inc. and Metrocall Holdings, Inc. will each become a wholly-owned subsidiary of a new holding company that will be named Wizards-Patriots Holdings, Inc., referred to herein as “Holding Company,” and each share of Arch common stock will be converted into one share of Holding Company common stock.

To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      These items of business are described in the attached joint proxy statement/prospectus. Holders of record of Arch common stock at the close of business on [                    ], 2004, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

      Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may submit your proxy or voting instructions by telephone or over the internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

By order of the Board of Directors of
Arch Wireless, Inc.

Patricia A. Gray
Secretary

i

ANNEX A	Agreement and Plan of Merger
ANNEX B	Certificate of Incorporation of Holding Company
ANNEX C	Bylaws of Holding Company
ANNEX D	Organizational Minutes
ANNEX E	Fairness Opinion of Lazard Freres & Co. LLC
ANNEX F	Fairness Opinion of Bear, Stearns & Co. Inc.
ANNEX G	Section 262 of the Delaware General Corporation Law

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Metrocall and Arch proposing the merger?

A:	We are proposing the merger because we believe that a combination of our companies, the two leading independent paging companies and two of the leading wireless messaging companies in the United States, will result in stronger operating and financial results than either company could achieve on its own in the fiercely competitive wireless communications industry. The merger is anticipated to generate substantial synergies and cost reductions from the elimination of duplicative or redundant operations, functions and locations. We anticipate that cash flows generated by combining operations of Metrocall and Arch will be substantial and should allow the combined company, also referred to as “Holding Company,” to repay any debt incurred to complete the merger within twelve to twenty-four months and to provide significant funds for new product research, development and enhancement, stockholder dividends, stock repurchases or other uses as may be determined by Holding Company’s board of directors.

Although the parties have entered into this transaction to allow stockholders of both companies to realize these benefits, the $150 million of cash consideration is being made available to Metrocall stockholders to increase the likelihood of preserving existing tax attributes, derived primarily from Arch, for the benefit of Holding Company. See the risk factors relating to the preservation of existing tax attributes beginning on page 29. The cash consideration will enable Metrocall stockholders to receive cash for at least a portion of their holdings upon completion of the merger at a price reflective of the historical market price of their shares prior to the announcement of the merger.

Q:	What will happen in the merger?

A:	Prior to entering into the merger agreement, Metrocall formed Holding Company as a Delaware corporation. Holding Company, in turn, formed two wholly-owned subsidiaries, Wizards Acquiring Sub, Inc. and Patriots Acquiring Sub, Inc., both as Delaware corporations. In the merger:

•	Wizards Acquiring Sub, Inc. will merge with and into Metrocall, exchanging shares of Holding Company common stock and cash for shares of Metrocall common stock;

•	Patriots Acquiring Sub, Inc. will merge with and into Arch, exchanging shares of Holding Company common stock for shares of Arch Class A common stock, also referred to as “Arch common stock;” and

•	Holding Company and its subsidiaries are anticipated to incur up to $150 million of indebtedness, depending on the available cash on hand of Metrocall and Arch at the time of the closing of the merger, to pay the cash consideration to the Metrocall stockholders and fees and expenses related to the merger.

Upon completion of the merger, Metrocall and Arch will each become a wholly-owned subsidiary of Holding Company, and former Metrocall stockholders and holders of options and warrants on Metrocall Common Stock will hold approximately 27.5%, and former Arch stockholders and holders of options on Arch common stock will hold approximately 72.5%, of the outstanding shares of Holding Company common stock, in each case on a fully diluted basis.

Q:	If I am a Metrocall stockholder, how will the cash election work?

A:	Here are some of the basics of the cash election Metrocall stockholders may make:

•	Metrocall common stockholders will have the right to elect to receive cash for all or a portion of their shares;

•	Metrocall stockholders will receive cash for a total of two million shares of Metrocall common stock in the merger irrespective of whether the elections made by Metrocall stockholders total more or less than two million shares;

•	the amount of cash a Metrocall stockholder actually receives may differ from what that Metrocall stockholder elected to receive depending on the total number of shares for which other Metrocall stockholders elected to receive cash;

•	Metrocall and Arch have established [ ], 2004 as the deadline by which the exchange agent, [ ], must receive cash elections from Metrocall stockholders, although that deadline may be extended to a later date prior to consummation of the merger;

•	Metrocall stockholders may revoke a cash election at any time prior to [ ], 2004, or such later date to which the deadline for making the cash election may be extended; and

•	Metrocall stockholders failing to make an election to receive cash in lieu of Holding Company common stock will be treated as if they had elected to receive all Holding Company common stock for their Metrocall shares.

For a more complete description of the cash election rules, see “Summary of the Joint Proxy Statement/Prospectus” beginning on page 7 and “The Merger — Structure of the Merger and Conversion of Metrocall and Arch Stock” and “— Metrocall Stockholder Cash Elections” beginning on page 65.

Q:	What stockholder approvals are needed?

A:	For Metrocall, the affirmative vote of the holders of a majority of the outstanding shares of Metrocall’s common stock voting at the Metrocall stockholders’ special meeting, provided that holders of at least a majority of Metrocall common stock entitled to vote at the special meeting are present or represented by proxy, is required to adopt the merger agreement. Each holder of common stock is entitled to one vote per share. For Arch, the affirmative vote of a majority of the voting power of the outstanding shares of Arch’s common stock voting at the Arch stockholders’ special meeting, provided that holders of at least a majority of Arch common stock entitled to vote at the special meeting are present or represented by proxy, is required to adopt the merger agreement. Each holder of common stock is entitled to one vote per share.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope or submit your proxy or voting instructions by telephone or over the internet as soon as possible so that your shares may be represented at your special meeting. If you later desire to revoke your proxy for any reason, you may do so as described elsewhere in this joint proxy statement/prospectus.

Q:	What if I do not vote?

A:	If you fail to respond, it will have the same effect as voting against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and elect to abstain from voting, your proxy will have the same effect as voting against the merger.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, unless your broker has discretionary authority over matters such as voting, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Metrocall or Arch, as appropriate, before your special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting thereby revoking your proxy, and vote in person.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send in your stock certificates with your proxy.

Metrocall stockholders

If you are a Metrocall stockholder, accompanying this joint proxy statement/prospectus is a form with instructions for electing to receive cash for your shares of Metrocall common stock and a letter of transmittal for delivering your cash-electing shares, including surrendering any Metrocall share certificates representing such shares. The procedures for making this election are described in the section entitled “The Merger — Metrocall Stockholders Cash Election” beginning on page 66. To make an election, you will need to deliver the cash election form, the letter of transmittal and any Metrocall share certificates representing your cash electing shares to the exchange agent before the election deadline which we will announce in the future but will likely be prior to the date of the Metrocall stockholder’s special meeting. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange Metrocall stock certificates representing your remaining shares for shares of Holding Company.

Arch stockholders

After the merger is completed, you will receive written instructions from the exchange agent on how to exchange Arch stock certificates for shares of Holding Company.

Q:	Will I be able to sell Holding Company common stock that I receive in connection with the merger?

A:	The shares of Holding Company common stock issued in connection with the merger are anticipated to be listed on the NASDAQ National Market with the ticker symbol “[ ]” and will, subject to the transfer restrictions, be freely tradable unless you are an affiliate of Metrocall, Arch, or Holding Company. Generally, persons who are deemed to be affiliates of Metrocall or Arch must comply with Rule 145 under the Securities Act if they wish to sell or otherwise transfer any shares of Holding Company common stock received in connection with the merger. Persons who are deemed to be affiliates of Holding Company must comply with Rule 144 under the Securities Act if they wish to sell or otherwise transfer any shares of Holding Company common stock. We will be contacting you if you are an affiliate of Metrocall or Arch. After completion of the merger, you should consult with your legal counsel to determine whether you are an affiliate of Holding Company, however it is likely that you would know or would have been notified if you were such an affiliate.

Q:	Will I receive a physical stock certificate for the shares of Holding Company common stock that I will receive in the merger?

A:	If you are a record holder of Metrocall or Arch common stock, you will receive one or more physical stock certificates representing your shares of Holding Company common stock. After the completion of the merger, whether you are a former Metrocall or Arch stockholder, if you currently hold your shares in “street name,” i.e. through a broker, dealer, bank or other financial institution that serves as your nominee, you will initially hold your shares of Holding Company common stock through that nominee.

Q:	Will I receive dividends on my Holding Company shares?

A:	Holding Company has not yet determined whether or when any dividends will be paid on its common stock or the amount of any such dividends. Additionally, indebtedness incurred by Holding Company to finance the merger may impose restrictions on Holding Company’s ability to pay dividends.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible, but, the transaction requires certain regulatory consents and approvals, in particular approvals of the U.S. Federal Communications Commission, also referred to as the “FCC,” and the U.S. Department of Justice, also referred to as the “DOJ,” for which we have applied and that are currently under review. On May 5, 2004, the DOJ submitted a Request for Additional Information and Documentary Material, also referred to as a “second request,” to Metrocall and Arch. Metrocall and Arch are in the process of gathering information to respond to this second request, and are working cooperatively with DOJ as it reviews the merger. In addition, Metrocall and Arch have had preliminary discussions with potential lenders regarding debt financing proposed to be incurred by Holding Company and its subsidiaries in connection with the merger sufficient to pay the cash consideration to Metrocall stockholders and expenses related to the merger. If we obtain such regulatory consents and approvals and the requisite financing in a timely manner, we expect to complete the merger during the second half of 2004.

Q:	How can I obtain admission to the Metrocall or Arch special stockholder meeting?

A:	You may attend the Metrocall special stockholder meeting only if you were a Metrocall stockholder as of the close of business on [ ], the record date for the Metrocall special meeting, or hold a valid proxy for the Metrocall special meeting. You may attend the Arch special stockholder meeting only if you were an Arch stockholder as of the close of business on [ ] the record date for the Arch special meeting, or hold a valid proxy for the Arch special meeting. You should be prepared to present photo identification to gain admittance. In addition, if you are a record holder, your name may be subject to verification against the list of record holders on the record date prior to your being admitted to the special meeting. If you are not a record holder but hold shares in street name with a broker, dealer, bank or other financial institution, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement on or prior to the record date, or similar evidence of ownership. If you do not provide photo identification or fail to comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

if you are a Metrocall stockholder:

     Metrocall Holdings, Inc.

     Timothy J. Dietz
     Director, Corporate Communications and
     Investor Relations
     6677 Richmond Highway
     Alexandria, Virginia 22306
     Telephone: (703) 660-6677 (extension 6231)
     e-mail: dietzt@metrocall.com

if you are an Arch stockholder:

     Arch Wireless, Inc.

     Gerald J. Cimmino
     Vice President and Treasurer
     1800 West Park Drive, Suite 250
     Westborough, Massachusetts 01581
     Telephone: (508) 870-6006
     e-mail: jerry.cimmino@arch.com

SUMMARY OF THE JOINT PROXY STATEMENT/ PROSPECTUS

      This summary highlights selected information in the joint proxy statement/prospectus and will likely not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to herein for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement which is attached as Annex A. In addition, we incorporate by reference important business and financial information about Metrocall and Arch into this joint proxy statement/ prospectus. You may obtain the information and materials incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 123 of this joint proxy statement/prospectus.

The Companies

Metrocall Holdings, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
Telephone: (703) 660-6677

      Metrocall is a leading provider of paging products and other wireless services to business and individual subscribers. In addition to its reliable, nationwide one-way networks, Metrocall’s two-way network has the largest high-powered terrestrial ReFLEXTM footprint in the United States with roaming partners in Canada, Mexico, the Caribbean, Central and South America. Metrocall is the preferred ReFLEXTM wireless data network provider for many of the largest telecommunication companies in the United States that source virtual network services and resell under their own brand names. In addition to one and two-way messaging, Metrocall also offers wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. For additional information on Metrocall, please refer to the additional information described in “Where You Can Find More Information” beginning on page 123 of this joint proxy statement/prospectus, including Metrocall’s filings with the Securities and Exchange Commission that are incorporated by reference into this joint proxy statement/prospectus.

Arch Wireless, Inc.
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581
Telephone: (508) 870-6700

      Arch is a leading wireless messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services to business and consumers nationwide, including one and two-way messaging services and mobile data solutions in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean. Arch promotes its services through a nationwide sales force and through resellers. For additional information on Arch, please refer to the additional information described in “Where You Can Find More Information” beginning on page 123 of this joint proxy statement/ prospectus, including Arch’s filings with the Securities and Exchange Commission that are incorporated by reference into this joint proxy statement/ prospectus.

Wizards-Patriots Holdings, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
Telephone: (703) 718-6600

      Wizards-Patriots Holdings, Inc., also referred to as “Holding Company”, is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement/prospectus. Upon completion of the merger, Metrocall and Arch will each become a wholly-owned subsidiary of Holding Company. The business of Holding Company will be the combined businesses currently conducted by Metrocall and Arch. At or prior to the completion of the merger, Holding Company will change its name to “[                    ]”.

The Structure of the Merger (see page 65)

      Prior to entering into the merger agreement, Metrocall formed Holding Company as a Delaware corporation. Holding Company, in turn, formed two wholly-owned subsidiaries, Wizards Acquiring Sub, Inc. and Patriots Acquiring Sub, Inc., both as Delaware corporations. At the effective time of the merger:

•	Wizards Acquiring Sub, Inc. will merge with and into Metrocall, exchanging shares of Holding Company common stock and cash for shares of Metrocall common stock; and

•	Patriots Acquiring Sub, Inc. will merge with and into Arch, exchanging shares of Holding Company common stock for shares of Arch common stock.

      Upon completion of the merger, Metrocall and Arch will become wholly-owned subsidiaries of Holding Company, and former Metrocall stockholders and holders of options and warrants on Metrocall common stock will hold approximately 27.5%, and former Arch stockholders and holders of options on Arch common stock will hold approximately 72.5%, of the outstanding shares of Holding Company common stock, in each case on a fully diluted basis. To pay cash to the Metrocall stockholders and complete the merger, Holding Company and its subsidiaries are anticipated to incur up to $150 million of indebtedness depending on the timing of the closing of the merger and the available cash on hand of Metrocall and Arch at that time.

The Merger Consideration (see page 65)

      Metrocall. Holders of shares of Metrocall common stock will receive 1.876 shares of Holding Company common stock for each share of Metrocall common stock owned, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger, and subject to the payment of cash for all or a portion of such shares. Accompanying these proxy materials, Metrocall stockholders will receive a cash election form that will allow them to elect to receive in the merger $75.00 per share in cash for all or a portion of their shares of Metrocall common stock in lieu of the 1.876 shares of Holding Company common stock they would otherwise be entitled to receive.

      Arch. Holders of shares of Arch common stock will receive one share of Holding Company common stock for each share of Arch common stock owned.

      The Metrocall exchange ratio was determined without taking into account 316,007 “restricted” shares of Arch common stock awarded to ten members of Arch senior management that would otherwise be included in the number of fully diluted shares of Arch common stock used to arrive at the Metrocall exchange ratio and the 27.5%/72.5% split of the ownership of Holding Company common stock. This adjustment was made because in the event these Arch officers are terminated or resign prior to vesting of their restricted shares, their restricted shares may be repurchased by Arch at nominal cost. Because the three most senior of these ten Arch executives will be leaving the employment of Arch immediately prior to the merger, we anticipate that all 184,230 of their restricted shares will be repurchased by Arch at nominal cost immediately prior to closing of the merger. If any of these three executive officers do not resign or are not terminated prior to the earlier of closing of the merger or May 29, 2005, the date on which their restricted shares will no longer be subject to repurchase at nominal cost, or their shares are otherwise not repurchased prior to the merger, the merger agreement provides that the Metrocall exchange ratio will be increased so that former holders of shares and options and warrants for shares of Metrocall common stock would maintain their agreed 27.5% ownership percentage of Holding Company common stock. Assuming all of the “restricted” shares of these three executive officers remain outstanding immediately prior to the closing, the Metrocall exchange ratio would increase from 1.876 to 1.894. As a result, former holders of shares and options for shares of Arch common stock, other than these three most senior executives of Arch noted above would be diluted in their ownership percentage of Holding Company common stock, but together with these three executives, would hold their agreed 72.5% ownership percentage of Holding Company common stock.

      Metrocall Cash Election. As an initial matter, Metrocall common stockholders will have the right to elect to receive cash for all, none or a portion of their shares. Holders of a total of two million shares will receive cash for their shares in the merger, and the amount of cash and stock each Metrocall stockholder will actually receive may differ from what that Metrocall stockholder elects depending on the total number of shares for which other Metrocall stockholders elect to receive cash.

      Metrocall and Arch have established [                    ], 2004 as the deadline by which the exchange agent, [                    ], must receive duly executed and completed cash election forms from Metrocall stockholders, although that deadline may be extended by Metrocall, in consultation with Arch, to a later date prior to consummation of the merger. In addition, any Metrocall stockholder may revoke its cash election at any time prior to [                    ], 2004, or such later date to which the deadline for making the cash election may be extended. Holders of vested options (including options that will vest upon and subject to the consummation of the merger) to purchase Metrocall common stock may make a cash election with respect to the shares to be received upon exercise of their vested options by completing the portion of the cash election form regarding vested options, including the irrevocable commitment to exercise the applicable options upon consummation of the merger.

      Metrocall common stockholders who fail to make an election to receive cash in lieu of Holding Company common stock will be treated as if they had elected to receive all Holding Company common stock for their Metrocall shares.

      If Metrocall stockholders as a group elect to exchange more than two million of their shares for cash, then each Metrocall stockholder’s allocation of cash-electing shares will be proportionately reduced so that a total of two million shares are exchanged for cash. Conversely, if Metrocall stockholders as a group elect to exchange less than two million of their shares for cash, then all Metrocall stockholders will receive cash for their cash-electing shares and each Metrocall stockholder’s other shares will be deemed to be cash-electing shares on a pro-rata basis so that a total of two million shares are exchanged for cash. For a more complete description of the cash election rules, see “The Merger — Structure of the Merger and Conversion of Metrocall and Arch Stock” and “— Metrocall Stockholder Cash Elections” beginning on page 66.

      Determination of the Merger Consideration. The ownership split of Holding Company and the cash consideration to be received by Metrocall stockholders were determined through negotiations between the two companies and reflect the relative revenues and cash flows in recently completed fiscal quarters, and each company’s projected revenue and cash flows through 2008, at the time of such negotiations and other factors that the boards of directors of Metrocall and Arch considered relevant. The cash consideration of $75 per share of Metrocall common stock to be paid to holders of two million shares of Metrocall common stock, $150 million in the aggregate, and the transfer restrictions on Holding Company common stock comparable to the restrictions currently in place on Arch common stock, are intended to increase the likelihood of preserving Arch’s tax attributes for the benefit of Holding Company.

Reasons for the Merger (see pages 40 and 44)

      For the past several years, paging providers, including Metrocall and Arch, have experienced eroding subscriber bases and declining revenues as a result of intense competition from companies offering mobile telephone service which frequently includes text messaging, e-mail retrieval and other two-way messaging services such as those using BlackberryTM devices. Built during periods of far larger numbers of subscribers and expectations of substantial growth, each of Metrocall and Arch has in place systems and networks that are capable of handling volumes of business that are substantially greater than it has or can be expected to generate on a stand-alone basis.

      We are proposing the merger because we believe combining our companies, the two leading independent paging and wireless messaging companies in the United States, will generate the potential for stronger operating and financial results than either company could achieve on its own in the highly competitive wireless communications industry. We anticipate the merger will result in substantial synergies and cost reductions from the elimination of duplicative or redundant operations, functions and locations. We anticipate that cash flows generated by combining operations of Metrocall and Arch will be substantial and should allow the combined company to repay any debt incurred to complete the merger within twelve to twenty-four months following completion of the merger and to provide significant funds for new product research, development and enhancement, stockholder dividends, stock repurchases or other uses as may be determined by Holding Company’s board of directors. Specifically, we believe the business combination will enhance value for stockholders of both companies by creating, among other things:

•	a more efficient organization capable of improved financial performance through the elimination of redundant overhead expenses and duplicative network structures;

•	a larger company combining our firms’ best aspects of management, creativity and practices, better suited to compete effectively with large mobile telephone service providers and other providers of wireless communications;

•	greater cash flow per share for each company’s stockholders going forward when compared with each company’s respective current stand alone plans;

•	the opportunity to accelerate utilization of certain consolidated tax attributes due to higher pre-tax profits expected by Holding Company; and

•	cost reductions and synergies, in addition to what each company expects to achieve on a stand-alone basis.

      Although the parties have entered into this transaction to allow stockholders of both companies to realize these benefits as holders of Holding Company common stock, the cash consideration of $75 per share of Metrocall common stock, $150 million in the aggregate, is being paid to Metrocall stockholders in the cash election to increase the likelihood of preserving and accelerating utilization of Arch’s tax attributes for the benefit of holders of Holding Company common stock. The $75 per share being paid to Metrocall stockholders for two million shares of Metrocall common stock is reflective of the historical market price of their shares prior to the announcement of the merger.

Recommendation of the Boards of Directors and Opinions of Financial Advisors (see page 46)

      Metrocall Stockholders. The Metrocall board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Metrocall stockholders and unanimously recommends that the Metrocall stockholders vote FOR the adoption of the merger agreement.

      Arch Stockholders. The Arch board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Arch stockholders and, by the unanimous vote of the independent directors of the Board, recommends that the Arch stockholders vote FOR the adoption of the merger agreement.

      Opinion of Metrocall’s Financial Advisor. In deciding to approve the merger, the Metrocall board of directors considered the opinion of its financial advisor, Lazard Freres & Co. LLC, that, as of the date of its opinion, and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Metrocall common stock — other than excluded shares, such as treasury shares and shares entitled to receive appraisal under Delaware law. The full text of this opinion is attached as Annex E to this joint proxy statement/ prospectus. Metrocall urges its stockholders to read the opinion of Lazard in its entirety.

      Opinion of Arch’s Financial Advisor. In deciding to approve the merger, the Arch board of directors considered the opinion of its financial advisor, Bear, Stearns & Co. Inc., that, as of the date of its opinion, and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the public common stockholders of Arch. The full text of this opinion is attached as Annex F to this joint proxy statement/prospectus. Arch urges its stockholders to read the opinion of Bear Stearns in its entirety.

Appraisal Rights (see page 73)

      Under Delaware law, Arch stockholders are not entitled to appraisal rights in connection with the merger. However, holders of Metrocall common stock who submit a written demand for appraisal of their shares and who comply with the other applicable statutory procedures under Delaware law, including not voting in favor of adoption of the merger agreement, will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. For a more complete description of these appraisal rights, see “The Merger — Appraisal Rights,” beginning on page 73.

The Special Meetings (see page 31)

      Special Meeting of Metrocall’s Stockholders. The Metrocall special meeting will be held at the [                    ] on [                    ], 2004, starting at [10:00] a.m., local time. At the Metrocall special meeting, Metrocall will ask its stockholders to vote upon a proposal to adopt the merger agreement and to consider any other matters that may properly come before the special meeting.

      You may vote at the Metrocall special meeting if you owned Metrocall common stock at the close of business on [                    ], 2004. On that date there were [                    ] shares of Metrocall common stock outstanding and entitled to vote. You may cast one vote for each share of Metrocall common stock that you owned on that date. In order for holders of Metrocall common stock to adopt the merger agreement, holders of a majority of the outstanding shares of Metrocall common stock entitled to vote as of [                    ], 2004 must vote in favor of adopting the merger agreement.

      Approximately [  ]% of the outstanding shares of Metrocall common stock entitled to vote to adopt the merger agreement were held by Metrocall directors and executive officers and their affiliates as of [                    ], 2004. We currently expect that Metrocall’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

      Special Meeting of Arch’s Stockholders. The Arch special meeting will be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on [                    ], 2004, starting at [10:00] a.m., local time. At the Arch special meeting, Arch will ask its stockholders to vote upon a proposal to adopt the merger agreement and to consider any other matters that may properly come before the special meeting.

      You may vote at the Arch special meeting if you owned Arch common stock at the close of business on [                    ], 2004. On that date there were [                    ] shares of Arch common stock outstanding and entitled to vote. You may cast one vote for each share of Arch common stock that you owned on that date. In order for holders of Arch common stock to adopt the merger agreement, holders of a majority of the outstanding shares of Arch common stock entitled to vote as of [                     ], 2004 must vote in favor of adopting the merger agreement.

      Approximately [                    ]% of the outstanding shares of Arch common stock entitled to vote to adopt the merger agreement were held by Arch directors and executive officers and their affiliates as of [                    ], 2004. We currently expect that Arch’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Board of Directors and Management Following the Merger (see page 117)

      Upon completion of the merger, the board of directors of Holding Company will consist of nine individuals, four of whom were designated by Metrocall, and four of whom were designated by Arch. The ninth director, David C. Abrams, a representative of Abrams Capital, a significant shareholder of Arch, was proposed by Arch and accepted by Metrocall.

      Royce Yudkoff, Chairman of Metrocall, will become Chairman of the Board of Holding Company. Metrocall’s additional board designees are Vincent D. Kelly, who will become Chief Executive Officer of Holding Company, [                    ] and [                    ]. Arch’s board designees are James V. Continenza, Matthew Oristano, William E. Redmond, Jr. and Richard A. Rubin, each of whom is currently a director of Arch.

Interests of Directors and Executive Officers in the Merger (see page 59)

      Some of the directors and executive officers of Metrocall and Arch have interests in the merger that are different from, or are in addition to, the interests of their company’s stockholders. These interests include the potential for positions as directors or executive officers of Holding Company, potential acceleration of vesting of options or restricted stock as a result of the merger and the right to continued indemnification and insurance coverage by Holding Company for acts or omissions occurring prior to the merger.

Treatment of Stock Options and Restricted Stock (see page 68)

      Metrocall. At the time of the merger, each outstanding option and warrant to purchase common stock of Metrocall will be converted into an option or warrant, as the case may be, to purchase the number of shares of common stock of Holding Company determined by multiplying the number of shares subject to the original option or warrant by 1.876, the Metrocall exchange ratio, at an exercise price determined by dividing the exercise price of the original option or warrant by 1.876, and otherwise on the same terms and conditions as were applicable to such Metrocall stock options and warrants. Rights to receive unissued shares of Metrocall common stock pursuant to the Metrocall Plan of Reorganization will become rights to receive, for each share of Metrocall common stock subject to those rights, 1.876 shares of Holding Company common stock, subject to the terms and conditions of the Metrocall Plan of Reorganization.

      Arch. At the time of the merger, outstanding options to purchase common stock of Arch will be converted into options to purchase the same number of shares of common stock of Holding Company on the same terms and conditions as were applicable to such Arch stock options. Rights to receive any unissued shares (or issued but restricted shares) of Arch common stock pursuant to the Arch Plan of Reorganization will become rights to receive shares of the same number of shares of common stock of Holding Company, subject to the terms and conditions of the Arch Plan of Reorganization and/or the applicable restricted stock agreement.

Tax Consequences (see page 69)

      Neither Metrocall nor Arch will be required to complete the merger unless they each receive a legal opinion to the effect that the merger will qualify as a nontaxable transaction for United States federal income tax purposes, except with respect to the receipt of cash by Metrocall stockholders in the Metrocall merger. Assuming the merger so qualifies, no gain or loss will be recognized by Metrocall, Arch or the Arch stockholders solely as a result of the merger. The tax consequences to a Metrocall stockholder in such case depend upon the consideration received by the stockholder:

•	Holders of Metrocall common stock who receive solely shares of Holding Company common stock pursuant to the Metrocall merger will not recognize any gain or loss.

•	Holders of Metrocall common stock who receive solely cash for their Metrocall common stock will generally recognize gain or loss equal to the difference between the amount of cash received for their Metrocall common stock and their tax basis in their shares of Metrocall common stock.

•	Holders of Metrocall common stock who receive a combination of (1) Holding Company common stock and (2) cash, either pursuant to the cash election or in lieu of a fractional share of Holding Company, for their Metrocall common stock will not recognize any loss they may realize. Such holders will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the aggregate gain realized in the transaction (i.e., the excess of the fair market value of the Holding

Company common stock at the effective time of the merger plus the amount of cash received over their tax basis in their Metrocall common stock).

•	All or a portion of any gain recognized by a Metrocall stockholder may be treated as ordinary income rather than capital gain.

      Tax matters relating to the merger are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Restrictions on Transfer of Holding Company Common Stock (see page 96)

      To increase the likelihood of preserving Arch’s tax attributes for the benefit of Holding Company described in the “Description of Holding Company Capital Stock — Restrictions on Transfers of Common Stock; Anti-Takeover Consideration,” beginning on page 96, Holding Company’s amended and restated certificate of incorporation provides for restrictions on transfer of Holding Company common stock intended to prevent Arch from experiencing an indirect “ownership change”, as such term is defined in section 382 of the Internal Revenue Code. Generally, transfers of Holding Company stock expected to result in an indirect ownership change of greater than 45% of Arch will be subject to the prior approval of the Holding Company board of directors. Transfers of Holding Company stock expected to result in an indirect ownership change of greater than 47% of Arch will be prohibited.

      Arch believes that, since its emergence from bankruptcy proceedings, Arch has undergone a cumulative change in ownership of approximately 17.0%, as of March 31, 2004. Assuming consummation of the merger as of that date, Arch believes the resulting cumulative change in ownership would be approximately 39.0%. The determination of this percentage ownership change is dependent on provisions of the tax law that are subject to varying legal and factual interpretations and on facts that are not precisely determinable at this time. Therefore, the cumulative change in ownership, assuming consummation of the merger, may be more or less than 39.0% and, in any event, may increase by reason of transactions in Arch’s common stock subsequent to March 31, 2004 by Arch’s 5% shareholders.

Overview of the Merger Agreement (see page 74)

      Conditions to the Completion of the Merger. Each of Metrocall’s and Arch’s obligation to complete the merger is subject to the satisfaction or, where permitted, waiver of specified conditions, including those listed below:

•	the merger agreement must be adopted by the stockholders of both Metrocall and Arch;

•	no law, injunction or order preventing the completion of the merger may be in effect;

•	the registration statement of which this joint proxy statement/prospectus is a part must be declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order;

•	the applicable waiting period under U.S. antitrust laws, as may be extended, must expire or be terminated;

•	the final approval of the Federal Communications Commission must be obtained;

•	the shares of Holding Company common stock to be issued in the merger must be approved for listing on the NASDAQ National Market;

•	appraisal rights may not be perfected with respect to more than eight percent of the fully diluted shares of Metrocall common stock, including the shares of Metrocall common stock that are outstanding or issuable upon exercise of options or warrants, or under the Metrocall Plan of Reorganization;

•	material compliance by each of Metrocall and Arch with respect to our respective covenants in the merger agreement;

•	our respective representations and warranties in the merger agreement must be true and correct, except as would not reasonably be expected to have a material adverse effect; and

•	we must each receive an opinion of our respective tax counsel to the effect that the merger will qualify as an exchange to which Section 351 of the Internal Revenue Code applies in the case of Metrocall stockholders and to which Section 351 or Section 368(a)(2)(E) of the Internal Revenue Code applies in the case of Arch stockholders.

      In addition, although not an express condition to completion of the Merger Agreement, Holding Company will have to obtain financing prior to the merger in order to pay the cash consideration of $150 million to the Metrocall shareholders. The amount of financing is undetermined at this time, but may be up to as much as $150 million depending on the available cash on hand of each of Metrocall and Arch when the other conditions to the merger have been satisfied.

      Termination of the Merger Agreement. Metrocall and Arch can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

•	the merger is not completed on or before December 31, 2004, as extended by either party for no more than 60 days in the event that all conditions to closing are satisfied, but the financing necessary to fund the cash consideration to be paid to Metrocall stockholders has not been obtained;

•	any injunction, order or decree of any governmental entity does not permit the completion of the merger;

•	either company’s stockholders do not vote to adopt the merger agreement at a duly held meeting of that company’s stockholders;

•	the other company’s board of directors changes its recommendation in respect of the merger consistent with the merger agreement or recommends a competing transaction;

•	the other company breaches its representations, warranties or covenants in the merger agreement in a way that is sufficiently material as to result in the applicable condition to closing not being satisfied, and such breach is incurable or has not been cured within 30 days; or

•	that company exercises its fiduciary out to terminate the merger agreement, pays a termination fee to the other company and enters into a competing transaction.

      Termination Fees. The merger agreement provides that Metrocall or Arch may be required to pay a $12 million termination fee to the other party in the event that the merger agreement is terminated under specified circumstances.

      “No Solicitation” Provisions. The merger agreement contains detailed provisions prohibiting Metrocall and Arch from seeking an alternative transaction. These “no solicitation” provisions prohibit Metrocall and Arch, as well as their officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 76. The merger agreement does not, however, prohibit either party or its respective board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party as described on pages 76 through 77.

      Regulatory Matters. Under U.S. antitrust laws, we may not complete the merger until we have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and until a statutory required waiting period has ended. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger, and as a result of interagency agreements between them, the Department of Justice will be reviewing our filings. On May 5, 2004, the Department of Justice made a request for additional information and documentary material, thereby extending the statutory pre-merger waiting period until 30 days after Metrocall and Arch “substantially comply” with this request, unless the waiting period is terminated earlier or extended with the consent of

Metrocall and Arch. We are cooperating with representatives of the Department of Justice as they conduct their review.

      To complete the merger, we must also obtain the approval of the Federal Communications Commission. We have filed the necessary applications with the FCC, and the FCC is reviewing those applications.

      We cannot assure you that we will obtain all regulatory approvals to complete the merger or that the granting of these approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

      Accounting Treatment. We intend to account for the merger under the purchase method of accounting for business combinations.

      Completion and Effectiveness of the Merger. We will complete the merger as soon as reasonably practicable after all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the State of Delaware. We currently plan to complete the merger during the second half of 2004.

Risk Factors (see page 23)

      In considering whether to adopt the merger agreement, you should consider certain risks of the merger. We urge you to read carefully all of the factors described in “Risk Factors” before voting.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following tables present (1) selected historical financial data of Metrocall, (2) selected historical financial data of Arch and (3) selected unaudited pro forma consolidated financial data of Holding Company, which reflect the merger.

METROCALL

Selected Historical Financial Data

      The following tables set forth selected financial data of Metrocall. The historical financial data have been derived from the audited consolidated financial statements for each of the years in the three-year period ended December 31, 2001, for the period January 1, 2002 to October 7, 2002, for the period October 8, 2002 to December 31, 2002, for the year ended December 31, 2003, and the unaudited financial statements for the three-month periods ended March 31, 2003 and March 31, 2004. As a result of Metrocall’s filing a voluntary petition to reorganize under chapter 11 of the U.S. Bankruptcy Code on June 3, 2002 and operating as a debtor-in-possession until October 8, 2002, the selected financial data for periods prior to October 8, 2002 are not comparable to periods subsequent to such date. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. The historical data are only a summary, and you should read it in conjunction with the historical consolidated financial statements and the related notes contained in the annual reports of Metrocall which have been incorporated by reference into this joint proxy statement/ prospectus.

      On November 18, 2003, Metrocall acquired the majority of the operating assets and assumed certain liabilities of Weblink Wireless, Inc. and certain of its subsidiaries. Metrocall has accounted for the asset acquisition under the purchase method of accounting for financial reporting purposes pursuant to SFAS No. 141, Business Combinations, and accordingly the operating results of the acquired assets have been included in the consolidated statement of operations for 2003 from their date of acquisition. Units in service at December 31, 2003 include approximately 634,000 units acquired in the acquisition.

(dollars in thousands, except per share data)

	Predecessor Company				Reorganized Company

	Year Ended December 31,			January 1 to	October 8 to	Year Ended
				October 7,	December 31,	December 31,
	1999	2000	2001	2002	2002	2003(d)

Consolidated Statements of Operations Data:

Service, rent and maintenance revenues	$548,700	$504,800	$460,448	$296,813	$81,325	$318,926

Product sales	61,487	57,183	43,225	24,056	4,078	17,933

Total revenues	610,187	561,983	503,673	320,869	85,403	336,859

Operating expenses:

Cost of products sold (exclusive of depreciation and amortization shown separately below)	39,071	37,509	26,176	13,085	1,081	4,804

Service, rent and maintenance (exclusive of depreciation and amortization shown separately below)	154,398	133,667	139,326	89,250	23,004	94,098

Selling and marketing (exclusive of depreciation and amortization shown separately below)	97,051	103,413	92,481	50,952	11,359	40,026

General and administrative (exclusive of depreciation and amortization shown separately below)	174,592	172,017	161,161	106,674	27,735	95,388

Reorganization expenses(a)	—	—	15,017	19,007	—	6,842

Depreciation and amortization	295,906	286,963	185,893	50,386	12,875	37,913

Asset impairment(b)	—	—	387,934	—	—	—

Income/(loss) from operations	(150,831)	(171,586)	(504,315)	(8,485)	9,349	57,788

Interest expense	(85,115)	(84,169)	(100,672)	(39,280)	(2,580)	(7,099)

Interest expense — dividends and accretion of series A preferred(c)	—	—	—	—	—	(12,428)

Interest and other income (expense)	407	(2,450)	(7,822)	(822)	1,047	463

Gain on early extinguishment of debt	—	22,876	—	749,821	—	—

Fresh start accounting adjustments	—	—	—	575,491	—	—

Income/(loss) before income tax benefit	(235,539)	(235,329)	(612,809)	1,276,725	7,816	38,724

Income tax benefit (provision)	63,055	20,775	—	—	(3,000)	(21,754)

Net income/(loss)	(172,484)	(214,554)	(612,809)	1,276,725	4,816	16,970

Preferred dividends and accretion(c)	(16,462)	(9,816)	(10,391)	(4,855)	(2,679)	(6,084)

Gain on extinguishment of preferred stock	—	—	—	80,346	—	—

Reorganization expense-accretion of liquidation preference	—	—	—	(4,715)	—	—

Series C preferred exchange inducement	—	(6,308)	—	—	—	—

Gain on repurchase of preferred stock	2,208	—	—	—	—	—

Income/(loss) available to common stockholders	$(186,738)	$(230,678)	$(623,200)	$1,347,501	$2,137	$10,886

Basic earnings/(loss) per share available to common stockholders	$(4.47)	$(3.00)	$(6.93)	$14.98	$0.43	$2.17

Diluted earnings/(loss) per share available to common stockholders	$(4.47)	$(3.00)	$(6.93)	$14.98	$0.43	$2.11

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Reorganized Company

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2003	2004

Consolidated Statements of Operations Data:

Service, rent and maintenance revenues	$82,848	$86,810

Product sales	4,541	3,903

Total revenues	87,389	90,713

Operating expenses:

Cost of products sold (exclusive of depreciation and amortization shown separately below)	979	940

Service, rent and maintenance (exclusive of depreciation and amortization shown separately below)	23,474	28,827

Selling and marketing (exclusive of depreciation and amortization shown separately below)	11,982	9,283

General and administrative (exclusive of depreciation and amortization shown separately below)	26,768	26,826

Reorganization expenses(a)	5,726	—

Depreciation and amortization	11,668	8,419

Asset impairment(b)	—	—

Income/(loss) from operations	6,792	16,418

Interest expense	(2,149)	(137)

Interest expense — dividends and accretion of series A preferred(c)	—	(3,214)

Interest and other income (expense)	231	(58)

Gain on early extinguishment of debt	—	—

Fresh start accounting adjustments	—	—

Income/(loss) before income tax benefit	4,874	13,009

Income tax benefit (provision)	(1,912)	(5,475)

Net income/(loss)	2,962	7,534

Preferred dividends and accretion(c)	(2,985)	—

Gain on extinguishment of preferred stock	—	—

Reorganization expense-accretion of liquidation preference	—	—

Series C preferred exchange inducement	—	—

Gain on repurchase of preferred stock	—	—

Income/(loss) available to common stockholders	$(23)	$7,534

Basic earnings/(loss) per share available to common stockholders	$(0.00)	$1.38

Diluted earnings/(loss) per share available to common stockholders	$(0.00)	$1.31

a)	2001 and 2002 amounts include costs for legal, financial and investment banking services received in connection with Metrocall’s former merger agreement with Weblink, which was terminated on May 14, 2001 and other costs incurred by the Predecessor Company and its debt holders in connection with debt restructuring efforts in 2001 and 2002.

b)	In 2001, the Predecessor Company wrote down the carrying value of its long-lived assets by approximately $388.0 million to their estimated fair value as a result of their impairment.

c)	Effective July 1, 2003, we adopted SFAS 150 which requires dividends and interest in redeemable preferred stock to be classified as interest expense prospectively.

d)	2003 amounts include the operations of Weblink beginning November 18, 2003.

(dollars in thousands)

	Predecessor Company			Reorganized Company

	December 31			December 31,
						March 31,
	1999	2000	2001	2002	2003	2004

Consolidated Balance Sheet Data:

Working capital (deficit)(a)	$(36,908)	$(764,532)	$(833,484)	$(15,334)	$(3,162)	$(7,784)

Cash and cash equivalents	$2,787	$26,597	$24,135	$47,530	$35,602	$14,697

Total assets	$1,025,547	$757,145	$203,470	$189,747	$195,761	$161,503

Total long-term debt, net of current portion(a)	$776,984	$301	$220	$20,762	$41	$17

Total stockholders’ equity/(deficit)	$(152,134)	$(166,352)	$(789,237)	$715	$93,281	$101,895

(a)	At December 31, 2000 and 2001 working capital deficit included current debt balance of approximately $760.0 million which largely constituted debt with scheduled non-current maturities; but which had been classified as current debt due to the default of certain debt covenants that accelerated the scheduled maturities of debt.

ARCH

Selected Historical Financial Data

      The following tables set forth selected financial data of Arch. The selected historical financial data of Arch have been derived from the audited historical consolidated financial statements and related notes of Arch for each of the years in the three years ended December 31, 2001, for the period January 1, 2002 to May 31, 2002, for the period June 1, 2002 to December 31, 2002, and for the year ended December 31, 2003, and the unaudited consolidated financial statements for the three months ended March 31, 2003 and March 31, 2004. As a result of Arch’s filing a voluntary petition to reorganize under chapter 11 of the U.S. Bankruptcy Code on December 6, 2001, and operating as a debtor-in-possession through May 31, 2002, the selected financial data for periods prior to May 31, 2002 are not comparable to periods subsequent to such date. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

      The historical data should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual and quarterly reports of Arch which are incorporated by reference into this joint proxy statement/prospectus.

	Predecessor Company

				Five
				Months
(dollars in thousands, except	Year Ended December 31,			Ended
per share data)				May 31,
	1999	2000	2001	2002

Statements of Operations Data:

Revenues	$641,824	$851,082	$1,163,514	$365,360

Operating expenses:

Cost of products sold (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	34,954	35,861	42,301	10,426

Service, rental and maintenance (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	132,400	182,993	306,256	105,990

Selling (exclusive of stock based and other compensation shown separately below)	84,249	107,208	138,341	35,313

General and administrative (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	180,726	263,901	388,979	116,668

Depreciation and amortization	309,434	500,831	1,584,482	82,720

Stock based and other compensation	—	—	—	—

Reorganization expenses	—	—	154,927	—

Restructuring charges	(2,200)	5,425	7,890	—

Operating income (loss)	(97,739)	(245,137)	(1,459,662)	14,243

Interest and non-operating expenses, net	(188,249)	(169,252)	(258,870)	(2,068)

Gain on extinguishment of debt	6,963	58,603	34,229	1,621,355

Equity in loss of affiliate	(3,200)	—	—	—

Other income	—	—	—	—

Income (loss) before reorganization items, net and fresh start accounting adjustments	(282,225)	(355,786)	(1,684,303)	1,633,530

Reorganization items, net	—	—	—	(22,503)

Fresh start accounting adjustments, net	—	—	—	47,895

Income (loss) before income taxes	(282,225)	(355,786)	(1,684,303)	1,658,922

Income tax benefit (expense)	—	46,006	121,994	—

Net income (loss)	$(282,225)	$(309,780)	$(1,569,103)	$1,658,922

Basic net income (loss) per common share	$(8.99)	$(4.10)	$(8.79)	$9.09

Diluted net income (loss) per common share	$(8.99)	$(4.10)	$(8.79)	$9.09

Other Operating Data:

Capital expenditures, excluding acquisitions	$113,651	$140,285	$109,485	$44,474

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Reorganized Company

	Seven		Three	Three
	Months	Year	Months	Months
(dollars in thousands, except	Ended	Ended	Ended	Ended
per share data)	December 31,	December 31,	March 31,	March 31,
	2002	2003	2003	2004

Statements of Operations Data:

Revenues	$453,369	$597,478	$164,753	$123,659

Operating expenses:

Cost of products sold (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	7,740	5,580	1,658	938

Service, rental and maintenance (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	135,295	192,159	50,135	38,988

Selling (exclusive of stock based and other compensation shown separately below)	37,897	45,639	12,494	9,068

General and administrative (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	136,257	166,167	49,092	31,117

Depreciation and amortization	103,875	118,917	33,223	26,309

Stock based and other compensation	6,979	11,420	2,195	2,938

Reorganization expenses	—	—	—	—

Restructuring charges	—	11,481	—	3,018

Operating income (loss)	25,326	46,115	15,956	11,283

Interest and non-operating expenses, net	(19,469)	(19,237)	(5,646)	(3,329)

Gain on extinguishment of debt	—	—	—	—

Equity in loss of affiliate	—	—	—	—

Other income	—	516	10	168

Income (loss) before reorganization items, net and fresh start accounting adjustments	5,857	27,394	10,320	8,122

Reorganization items, net	(2,765)	(425)	—	—

Fresh start accounting adjustments, net	—	—	—	—

Income (loss) before income taxes	3,092	26,969	10,320	8,122

Income tax benefit (expense)	(2,265)	(10,841)	(4,249)	(3,265)

Net income (loss)	$827	$16,128	$6,071	$4,857

Basic net income (loss) per common share	$0.04	$0.81	$0.30	$0.24

Diluted net income (loss) per common share	$0.04	$0.81	$0.30	$0.24

Other Operating Data:

Capital expenditures, excluding acquisitions	$39,935	$25,446	$3,416	$5,701

	Predecessor Company			Reorganized Company
(dollars in thousands)

	As of December 31			As of December 31,
						March 31,
	1999	2000	2001	2002	2003	2004

Balance Sheet Data:

Current assets	$85,303	$211,443	$244,453	$115,231	$105,511	$101,464

Total assets	$1,353,045	$2,309,609	$651,633	$437,924	$509,872	$484,654

Long-term debt, less current maturities(1)	$1,322,508	$1,679,219	$—	$162,185	$40,000	$—

Liabilities subject to compromise(1)	$—	$—	$2,096,280	$—	$—	$—

Redeemable preferred stock(1)	$28,176	$30,505	$—	$—	$—	$—

Stockholders’ equity (deficit)	$(245,735)	$(94,264)	$(1,656,911)	$118,393	$354,623	$360,168

(1)	In accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, known as SOP 90-7, at December 2001, we classified substantially all of our pre-petition liabilities and redeemable preferred stock as “Liabilities Subject to Compromise.”

HOLDING COMPANY

Selected Unaudited Pro Forma Condensed Consolidated Financial Data

      The selected unaudited pro forma condensed consolidated financial data of Holding Company have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

		Three Months
	Year Ended	Ended
(dollars in thousands, except per share data)	December 31,	March 31,
	2003	2004

Consolidated Statements of Operations Data:

Revenues	$1,015,418	$214,372

Operating expenses:

Cost of products sold (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	15,045	1,878

Service, rent and maintenance (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	324,201	67,815

Selling and marketing (exclusive of stock based and other compensation shown separately below)	91,592	18,351

General and administrative (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	278,303	55,585

Depreciation and amortization	247,676	58,499

Stock based and other compensation	13,145	4,146

Restructuring charges	19,388	3,018

	989,350	209,292

Income from operations	26,068	5,080

Interest expense	(13,461)	(3,137)

Interest and other income	1,353	110

Income before reorganization items, net	13,960	2,053

Reorganization items, net	(425)	—

Income before income tax expense	13,535	2,053

Income tax expense	(5,441)	(825)

Net income	$8,094	$1,228

Basic earnings per common share	$0.31	$0.05

Diluted earnings per common share	$0.30	$0.04

March 31,
2004

Consolidated Balance Sheet Data:

Working capital (deficit)	$(37,517)

Cash and cash equivalents	$3,342

Total assets	$924,322

Total long-term debt, net of current portion	$150,017

Total stockholders’ equity	$574,102

COMPARATIVE PER SHARE FINANCIAL INFORMATION

      We present below per common share data regarding the income, cash dividends declared and book value of Metrocall and Arch on a historical basis, Metrocall on an unaudited pro forma basis per Metrocall equivalent common share and Arch on an unaudited pro forma basis per Arch common share. We have derived the unaudited pro forma consolidated per share information from the unaudited pro forma condensed consolidated financial statements presented elsewhere in this joint proxy statement/prospectus which give effect to the exchange of Metrocall and Arch capital stock, including the cash consideration to be received by Metrocall shareholders, and account for the merger using the purchase method of accounting. You should read the information below in conjunction with the financial statements and accompanying notes of Metrocall and Arch that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma consolidated information included under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

	As of and for the
	Year Ended	As of and for the
	December 31,	Three Months Ended
	2003	March 31, 2004

Metrocall Historical:

Income per common share:

Basic	$2.17	$1.38

Diluted	$2.11	$1.31

Cash dividends declared per common share	$—	$—

Book value per common share	$18.59	$18.66

Arch Historical:

Income per common share before extraordinary item:

Basic	$0.81	$0.24

Diluted	$0.81	$0.24

Cash dividends declared per common share	$—	$—

Book value per common share	$17.73	$18.01

Metrocall Per Share Equivalent Pro Forma:

Income per common share before extraordinary item:

Basic	$0.58	$0.09

Diluted	$0.56	$0.08

Cash dividends declared per common share	$—	$—

Book value per common share	$—	$40.93

Arch/Holding Company Per Share Pro Forma:

Income per common share before extraordinary item:

Basic	$0.31	$0.05

Diluted	$0.30	$0.04

Cash dividends declared per common share	$—	$—

Book value per common share	$—	$21.82

      The Metrocall per share equivalent pro forma data are calculated by multiplying Holding Company per share amounts by 1.876, the exchange ratio for converting one share of Metrocall common stock into shares of Holding Company common stock. The Arch per share equivalents remain unchanged, as the exchange ratio for converting shares of Arch common stock to Holding Company common stock is one for one.

COMPARATIVE PER SHARE MARKET INFORMATION

      Holding Company’s stock has no trading history and will likely reflect the business prospects and financial results of the combined enterprise, including future realization of synergies, tax attributes, and financial performance. Accordingly, we do not believe that a pro forma calculation of implied consideration using each of the stock prices of Metrocall and Arch is meaningful as to the future stock price performance of Holding Company’s stock.

      The following table sets forth the closing prices of Metrocall and Arch common stock as reported on the NASDAQ Small Cap and the NASDAQ National Market, respectively on the trading day immediately preceding the announcement of the merger.

	Metrocall	Arch
	Common Stock	Common Stock

March 26, 2004	$74.94	$23.96

      We urge you to obtain current market quotations before voting your shares. Because the exchange ratios are fixed in the merger agreement, subject to adjustment for unanticipated changes in the number of fully-diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger, any decrease in the value of shares of Metrocall or Arch common stock prior to the completion of the merger will likely reduce the value of Holding Company common stock to be received by stockholders of Metrocall and Arch.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this joint proxy statement/ prospectus (including the matters addressed in “Statements Regarding Forward-Looking Information” beginning on page 122), you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

      For a discussion of Metrocall’s and Arch’s respective businesses and other factors to consider in connection with those businesses, please see Metrocall’s and Arch’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2003, which are incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 123.

Risks related to the wireless messaging industry

The continued decline in the number of one and two-way messaging units in service may adversely impact Holding Company’s cash flows, business and operations.

      Between 1999 and 2003, industry publications reported a decrease in the number of one-way messaging units in service from over 40 million in 1999 to approximately 12 million in 2003. In 2002, Metrocall and Arch together experienced declines in one-way messaging of approximately 4.6 million units or 34.3%. Metrocall and Arch together experienced further declines in one-way messaging of approximately 1.6 million units or 17.6% in 2003. Although not as dramatic as the decrease in one-way messaging, in 2002 Metrocall and Arch together experienced declines in two-way messaging of approximately 8,300 units or 1.5%. In 2003 Metrocall and Arch together experienced further declines in two-way messaging of approximately 91,300 units or 16.4%, excluding units Metrocall acquired from Weblink in 2003. In the three months ended March 31, 2004, Metrocall and Arch experienced declines in one and two-way messaging units in service of approximately 468,000 or 6.4% and 31,000 or 4.7%, respectively from December 31, 2003.

      As a result of the decline in the number of units in service, Metrocall and Arch together experienced a reduction in annual revenues from approximately $1.3 billion in 1999 to approximately $934 million in 2003, a decline of 25.4% over that period. In the three months ended March 31, 2004, Metrocall, excluding revenues associated with certain assets acquired from WebLink in 2003, and Arch together experienced declines in revenues of approximately $56.4 million or 22.3%, respectively, when compared with their collective revenues of approximately $252.5 million for the three months ended March 31, 2003.

      Although it is hard to predict the rate of decline for Holding Company, Holding Company will likely experience similar or greater rates of decline in the number of one and two-way messaging units in service. Because there are recurring fixed costs necessary to operate one and two-way messaging networks, in the event there is only one such network in a particular market, subscriber cancellations would not be fully offset by expense reductions and, in such case, would adversely impact Holding Company’s cash flows. While we expect that Holding Company will make efforts to replace lost subscribers, marketing and other expenses associated with adding subscriptions are high and would adversely affect Holding Company’s cash flow in the short-term if the replacement efforts are successful and its business and operations in the longer term if they are not successful.

Holding Company’s wireless service competitors have competitive service offerings and advantages in financial resources and brand recognition, and may target Holding Company’s subscribers, which could reduce its market share and revenues and increase its expenses.

      Holding Company will face intense competition for subscribers not only from other providers of one and two-way messaging services such as Skytel, Inc. and Verizon Wireless Messaging LLC, but also from larger mobile telephone carriers such as AT&T Wireless, Cingular Wireless, Nextel, Sprint PCS, T-Mobile, Verizon Wireless and others who have or are developing messaging services that perform comparable functions to services that will be offered by Holding Company. For example, cellular carriers and traditional telephone companies have developed and commenced the installation of micro-cells and wireless networks in hospitals, resulting in a substantial decrease in the number of Metrocall and Arch units in service in that market segment. In addition, providers of e-mail and wireless data services available through personal digital assistants (PDAs), such as Motient Corporation, have also developed two-way messaging devices that will compete with messaging services that will be offered by Holding Company.

      Many of our competitors have longer operating histories and better brand recognition than Holding Company, Metrocall or Arch. Several of these competitors are large, diversified telecommunications companies that serve several markets and possess financial, technical and other resources significantly greater than those that Holding Company will have. Further advances in technology financed in part by these competitors could lower the prices of their services or products to levels at which Holding Company’s pricing for its services and products would cease to be attractive. These competitors may use their competitive advantages to target Holding Company’s subscribers which could result in Holding Company’s loss of existing or future subscribers, loss of revenues and increased expenses to stay competitive. Holding Company’s loss of revenues and increased expenses would materially adversely affect the value of Holding Company common stock.

Risks relating to the merger

The exchange ratios for converting Metrocall and Arch common shares into Holding Company common shares have been fixed, and neither Metrocall nor Arch may resolicit stockholder approval or “walk away” from the merger if there are decreases in the market price of Metrocall or Arch common shares.

      The exchange ratios for the conversion of shares of Metrocall common stock and Arch common stock into shares of Holding Company’s common stock were determined in negotiations between Metrocall and Arch and have been fixed but may not reflect the actual relative market values of the common stock of Metrocall and Arch. Any decrease in the market value of shares of Metrocall or Arch common stock prior to the completion of the merger will likely reduce the value of Holding Company common stock to be received by stockholders of Metrocall and Arch. Neither Metrocall nor Arch is permitted to “walk away” from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party’s common stock.

There has not previously been a trading market for Holding Company common stock.

      Holding Company was recently formed by Metrocall to effect the merger of Metrocall and Arch and will serve as the publicly traded parent company of Metrocall and Arch following consummation of the merger. As a consequence, there has not previously been a trading market for Holding Company common stock. We cannot predict the extent to which a trading market for Holding Company common stock will develop, if at all, or how liquid any such trading market might become.

Metrocall stockholders electing to receive Holding Company common stock in the merger may be required to receive cash for a portion of their shares of Metrocall common stock which may result in a taxable gain to such stockholders.

      Under the merger agreement, holders of a total of two million shares of Metrocall common stock will receive cash consideration in the amount of $75.00 per share of Metrocall common stock in lieu of receiving Holding Company common stock. In the event Metrocall stockholders elect to exchange less than a total of two million shares of their shares for cash, all Metrocall stockholders electing to receive Holding Company common stock will be required, on a pro rata basis, to receive cash instead of Holding Company common stock for a portion of their shares of Metrocall common stock. As a consequence, notwithstanding the choice made by some holders of Metrocall common stock to not elect to receive the cash consideration, effectively choosing to receive only Holding Company common stock in exchange for Metrocall common stock in what is expected to be a tax-free transaction, such holders may be required to accept cash consideration for some of their shares and in that event may recognize taxable gain upon the receipt of such cash. See “The Merger — Metrocall Stockholders Cash Election” beginning on page 66.

Government agencies could refuse to grant required consents to the proposed merger, or could delay or impose adverse conditions on those consents.

      The proposed merger is subject to review by the Federal Communications Commission, also referred to as the “FCC,” and by the Antitrust Division of the Department of Justice, also referred to as the “DOJ.” The Communications Act and the FCC’s rules require that the FCC consent to the merger before we complete it. We have applied to receive the necessary consents, but the FCC may not grant our applications, or it may impose adverse conditions on its consent. Similarly, the merger is subject to pre-merger notification and challenge on antitrust grounds by the DOJ. Based upon its review, the DOJ could oppose the merger or it could condition its not opposing the merger on divestitures of certain assets or lines of business of the combined company. Metrocall and Arch filed the required pre-merger notification on April 5, 2004. On May 5, 2004, the DOJ submitted to each of Metrocall and Arch a Request for Additional Information and Documentary Material, also referred to as a “second request”, thereby extending the pre-merger statutory waiting period until thirty days after Metrocall and Arch “substantially comply” with the DOJ’s request, unless the waiting period is terminated earlier or extended with the consent of Metrocall and Arch. Metrocall and Arch are continuing to cooperate with the DOJ as it reviews the merger.

      The process of obtaining FCC or DOJ consent could result in material delays. Third parties, including our customers and competitors, will have an opportunity to oppose our applications and to ask the FCC to deny approval of the merger. If third parties oppose the merger, additional delays could result. If there is any material delay in obtaining any governmental approval, there could be a delay in completing the merger. If completion of the merger is delayed, Holding Company’s ability to achieve anticipated cost-savings and synergies would be also delayed and the ultimate value of shares of Holding Company common stock could be materially adversely affected. Moreover, the value of the Holding Company could be materially diminished if the FCC or the DOJ impose adverse conditions, such as divestiture requirements, on their consent.

      Additionally, the merger agreement provides that neither Metrocall nor Arch is required to accept or agree to the divestiture of any of their businesses or assets as a condition to receiving any approval or waiver from any governmental authority or the imposition of any conditions by, or payment of any material amounts to, any governmental authority or third party in order to obtain any other necessary consents or approvals. In the event that any such divestitures, conditions or payments are required to obtain such consent and approvals, each of Metrocall and Arch could abandon the proposed merger instead of agreeing to take such actions.

If Metrocall, Arch and Holding Company are unable to obtain sufficient third party financing to pay the cash consideration to Metrocall stockholders in the merger, the merger may be abandoned or renegotiated on terms you may find less favorable.

      The merger of Metrocall and Arch will not be consummated without obtaining third party financing that, together with cash balances of Metrocall and Arch anticipated to be available at the time of the merger, will provide sufficient funds for the payment of the $150 million in cash merger consideration to Metrocall stockholders and the approximately $33 million in transaction fees and expenses and other direct costs associated with the merger. Based on current estimates of management of Metrocall and Arch, it is expected that third party financing of up to $150 million, depending on the available cash on hand of Metrocall and Arch at the time of the closing of the merger, will be required for these purposes. These estimates and the estimate of the transaction expenses do not include any cash payments that would be required to be made to Metrocall stockholders perfecting appraisal rights upon final disposition of the related appraisal proceedings or expenses relating to obtaining the financing. Although Metrocall and Arch believe at this time that third party financing can be obtained on commercially reasonable terms, Metrocall and Arch have jointly determined not to incur the fees and costs associated with obtaining financing commitments before further progress is made in obtaining required regulatory and stockholder approvals for the merger. The merger agreement requires that the terms of any such financing be reasonably acceptable to both Metrocall and Arch. Events or circumstances causing harm to the businesses and results of operations of Metrocall or Arch, the wireless messaging industry generally, the debt finance markets and other unanticipated conditions may result in the failure to obtain financing sufficient to complete the transaction on terms acceptable to us or at all.

      If sufficient financing on terms reasonably acceptable to Metrocall and Arch is not available, then either Metrocall or Arch may abandon the merger. Alternatively, Metrocall and Arch may renegotiate the merger agreement to reduce or eliminate the cash consideration to Metrocall stockholders or agree to other terms less favorable to stockholders of Metrocall or Arch or holders of Holding Company common stock. Metrocall stockholders receiving a larger percentage of Holding Company common stock could itself, or together with other transfers, place significant limitations on Holding Company’s use of existing tax attributes, derived primarily from Arch, that were anticipated to be available as the merger is currently structured. This could materially adversely affect the cash flows of the Holding Company, as described more fully in the risk factors regarding certain consolidated tax attributes, beginning on page 29.

Some Metrocall stockholders have expressed dissatisfaction with the terms of the merger. Failure of Metrocall or Arch stockholders to approve the merger could result in an abandonment of the merger.

      On the day the merger was publicly announced, the trading price of Metrocall common stock dropped by more than 7.7%, which may evidence dissatisfaction on the part of Metrocall’s common stockholders with the relative consideration to be paid to Metrocall and Arch stockholders in the merger. In addition, some Metrocall stockholders have publicly expressed dissatisfaction with certain terms of the merger. Two of Metrocall’s stockholders, PPM America, Inc. and Scion Capital, LLC, have made Schedule 13D filings, including correspondence expressing their opposition to the merger. PPM America, Inc. and its affiliates own approximately 3.3% of the outstanding shares of Metrocall common stock as set forth in its Schedule 13D filed with the SEC on April 6, 2004, and Scion Capital, LLC and its affiliates own approximately 5.2% of the outstanding shares of Metrocall common stock as set forth in its Schedule 13D filed with the SEC on May 3, 2004. Although Metrocall and Arch have agreed to use reasonable best efforts to obtain the required approval of our respective stockholders, there can be no assurance that our respective stockholders will approve the merger. Neither Metrocall nor Arch has any obligation to resolicit approval of their respective stockholders if the merger is not approved or to renegotiate the terms of the merger. If either Metrocall stockholders or Arch stockholders do not approve the merger, the merger could be abandoned.

If holders of more than 8% of Metrocall common shares perfect their appraisal rights, Holding Company may be required to pay cash for their shares, which could adversely affect its cash flows and operations, or Metrocall or Arch may abandon the merger.

      If holders of more than approximately 482,400 shares of Metrocall common stock (or approximately 8% of the shares of Metrocall’s common stock on a fully-diluted basis) seek and perfect appraisal rights with respect to their shares under Section 262 of the Delaware General Corporation Law, either Metrocall or Arch could abandon the merger. Even if Metrocall and Arch jointly agree to waive this condition and complete the merger, the holders of shares of Metrocall common stock seeking appraisal rights would be entitled to be paid in cash for the “fair value” of their shares, as determined by a court proceeding in the Delaware Chancery Court. Although the “fair value” attributed to Metrocall common stock in such a proceeding could be more or less than the value of the cash and Holding Company common stock consideration offered in exchange for Metrocall common stock, Metrocall, as a subsidiary of Holding Company after the merger, would be obligated to pay the entire appraised value for such shares in cash. Holding Company may not have sufficient available funds and may need to obtain additional financing to pay such amounts, which financing may not be available on commercially reasonable terms or at all. The payment of such amounts in cash and any requirement for Holding Company to obtain additional financing could materially adversely affect the cash flows and results of operations of Holding Company and the value of Holding Company common stock. See “The Merger — Appraisal Rights” beginning on page 73.

Directors of Metrocall and Arch have potential conflicts of interest in approving the merger agreement and recommending that stockholders of Metrocall and Arch vote in favor of adoption of the merger agreement.

      A number of directors of Metrocall and Arch who have approved the merger agreement and recommend that stockholders of Metrocall and Arch vote in favor of the adoption of the merger agreement have employment agreements or severance arrangements or other benefit arrangements that provide them with interests in the merger that differ from yours. Following completion of the merger, Vincent D. Kelly,

President and Chief Executive Officer of Metrocall, will serve as President and Chief Executive Officer of Holding Company and Royce Yudkoff, the Chairman of the Board of Directors of Metrocall, will serve as the Chairman of the Board of Directors of Holding Company. Upon the completion of the merger, Mr. Kelly will receive a special transaction bonus of one million dollars. Additionally, as President and Chief Executive Officer of Holding Company, Mr. Kelly will be party to a new three-year employment agreement providing for an increase in his salary and other benefits. Two additional directors from the Metrocall board and four directors from the Arch board will be appointed to Holding Company’s board of directors and will receive financial and other benefits in such capacity. The receipt of such compensation and other benefits in the merger, including the acceleration of vesting of Metrocall’s directors’ stock options and the continuation of indemnification arrangements for current officers and directors of Metrocall and Arch following completion of the merger, may have influenced the directors of Metrocall and Arch in making their recommendation that stockholders of Metrocall and Arch vote to adopt the merger agreement.

The completion of the merger may accelerate payment obligations for Arch under its long-term incentive plan, which would materially increase the costs and expenses associated with the merger.

      Under documents governing Arch’s long-term incentive plan, a “change in control” of Arch would accelerate payment obligations for Arch to its employees participating in such plan. If the merger were to constitute a “change in control,” the total payment obligations triggered under the terms of documents governing such plan would be approximately $14.4 million in the aggregate as of May 12, 2004, based on an average closing price of $32.98 for Arch common stock over the preceding ten trading days. For each dollar that the ten-day trailing average price of shares of Arch common stock increases or decreases, the amount of these payment obligations would increase or decrease, respectively, by approximately $437,000. The total amount of these payment obligations of Arch would, if the merger were to constitute a “change in control,” be payable in full within thirty days of the closing of the merger. Arch stockholders will, as a group, have a controlling interest in Arch through ownership of a majority interest of Holding Company, and because the directors of Holding Company, once in office, will have been either nominated, recommended or endorsed by a majority of Arch directors. The boards of directors of both Metrocall and Arch believe that the merger will not constitute a “change in control,” as such term is defined in the documents governing Arch’s long-term incentive plan.

      However, one or more employees of Arch may assert that the merger constitutes a “change in control” under Arch’s long-term incentive plan for these purposes. If any employee takes such legal action and is successful, Holding Company would be required to make additional payments under Arch’s long-term incentive plan and any applicable rulings or settlements. Such additional payments could materially increase the costs and expenses associated with the merger.

If the 184,230 restricted shares of Arch common stock held by the three most senior Arch executives are not repurchased prior to the merger, the exchange ratio would be adjusted from 1.876 to 1.894, diluting Arch stockholders other than these three executives.

      The Metrocall exchange ratio was determined without taking into account “restricted” shares of Arch common stock, including 184,230 restricted shares held by the three most senior Arch executives. However, the merger agreement provides that, to the extent that any of the 184,230 restricted shares owned by these three executives have not been repurchased prior to the merger, the Metrocall exchange ratio will be increased so that former holders of shares and options and warrants for shares of Metrocall common stock will receive approximately the same percentage of Holding Company common stock, on a pro forma basis, as they would have had such 184,230 shares been repurchased and not exchanged in the merger for shares of Holding Company common stock. If all of these 184,230 restricted shares remain outstanding immediately prior to the merger, the Metrocall exchange ratio would be increased from 1.876 to 1.894, resulting in dilution to Arch stockholders other than with respect to the restricted shares held by the three most senior Arch executives.

      Arch anticipates that all of these 184,230 restricted shares will be repurchased by Arch at a nominal cost upon these three executives leaving the employment of Arch immediately prior to the merger, in which case no adjustment to the Metrocall exchange ratio will be required. However, it is possible that Arch may not be able to complete its intended repurchase of these shares prior to the merger, including as a result of one or more of these executives asserting a contrary position that the merger constitutes a “change in control” under their respective restricted stock agreements with Arch and, accordingly, that they are entitled to receive shares of Holding Company common stock in respect of their restricted shares. Furthermore, one or more such executives may seek damages in addition to or in lieu of receiving Holding Company common stock. The Arch board of directors does not believe that the proposed merger with Metrocall constitutes a change in control under the applicable agreements, and Arch intends to contest any claims to the contrary, and will assert any other defenses available with respect to these agreements.

Risks relating to Holding Company

Holding Company may fail to successfully integrate the operations of Metrocall and Arch. As a result, Holding Company may not achieve the anticipated benefits of the proposed merger, and the value of its common stock may be materially adversely affected.

      Holding Company will face significant challenges in consolidating operations, integrating the two organizations and services in a timely and efficient manner and retaining key Metrocall and Arch executives and other personnel. Some of the key issues will be managing the combined company’s networks, maintaining adequate focus on existing business and operations while working to integrate the two companies, managing the marketing and sales efforts of the combined companies and selecting and implementing a single billing system and other key systems for the combined operations. In addition, Metrocall is continuing to integrate certain assets of Weblink which it acquired in November 2003, other than certain spectrum usage rights granted under FCC licenses which will be transferred to Metrocall upon the FCC’s approval of such transfer becoming final.

      The integration of Metrocall and Arch will require substantial attention from management, particularly in light of the geographically dispersed operations and different business cultures and compensation structures at the two companies. The diversion of management attention and any difficulties associated with integrating Metrocall and Arch operations, particularly given the ongoing integration of Weblink assets, could have a material adverse effect on the revenues, the level of expenses and the results of operations of Holding Company. Ultimately, the value of Holding Company common stock might be materially adversely affected.

Holding Company will incur significant direct costs, severance expenses and costs of integrating the operations of Metrocall and Arch associated with the merger.

      Holding Company will incur significant direct costs associated with the merger which are currently estimated to be $33 million. Some of these costs, such as legal and accounting fees and expenses of Metrocall and Arch, some of the fees and expenses of financial advisors of Metrocall and Arch and regulatory filing fees, have already been paid or must be paid even if the merger is not completed. In connection with the closing of the merger and following the closing, Metrocall, Arch and Holding Company will incur significant severance expenses in connection with the termination of the employment of certain officers and employees of Metrocall and Arch. Further, following the merger, there may be significant costs to Holding Company associated with integrating the operations of Metrocall and Arch. Holding Company will likely incur such costs associated with the merger reflected as additional material expenses in subsequent quarters that could have a material adverse effect on its cash flows and results of operations.

Because the estimates of cost savings on and after completion of the merger are inherently uncertain, these cost savings may not be realized, which could materially adversely affect the cash flows, operations and value of Holding Company.

      The anticipated cost savings resulting from the combination of the businesses of Metrocall and Arch are based on a number of assumptions, including that the combined company will be able to implement necessary cost saving programs such as headcount reductions, consolidation of geographically dispersed operations and elimination of duplicative administrative systems and programs within a defined period. In addition, the cost savings estimates assume that Holding Company will be able to realize merger efficiencies such as leverage in procuring messaging devices and other goods and services resulting from the increased size of the combined company. Failure to successfully implement cost saving programs or otherwise realize merger efficiencies could materially adversely affect Holding Company’s cash flows, its results of operations and, ultimately, the value of its common stock.

If Holding Company is unable to utilize certain of its consolidated tax attributes to offset future taxable income, the cash flows and results of operations of Holding Company would likely be materially adversely affected.

      Assuming that the merger is completed as contemplated, certain consolidated existing tax attributes are anticipated to result in deductions available to offset future taxable income and certain of those tax attributes are reflected as net deferred tax assets in the aggregate amount of $219.6 million in Arch’s audited consolidated financial statements for the fiscal year ended December 31, 2003, and in its unaudited consolidated financial statements for the fiscal quarter ended March 31, 2004, each of which is incorporated herein by reference. For further information regarding these tax attributes, see the related subsection under “Factors Affecting Operating Results” in Arch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which has been incorporated herein by reference. For a description of Arch’s net deferred tax asset, please refer to note 7, Income Taxes, in the notes to Arch’s audited consolidated financial statements for the fiscal year ended December 31, 2003.

      If Arch were to experience an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended, also referred to as the “Internal Revenue Code” or simply the “Code,” whether or not the ownership change is a result of the merger, significant limitations would be imposed on the use of a portion of Arch’s tax attributes to offset future consolidated taxable income of the combined company. Generally, an ownership change occurs if there is a cumulative change in ownership of the stock of an entity of more than 50% during any “testing period”, which in this case is the shorter of the past three years or the period since Arch emerged from bankruptcy on May 29, 2002. More specifically, an ownership change will occur if the percentage of stock of an entity owned by one or more “5% shareholders,” as defined in Section 382 of the Code, increases by more than 50% over the lowest percentage of such stock owned by such shareholders during the testing period. The extent to which these tax attributes will be available to offset future taxable income also depends on factual and legal matters that are subject to varying interpretations. Accordingly, even in the absence of the occurrence of an ownership change, a portion of the tax attributes may not be available to offset future taxable income. If Holding Company’s ability to use its consolidated tax attributes to offset its consolidated taxable income is limited, Holding Company may have an increased future U.S. federal income tax liability as a result. The payment of such tax liability could materially adversely affect Holding Company’s future cash flows and its results of operations.

      Arch believes that, since its emergence from bankruptcy proceedings, Arch has undergone a cumulative change in ownership of approximately 17.0%, as of March 31, 2004. Assuming consummation of the merger as of that date, Arch believes the resulting cumulative change in ownership would be approximately 39.0%. The determination of this percentage ownership change is dependent on provisions of the tax law that are subject to varying legal and factual interpretations and on facts that are not precisely determinable at this time. Therefore, the cumulative change in ownership, assuming consummation of the merger, may be more or less than 39.0% and, in any event, may increase by reason of transactions in Arch’s common stock subsequent to March 31, 2004 by Arch’s 5% shareholders.

Throughout this joint proxy statement/ prospectus, references to “5% shareholders” of Holding Company common stock are intended to refer to the meaning of such term as defined in Treasury Regulation Section 1.382-2T(g). The determination of whether a party is a “5% shareholder” for this purpose is subject to various interpretations, and we urge you to consult your tax advisor about the application of this definition to your factual situation.

Holding Company’s ability to utilize its consolidated tax attributes will be limited by Holding Company’s future taxable income. In addition, the extent to which Holding Company will be required to record a valuation allowance against its deferred tax assets depends on forecasts and estimates that it will be required to review on an ongoing basis.

      After completion of the merger, Holding Company would need to generate at least $539 million in cumulative future taxable income to fully realize the deferred tax assets that are recorded on Arch’s books.

Under current accounting rules, Holding Company will be required to consider all available positive and negative factors to determine whether it is more likely than not that some portion or all of those deferred tax assets will be realized in future periods, including estimated future taxable income and certain restrictions on the use of the tax attributes that give rise to such tax assets. We expect that Holding Company will review its estimates and forecasts in relation to actual results and expected trends on an ongoing basis and any failure to achieve, or changes in, those estimates and forecasts could result in the need to record a valuation allowance against some or all of the deferred tax assets. Any valuation allowance so recorded would adversely affect the results of operations of Holding Company and could have a material adverse effect on the value of Holding Company common stock.

Transfer restrictions on Holding Company common stock could affect liquidity of Holding Company common stock and could interfere with Holding Company’s efforts to raise equity capital or with a change of control or acquisition transaction that Holding Company stockholders may favor.

      To help preserve Arch’s tax attributes, upon completion of the merger, Holding Company’s Certificate of Incorporation will contain substantial restrictions on the transfer of Holding Company common stock. Any transfer by or to a 5% shareholder of Holding Company common stock or any transfer that would cause a person or group of persons to become a 5% shareholder of Holding Company common stock will require provision of a notice to Holding Company. Prior to a cumulative indirect ownership change of Arch of more than 45% (as determined by taking into account all relevant transfers of the stock of Arch prior to the merger, including transfers pursuant to the merger) through a transfer of Holding Company common stock, a transfer of Holding Company common stock will generally not be prohibited except to the extent that it results in a cumulative indirect ownership change of Arch of more than 47%. After a cumulative indirect ownership change of Arch of more than 45%, any transfer of Holding Company common stock by or to a 5% shareholder of Holding Company common stock or any transfer that would cause a person or group of persons to become a 5% shareholder of Holding Company common stock will be prohibited unless Holding Company’s board of directors determines in good faith that the transfer (1) would not result in a cumulative indirect ownership change of Arch of more than 47% or (2) would not increase the cumulative indirect ownership change of Arch. Similar restrictions apply to the issuance or transfer of warrants or options to purchase Holding Company common stock if the exercise of such warrants or options would result in a transfer that would be prohibited pursuant to the restrictions on Holding Company common stock. Additionally, Holding Company’s Certificate of Incorporation gives its board of directors wide discretion to adopt measures to prevent such transfers from occurring. See “Description of Holding Company Capital Stock — Restriction on Transfers of Common Stock; Anti-Takeover Considerations” beginning on page 96.

      These transfer restrictions on Holding Company common stock may not have the desired effect of preserving the use of certain of its consolidated tax attributes. However, the transfer restrictions may restrict the ability of Holding Company to raise equity capital or discourage, delay or prevent a merger, acquisition transaction or other change of control transaction that Holding Company stockholders may consider favorable.

Holding Company’s board of directors is authorized to issue preferred stock in one or more series, which could decrease the amount of earnings and assets available for distribution to its common stockholders and adversely affect their voting rights.

      Holding Company’s Certificate of Incorporation authorizes its board of directors to issue from time to time and without stockholder action, one or more series of preferred stock, and to fix the relative rights and preferences of such preferred stock. The terms of any preferred stock Holding Company issues such as dividend rights or the right to appoint one or more directors could reduce the amount of earnings and assets available for distribution to Holding Company’s common stockholders or otherwise adversely affect their other rights and powers, including voting rights. Moreover, any such issuance of preferred stock may make it more difficult or may discourage another party from acquiring voting control of Holding Company, even if such an acquisition would be beneficial to Holding Company’s common stockholders.

THE SPECIAL MEETINGS

Joint Proxy Statement/Prospectus

      This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by each of Metrocall’s and Arch’s board of directors in connection with the proposed merger.

      This joint proxy statement/prospectus is first being furnished to stockholders of Metrocall and Arch on or about June [     ], 2004.

Date, Time and Place of the Special Meetings

      The special meetings are scheduled to be held as follows:

For Metrocall stockholders:	For Arch stockholders:

[ ], 2004 [10:00] a.m. [Address] [Alexandria], Virginia	[ ], 2004 [10:00] a.m. Hale and Dorr LLP 60 State Street Boston, Massachusetts

Vote Required for Adoption of the Merger Agreement

Metrocall

      A majority of the votes entitled to be cast at the Metrocall special meeting must be represented, either in person or by proxy, to constitute a quorum at the Metrocall special meeting. The affirmative vote of the holders of a majority of the voting power of shares of Metrocall common stock is required to adopt the merger agreement. At the Metrocall special meeting each share of Metrocall common stock is entitled to one vote on all matters properly submitted to the Metrocall stockholders.

      As of the record date, Metrocall directors and executive officers and their affiliates owned approximately [     %] of the outstanding shares of Metrocall common stock.

Arch

      A majority of the outstanding shares of Arch common stock must be represented, either in person or by proxy, to constitute a quorum at the Arch special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Arch’s common stock outstanding as of the record date is required to adopt the merger agreement. At the Arch special meeting, each share of Arch common stock is entitled to one vote on all matters properly submitted to the Arch stockholders.

      As of the record date, Arch directors and executive officers and their affiliates owned approximately [     %] of the outstanding shares of Arch common stock.

Proxies

      All shares of Metrocall common stock represented by properly executed proxies or voting instructions received before or at the Metrocall special meeting and all shares of Arch common stock represented by properly executed proxies or voting instructions received before or at the Arch special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares.

      If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the merger agreement, the Metrocall common stock or Arch common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

      Because adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of Metrocall’s common stock and Arch’s common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

      The Metrocall special meeting or the Arch special meeting may be adjourned or postponed, including by their respective chairmen, in order to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote.

      Neither Metrocall nor Arch expects that any matter other than adoption of the merger agreement will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgments with respect to those matters, unless authority to do so is withheld on the proxy card.

      A stockholder may revoke his or her proxy at any time before it is voted by:

•	notifying in writing the Secretary of Metrocall Holdings, Inc. at 6677 Richmond Highway, Alexandria, Virginia 22306, if you are a Metrocall stockholder, or the Corporate Secretary of Arch Wireless, Inc. at 1800 West Park Drive, Suite 250, Westborough, MA 01581, if you are an Arch stockholder;

•	granting a subsequently dated proxy; or

•	appearing in person and voting at the special meeting if you are a holder of record.

      Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Voting Electronically or by Telephone

      Because Delaware, the state in which both Metrocall and Arch are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instructions, many stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company’s stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank, or other holder of record to see which options are available.

      The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. We have been advised by counsel that the procedures that have been put in place are consistent with the requirements of Delaware law. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

      Metrocall holders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at [ ] and following the instructions; or

•	by telephone by calling the toll-free number [ ] and following the recorded instructions.

      Arch holders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at [ ] and following the instructions; or

•	by telephone by calling the toll-free number [ ] and following the recorded instructions.

Solicitation of Proxies

      Metrocall and Arch will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Metrocall has retained [                    , for a fee of $          ] to assist in the solicitation of proxies. Arch has retained [                    , for a fee of $          ] to assist in the solicitation of proxies. Metrocall, Arch and their respective proxy solicitors will also request banks, brokers, and other intermediaries holding shares of Metrocall or Arch common stock beneficially owned by others to send this joint proxy statement/ prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Metrocall and Arch. No additional compensation will be paid to directors, officers, or employees for such solicitation.

      You should not send in any stock certificates with your proxy card. Metrocall stockholders making a cash election should deliver their shares of Common Stock and surrender any related stock certificates in accordance with the cash election form. A transmittal letter with instructions for the surrender of stock certificates will be mailed to Metrocall and Arch stockholders as soon as practicable after effectiveness of the merger.

THE MERGER

      This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about each of us into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 123.

Background of the Merger

      Following their emergence from bankruptcy proceedings in 2002, each of Metrocall and Arch sought to cope with eroding subscriber bases and revenues by aggressively cutting costs as well as adopting other strategies. Metrocall and Arch had engaged in informal discussions in the past regarding the potential for a strategic combination of the two companies. On November 1, 2002, Arch retained Bear, Stearns & Co. Inc. as a financial advisor in connection with reviewing possible acquisitions in the wireless messaging industry. On February 13, 2003, Edward Baker, Chairman and Chief Executive Officer of Arch, and Roy Pottle, Executive Vice President and Chief Financial Officer of Arch, met with Vincent Kelly, President and Chief Executive Officer of Metrocall and Michael Bandzierz of TD Securities (USA), Inc., a significant Metrocall creditor and stockholder, to discuss a possible business combination of Metrocall and Arch. Following that meeting, on March 21, 2003, Arch sent a letter to Metrocall proposing a combination of the two companies in which Metrocall’s then-outstanding debt would be repaid and preferred stock would be redeemed by Arch for cash and Metrocall stockholders would receive 5% of the equity of the combined company. In the view of Metrocall’s management, that proposal effectively attributed a common equity value of approximately $110 million to Metrocall. Individual Metrocall board members and Mr. Kelly discussed the Arch proposal with selected Metrocall creditors and preferred stockholders who encouraged the Metrocall board not to accept Arch’s proposal because it was financially inadequate and to refrain from any substantive discussions with Arch regarding a possible business combination until the Fall of 2003, when it was anticipated that Metrocall’s outstanding debt would be fully repaid and Metrocall would begin redeeming its outstanding preferred stock. The Metrocall board rejected the Arch proposal on March 24, 2003, conveying the sentiments of such creditors and preferred stockholders.

      After Metrocall’s rejection of Arch’s proposal, representatives of Metrocall and Arch continued to communicate on an intermittent basis regarding a possible transaction. In June 2003, Eugene Davis, a Metrocall director, suggested to Richard A. Rubin, an Arch director, that Metrocall and Arch each form a board subcommittee to begin a dialogue regarding a potential business combination. In response to this suggestion, Messrs. Davis, Kelly, Yudkoff, Rubin and Baker met in New York along with Steven D. Scheiwe, also a Metrocall director, and Caroll McHenry, Vice Chairman of the Arch board, on September 16, 2003, to discuss a possible transaction.

      On September 25, 2003, Metrocall retained Lazard Freres & Co. LLC as its financial advisor with respect to a potential Metrocall/Arch business combination. Metrocall and Arch entered into a mutual non-disclosure or “confidentiality” agreement on October 3, 2003 to commence diligence in contemplation of negotiating the terms of a proposed merger. The discussions and several related correspondences between Metrocall and Arch that followed over the next several weeks focused on the appropriate allocation of equity interests in the successor company as between the stockholders of the two companies in a stock-for-stock merger.

      In early October 2003, Metrocall proposed that a third party independently value the two companies to arrive at an objective equity allocation. Arch rejected this approach and offered to enter into a stock-for-stock merger based on a 67% and 33% split of the successor company’s equity between Arch and Metrocall stockholders, respectively. On November 19, 2003, shortly after Metrocall’s announcement of its acquisition of substantially all of the assets and some of the liabilities of Weblink Wireless, Metrocall made a counterproposal to Arch providing for an allocation of the successor company’s equity ranging between 53%-59% for Arch stockholders and 41%-47% for Metrocall stockholders. Arch declined Metrocall’s invitation to discuss a merger on these terms as its board of directors, in consultation with management, deemed the proposal as inadequate. As a consequence of their inability to make progress concerning the equity split, the parties did not initiate due diligence. On December 1, 2003, Arch renewed its engagement of Bear Stearns as its financial advisor on the belief that discussions with Metrocall concerning a business combination would nonetheless continue.

      On December 1, 2003, representatives of Abrams Capital, a major Arch stockholder, approached Mr. Kelly and Metrocall to discuss the lack of progress on merger discussions. Representatives of Metrocall, Abrams Capital, Schulte Roth & Zabel LLP, Metrocall’s outside legal counsel, and Lazard Freres met on December 9, 2003. At that meeting, the participating representatives of Abrams Capital and Metrocall agreed to propose to the respective boards of directors of Metrocall and Arch a stock-for-stock merger based on a 62%/38% split of the successor company’s equity for Arch and Metrocall stockholders, respectively, with the understanding that the successor company would be led by Metrocall’s management and that a majority of the successor company’s board of directors would consist of Mr. Kelly and other Metrocall independent directors with independent directors of Arch constituting the balance of the successor company’s board of directors. By letter dated December 10, 2003, following a meeting of the Metrocall board, Metrocall made an offer to Arch reflecting the foregoing proposal which was subject to each party’s completion of satisfactory due diligence as well as the negotiation of definitive agreements.

      On December 11, 2003 representatives of each of Abrams Capital and two other Arch stockholders, Contrarian Capital Management LLC and Franklin Resources, Inc., which is also a Metrocall stockholder, contacted the Arch board of directors to express their endorsement of the financial terms of Metrocall’s offer and neutrality regarding Metrocall’s proposed governance terms. Arch’s Board of Directors held two telephonic meetings with Arch’s financial advisor and outside legal counsel present, one on December 11, 2003, and a second on December 12, 2003, to discuss Metrocall’s offer and the proposed governance terms. After a preliminary review with Arch’s financial and legal advisors, Arch’s board informed Metrocall in a letter dated December 12, 2003, that Arch was amenable to the 62%/38% division of the successor company’s equity as a starting point for negotiations and commencement of due diligence. However, Arch did not accept Metrocall’s proposed arrangements with respect to the board of directors or management of the successor company as a premise for further negotiations. On December 17, 2003, Metrocall advised Arch by letter that it was suspending all discussions between the two companies of the proposed merger.

      On December 18, 2003 each of Abrams Capital and Contrarian Capital entered into confidentiality agreements with Arch to facilitate their access to information underlying, and participation in, the merger negotiations.

      During the weeks of December 21 and December 28, 2003, Messrs. Redmond and Rubin, members of Arch’s board, contacted Messrs. Kelly and Yudkoff, chairman of Metrocall’s board, to express the view that the companies should continue negotiations with the view that, although the Arch board was not then prepared to agree on the Metrocall precondition for further negotiations regarding governance issues and board composition following the merger, the companies and their advisors should explore whether a deal could be reached. Mr. Kelly responded, suggesting that the process could be facilitated by his making a presentation to the Arch board of his views of the financial and operational synergies that could be achieved with a combination of the two companies.

      On January 9, 2004, Mr. Kelly and the members of the special transaction committee of the Metrocall board met with six of Arch’s independent directors, representatives of Latham & Watkins LLP, Arch’s outside counsel, representatives from Lazard Freres and representatives of two major Arch stockholders, Abrams Capital and Contrarian Capital, to present Metrocall’s preliminary views (without the benefit of due diligence) of the potential synergies and cost savings anticipated from a business combination of Metrocall and Arch. During that meeting, Metrocall’s special transaction committee conveyed the view of the Metrocall board that its management team had made substantial strides in Metrocall’s profitability by marketing new products to address revenue erosion and by aggressively cutting costs, and indicated that the Metrocall board’s willingness to permit Metrocall to proceed with a transaction was predicated upon Mr. Kelly leading the combined company as the individual best suited to realize the anticipated synergies and maintaining a majority of the board members.

      On January 14, 2004 the Arch board held a telephonic meeting during which it heard a presentation by Bear Stearns as to the financial aspects of the proposed transaction. Following the meeting, Mr. Redmond contacted Messrs. Kelly and Yudkoff to indicate that the Arch board desired to continue negotiations as to a possible transaction, but given the relative size of Metrocall and Arch, that Metrocall’s current directors should not constitute a majority of the new board of any successor company.

      By January 19, 2004, Metrocall and Arch agreed to commence exchanging confidential information and negotiating the terms of a merger agreement premised on:

•	a 62%/38% split of the successor company’s equity between Arch and Metrocall stockholders, respectively;

•	the board of directors of the successor company being comprised of:

•	four Arch independent directors;

•	four Metrocall directors, including Mr. Kelly; and

•	a ninth director, an independent person to be selected by Arch’s board from a slate of nominees to be proposed by Metrocall’s board;

•	Mr. Yudkoff becoming the chairman of the board of directors of the successor company; and

•	Mr. Kelly becoming the chief executive officer of the successor company.

Arch indicated that it wanted to explore the opportunity to retain potentially substantial and favorable tax attributes of Arch in the successor company. Subsequently, Metrocall and Arch, and their respective outside counsel and financial advisors, initiated their diligence process on January 24, 2004 and, shortly thereafter, commenced negotiation of a merger agreement.

      On February 24, 2004, representatives of Metrocall and Arch, Schulte Roth, Latham & Watkins and the parties’ independent auditors and financial advisors met to discuss the parties’ pre-existing tax attributes. During that meeting, Arch proposed an alternative structure to the stock-for-stock exchange on which the negotiations had been premised. Under Arch’s proposal, Metrocall stockholders would receive a combination of cash and stock for their shares. Arch indicated that this structure, coupled with the implementation of transfer restrictions on Holding Company common stock comparable to the restrictions that Arch currently has in place, would make it more likely that Holding Company would be able to preserve Arch’s favorable tax attributes which, assuming the merger is completed as contemplated, are anticipated to be available to offset future consolidated taxable income of the combined company. In lieu of Metrocall’s stockholders receiving 38% of Holding Company common stock for their Metrocall shares, Arch initially proposed that Metrocall stockholders receive $70 cash per share for up to an aggregate of $150 million in cash consideration and 25% of Holding Company common stock. Arch’s proposal provided that the cash consideration payable to Metrocall stockholders would be paid out of the proceeds of debt financing by Holding Company of up to $150 million. Metrocall indicated that it would not accept less than $150 million in cash and 28% of Holding Company common stock. Given Arch’s analysis of the trading in its own common stock since its emergence from bankruptcy, both sides anticipated that by limiting Metrocall’s stockholders ownership to 28% of Holding Company common stock, after giving effect to the merger, there would be at least an approximately 10 percent cushion against the occurrence of an ownership change for tax purposes. Furthermore, Metrocall and Arch believed that Holding Company should not incur indebtedness in excess of a reasonable amount consistent with its anticipated cash flows, particularly in light of the difficulties faced by the paging industry due to excessive leverage. Metrocall and Arch determined that the incurrence of $150 million in debt financing to consummate the merger would be appropriate.

      On February 27, 2004, Mr. Redmond met again with Mr. Kelly and members of Metrocall’s management, representatives of Bear Stearns and Lazard, and representatives of Latham & Watkins and Schulte Roth at Bear Stearns’ offices in New York to hear a further presentation from Mr. Kelly regarding possible financial and operational synergies of a merger. Representatives of Arch’s management were also present. Following the presentation, on March 2, 2004, the Arch board met telephonically with its advisors to discuss the governance and management issues of the proposed merger.

      On March 11, 2004, the Arch board met at Bear Stearns’ offices in New York to hear the views of Arch’s management as to potential synergies and other benefits of the proposed transaction between Metrocall and Arch, as well as a potential alternative transaction. Furthermore, the Arch board received a preliminary financial presentation by Bear Stearns concerning a combination of Metrocall and Arch and heard from Berenson & Co., which Arch had retained to evaluate both the proposed Metrocall merger and the potential alternative transaction. Representatives of Latham & Watkins also reported to the Arch board the progress that counsel had made toward a possible draft merger agreement. The Arch board had a further telephonic meeting on March 13, 2004 and authorized Mr. Redmond to proceed with further negotiations with Metrocall.

      On March 16, 2004, in a meeting between Messrs. Redmond, Abrams, Kelly and Scheiwe at Mr. Abrams’ offices, Mr. Redmond advised Messrs. Kelly and Scheiwe that Arch was unwilling to support a payment of $150 million in lieu of the 10% of the common stock of Holding Company that would otherwise have been received by Metrocall stockholders in the original 62%/38% split of Holding Company’s equity which had been the premise of the negotiations, indicating that Arch believed Metrocall’s stock was overvalued at its then-current market prices. The Arch directors conferred further as to the proposed terms of the transaction during two telephonic meetings on March 18 and March 20, 2004 with representatives of Bear Stearns and Latham & Watkins in attendance. Following these meetings, Mr. Redmond proposed to Messrs. Kelly and Yudkoff, and Bear Stearns proposed to Lazard, that Metrocall stockholders receive $125 million in cash, 27.5% of the equity of the successor company and up to an additional $35 million in contingent value rights, the payment of which would depend on the market price at which Holding Company common stock traded within certain periods of time after the completion of the merger. In a letter dated March 22, 2004, Metrocall countered with a final proposal of $75 cash per share for two million shares of Metrocall common stock for a total of $150 million in cash and 27.5% of the equity of Holding Company for Metrocall stockholders, which offer was accepted by Arch following a further telephonic meeting of the Arch board on the same day, subject to completion of a definitive agreement.

      After conferring with the Arch directors during their telephonic meeting on March 20, 2004, Mr. Redmond contacted Mr. Abrams of Abrams Capital to ask if he would be willing to serve as the ninth director on the Holding Company’s Board of Directors. On March 21, 2004, Mr. Abrams advised Mr. Redmond of his willingness to do so, provided that the Arch directors first interview three possible candidates that Metrocall had proposed as the ninth director, and that they conclude none of them are acceptable. During their telephonic meeting on March 22, 2004, the Arch directors instructed Mr. Redmond to advise Messrs. Abrams and Kelly that the Arch board believed Mr. Abrams to be the best candidate that both companies could agree upon. On March 22, 2004, Mr. Abrams advised Mr. Redmond that he was willing to serve on the Holding Company’s Board of directors for a one year term following the merger, and Mr. Redmond communicated this to the other Arch directors and to Mr. Kelly. Mr. Kelly indicated that he believed this would be acceptable to the Metrocall Board, and on March 26, 2004, the Metrocall board endorsed Mr. Abrams’ appointment.

      On March 28, 2004, the board of directors of Metrocall convened a telephonic meeting to consider the proposed merger with representatives of Lazard Freres and Schulte Roth present. Prior to the March 28, 2004 meeting, Schulte Roth had furnished the Metrocall board with a copy of the draft merger agreement, a summary of its principal terms and a memorandum summarizing the responsibilities of the Metrocall board in considering the merger. Lazard Freres had distributed prior to the meeting, its written presentation of the financial aspects of the proposed merger that would be utilized in its presentation of the fairness, from a financial standpoint, of the merger to Metrocall stockholders. This Metrocall board meeting was the culmination of deliberations by the Metrocall board at approximately fifteen meetings at which the potential for, and the key terms of, a business combination of Metrocall and Arch had been a significant agenda item.

      At the March 28, 2004 meeting, Mr. Kelly reviewed the transaction with the board, including the strategic reasons for the proposed transaction and the principal terms of the proposed transaction. Representatives of Schulte Roth then discussed the Metrocall board’s fiduciary duties in considering a strategic business combination and further summarized the terms of the merger agreement and related documents. Representatives of Lazard Freres presented to Metrocall’s board of directors a summary of its analyses on the strategic rationale for, and financial analyses related to, the proposed transaction. In addition, Lazard Freres delivered its opinion that the merger consideration payable to holders of shares of Metrocall common stock is fair, from a financial viewpoint, to Metrocall stockholders. Upon completing its deliberations, the entire board of directors of Metrocall unanimously approved the merger agreement. Metrocall’s board also approved the related schedules and agreements (with Mr. Kelly abstaining from the vote on his amended employment agreement). The Metrocall board resolved to recommend that Metrocall stockholders adopt the merger agreement.

      Also on March 28, 2004, the board of directors of Arch convened a telephonic meeting to consider the proposed transaction. All members of the board were present, except for Ed Baker, the chairman and chief executive officer of Arch, who recused himself from the meeting. Prior to the meeting the directors had received a final copy of the merger agreement and related documents, a memorandum from Latham & Watkins summarizing their respective terms and a written presentation from Bear Stearns of the financial aspects of the proposed transaction that Bear Stearns representatives intended to review with the directors during their meeting. Bear Stearns had also provided the directors with a draft of its opinion as to the fairness of the proposed merger consideration from a financial point of view. Representatives of Latham & Watkins reviewed with the board their fiduciary duties in connection with their consideration of the proposed transaction, and the material terms of the merger agreement and related documents. Latham & Watkins noted that, in connection with determining the final exchange ratios based upon the 72.5%/27.5% split of the equity for the successor company that were included in the merger agreement the parties had agreed to exclude 316,007 shares of restricted stock held by members of Arch management that were not expected to vest prior to their termination of employment as a result of the merger, in determining the total number of Arch shares expected at the time of the merger on a fully diluted basis. Latham & Watkins also noted that if any of the 184,230 restricted shares held by three senior officers remained outstanding immediately prior to the merger, such shares would be added back to the total number of Arch shares and that the Metrocall exchange ratio would be adjusted accordingly. Representatives of Bear Stearns then presented their financial analysis of the proposed transaction, and following discussions with the Arch directors, opined that the proposed merger consideration as set forth in the merger agreement was fair, from a financial point of view, to the public common stockholders of Arch. The directors then deliberated and discussed the proposed merger and, as to the directors in attendance, unanimously approved the merger agreement and recommended that the merger agreement be submitted to the Arch shareholders for their approval.

      At the conclusion of the respective board meetings, representatives of Metrocall and Arch relayed to each other the outcome of their respective board meetings.

      After agreement on the final terms of the merger agreement and related schedules and agreements, on the morning of March 29, 2004, authorized representatives of Metrocall and Arch entered into the merger agreement. On March 29, 2004, Metrocall and Arch issued a joint press release announcing the proposed merger of Metrocall and Arch and held an investors conference call that morning to briefly discuss the proposed merger.

Potential Merger Synergies

      After the commencement of mutual due diligence in February 2004, management teams from each of Metrocall and Arch performed separate analyses to assess the potential cost savings that would result from the merger. The cost savings or “synergies” were defined to be costs that are to be saved as a direct result of the merger over and above the cost reduction expectations built into the stand-alone plans already in place at each company. Metrocall’s management anticipates that the combination of the two companies will permit some of the “stand-alone” projected cost savings to be realized more quickly than in the stand-alone plans. This may not result in additional net savings through the end of 2008 and were not considered to be potential merger synergies, but could mitigate execution risk associated with the individual stand-alone cost reduction plans.

      At its March 28, 2004 Board meeting, based on an assumed closing of the merger at the end of the second fiscal quarter of 2004, Metrocall management presented its estimate that the combination with Arch would generate cost savings and operational synergies totaling approximately $247 million through December 31, 2008, net of approximately $35 million of estimated transaction and integration implementation costs over the same period. These transaction and implementation costs consist of deal fees associated with the merger, severance payments associated with headcount reductions and certain other costs associated with deconstruction of redundant facilities (i.e. lease buy-outs and transmitter deconstruction costs). Metrocall management concentrated its analysis on the combined companies four major cost areas:

Service, Rent and Maintenance, also referred to as SR&M — includes the costs to operate the companies’ one and two-way network infrastructure; inventory and fulfillment functions and pager device repairs and maintenance. Management assessed potential synergies that may exist from redundancies in headcount within the engineering and inventory functions (compensation and benefit savings); duplicate or redundant transmitter and terminal site rents and related costs from both one and two-way networks (rents, utilities and similar expenses); and telecommunications expense savings.

Selling and Marketing, also referred to as S&M — includes the costs to sell the combined company’s products and services. Management assessed potential synergies that may exist mainly from redundancies in headcount (compensation, allowances and benefits); and overlap of office facilities locations (facility rent and utility costs).

General and Administrative, also referred to as G&A — includes the expenses incurred to operate national call centers and customer service, management information systems, accounting, human resources, executive management and other back office support functions. Management assessed the elimination of several redundancies such as cost savings related to the duplication of headcount functions (compensation and benefit savings); integration of billing systems to one system, and the elimination of redundant MIS systems (software license and hardware savings).

Capital Expenditures — includes costs that are required to acquire paging devices and to upgrade network infrastructure. Management assessed potential savings from volume purchasing discounts; elimination of duplicative expenditures and increased utilization of the combined company’s inventory.

      Subsequent to the execution of the merger agreement, Mr. Kelly, who will be president and chief executive officer of Holding Company, and other members of Metrocall management, in consultation with certain Arch employees, started to develop a detailed integration plan to realize potential synergies of the two businesses. Metrocall management further reviewed the companies’ overlapping operations, focusing on various functional areas and further refined its estimates of the future financial benefits within the categories stated above.

      Based upon this additional refinement, and subject to a variety of assumptions that refined the earlier estimates, including an expectation that the merger would more likely be completed at the end of the third fiscal quarter of 2004 rather than the end of the second fiscal quarter, the pace of implementation of the integration plan, which was further synchronized with additional information concerning lease expirations, two-way network capabilities and other information and an update of the employee headcount assumptions based on more current data, Metrocall management currently estimates that the net potential merger synergies and additional cost reductions realized from the integration of the operations of Metrocall and Arch will be approximately $200 million in the aggregate through December 31, 2008, net of estimated costs of approximately $33 million during that period to realize such merger-related cost savings and operational synergies.

      The above referenced synergies do not consider the estimated amount of income taxes that Metrocall would have paid for the period October 1, 2004 to December 31, 2008 related to the taxable income that its stand-alone business plan projected during this period. Based on its projections for Holding Company, Metrocall management anticipates that Holding Company may be able to offset a significant portion of its taxable income with deductions resulting from its favorable consolidated tax attributes that are expected, assuming the merger is completed as contemplated, to be preserved for the benefit of Holding Company, a substantial portion of which are associated with Arch.

      Based on the revised synergy estimates, the table below summarizes estimates prepared by Metrocall management, in consultation with Arch, of the net cost reductions and merger synergies in 2005, the first full fiscal year after completion of the merger. As indicated below, Metrocall management currently estimates merger-related cost savings of approximately $58 million for fiscal year 2005, net of estimated costs of integration of approximately $6 million during fiscal year 2005, reflecting estimated non-recurring expenditures to realize such merger-related cost savings.

Estimated Merger Related Cost Savings for 12 Month Period ending December 31, 2005

(all amounts in millions)

Service, Rent and Maintenance	$10.5

Selling and Marketing	25.9

General Administrative	25.3

Capital Expenditures	2.0

Gross Cost Savings	$63.7

Integration Costs	6.1

Net Cost Savings	$57.6

These estimates of future cost savings and synergy benefits are inherently uncertain and subject to further refinement as the integration team continues its efforts to understand potential synergies and to develop its integration plans to capture these synergies. The synergies analysis is based upon numerous assumptions, which, by their very nature, are subject to change, including factors which are often times out of the control of management such as the actual timing of when the merger closes. See the subsection of “Risk Factors” relating to the uncertainties of realizing these cost savings, beginning on page 28.

Metrocall’s Reasons for the Merger

      The Metrocall board of directors believes that the complementary strategies of Metrocall and Arch, in combination with their management, personnel, and technical expertise will create a company with capabilities and resources better positioned to succeed in the extremely competitive wireless messaging and information services marketplace. The merger will create the largest paging company in the United States with roughly 7.9 million units in service as of December 31, 2003, and a larger platform from which to realize further cost savings which are critical in a declining paging industry. Additional reasons for the merger are:

      Substantial Operating Synergies. The board of directors of Metrocall believes that the combined company will benefit from substantial operating synergies. These synergies are in addition to the cost reductions each company had separately projected for itself on a stand-alone basis. The Metrocall board believes that Metrocall’s track record under Mr. Kelly’s leadership in reducing operating expenses while maintaining customer-oriented service and efficient operations will be critical to the achievement of these estimated synergies. Assuming the merger is completed at the end of the third quarter of 2004, Metrocall’s management estimates that these incremental cost savings resulting from the merger will approximate $200 million through 2008, cumulatively, net of merger-related costs. Potential cost synergies and revenue growth opportunities from the combination would come from:

•	Eliminating redundant systems, facilities and operations at relatively minimal costs;

•	Achieving purchasing savings from volume discounts (particularly on messaging devices and accessories) and providing equipment manufacturers with the incentive to produce steady, uniform and low-cost supplies of messaging devices and accessories;

•	Offering a broader array of services to Arch’s customers through existing Metrocall distribution agreements;

•	Combining certain overlapping or redundant networks into one national footprint, thereby reducing costs while also extending coverage into previously limited coverage areas;

•	Combining satellite licenses and other resources into one common transmission platform; and

•	Combining customer service efforts to yield lower costs of service and expanded service offerings.

      Changes in the Wireless Messaging Industry. The following changes in the wireless messaging and paging industry make it, in the opinion of the Metrocall board, compelling for Metrocall and Arch to consolidate:

•	Since 1999, the number of one-way messaging units in service has fallen from over 40 million to approximately 12 million as of the end of 2003;

•	Each major independent paging company has been forced to restructure its balance sheet through bankruptcy proceedings;

•	Prices for one and two-way messaging services for both Metrocall and Arch continue to decline in the face of competitive text messaging products from larger, better capitalized competitors such as cellular, PCS and BlackberryTM service providers (i.e., Cingular, Nextel, Sprint PCS, T-Mobile and Verizon);

•	Technology advances and price competition have led to ongoing reduction in subscriber paging usage and the increased use of other mobile data services, such as SMS, Wi-Fi and PDAs/ Blackberries;

•	The abandonment of the paging sector by major messaging and information device manufacturers and network hardware manufacturers such as Motorola, Glenayre, Philips, and NEC, has threatened Metrocall’s ability on a stand-alone basis to secure network equipment, messaging devices and related parts and services at reasonable costs; and

•	Projected continued revenue erosion for both Metrocall and Arch. Arch’s revenues declined more than 25% from 2002 to 2003; and Metrocall’s revenues declined more than 17% from 2002 to 2003.

      Significant Cash Payment. The Metrocall Board believes that the merger consideration, which provides the combination of a substantial up front, cash payment to its stockholders desiring to reduce their holdings of Metrocall common stock, while allowing Metrocall stockholders the opportunity to retain a 27.5% equity stake in the new Holding Company at a time of significant uncertainty as to future revenue retention rates and the long term viability of the paging industry, is a substantial benefit of the merger to Metrocall’s stockholders. The merger agreement provides that two million of Metrocall’s approximately six million outstanding shares will be exchanged for cash at $75 per share, close to Metrocall’s historical high market price. On a stand-alone basis, Metrocall’s business plan projects it would take until the end of 2006 before it would be able to generate sufficient after-tax cash flow from operations to produce that amount of cash, assuming Metrocall met its long-term operating projections.

      Limited Ability to Realize Additional Cost Savings on a Stand-Alone Basis. The Metrocall Board believes that Metrocall’s practical potential to extract additional cost savings on a stand-alone basis is limited, as Metrocall has already captured significant cost savings and efficiencies in rationalizing and right sizing its business since its emergence from bankruptcy. As a consequence, Metrocall’s ability to continue to generate substantial after-tax cash flow from operations for distribution to its stockholders would be adversely affected if the rate of revenue erosion that it experienced between 2002 and 2003 were to continue. In contrast, the ability to extract additional synergies from the merger provide Holding Company a substantial opportunity to generate incremental after-tax cash flows from operations, even if faced with continued or accelerated revenue erosion, that would not be available to either company on a stand alone basis.

      Additional savings would be limited on a stand-alone basis because:

•	There are high recurring fixed expenses that are required to operate and maintain Metrocall’s wireless networks (particularly its two-way network) regardless of the number of subscribers using these networks; and

•	Metrocall’s corporate overhead has already been aggressively reduced and will not be easy to reduce going forward without adversely affecting Metrocall’s operations.

      Improved Business Practices. The merger will create a stronger company with enhanced ability to:

•	Create opportunity by combining creativity and best practices of both companies;

•	Select the “best of the best” components from their respective network operations, thereby improving overall quality of service (signal coverage, penetration, capacity, etc.) to subscribers; and

•	Ensure that Metrocall will continue to be of sufficient scale to operate efficiently in the intensely competitive and consolidating messaging industry.

      In approving the merger agreement and making its determinations and resolving to make its recommendations, the Metrocall board of directors consulted with Metrocall management as well as its outside legal counsel and financial advisor, and considered the factors listed above as well as the following positive factors relating to the merger:

•	Greater cash flow per share for each company’s stockholders on a combined basis when compared with each company’s respective stand alone plans;

•	Offer improved liquidity for holders Metrocall’s pre-merger relatively thinly traded stock for stockholders and decreased expected volatility in its stock price as a result;

•	The opportunity to potentially achieve additional cost savings and operational synergies in excess of those projected by management for Metrocall on a stand-alone basis;

•	The Metrocall board’s belief that no company in the wireless and paging industry other than Arch could or would provide better value for Metrocall stockholders;

•	The terms and conditions of the merger agreement, one of which provides the Metrocall board of directors the right to terminate the merger agreement prior to its approval by Metrocall stockholders in the exercise of its fiduciary duty in connection with a superior proposal;

•	The fact that Vincent D. Kelly, President, Chief Executive Officer and a director of Metrocall, would be the Chief Executive Officer of Holding Company, and that the remaining members of management of Holding Company would be selected from the “best of the best” of the management of Metrocall and Arch;

•	The proposed composition of Holding Company board of directors and its committees, including that Royce Yudkoff, Chairman of Metrocall, would be the Chairman of Holding Company’s board of directors;

•	The analysis and presentation of Lazard Freres & Co. and opinion of Lazard delivered orally on March 28, 2004, and subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to and based on the considerations set forth in such opinion, the merger consideration applicable to Metrocall stockholders in the merger is fair from a financial point of view to the holders of Metrocall common stock (the written opinion of Lazard is attached as Annex E to this joint proxy statement/prospectus); and

•	The expected qualification of the merger as a Section 351 transaction under the Internal Revenue Code as to Metrocall stockholders and as a Section 351 transaction or a reorganization pursuant to Section 368 under the Internal Revenue Code as to Arch stockholders.

      The Metrocall board of directors considered the following negative factors relating to the merger:

•	The problems inherent in merging the operations of two large companies, including (1) the possibility that management may be distracted from regular business concerns and strategic opportunities by unforeseen difficulties in integrating operations and systems, (2) likely uncertainty for employees and resulting attrition in the face of potential workforce reductions and difficulties in assimilating employees, and (3) potential adverse short-term effects on operating results of Metrocall during the period prior to closing and the operating results of the combined company following the merger;

•	The timing of receipt and the terms and conditions of approvals from appropriate government entities, including the possibility of significant delay in obtaining requisite approvals or the imposition of unfavorable conditions upon the grant of the approvals; and

•	The risk that customers and suppliers of Metrocall and Arch might not do business with the combined entities or Holding Company;

•	The risk that Holding Company will be unable to list its common stock for quotation on the NASDAQ National Market or other national securities exchange;

•	The risk of potential adverse effects of one-time and/or recurring charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies; and

•	The other risks described under “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

      The Metrocall board of directors also considered the following factors relating to the merger:

•	The review and analysis of each of Metrocall’s and Arch’s business, financial condition, earnings, risks and prospects;

•	The historical market prices and trading information with respect to the shares of Metrocall common stock and Arch common stock, including the fact that Metrocall common stock prior to the merger announcement had recently traded at a significantly higher multiple to EBITDA (earnings before interest, tax, depreciation and amortization) than Arch common stock;

•	The likelihood that the significant premium at which Metrocall’s stock was trading compared to Arch’s stock was, in part, based on an expectation by the marketplace that a combination with Arch was forthcoming and the possibility that the premium might not sustain itself over the long term absent a merger transaction;

•	The comparisons of historical financial measures for Metrocall and Arch, including earnings, return on capital and cash flow, and comparisons of relative historical operational measures for Metrocall and Arch;

•	Current industry, economic and market conditions, and the prospects of further competition in data and SMS services from large mobile phone providers in the wireless messaging and information services industry;

•	The interests that certain Metrocall executive officers and directors may have with respect to the merger in addition to their interests as Metrocall stockholders. See “— Interests of Certain Metrocall Directors and Executive Officers in the Merger” beginning on page 59;

•	The anticipated financial condition of the combined company, given the pro forma market capitalization of Holding Company immediately after the merger and its projected revenues and earnings, the plans to retire outstanding debt of Arch and redeem preferred stock of Metrocall prior to the merger, and the need to obtain additional financing in order to pay $150 million in cash as part of the merger consideration to Metrocall’s stockholders;

•	The fact that Metrocall’s stand-alone plan would take until the end of 2006 to generate $150 million of available cash and that the stand-alone plan contained risks, including the risk that the future rate of revenue erosion in 2004, 2005 and 2006 could be greater than the projected rate;

•	The impact of the merger on customers, suppliers, and employees of Metrocall and Arch; and

•	The likelihood that the merger will be completed.

      In view of the competitive trend in the wireless messaging and information services industry, and as part of its on-going review of strategies for long term survival, the Metrocall board of directors considered the fact that Arch is the largest wireless paging company and concluded that a combination with Arch offered the best opportunity for achieving synergies, cost reductions and cash flow accretion. From time to time the Metrocall board had reviewed and discussed a variety of possible transactions, including acquisitions and combinations with wireless paging divisions of larger telecommunications companies. The Metrocall board of directors considered that another large acquisition or a series of small acquisitions would not result in as significant economies of scale or synergies as a combination with Arch. Ultimately, based on the anticipated synergies and the complementary asset bases and values, among other considerations, the Metrocall board of directors determined that a merger with Arch presented the best possibility currently available for increased long-term stockholder value for Metrocall stockholders. In addition, the Metrocall board examined existing favorable Arch tax attributes as part of its consideration of the merger. The Metrocall board concluded that it would recommend the merger to the Metrocall shareholders even if these Arch tax attributes were not preserved for the benefit of Holding Company. In sum, the Metrocall board of directors believed that, when viewed as a whole, the potential benefits of the merger of Metrocall and Arch to Metrocall and Metrocall stockholders outweighed the prospective risks and alternatives.

      This discussion of the information and factors considered by the Metrocall board of directors is not intended to be exhaustive, but includes the material factors considered in evaluating the transaction. The Metrocall board of directors did not assign particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, individual members of the Metrocall board of directors may have given different weight to the various factors. The Metrocall board considered all these factors as a whole in making their determination, and overall considered these factors to be favorable in supporting their unanimous determination to recommend the merger to the Metrocall shareholders.

Arch’s Reasons for the Merger

      Arch’s board of directors believes that the merger of Metrocall and Arch will produce a single company that is better-equipped for the many challenges facing the narrowband messaging industry in the future. We anticipate that Holding Company should be more efficient than either Metrocall or Arch is today, capable of improved long term financial performance through elimination of redundant overhead and duplicative network structures.

      Since 1999, the number of messaging units in service in the United States has fallen from over 40 million to approximately 12 million as of the end of 2003. During the same period, usage of alternative technologies capable of providing similar services, such as mobile phones (including short message services, or SMS), wireless internet connectivity, and hand-held devices such as PDAs and BlackberryTM devices, has increased dramatically. Many of these products are provided by large telecommunications companies that can offer multiple services on a combined basis, including paging and text messaging, at relatively low prices. The variety and affordability of these and similar wireless telecommunications services place significant pressure on Arch’s revenue base. These developments have led to substantial restructuring and consolidation among independent paging companies.

      Following Arch’s emergence from bankruptcy in 2002, the company has successfully sustained positive cash flows by continuing to serve our one and two-way messaging customers while carefully managing expenses in light of a declining share of the wireless market. By merging with Metrocall, we believe significant synergies are possible that would not be possible to either company on a stand-alone basis.

      Before reaching its decision, the Arch board of directors consulted with Arch’s management and its financial and legal advisors, and considered a variety of factors in addition to those discussed above. Among factors considered were positive and negative aspects related to the following:

•	the potential of the combined company to realize operational efficiencies, cost reductions, and synergies in comparison to Metrocall and Arch separately, including opportunities for:

•	consolidation of network operations, management systems, customer service, sales, and research and development;

•	elimination of duplicative transmission facilities and related network elements;

•	reduced requirements for personnel, space, advertising, travel, and related expense items; and

•	increased purchase volumes by the combined company and the ability to take advantage of volume discounts, particularly from telephone companies;

•	the extent to which the combined company would be able to utilize the parties’ pre-existing tax attributes following the merger;

•	the anticipated financial condition of the combined company, given the pro forma market capitalization of Holding Company immediately after the merger and its projected revenues and earnings, the plans to retire outstanding debt of Metrocall and Arch prior to the merger, and the need to obtain additional financing in order to pay $150 million in cash as part of the merger consideration to Metrocall’s stockholders;

•	the corporate governance arrangements established for the merger, including the composition of the Holding Company board and its committees and employment of Vincent D. Kelly as Chief Executive Officer of Holding Company;

•	the trend of further consolidation in the narrowband messaging industry and the decreasing number of available strategic partners and opportunities for Arch;

•	the business, operations, financial condition, earnings, and prospects of each of Metrocall and Arch, taking into account the results of Arch’s due diligence review of Metrocall;

•	the opinion of Arch’s financial advisor, Bear, Stearns & Co. Inc., that, as of the date of its opinion, the merger consideration as provided in the merger agreement was fair, from a financial point of view, to the public common stockholders of Arch. See “— Opinion of Arch’s Financial Advisor” beginning on page 52;

•	the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including analyzing the potential acquisition of another paging company and the views of Berenson & Company with respect to this alternative;

•	the projected impact of the merger on Arch’s current equity value and potential performance of the combined company’s stock after the merger;

•	the terms and conditions of the merger agreement, the agreements contemplated by the merger agreement, and the closing conditions;

•	the ability of Metrocall or Arch under certain conditions to consider unsolicited alternative proposals, their ability to terminate the merger agreement under certain conditions, and the termination fees payable on certain termination events;

•	the expected qualification of the merger as a Section 351 transaction under the Internal Revenue Code or as a reorganization pursuant to Section 368 of the Internal Revenue Code;

•	the impact of the merger on customers, suppliers, and employees of Metrocall and Arch; and

•	the likelihood that the merger will be completed.

      Arch also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the challenges of combining the businesses, assets, and workforces of the two companies, changes in executive management and the risks of not achieving the expected synergies, operating efficiencies, and other benefits of the merger;

•	the risk that Metrocall and Arch may be unable to obtain regulatory approvals required to complete the merger, including approvals of the Department of Justice, Federal Trade Commission, and Federal Communications Commission, or that obtaining such approvals may require changes that materially and adversely affect the value of the merger to Arch’s stockholders;

•	the risk that customers and suppliers of Metrocall and Arch might not do business with Holding Company;

•	the risk that Holding Company will be unable to list its common stock for quotation on the NASDAQ National Market System or other national securities exchange;

•	the risk of potential adverse effects of one-time and/or recurring charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	as described on pages 61-64 of this joint proxy statement/prospectus, and by virtue of certain change in control arrangements and accelerated vesting of stock options and restricted shares, the fact that certain members of Arch’s board of directors and management might have interests in the merger that are different than those of other Arch stockholders; and

•	the other risks described under “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

      Arch’s board of directors believes that these and other risks can be avoided or mitigated, and that, overall, they are outweighed by the potential benefits of the merger.

      The foregoing discussion of the information and factors considered by the Arch board of directors is not exhaustive, but does include material factors considered by the Arch board of directors. The Arch board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Arch board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Arch board of directors may have given differing weights to different factors.

Recommendation of Metrocall’s Board of Directors

      At its meeting on March 28, 2004, following the unanimous recommendation of the merger by its Special Transaction Committee, after due consideration, the entire Metrocall board of directors unanimously:

•	determined that it was advisable for Metrocall to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Metrocall stockholders;

•	approved the merger agreement; and

•	resolved to recommend that Metrocall stockholders vote for the adoption of the merger agreement.

      THE METROCALL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF METROCALL COMMON STOCK VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

      Certain directors of Metrocall will receive substantial financial and other benefits in connection with the merger. For a discussion of these benefits and the other interests of Metrocall directors and officers that are different from or in addition to the interests of other Metrocall stockholders, see “— Interests of Certain Metrocall Directors and Executive Officers in the Merger” beginning on page 59.

Opinion of Metrocall’s Financial Advisor

      Lazard was retained to act as investment banker to Metrocall in connection with exploring a possible business combination with Arch, including by merger with Arch, acquisition of equity interests in Arch or purchase of substantially all or a portion of the assets of Arch. In connection with Lazard’s engagement, Metrocall requested Lazard’s opinion as to the fairness, from a financial point of view, to the holders of Metrocall common stock (other than holders of shares with respect to which appraisal rights are perfected and, accordingly, are not exchanged in the merger, also referred to as “excluded shares”) of the merger consideration. On March 28, 2004, at a meeting of the Metrocall board of directors held to evaluate the merger, Lazard rendered to Metrocall’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated as of March 28, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Metrocall common stock (other than holders of excluded shares).

      In connection with its opinion, Lazard:

(i) reviewed the financial terms and conditions of a draft of the merger agreement, dated March 28, 2004;

(ii) analyzed certain historical business and financial information relating to Metrocall and Arch;

(iii) reviewed various financial forecasts and other data provided to Lazard by Metrocall and Arch relating to their respective businesses and relating to Holding Company after the merger;

(iv) held discussions with members of the senior managements of Metrocall and Arch with respect to the businesses and prospects of Metrocall and Arch, respectively, as well as the strategic objectives of each and the possible benefits which might be realized following the merger;

(v) reviewed the historical stock prices and trading volumes of the Metrocall common stock and Arch common stock; and

(viii) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

      Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Metrocall or Arch or concerning the solvency or fair value of Metrocall, Arch or Holding Company. With respect to financial forecasts, Lazard assumed that they have been reasonably prepared on bases reflecting the best estimates then available and judgments of the management of each of Metrocall and Arch as to the future financial performance of Metrocall and Arch, respectively, and, at Metrocall’s direction, that the Metrocall forecasts (rather than the Arch forecasts) of the potential strategic implications, operational benefits and synergies anticipated to result from the merger reflect the best estimates then available and judgments as to such matters. Lazard also assumed, with Metrocall’s consent, that the financial results (including, with respect to the Metrocall forecasts, the potential strategic implications, operational benefits and synergies anticipated to result from the merger) reflected therein will be realized in the amounts and at the times projected. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they are based.

      Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion.

      In rendering its opinion, Lazard assumed that the merger will be consummated on the terms described in the draft of the merger agreement reviewed by it, without any waiver of any material terms or conditions by Metrocall, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on Holding Company. Lazard also assumed that the executed merger agreement conforms in all material respects to the draft reviewed by it.

      Lazard’s opinion is directed to Metrocall’s board of directors and relates only to the fairness to the holders of Metrocall common stock of the merger consideration from a financial point of view and does not address the merits of the underlying decision by Metrocall to engage in the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to Metrocall. In that regard, Lazard was not authorized to solicit, and did not solicit, third party indications of interest in acquiring all or a part of Metrocall or engaging in a business combination or any other strategic transaction with Metrocall. Lazard did not express any opinion as to the price at which shares of Metrocall common stock or Arch common stock may trade subsequent to the announcement of the merger or the price at which shares of Holding Company common stock may trade subsequent to the consummation of the merger.

      In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Metrocall and Arch. An evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger or public trading or other values of the companies.

      The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

      Lazard’s opinion and financial analyses were only one of many factors considered by the Metrocall board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Metrocall board of directors or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses underlying Lazard’s opinion dated March 28, 2004, delivered to the Metrocall board of directors in connection with the merger. In preparing its opinion to the Metrocall board of directors, Lazard performed a variety of financial and comparative analyses, including those described below. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses and, except as specifically indicated herein, did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

      In its presentation, Lazard noted that in conducting its analysis it was unable to perform a comparable companies analysis because Metrocall and Arch represent the only two independent, publicly-traded paging companies and, in Lazard’s determination, there were no relevant comparable companies outside of the paging industry. Lazard also noted that it was not able to perform a precedent transaction analysis because the only comparable transactions involving independent companies in the paging industry occurred in an earlier period of the industry’s life cycle which, in Lazard’s determination, made such transactions incomparable to the merger.

      Relative Contribution Analysis. Lazard analyzed the relative contributions of Metrocall and Arch to Holding Company with respect to certain financial, operating and share price statistics, including:

•	net revenue for the year ended December 31, 2003;

•	earnings before interest expense, taxes, depreciation and amortization (EBITDA) for the year ended December 31, 2003;

•	EBITDA less capital expenditures (CAPEX) for the year ended December 31, 2003;

•	operating free cash flow (FCF) for the year ended December 31, 2003;

•	the closing price per common share of each company on March 26, 2004; and

•	the closing price per common share of each company 90-days prior to March 26, 2004.

      In performing this analysis, Lazard did not take into account any anticipated cost savings, revenues enhancements or other similar potential effects of the merger. Historical financial data for Metrocall and Arch were based on data provided by the managements of Metrocall and Arch, respectively. In its analysis, Lazard more heavily weighed the relative contributions of each of the two companies based on their respective operating statistics, as opposed to the relative contributions of each of the two companies based on their respective share prices, due to the historical volatility in the relative share values of Metrocall and Arch, the concentrated institutional ownership of each of Metrocall and Arch, the recent emergence of each of Metrocall and Arch from bankruptcy, the lack of forward performance guidance about Metrocall and Arch available to the public and public uncertainty about valuing companies with complex tax attributes. The following table sets forth the results of Lazard’s analysis.

	Metrocall	Arch

For the year ended December 31, 2003:

2003 Net Revenues	36%	64%

2003 EBITDA	37%	63%

2003 EBITDA — CAPEX	38%	62%

2003 Operating FCF	38%	62%

Closing price per common share on:

November 17, 2003	39%	61%

March 26, 2004	48%	52%

      Lazard noted that Metrocall’s implied contribution based on this analysis was consistent with the value allocation in the merger.

      Discounted Cash Flow Premium Analysis. Lazard compared the implied value of a share of Metrocall after giving effect to the merger (based on the discounted cash flows of Holding Company and taking into account the cash payment to the Metrocall shareholders in the cash election) with the implied value of a share of Metrocall common stock based on the discounted cash flows of Metrocall on a stand-alone basis, in each case using financial projections provided by the management of Metrocall. In performing this analysis, Lazard calculated the present value of the estimated unlevered after-tax free cash flows of both Metrocall and Holding Company for the years 2004 through 2008. Lazard then added to these present values an estimated terminal value following 2008 for each company. For purposes of this analysis, Lazard utilized discount rates ranging from 10% to 16% and terminal growth rates ranging from –5% to –15% based upon the growth rates implied by the forecasts of Metrocall management for the period from 2004 to 2008. Lazard assumed that $116 million of synergies will be achieved (at a cost of $35 million) in the first six quarters following the merger. After the first six quarters, the synergies were assumed to decline 20% per annum through 2008. Lazard performed this analysis under two different scenarios; the first assuming that Arch’s tax attributes were available to Holding Company to offset future consolidated taxable income and the second assuming that Arch’s tax attributes were not available to Holding Company to offset future consolidated taxable income.

      Based on this analysis, Lazard calculated the implied value of a share of Metrocall common stock after giving effect to the merger as (A) the sum of (i) the cash payment to the Metrocall shareholders’ in the cash election and (ii) a portion (based on Metrocall’s shareholders’ pro forma ownership of Holding Company immediately following the merger) of the discounted cash flows of Holding Company divided by (B) the total number of shares of Metrocall common stock (other than excluded shares) outstanding as of March 26, 2004. Lazard calculated the value of a share of Metrocall common stock implied by the discounted cash flows of Metrocall on a stand-alone basis by dividing these discounted cash flows by the total number of shares of Metrocall common stock (other than excluded shares) outstanding as of March 26, 2004. Lazard then calculated the implied premium to be received by holders of Metrocall common stock in the merger by dividing the implied value of a share of Metrocall common stock after giving effect to the merger by the value of a share of Metrocall common stock implied by the discounted cash flows of Metrocall on a stand-alone basis. The following table sets forth the results of Lazard’s analysis.

Implied Premium (assuming Arch tax attributes are not available to Holding Company)

	2008 Terminal Growth Rate

Discount Rate	(5.0)%	(7.5)%	(10.0)%	(12.5)%	(15.0)%

10.0%	8.9%	10.8%	12.4%	13.8%	15.1%

12.0%	11.6%	13.4%	14.9%	16.2%	17.3%

14.0%	14.3%	15.9%	17.3%	18.5%	19.6%

16.0%	16.9%	18.3%	19.6%	20.7%	21.7%

Implied Premium (assuming Arch tax attributes are available to Holding Company)

	2008 Terminal Growth Rate

Discount Rate	(5.0)%	(7.5)%	(10.0)%	(12.5)%	(15.0)%

10.0%	13.2%	15.5%	17.4%	19.1%	20.6%

12.0%	16.4%	18.4%	20.2%	21.8%	23.1%

14.0%	19.4%	21.3%	22.9%	24.3%	25.6%

16.0%	22.3%	24.0%	25.5%	26.8%	28.0%

      Lazard noted that, in each case, the implied value of a share of Metrocall common stock after giving effect to the merger exceeded the value of a share of Metrocall common stock implied by the discounted cash flows of Metrocall on a stand-alone basis.

      Volume Weighted Average Share Price Premium Analysis. In performing this analysis, Lazard first calculated the terminal growth rate implied by the volume weighted average share price for Metrocall common stock for the 30 day, 60 day, and 90 day periods immediately preceding March 26, 2004 based upon Metrocall’s managements forecast of unlevered after-tax free cash flow for the years 2004 through 2008. For purposes of this analysis, Lazard utilized a discount rate of 12%. The following table sets forth the results of Lazard’s analysis.

Volume Weighted Average Share
Price
		Implied Terminal
Period	Price	Growth Rate

30-days	$75.51	(0.3)%
60-days	$69.61	(2.3)%
90-days	$66.34	(3.7)%

      Lazard then performed a discounted cash flow analysis of Holding Company, based on financial projections provided by the management of Metrocall for the years 2004 through 2008. In performing this analysis, Lazard calculated the present value of the estimated unlevered after-tax free cash flows of Holding Company for the years 2004 through 2008. Lazard then added to this present value an estimated terminal value following 2008, utilizing the implied terminal growth rates calculated above and a discount rate of 12%.

Lazard assumed that $116 million of synergies will be achieved (at a cost of $35 million) in the first six quarters following the merger and that the merger synergies declined 20% per annum thereafter through 2008. Lazard performed this analysis under two different scenarios; the first assuming that Arch’s tax attributes will be available to Holding Company and the second assuming that Arch’s tax attributes will not be available.

      Based on this analysis, Lazard calculated the implied value of a share of Metrocall common stock after giving effect to the merger as (A) the sum of (i) the cash payment to the Metrocall shareholders in connection with the merger and (ii) a portion (based on Metrocall’s shareholders’ pro forma ownership of Holding Company immediately following the merger) of the discounted cash flows of Holding Company divided by (B) the total number of shares of Metrocall common stock (other than excluded shares) outstanding as of March 26, 2004. Lazard then calculated the implied premium to be received by holders of Metrocall common stock in the merger by dividing the implied value of a Metrocall common share after giving effect to the merger by the volume weighted average price per share for the applicable period. The following table sets forth the results of Lazard’s analysis.

	Premium
Volume Weighted
Average	Tax Attributes	Tax Attributes
Share Price Period	Available	Not Available

30-days	11.4%	7.4%

60-days	13.5%	9.2%

90-days	14.3%	10.2%

      Lazard noted that, in each case, the implied value of a share of Metrocall common stock after giving effect to the merger exceeded the volume weighted share price for the applicable period.

      Metrocall and Lazard entered into a letter agreement, dated as of September 25, 2003, under which Metrocall has agreed to pay Lazard: (i) an initial fee of $300,000 and (ii) a success fee of $3,000,000 payable upon the consummation of the proposed merger, less credit for payment of the initial fee of $300,000. Metrocall also agreed to reimburse Lazard for certain out-of-pocket expenses incurred in connection with the engagement. In addition, Metrocall separately agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement. Lazard has from time to time in the past provided investment banking services to Metrocall and its affiliates, for which Lazard received fees. Lazard provides a full range of investment banking and other services and, in the course of its business, may from time to time effect transactions and hold securities, including derivative securities, of Metrocall and Arch for its own account and the accounts of its clients and customers, and, accordingly, may hold a long or short position in such securities and may provide investment banking and other services in the future.

      The full text of Lazard’s written opinion, dated March 28, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with the opinion is attached to this document as Annex E and is incorporated into this document by reference. Metrocall’s shareholders are urged to, and should, read Lazard’s opinion in its entirety. Lazard provided its opinion for the information and assistance of the Metrocall board of directors in connection with its consideration of the merger. Lazard’s opinion is not a recommendation as to how the shareholders of Metrocall should vote at any stockholder’s meeting to be held in connection with the merger or any other matter, or as to the election available to holders of Metrocall common stock with respect to the merger consideration. Lazard’s opinion will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Lazard has no obligation to update, revise or reaffirm its opinion.

Recommendation of Arch’s Board of Directors

      The Arch board of directors believes that the terms of the merger are fair to and in the best interests of Arch and its stockholders. Accordingly, the Arch board, other than C. Edward Baker, who recused himself from the board’s deliberations and vote, has unanimously approved the merger agreement and the transactions contemplated thereby and recommends adoption of the merger agreement by Arch’s stockholders.

      Certain directors of Arch will receive substantial financial and other benefits in connection with the merger. For a discussion of these benefits and the other interests of Arch directors and officers that are different from or in addition to the interests of other Arch stockholders, see “— Interests of Certain Arch Directors and Executive Officers in the Merger” beginning on page 61.

Opinion of Arch’s Financial Advisor

      At a meeting of Arch’s board of directors held on March 28, 2004, at which the Arch board of directors considered and approved the merger agreement and the merger, Bear Stearns rendered its oral opinion (which was subsequently confirmed in a written opinion, dated March 29, 2004) that, as of such date and based upon and subject to the matters reviewed with Arch’s board of directors and the assumptions and limitations contained in the Bear Stearns opinion, the merger consideration is fair, from a financial point of view, to the public common stockholders of Arch.

      The full text of the Bear Stearns opinion is attached hereto as Annex F. The description of the Bear Stearns opinion set forth herein is qualified in its entirety by reference to the full text of the Bear Stearns opinion set forth in Annex F. Arch stockholders are urged to read the Bear Stearns opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection therewith. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion. The Bear Stearns opinion is intended for the benefit and use of the board of directors of Arch in connection with its consideration of the merger and does not constitute a recommendation to the board of directors of Arch or any holders of Arch common stock as to how to vote in connection with the merger. The Bear Stearns opinion did not address Arch’s underlying decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for Arch or the effects of any other transaction in which Arch might have engaged.

      In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

•	reviewed the Agreement and Plan of Merger dated March 29, 2004 by and among Holding Company, Wizards Acquiring Sub, Inc., Metrocall, Patriots Acquiring Sub, Inc. and Arch;

•	reviewed Arch’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, its Plan of Reorganization dated January 15, 2002 and its Reports on Form 8-K for the three years ended March 29, 2004;

•	reviewed certain operating and financial information relating to Arch’s business and prospects, including projections for the five years ended December 31, 2008, all as prepared and provided to Bear Stearns by Arch’s management, also referred to as the “Arch Projections”;

•	reviewed Metrocall’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, its Plan of Reorganization dated June 3, 2002 and its Reports on Form 8-K for the three years ended March 29, 2004;

•	reviewed certain operating and financial information relating to Metrocall’s business and prospects, including projections for the five years ended December 31, 2008, all as prepared and provided to Bear Stearns by Metrocall’s management, also referred to as the “Metrocall Projections”;

•	reviewed certain operating and financial information relating to Metrocall’s business and prospects, including projections for the five years ended December 31, 2008, all as prepared and provided to Bear Stearns by Arch’s management, also referred to as the “Adjusted Metrocall Projections” and, together with the Arch Projections and the Metrocall Projections, referred to as the “Projections”;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Arch’s management, also referred to as the “Arch Synergies”;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Metrocall’s management, also referred to as the “Metrocall Synergies” and, together with the Arch Synergies, referred to as the “Synergies”;

•	reviewed certain estimates of accrued tax liabilities and assets, as well as projected cash tax estimates, for Metrocall, Arch and Holding Company prepared and provided to Bear Stearns by Arch’s tax advisors, also referred to as the “Tax Estimates”;

•	met with certain members of Arch’s senior management to discuss Arch’s and Metrocall’s respective businesses, operations, historical and projected financial results and future prospects as well as the future prospects of Holding Company, and to discuss the Arch Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Metrocall Synergies;

•	met with certain members of Metrocall’s senior management to discuss Arch’s and Metrocall’s respective business, operations, historical and projected financial results and future prospects as well as the future prospects of Holding Company, and to discuss the Metrocall Projections and the Metrocall Synergies;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Arch and Metrocall;

•	performed discounted cash flow analyses based on (i) the Arch Projections, the Adjusted Metrocall Projections and the Arch Synergies and (ii) the Arch Projections, the Metrocall Projections and the Metrocall Synergies;

•	reviewed the pro forma financial results, financial condition and capitalization of Holding Company furnished to Bear Stearns by Arch’s management giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided by Arch and Metrocall, including, without limitation, the Arch Projections, the Metrocall Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Metrocall Synergies. With respect to the Arch Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Tax Estimates, Bear Stearns relied on representations by the senior management of Arch that they have been reasonably prepared on bases reflecting the best estimates then available and judgments of the senior management of Arch as to the expected future performance of each of Arch and Metrocall on a standalone basis, the expected amount and timing of the Arch Synergies and the Tax Estimates, and Holding Company. With respect to the Metrocall Projections and the Metrocall Synergies, Bear Stearns relied on representations by the senior management of Metrocall that they have been reasonably prepared based on the best currently available estimates and judgments of the senior management of Metrocall as to the expected future performance of Metrocall on a standalone basis and the expected amount and timing of the Metrocall Synergies. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the Projections, Tax Estimates and Synergies estimates provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior management of Arch and Metrocall that they are unaware of any facts that would make the information, Projections, Tax Estimates and Synergies estimates provided to Bear Stearns incomplete or misleading.

      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Arch, Metrocall or Holding Company, nor was Bear Stearns furnished with any such appraisals. Bear Stearns analyzed the merger as a strategic business combination not involving the sale of control of Arch and Bear Stearns did not solicit, nor was it asked to solicit, third party acquisition interest in Arch. Bear Stearns assumed that the merger will qualify as a tax-free transaction under

Section 351 of the Internal Revenue Code. Bear Stearns also assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, which collectively would have a material effect on Arch, Metrocall or Holding Company.

Summary of Financial Analyses

      The following is a summary of the material financial analyses performed by Bear Stearns in connection with the rendering of its fairness opinion to the Arch board of directors. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Bear Stearns’ financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

      Some of the financial analyses summarized below were based on discounted cash flow analyses prepared by Bear Stearns. A discounted cash flow analysis is one measure used to determine the estimated value of a company. Bear Stearns used the projected cash flows for both Arch and the Holding Company plus the respective terminal values, values for each of the companies at the end of the projection period, calculated as multiples of 2008 projected earnings before interest, income taxes, depreciation and amortization, also referred to as “EBITDA”, and “discounted” these cash flows to the present using a range of rates that corresponds to the respective company’s estimated cost of capital during that period. Cash flows for the projection period beginning October 1, 2004 and ending December 31, 2008 were calculated as EBITDA plus synergies, as applicable, less changes in working capital, capital expenditures and cash taxes.

Valuation Analyses Based on Projections Provided by Arch Management

      The following financial analyses were prepared by Bear Stearns using the Arch Projections, the Adjusted Metrocall Projections and the Arch Synergies. The presumed level of synergies included the net impact of tax attributes.

      Arch Enterprise Value Contribution. Bear Stearns analyzed how much of the enterprise value for the Holding Company will consist of the value of the interests to be held by Arch’s stakeholders, on the one hand, and how much will be held by Metrocall’s stakeholders, on the other. Bear Stearns calculated the enterprise value of the Holding Company based on the discounted cash flow of the Holding Company which was calculated using a weighted average cost of capital, also referred to as “WACC,” of 14% and a terminal multiple of EBITDA of 2.75x. The Holding Company equity value was then calculated based on Holding Company’s enterprise value less Holding Company’s estimated net debt at closing including $150 million of new acquisition debt and financing costs. The resulting equity value was then allocated to the common stockholders of Arch and Metrocall based on the equity value splits (72.5% and 27.5%, respectively). Arch’s share of the enterprise value was calculated based on Arch’s allocated equity value plus Arch’s projected net debt at September 30, 2004 (the anticipated time of the closing of the merger). Metrocall’s share of Holding Company’s enterprise value was calculated based on Metrocall’s allocated equity value plus the $150 million in cash to be received by the Metrocall stockholders plus the projected net debt for Metrocall at September 30, 2004 (the anticipated time of the closing of the merger). This analysis indicated that the interests of Arch’s stakeholders will represent 60% of the enterprise value for the Holding Company.

      Relative Contribution Analysis. Bear Stearns performed a contribution analysis showing the contribution of total revenue, EBITDA and free cash flow (EBITDA less capital expenditures) by Arch, Metrocall and net synergies to the pro forma Holding Company for 2004 through 2008. The following tables set forth the results of such analysis:

	Total Revenues Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	58%	58%	58%	58%	59%

Metrocall	42%	42%	42%	42%	41%

	EBITDA Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	62%	48%	49%	51%	53%

Metrocall	43%	32%	30%	29%	30%

Synergies	(5)%	20%	21%	19%	17%

Free Cash Flow Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	64%	47%	48%	50%	52%

Metrocall	42%	30%	28%	27%	28%

Synergies	(6)%	23%	24%	22%	20%

      The percentages of total revenues, EBITDA and free cash flow (EBITDA less capital expenditures) set forth in the above tables that will be contributed to the Holding Company by Arch were then compared to the 60% interest that Arch’s common stockholders will have in the Holding Company’s enterprise value (as determined above).

      Relative Discounted Cash Flow Enterprise Value Analysis. Bear Stearns examined the relative discounted cash flow enterprise value contribution of Arch and Metrocall to the Holding Company (assuming a WACC of 12% to 15% and an EBITDA terminal multiple range of 2.25x to 3.25x). In this analysis, Bear Stearns used estimates of net synergies (including the net impact of tax attributes) provided by Arch’s management. Bear Stearns made two separate assumptions with respect to synergies: (i) no synergies and (ii) an allocation of 50% of the net synergies referred to above to each of Arch and Metrocall. This analysis indicated that Arch’s implied enterprise value contribution to the Holding Company will be (i) 65.6% to 65.8% assuming no synergies and (ii) 62.6% to 62.7% assuming a 50% allocation of net synergies. Bear Stearns compared these percentages to the 60% interest that Arch common stockholders will have in the enterprise value for the Holding Company (as determined above).

      Pro Forma Combined Discounted Cash Flow Equity Value Accretion Analysis. Using a WACC range of 12% to 15% and an EBITDA terminal multiple range of 2.25x to 3.25x, Bear Stearns performed discounted cash flow analyses to calculate (i) the stand alone enterprise value for Arch and (ii) the enterprise value for the Holding Company. Arch’s stand alone equity value was calculated based on Arch’s stand alone enterprise value less Arch’s estimated net debt at closing. The Holding Company’s equity value was calculated based on Holding Company’s enterprise value less Holding Company’s estimated net debt at closing including the $150 million of new acquisition debt and financing costs. Arch’s stockholders’ share of Holding Company’s equity value was calculated based on Holding Company’s equity value times Arch’s shareholders’ equity split in Holding Company of 72.5%. Bear Stearns then compared these values to determine whether the proposed merger will result in an increase or decrease in equity value per share for Arch’s common stockholders. The comparative results indicated that the proposed merger will result in an increase in equity value per share for Arch’s common stockholders.

      The following table sets forth the results of Bear Stearns’ calculation of the equity values of Arch on a stand alone basis:

Arch Stand-Alone Discounted Cash Flow Equity Values ($ in millions)

	EBITDA Terminal Multiple

WACC	2.25x	2.50x	2.75x	3.00x	3.25x

12%	$428	$440	$452	$464	$477

13%	420	431	443	455	466

14%	412	423	434	445	457

15%	404	415	426	436	447

      As indicated in the above table, the range of equity values for Arch on a stand-alone basis was $404 to $477 million. Based on Arch’s gross diluted share count of 19.934 million, the corresponding range of discounted cash flow equity values per share is $20.27 to $23.91.

      The following table sets forth the results of Bear Stearns’ calculation of Arch shareholders’ share of the equity values for the Holding Company:

Arch Shareholders’ Share of the Discounted Cash Flow Equity Values

for the Holding Company ($ in millions)

	EBITDA Terminal Multiple

WACC	2.25x	2.50x	2.75x	3.00x	3.25x

12%	$475	$491	$507	$523	$540

13%	463	479	494	510	526

14%	452	467	482	497	512

15%	441	456	470	485	499

      As indicated in the above table, the range of Arch shareholders’ share of the equity values for the Holding Company was $441 to $540 million, which corresponded to a per share range of $22.14 to $27.07. This represented a premium of 9.2% to 13.2% to the Arch stand-alone per share equity values of $20.27 to $23.91.

Valuation Analyses Based on Projections Provided by Metrocall Management (Metrocall Projections and Metrocall Synergies) and Arch Management (Arch Projections)

      The following financial analyses were prepared by Bear Stearns using the Arch Projections, the Metrocall Projections and the Metrocall Synergies. The presumed level of synergies included the net impact of tax attributes.

      Arch Enterprise Value Contribution. Bear Stearns analyzed how much of the enterprise value for the Holding Company will consist of the value of the interests to be held by Arch’s stakeholders, on the one hand, and how much will be held by Metrocall’s stakeholders, on the other. Bear Stearns calculated the enterprise value of the Holding Company based on the discounted cash flow of the Holding Company which was calculated using a WACC of 14% and a terminal multiple of EBITDA of 2.75x. The Holding Company equity value was then calculated based on Holding Company’s enterprise value less Holding Company’s estimated net debt at closing including $150 million of new acquisition debt and financing costs. The resulting equity value was then allocated to the common stockholders of Arch and Metrocall based on the equity value splits (72.5% and 27.5%, respectively). Arch’s share of the enterprise value was calculated based on Arch’s allocated equity value plus Arch’s projected net debt at September 30, 2004 (the anticipated time of the closing of the merger). Metrocall’s share of Holding Company’s enterprise value was calculated based on Metrocall’s allocated equity value plus the $150 million in cash to be received by the Metrocall stockholders plus the projected net debt for Metrocall at September 30, 2004 (the anticipated time of the closing of the merger). This analysis indicated that the interests of Arch’s stakeholders will represent 63% of the enterprise value for the Holding Company.

      Relative Contribution Analysis. Bear Stearns performed a contribution analysis showing the contribution of total revenues, EBITDA and free cash flow (EBITDA less capital expenditures) by Arch, Metrocall and net synergies to the pro forma Holding Company for 2004 through 2008. The following tables set forth the results of such analysis:

	Total Revenues Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	57%	56%	55%	54%	54%

Metrocall	43%	44%	45%	46%	46%

	EBITDA Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	55%	39%	38%	39%	42%

Metrocall	40%	31%	31%	33%	38%

Synergies	5%	30%	31%	28%	20%

	Free Cash Flow Contribution

	2004E	2005P	2006P	2007P	2008P

Arch	55%	37%	36%	37%	40%

Metrocall	39%	29%	29%	32%	36%

Synergies	7%	34%	34%	31%	23%

      The percentages of total revenues, EBITDA and free cash flow (EBITDA less capital expenditures) set forth in the above tables that will be contributed to the Holding Company by Arch were then compared to the 63% interest that Arch’s common stockholders will have in the Holding Company’s enterprise value (as determined above).

      Relative Discounted Cash Flow Enterprise Value Analysis. Bear Stearns examined the relative discounted cash flow enterprise value contribution of Arch and Metrocall to the Holding Company (assuming a WACC of 12% to 15% and an EBITDA terminal multiple range of 2.25x to 3.25x). In this analysis, Bear Stearns used estimates of net synergies (including the net impact of tax attributes) provided by Metrocall’s management. Bear Stearns made two separate assumptions with respect to synergies: (i) no synergies and (ii) an allocation of 50% of the net synergies referred to above to each of Arch and Metrocall. This analysis indicated that Arch’s implied enterprise value contribution to the Holding Company will be (i) 57.4% to 58.3% assuming no synergies and (ii) 55.3% to 55.8% assuming a 50% allocation of net synergies. Bear Stearns compared these percentages to the 63% interest that Arch common stockholders will have in the enterprise value for the Holding Company (as determined above).

      Pro Forma Combined Discounted Cash Flow Equity Value Accretion Analysis. Using a WACC range of 12% to 15% and an EBITDA terminal multiple range of 2.25x to 3.25x, Bear Stearns performed discounted cash flow analyses to calculate (i) the stand-alone enterprise value for Arch and (ii) the enterprise value for the Holding Company. Arch’s stand-alone equity value was calculated based on Arch’s stand-alone enterprise value less Arch’s estimated net debt at closing. The pro forma Holding Company’s equity value was calculated based on Holding Company’s enterprise value less Holding Company’s estimated net debt at closing including the $150 million of new acquisition debt and financing costs. Arch’s stockholders’ share of Holding Company’s equity value was calculated based on Holding Company’s equity value times Arch’s shareholders’ equity split in Holding Company of 72.5%. Bear Stearns then compared these values to determine whether the proposed merger will result in an increase or decrease in equity value per share for Arch’s common stockholders. The comparative results indicated that the proposed merger will result in an increase in equity value per share for Arch’s common stockholders.

      The following table sets forth the results of Bear Stearns’ calculation of the equity values of Arch on a stand-alone basis:

Arch Stand-Alone Discounted Cash Flow Equity Values ($ in millions)

	EBITDA Terminal Multiple

WACC	2.25x	2.50x	2.75x	3.00x	3.25x

12%	$428	$440	$452	$464	$477

13%	420	431	443	455	466

14%	412	423	434	445	457

15%	404	415	426	436	447

      As indicated in the above table, the range of discounted cash flow equity values for Arch on a stand-alone basis was $404 to $477 million. Based on Arch’s gross diluted share count of 19.934 million, the corresponding range of discounted cash flow equity values per share is $20.27 to $23.91.

      The following table sets forth the results of Bear Stearns’ calculation of Arch shareholders’ share of the equity values for the Holding Company:

Arch Shareholders’ Share of the Discounted Cash Flow Equity Values

for the Holding Company ($ in millions)

	EBITDA Terminal Multiple

WACC	2.25x	2.50x	2.75x	3.00x	3.25x

12%	$639	$659	$680	$700	$720

13%	624	644	663	683	703

14%	610	629	648	667	686

15%	596	614	633	651	669

      As indicated in the above table, the range of Arch shareholders’ share of the equity values for the Holding Company was $596 to $720 million, which corresponded to a per share range of $29.91 to $36.14. This represented a premium of 47.6% to 51.2% to the Arch stand-alone per share equity values of $20.27 to $23.91.

Miscellaneous

      In connection with rendering its opinion, Bear Stearns performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to the holders of Arch common stock. Accordingly, notwithstanding the analyses summarized above, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Bear Stearns opinion.

      In performing its analyses, Bear Stearns considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Arch. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Bear Stearns did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis.

      The type and amount of consideration payable in the merger were determined through negotiations between Arch and Metrocall and approved by the Arch board of directors. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Arch and Metrocall may trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of Holding Company common stock may trade subsequent to the consummation of the merger. The decision to enter into the merger agreement was solely that of the Arch board of directors. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Arch’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Arch’s board of directors or Arch’s management with respect to the fairness of the merger consideration.

      Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

      Bear Stearns was selected by the Arch board of directors to act as Arch’s financial advisor and render a fairness opinion because of its expertise and reputation in investment banking and mergers and acquisitions and its familiarity with Arch, Metrocall and the one and two-way wireless messaging and information services industry. Arch and Bear Stearns have entered into a letter agreement, dated as of November 1, 2002 and amended as of December 1, 2003, under which Arch has agreed to pay Bear Stearns (i) retainer and interim fees together equal to $600,000 (of which $350,000 will be credited against the payments for the transaction fee described in clause (ii)) and (ii) an aggregate $1.5 million transaction fee, including a contingent transaction fee, upon the consummation of the proposed merger. Arch also agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred in connection with the engagement. In addition, Arch agreed to indemnify Bear Stearns against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement. Bear Stearns had been previously engaged by Arch to provide certain investment banking and financial advisory services for which it received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Arch and/or Metrocall for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Interests of Certain Metrocall Directors and Executive Officers in the Merger

      In considering the recommendation of the board of directors of Metrocall to vote for the proposal to adopt the merger agreement, stockholders of Metrocall should be aware that members of the Metrocall board of directors and members of Metrocall’s management team have agreements or arrangements that provide them with interests in the merger that are in addition to the interests of Metrocall stockholders directly. The Metrocall board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Metrocall that they vote for the proposal to adopt the merger agreement.

      Vincent D. Kelly’s Employment Arrangements. Metrocall’s board of directors has amended the employment agreement of Vincent D. Kelly, Metrocall’s President and Chief Executive Officer, to provide that upon the closing of the merger, Mr. Kelly will execute a new employment agreement with Holding Company for an initial term of three years. Such employment agreement would provide, among other things:

•	an annual base salary of $600,000;

•	a bonus of $530,000 for the remainder of calendar year 2004 if performance targets previously set by the compensation committee of the Metrocall Board are met;

•	bonuses of up to 200% of his base salary for each of the 2005 and 2006 fiscal years, subject to meeting performance targets to be set by Holding Company’s board of directors;

•	severance payments equal to:

•	his base salary for the longer of two years and the remainder of the three-year term of his employment agreement; and

•	reimbursement of the cost of continuation of group health coverage for the same period; and

•	an amount equal to his annual bonus with respect to the prior annual period; and

•	if Mr. Kelly is removed without cause or leaves with good reason, the automatic vesting of Mr. Kelly’s unvested options which will not be subject to repurchase by Holding Company.

In addition, the amendment to Mr. Kelly’s employment agreement with Metrocall provides for a cash bonus of one million dollars, upon the completion of the merger with Arch, in lieu of any other payments from Metrocall with respect to the merger. For a more detailed description of Mr. Kelly’s employment arrangements, see “Management of Holding Company After the Merger — Compensation of Directors” and “— Compensation of Executive Officers” beginning on page 119.

      Metrocall Stock Options. The directors of Metrocall listed below hold options to purchase shares of Metrocall common stock. All unvested options granted to Metrocall non-employee directors, whether or not then vested shall become vested and exercisable immediately prior to the time of the merger. These vested options, like all outstanding vested Metrocall options, will at the time of the merger be converted pursuant to the merger agreement into vested options to purchase shares of common stock of Holding Company unless a holder chooses to exercise his options at the time of the merger and elects to receive cash for the shares of Metrocall common stock issuable thereupon.

Number of Options

Eugene I. Davis	10,000

Nicholas A. Gallopo	10,000

David J. Leonard	10,000

Brian O’Reilly	10,000

Steven D. Scheiwe	10,000

Royce Yudkoff	10,000

Total	60,000

      The executive officers of Metrocall listed below hold options to purchase shares of Metrocall common stock. 50% of such options vested on May 7, 2004, the remaining 50% of such options vest on May 7, 2005.

Number of Options

Vincent D. Kelly	60,000

Stan F. Sech	30,000

George Z. Moratis	30,000

Total	120,000

      Pursuant to the terms of the merger agreement, each Metrocall stock option granted pursuant to the Metrocall Holdings, Inc. 2003 Stock Option Plan outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option to acquire, on the same terms and conditions, the number of shares of such stock option multiplied by 1.876, the exchange ratio for Metrocall common stock, of Holding Company common stock at the per share exercise price of such stock option divided by 1.876, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to completion of the merger.

      Equity Incentive Plan. According to the terms of the merger agreement, at the time of the merger or promptly thereafter, Holding Company will establish an equity incentive plan for members of the Holding Company board of directors and officers and employees of Holding Company and its subsidiaries. Holding Company will reserve a number of shares of Holding Company common stock, for issuance in respect of the plan, not to exceed seven percent of the issued and outstanding shares of Holding Company common stock as of the time of the merger (not counting Metrocall options, stock rights, and warrants, and Arch options and stock rights that are exchanged in the merger for corresponding rights with respect to Holding Company common stock). The interests granted under the equity incentive plan may be in the form of stock options, restricted stock grants, or otherwise, and the terms, conditions, eligibility, and allocations to eligible participants with respect to the plan will be as determined by Holding Company’s board or its compensation committee.

      Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:

•	the board of directors of Holding Company will be initially comprised of nine directors including the following four members of Metrocall’s current board of directors, Vincent D. Kelly, Royce Yudkoff, [ ] and [ ];

•	Mr. Yudkoff will become the Chairman of Holding Company’s board of directors;

•	The Audit Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall, one director designated by Arch and David C. Abrams;

•	The Compensation Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall and two directors designated by Arch; and

•	The Nominating and Governance Committee of the board of directors of Holding Company will be initially comprised of two directors designated by Metrocall and two directors designated by Arch.

      The merger agreement also provides that, upon completion of the merger:

•	Mr. Kelly, President and Chief Executive Officer of Metrocall, will serve as Chief Executive Officer of Holding Company with an employment agreement with Holding Company for a term of three years from the date of the closing of the transaction. See “Management of Holding Company After the Merger — Compensation of Directors” and “— Compensation of Executive Officers” beginning on page 119.

      Indemnification and Insurance. The merger agreement provides that Holding Company and Metrocall will, jointly and severally, honor existing indemnification agreements of current and former directors and officers of Metrocall and its subsidiaries and, for six years following the merger, indemnify all current and former officers and directors of Metrocall and its subsidiaries in accordance with indemnification provisions of the Holding Company or Metrocall certificate of incorporation, and that the terms of the indemnification provisions of the certificates of incorporation will not be amended, repealed, or otherwise modified during the six-year period after the merger. In addition, for six years after the merger, Holding Company will cause to be maintained liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Metrocall or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the merger. Holding Company or Metrocall will also pay all reasonable expenses incurred by any individual in enforcing his or her rights to indemnification and insurance coverage under the terms of the merger agreement.

Interests of Certain Arch Directors and Executive Officers in the Merger

      Some members of the Arch board of directors and some executive officers of Arch have interests in the merger that are in addition to the interests of Arch shareholders directly. In considering the fairness of the merger to the stockholders of Arch, the Arch board took these interests into account. You should be aware of these interests, which are summarized below. In addition, certain other interests that officers and directors of Arch may have in relation to a change in control of Arch are discussed in “Risk Factors” beginning on page 27.

      Options. The directors of Arch listed below hold options to purchase shares of Arch common stock at an exercise price of $.001 per share. Under the merger agreement, all outstanding options of Arch will, at the time of the merger be converted into options to purchase the same number of shares of common stock of Holding Company, on the same terms and conditions. As of May 29, 2004, all of these options will be vested. However, directors that will no longer be directors of Arch after the merger will not be able to exercise their options after the date that is 210 days after the closing.

Number of
Options

James V. Continenza	41,666

Eric Gold	41,666

Carroll D. McHenry	41,666

Matthew Oristano	41,666

William E. Redmond, Jr.	41,666

Samme L. Thompson	41,666

Total	249,996

      Restricted Stock. The senior members of Arch management listed below hold restricted shares of Arch common stock indicated, issued pursuant to Arch’s 2002 Stock Incentive Plan and a Restricted Stock Agreement between Arch and the respective officer. Under the merger agreement, issued but restricted shares of Arch common stock will become rights to receive shares of the same number of shares of common stock of Holding Company, subject to the terms and conditions of the applicable restricted stock agreement, including Arch’s right, upon termination of the employment of a holder of restricted shares, to repurchase such shares for a price of $.001 per share. Currently, Arch anticipates repurchasing the restricted shares of Messrs. Baker, Daniels and Pottle because they will be leaving the employment of Arch immediately prior to the merger. Arch further intends to repurchase restricted shares held by other employees and executive officers whose employment is terminated prior to the effective time of the merger. For more information on Arch’s repurchase option and the risks of vesting the restricted shares held by Messrs. Baker, Daniels and Pottle if the merger is determined to be a change in control, see the risk factors beginning on page 27 and “Description of Holding Company Capital Stock — Repurchase of Shares of Holding Company Common Stock upon Certain Events” beginning on page 97. Restricted shares held by Arch officers other than Messrs. Baker, Daniels and Pottle do not vest upon a change in control.

Number of
Restricted Shares

C. Edward Baker, Jr.	89,430

Lyndon Daniels	52,456

J. Roy Pottle	42,344

Patricia A. Gray	10,428

Paul H. Kuzia	26,228

Christopher J. Madden	10,428

Subtotal	231,314

Employees other than executive officers	84,688

Total	316,002

      Certain Arch directors and members of management have indicated an interest in disposing of all or part of their holdings in unrestricted shares of Arch common stock in accordance with trading plans to diversify their investment portfolios.

      Long-Term Incentive Plan. Arch currently maintains a long-term incentive plan for certain employees, including the officers set forth below. Pursuant to the terms of the incentive plan, these officers receive annual grants of units, intended to be economically equivalent to shares of Arch common stock, which ordinarily vest on the second anniversary of the bonus payment date. The number of units awarded to a participant is calculated by dividing such participant’s annual bonus payment by the average closing price of Arch common stock for the ten trading days immediately preceding the date of such bonus payment. However, if an officer’s employment is terminated by Arch without “cause”, such officer’s units will vest one-third on the bonus payment date if the termination occurs prior to the first anniversary of the bonus payment date, two-thirds if the termination occurs after the first anniversary but prior to the second anniversary of the bonus payment date and all of the units shall vest if termination occurs after the second anniversary of the bonus payment date. There has been only one grant of units under Arch’s long-term incentive plan on February 26, 2004, and the merger agreement prohibits any additional grants. Accordingly, a participant in Arch’s long-term incentive plan who is terminated without “cause” prior to February 26, 2005, would be entitled to receive payment for one-third of their units. While the full composition of Holding Company management has not yet been determined, Metrocall and Arch anticipate that the employment of some or all of these officers, including Messrs. Baker, Daniels and Pottle, may be terminated without “cause” in connection with the merger, which would entitle these officers to vesting of their units pursuant to the vesting schedule described above. Metrocall believes payments under Arch’s long-term incentive plan to any one of these three executives may be conditioned on his executing a release. In the event that any participant in Arch’s long-term incentive plan voluntarily leaves Arch’s employment prior to February 26, 2006, that participant would not be entitled to receive any payment under the Arch long-term incentive plan.

      In addition, if a “change in control” is determined to result in connection with the merger, all units immediately vest. See the risk factor beginning on page 27 for more information regarding the risk that the merger will be determined to be a “change in control” of Arch. If there is no “change in control” as a result of the consummation of the merger, the number of these units will remain the same and the value of these units will be based on the price of Holding Company common stock.

      The amounts set forth below in the first column below indicate for each officer below the payment obligations with respect to units that would be accelerated if the employment of the officer was terminated without cause as a result of the merger. If the merger was determined to result in a change in control, all restricted units of the officers would immediately vest, which would entitle these officers to the payments indicated in the first and second columns below, regardless of any termination of their employment. The value of vested units is determined on the date that the units become fully vested, based on the average of the closing price of Arch common stock for the ten trading days prior to vesting. The amounts below assume vesting as of May 12, 2004, based on a ten-day trailing average price of $32.98 for Arch common stock. Payment obligations under the long-term incentive plan are payable within 30 days of vesting.

Accelerated Payments under the Management Long-Term Incentive Plan

	Amount upon	Additional Amount if
	Termination	“Change in Control”

C. Edward Baker, Jr.	$1,002,440	$2,004,981

Lyndon Daniels	506,434	1,013,133

J. Roy Pottle	433,054	866,108

Patricia A. Gray	198,706	397,412

Paul H. Kuzia	256,179	512,358

Christopher J. Madden	151,480	302,960

      Severance. Arch currently has an employment agreement with each of Messrs. Baker, Daniels and Pottle and also maintains a severance benefits plan for employees, including the officers set forth below. Pursuant to this severance plan and the employment agreements, if applicable, each of these officers is entitled to receive a severance payment in the event that his or her employment is terminated by Arch without “cause”. While the full composition of Holding Company management has not yet been determined, Metrocall and Arch anticipate that the employment of some or all of these officers, including Messrs. Baker, Daniels and Pottle, may be terminated without “cause” in connection with the merger. In the event of a termination of employment without “cause” and assuming that the termination of each of their employment is effective as of

October 1, 2004, the officers set forth below would be entitled to receive severance payments in the amounts indicated.

Severance Amount

C. Edward Baker, Jr.*	$1,387,500

Lyndon Daniels*	833,800

J. Roy Pottle*	567,000

Patricia A. Gray	247,000

Paul H. Kuzia	316,300

Christopher J. Madden	175,200

*	A portion of the payment of the severance amount may be reduced based on income received from the executive’s future employment, and any severance payment to such executive is conditioned on his executing a separation agreement and release.

      Equity Incentive Plan. According to the terms of the merger agreement, at the time of the merger or promptly thereafter, Holding Company will establish an equity incentive plan for members of the Holding Company board of directors and officers and employees of Holding Company and its subsidiaries. Holding Company will reserve a number of shares of Holding Company common stock, for issuance in respect of the plan, not to exceed seven percent of the issued and outstanding shares of Holding Company common stock as of the time of the merger (not counting Metrocall options, stock rights, and warrants, and Arch options and stock rights that are exchanged in the merger for corresponding rights with respect to Holding Company common stock). The interests granted under the equity incentive plan may be in the form of stock options, restricted stock grants, or otherwise, and the terms, conditions, eligibility, and allocations to eligible participants with respect to the plan will be as determined by Holding Company’s board or its compensation committee.

      Governance Structure. Pursuant to the terms of the merger agreement, immediately following the merger:

•	the board of directors of Holding Company will be initially comprised of nine directors including the following four members of Arch’s current board of directors: James V. Continenza, Matthew Oristano, William E. Redmond, Jr., and Richard A. Rubin;

•	The Audit Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall, one director designated by Arch and David C. Abrams;

•	The Compensation Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall and two directors designated by Arch; and

•	The Nominating and Governance Committee of the board of directors of Holding Company will be initially comprised of two directors designated by Metrocall and two directors designated by Arch.

      Indemnification. The merger agreement provides that Holding Company and Arch will, jointly and severally, honor existing indemnification agreements of current and former directors and officers of Arch and its subsidiaries and, for six years following the merger, indemnify all current and former officers and directors of Arch and its subsidiaries in accordance with indemnification provisions of the Holding Company or Arch certificate of incorporation, and that the terms of the indemnification provisions of the certificates of incorporation will not be amended, repealed, or otherwise modified during the six-year period after the merger. In addition, for six years after the merger, Holding Company will cause to be maintained liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Arch or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the merger. Holding Company or Arch will also pay all reasonable expenses incurred by any individual in enforcing his or her rights to indemnification and insurance coverage under the terms of the merger agreement.

Completion and Effectiveness of the Merger

      We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Metrocall and Arch. The merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware.

      We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the second half of 2004. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Structure of the Merger and Conversion of Metrocall and Arch Stock

Structure

      To accomplish the merger, Metrocall formed Holding Company as a new subsidiary, which in turn formed two subsidiaries, Patriots Acquiring Sub, Inc. and Wizards Acquiring Sub, Inc. At the time the merger is completed:

•	Wizards Acquiring Sub will be merged into Metrocall, and Metrocall will be the surviving corporation; and

•	Patriots Acquiring Sub will be merged into Arch, and Arch will be the surviving corporation.

      As a result, Metrocall and Arch will each become a wholly-owned subsidiary of Holding Company.

Conversion of Metrocall and Arch Stock

      Upon completion of the merger:

•	each share of Metrocall common stock outstanding immediately prior to the merger for which a cash election has been made will be canceled and extinguished and automatically converted into the right to receive $75.00 in cash upon surrender of the certificate representing such share of Metrocall common stock, subject to an adjustment to the number of shares as described below in the section entitled “— Metrocall Stockholders Cash Election”;

•	each share of Metrocall common stock outstanding immediately prior to the merger for which no cash election has been made will be canceled and extinguished and automatically converted into the right to receive 1.876 shares of Holding Company common stock upon surrender of the certificate representing such share of Metrocall common stock, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to completion of the merger and subject to an adjustment to the number of shares as described below in the section entitled “— Metrocall Stockholders Cash Election;” and

•	each share of Arch common stock outstanding immediately prior to the merger will be canceled and extinguished and automatically converted into the right to receive one share of Holding Company common stock upon surrender of the certificate representing such share of Arch common stock.

      All shares of Metrocall and Arch common stock exchanged in the merger will be canceled and will no longer be outstanding, and Metrocall and Arch will each become a wholly-owned subsidiary of Holding Company. All shares of Metrocall common stock owned by Metrocall as treasury stock or owned by Arch or any subsidiary of Arch immediately prior to the merger will be canceled and cease to exist. All shares of Arch common stock owned by Arch as treasury stock or owned by Metrocall or any subsidiary of Metrocall immediately prior to the merger will be canceled and cease to exist. The shares of capital stock of Holding Company owned by Metrocall immediately prior to the merger will also be canceled upon completion of the merger.

      The number of shares of Holding Company common stock to be issued in the merger and the price to be paid per share in the case of a cash election will be proportionately adjusted for any stock split, reverse stock split, stock or cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares, or other similar change with respect to common stock of Metrocall or Arch effected between the date of the merger agreement and the date of completion of the merger.

Metrocall Stockholders Cash Election

      Each common stockholder of Metrocall or holder of vested options to acquire Metrocall common stock will have the right to elect to receive cash in exchange for all or any portion of the shares of Metrocall common stock held by him or her or to be held by him or her upon exercise of such options. This includes holders of fully vested options to purchase common stock of Metrocall who exercise their options prior to the merger and also holders of options that vest in connection with the consummation of the merger who have unconditionally and irrevocably committed to exercise such options, subject only to the completion of the merger. Metrocall and Arch have established [                    ], 2004 as the deadline by which the exchange agent, [                    ], must receive duly executed and completed cash election forms from Metrocall stockholders, although that deadline may be extended by Metrocall, in consultation with Arch, to a later date prior to consummation of the merger. In addition, Metrocall stockholders may revoke their cash election at any time prior to [                    ], 2004, or such later date to which the deadline for making the cash election may be extended.

      Holders of Metrocall common stock may also be entitled to demand appraisal of their shares prior to the merger, pursuant to the Delaware General Corporation Law, and to be paid the fair value of the shares, as more fully discussed in the section entitled “— Appraisal Rights” beginning on page 73.

      Upon completion of the merger, subject to the adjustments in the numbers of shares that are described below:

•	each share of Metrocall common stock for which a cash election was submitted by the designated date will be converted into the right to receive $75.00 in cash; and

•	each remaining share of Metrocall common stock, for which appraisal rights under Delaware law have not been exercised, will be converted into the right to receive 1.876 shares of Holding Company common stock, subject to unanticipated changes in the number of fully diluted shares of common stock of Arch and/or Metrocall prior to completion of the merger.

      A total of two million shares of Metrocall common stock will be exchanged for cash in the merger. If the total number of shares of Metrocall common stock for which a cash election is submitted and not revoked prior to the deadline is greater than two million, then each of the other shares of Metrocall common stock that is not subject to an exercise of appraisal rights under Delaware law will be converted into 1.876 shares of Holding Company common stock. The total number of shares to be exchanged for cash will be reduced to two million by a pro-rata reduction in the number of shares covered by each individual cash election. Each of the two million shares that remain will be converted into the right to receive $75.00 per share in cash, and each of the shares in excess of the two million total, and for which appraisal rights under Delaware law have not been exercised, will be converted into 1.876 shares of Holding Company common stock, subject to unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to completion of the merger.

      If the total number of shares of Metrocall common stock for which cash elections are submitted and not revoked prior to the deadline is less than or equal to two million, then each of those shares will be converted into the right to receive $75.00 in cash. In addition, if there are less than two million of those shares, then a number of shares of Metrocall common stock for which no cash election was submitted will be added to bring the total to two million, by a pro-rata reduction in the number of those shares held by each holder. Each of the shares added to bring the cash election total to two million will also be converted into the right to receive $75.00, and each remaining share of Metrocall common stock will be converted into 1.876 shares of Holding Company common stock, subject to unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to completion of the merger.

Exchange of Stock Certificates for Holding Company Stock Certificates

      Holding Company has appointed                     to serve as the exchange and paying agent in connection with the merger. At or prior to the date of the merger, Holding Company will deposit with the exchange agent sufficient cash and certificates representing common stock of Holding Company to make all payment and deliveries required under the merger agreement.

      If you are a holder of Metrocall common stock or of vested options to purchase Metrocall common stock, in order to select the form of consideration you will receive in the merger, you must complete and return the enclosed election form to                     on or before 5:00 p.m., eastern standard time, on the date specified in the election form, as such date may be extended as described above in the section entitled “— Metrocall Stockholder Cash Election.” This date, as may be extended, is referred to as the “election deadline.” You may indicate that you wish to receive cash in exchange for all or any portion of your shares of Metrocall common stock. Shares as to which no valid or effective form of cash election is received, or shares as to which no cash election is indicated in a form received from the holder, will be deemed not to be subject to a cash election.

      You may revoke your election by sending written notice to                     on or before 5:00 p.m., eastern standard time, on the election deadline. The exchange agent may decide whether forms of election have been properly completed, signed and submitted or revoked and may disregard immaterial defects in forms of election.

      Following the election deadline, we will determine the number of shares of Metrocall common stock covered by the properly completed notices that were received. Based on that number, we will calculate the number of shares that were subject to cash election notices that will not be exchanged for cash, or the number of shares not subject to cash election notices that will be exchanged for cash, as the case may be, using procedures described in the section above entitled “— Metrocall Stockholder Cash Election.”

      Following the merger, we will instruct the exchange agent to mail, as soon as practicable after the merger, to each holder of record of shares of Metrocall common stock and Arch common stock immediately prior to the merger a letter of transmittal and instructions for use in effecting the surrender of share certificates. Each holder of certificate(s) representing shares of Metrocall common stock or Arch common stock may thereafter surrender those certificate(s) to the exchange agent for a period ending one year after the merger. Upon the valid surrender of certificate(s) representing shares of Metrocall common stock accompanied by a duly executed and completed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of those certificate(s) will be entitled to receive (i) certificate(s) representing 1.876 shares of Holding Company common stock, subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger, for each share of Metrocall common stock held by the surrendering holder that is not being exchanged for cash; (ii) a check in the amount equal to $75.00 for each share of Metrocall common stock held by the surrendering holder that is being exchanged for cash; and (iii) a check representing the value of any fraction of a single share of Holding Company common stock that results from the conversion of the holder’s shares of Metrocall common stock after all whole shares have been converted, equal to $75.00 multiplied by such fraction. Upon the valid surrender of certificate(s) representing shares of Arch common stock accompanied by a duly executed and completed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of those certificate(s) will be entitled to receive certificate(s) representing one share of Holding Company common stock for each share of Arch common stock held by the surrendering holder. Until properly tendered, each certificate of Metrocall or Arch common stock represents only a right to receive the applicable merger consideration.

      If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate(s) is registered, the surrendered certificate(s) must be properly endorsed or otherwise in proper form for transfer, and all transfer and other taxes due upon transfer must have been paid and such payment must be evidenced to the satisfaction of Holding Company or the exchange agent. The aggregate cash amount received by a holder of Metrocall common stock will be net to the holder, without interest, and will be subject to reduction only for any applicable U.S. federal or other back-up withholding or stock transfer taxes payable to the holder. Neither Holding Company nor the exchange agent will be liable to any holder of shares for any cash or securities delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment, or decree.

      In the event any certificate(s) representing shares of Metrocall or Arch common stock have been lost, stolen, or destroyed, the exchange agent will deliver the merger consideration in exchange for such lost, stolen, or destroyed certificate(s) upon the making of an affidavit of this fact by the holder. In addition, the exchange agent may require the holder to deliver a bond to protect Holding Company in the event that a claim is made against Holding Company with respect to the exchanged certificate(s).

Treatment of Stock Options and Other Equity Based Awards

Treatment of Metrocall Stock Options, Warrants, and Stock Rights

      At the time of the merger, each outstanding option and warrant to purchase common stock of Metrocall will be converted into an option or warrant, as the case may be, to purchase the number of shares of common stock of Holding Company determined by multiplying the number of shares subject to the original option or warrant by 1.876, at an exercise price determined by dividing the exercise price of the original option or warrant by 1.876, and otherwise on the same terms and conditions as were applicable to such Metrocall stock options and warrants. Rights to receive unissued shares of Metrocall common stock pursuant to the Metrocall Plan of Reorganization will become rights to receive, for each share of Metrocall common stock subject to those rights, 1.876 shares of Holding Company common stock, subject to the terms and conditions of the Metrocall Plan of Reorganization. In each case the 1.876 exchange ratio is subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the merger.

Treatment of Arch Stock Options and Stock Rights

      At the time of the merger, outstanding options to purchase common stock of Arch will be converted into options to purchase the same number of shares of common stock of Holding Company on the same terms and conditions as were applicable to such Arch stock options. Rights to receive any unissued shares (or issued but restricted shares) of Arch common stock pursuant to the Arch Plan of Reorganization will become rights to receive shares of the same number of shares of common stock of Holding Company, subject to the terms and conditions of the Arch Plan of Reorganization or the applicable restricted stock agreement.

Registration Statement

      As soon as reasonably practicable after the merger, Holding Company will file with the SEC a registration statement with respect to the shares of Holding Company common stock subject to options granted in the merger, to the extent required in order for those shares to be sold without restriction. Holding Company will also use its best efforts to maintain the effectiveness of the registration statement for so long as the applicable benefits and grants remain payable and the options remain outstanding.

Redemption of Metrocall Preferred Stock

      The merger agreement provides that by the earlier of the record date for the meeting of Metrocall stockholders described in the section entitled “Special Meetings” and June 30, 2004, Metrocall will:

•	redeem, or cause the redemption of, all issued and outstanding shares of Metrocall Preferred Stock; and

•	defease, or cause the defeasance of, all shares of Metrocall Preferred Stock reserved for issuance under the Metrocall Plan of Reorganization.

      All issued and outstanding Metrocall Preferred Stock were redeemed on May 17, 2004. The unissued shares of Metrocall Preferred Stock that were reserved for issuance under the Metrocall Plan of Reorganization were defeased as of May 17, 2004.

Prepayment of Arch Subordinated Secured Debt

      As of the date of the merger agreement, Arch Wireless Holdings, Inc., a subsidiary of Arch, had outstanding $50 million in aggregate principal amount of 12% Subordinated Secured Compounding Notes due 2009, subject to an indenture dated May 29, 2002, among Arch Wireless Holdings, the guarantors listed in the indenture and The Bank of New York, as trustee. Arch redeemed $10 million of the notes on March 31, 2004, $20 million of the notes on April 30, 2004, and has scheduled the redemption of the remaining outstanding notes for May 28, 2004.

Material United States Federal Income Tax Consequences of the Merger

      The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders of Metrocall and Arch.

      For purposes of this discussion, a U.S. Holder means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or in the District of Columbia;

•	a trust, if (x) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) it has made an election to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

      This discussion is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that Metrocall stockholders hold their Metrocall common stock and will hold their Holding Company common stock, and that Arch stockholders hold their Arch common stock and will hold their Holding Company common stock, as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks or trusts;

•	stockholders who hold their Metrocall or Arch common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	stockholders who have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	stockholders who acquired their Metrocall or Arch common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of options granted under any Metrocall or Arch benefit plan.

      Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

      None of Metrocall, Arch or Holding Company has requested a ruling from the United States Internal Revenue Service, referred to also as the “IRS,” with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

      Based upon representation letters, which will be reconfirmed prior to the closing of the merger, (i) it is the opinion of Schulte Roth & Zabel LLP, counsel to Metrocall, that the merger of Metrocall Acquiring Sub into Metrocall will constitute an exchange to which Section 351 of the Code applies, and (ii) it is the opinion of Latham & Watkins LLP, counsel to Arch, that the merger of Arch Acquiring Sub into Arch will constitute an exchange to which Section 351 of the Code applies and/or a reorganization described in Section 368(a) of the Code. The opinions are based on current law and assume that the merger will be consummated as described in this joint proxy statement/prospectus and in accordance with the Merger Agreement and related agreements in their current form. It is a condition to the obligations of both Metrocall and Arch to consummate the merger that they shall have received confirmation, dated the closing date of the merger, of the respective opinions contained in this paragraph. Any change in currently applicable law, which may or may not be retroactive, or any failure of any factual representation or assumption upon which the opinions are based to be true, correct and complete in all material respects, could affect the validity of the tax opinions by Schulte Roth & Zabel LLP and Latham & Watkins LLP.

Treatment of Holding Company, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch and Metrocall

      No gain or loss will be recognized by Holding Company, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch or Metrocall as a result of the merger.

Treatment of the U.S. Holders of Arch Common Stock

      A U.S. Holder of Arch common stock who, pursuant to the merger, exchanges Arch common stock for Holding Company common stock, will not recognize gain or loss upon such exchange. The aggregate adjusted basis of Holding Company common stock received in the merger by a U.S. Holder of Arch common stock will be equal to the aggregate adjusted basis of the U.S. Holder’s Arch common stock exchanged for that Holding Company common stock. The holding period of Holding Company common stock received in the merger by a U.S. Holder of Arch common stock will include the holding period of the U.S. Holder’s Arch common stock exchanged for that Holding Company common stock.

Treatment of the U.S. Holders of Metrocall Common Stock

      A U.S. Holder of Metrocall common stock who, pursuant to the merger, exchanges Metrocall common stock for Holding Company common stock, will not recognize gain or loss upon such exchange, except (as described below) in cases in which such holder receives cash (i) pursuant to the exercise of their cash election rights, (ii) pursuant to their appraisal rights, or (iii) in lieu of fractional shares of Holding Company common stock. The aggregate adjusted basis of Holding Company common stock received in the merger by a U.S. Holder of Metrocall common stock will be equal to the aggregate adjusted basis of the U.S. Holder’s Metrocall common stock exchanged for that Holding Company common stock, reduced by any cash received as a consequence of the exercise of its cash election right and/or in lieu of a fractional share, increased by the amount of gain recognized by such U.S. Holder. The holding period of Holding Company common stock received in the merger by a U.S. Holder of Metrocall common stock will include the holding period of the U.S. Holder’s Metrocall common stock exchanged for that Holding Company common stock.

      Cash Instead of Fractional Shares. The receipt of cash instead of a fractional share of Holding Company common stock by a U.S. Holder of Metrocall common stock will result in taxable gain to such U.S. Holder for U.S. federal income tax purposes to the extent of the lesser of the gain realized in the exchange and the amount of cash received. The gain will constitute capital gain and will constitute long-term capital gain if the U.S. Holder’s holding period is greater than 12 months as of the date of the merger, also referred to as the “Requisite Holding Period.” For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

      Appraisal Rights. A U.S. Holder of Metrocall common stock who exercises appraisal rights generally will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder’s tax basis in the shares of Metrocall common stock exchanged. Such capital gain or loss will constitute long-term capital gain or loss if the stock exchanged was held by such U.S. Holder for the Requisite Holding Period. The deductibility of capital losses is subject to limitations.

      Electing Shares. The U.S. federal income tax consequences to a U.S. Holder of Metrocall common stock exercising such holder’s cash election right and receiving cash in exchange for any of their shares of Metrocall common stock will depend on whether the holder exchanges his, her or its Metrocall common stock for cash only or a combination of cash and Holding Company common stock. More specifically:

(i) A holder of Metrocall common stock who receives solely cash for all of his, her or its shares will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder’s tax basis in the shares of Metrocall common stock exchanged. Such gain or loss will be long-term capital gain or loss if the stock exchanged was held by such U.S. Holder for the Requisite Holding Period.

(ii) A U.S. Holder of Metrocall common stock who receives both (x) cash pursuant to such holder’s cash election right and (y) Holding Company common stock will recognize gain (but no loss) to the extent of the lesser of the gain realized in the exchange and the amount of cash received. Such gain will be capital in nature and long-term capital gain if the stock exchanged was held by such U.S. Holder for the Requisite Holding Period. If the amount of cash received exceeds the amount of gain realized, the excess will reduce the U.S. holder’s basis in Holding Company common stock received in the merger.

      Backup Withholding. Certain non-corporate Metrocall stockholders may be subject to backup withholding at a 28% rate on cash payments received instead of fractional shares of Holding Company common stock or on cash payments received by shareholders electing to receive cash for their shares of Metrocall common stock. Backup withholding will not apply to a Metrocall stockholder who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9, or a successor form, included in the letter of transmittal to be delivered to Metrocall stockholders following the date of completion of the merger;

•	provides a certification of foreign status on Form W-8 or successor form; or

•	is otherwise exempt from backup withholding.

Reporting Requirements

      Each U.S. Holder of Arch common stock or Metrocall common stock who receives Holding Company common stock in the merger will be required to retain records and file with such U.S. Holder’s federal income tax return a statement setting forth certain facts relating to the merger.

      This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger.

      ACCORDINGLY, EACH METROCALL AND ARCH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO THE HOLDER.

Accounting Treatment of the Merger

      The merger will be accounted for under the purchase method of accounting for business combinations. See “Holding Company Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 84.

Regulatory Matters

Antitrust Authorities

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the “HSR Act,” Metrocall and Arch may not merge without first providing notice to and filing certain reports with the federal government, and waiting for a period of time after making those initial filings. Metrocall and Arch filed the required pre-merger notification and reports with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on April 5, 2004. Pursuant to inter-agency agreements between FTC and DOJ, the review of telecommunications mergers, such as this one, is handled by DOJ. On May 5, 2004, the DOJ submitted to each of Metrocall and Arch a Request for Additional Information and Documentary Material, also referred to as a “second request,” thereby extending the statutory pre-merger waiting period until 30 days after Metrocall and Arch “substantially comply” with this second request, unless the waiting period is terminated earlier or extended with the consent of Metrocall and Arch. Metrocall and Arch are continuing to cooperate with the DOJ as it reviews the merger.

      The DOJ could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, seeking the divestiture by Metrocall or Arch of certain assets or lines of business, or seeking to subject the resulting entity to operating conditions. We cannot assure you that an antitrust challenge to the merger will not be made, and, if such a challenge is made, we cannot predict the result.

Federal Communications Commission

      Under the Communications Act of 1934, also referred to as the “Act”, and various rules and regulations of the Federal Communications Commission, also referred to as the “FCC”, Metrocall and Arch may not merge without first seeking and receiving the consent of the FCC. In order to obtain the required FCC consent, Metrocall and Arch and certain of their license-holding subsidiaries filed the required applications with the FCC on April 9, 2004 and April 12, 2004. After the merger is complete, Holding Company will file, or cause certain of its subsidiaries to file, additional notifications as required by the FCC.

      The FCC must consider whether a proposed combination, such as the one proposed by Metrocall and Arch, would further the public interest before granting its consent to that combination. The FCC may consider various factors in this determination, including the competitive impact that the combination may have on consumers. Additionally, interested parties (which may include our customers and competitors) will have a period of thirty days from the date of an FCC public notice accepting our applications within which to file petitions to deny those applications. The FCC public notice was released on May 10, 2004, and the protest period expires on June 9, 2004. We cannot predict whether, or when, the FCC will grant its consent to the transaction.

      One of the conditions to our obligation to complete the merger is that the requisite FCC consents have become final, meaning that no petition for reconsideration, appeal or the like is pending, and that the time for seeking such reconsideration or appeal (and for the FCC to reconsider its consent on its own motion) has expired. We cannot predict whether any parties will oppose our applications or seek reconsideration or appeal of any FCC consent, nor can we predict the outcome of such proceedings.

Restrictions on Sales of Shares by Affiliates of Metrocall and Arch

      The shares of Holding Company common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Metrocall or Arch at the time of their respective special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Metrocall or Arch and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Holding Company common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      Holding Company’s registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, does not cover the resale of shares of Holding Company common stock to be received by affiliates of Metrocall or Arch in the merger.

      Metrocall and Arch have agreed to use reasonable best efforts to cause their respective affiliates to agree to comply with the restrictions described above and to take actions to allow such individuals to dispose of these shares pursuant to an exemption under the Securities Act.

NASDAQ National Market Listing of Holding Company Common Stock to be Issued in the Merger

      Metrocall and Arch will each use reasonable best efforts to cause to be authorized for listing on the NASDAQ National Market, upon official notice of issuance, the shares of Holding Company common stock to be issued in connection with the merger or to be reserved for issuance in respect of rights existing prior to the merger, including Metrocall options and warrants, Arch options, and rights to receive common stock of Metrocall and Arch in connection with their respective plans of reorganization.

      Neither Metrocall nor Arch need complete the merger if the shares of Holding Company common stock issuable in the merger, or those to be reserved for issuance upon exercise of stock options or warrants, have not been authorized for listing on the NASDAQ National Market, upon official notice of issuance.

Appraisal Rights

      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this joint proxy statement/ prospectus as Annex G and is incorporated into this summary by reference.

      Under Delaware law, holders of Metrocall common stock are entitled to appraisal rights under Delaware law. However, Arch stockholders are not entitled to appraisal rights in connection with the merger.

      If the Metrocall merger is completed, each holder of Metrocall common stock who (1) files written notice with Metrocall of an intention to exercise rights to appraisal of his, her or its shares prior to the Metrocall special meeting, (2) does not vote in favor of the merger and (3) follows the procedures set forth in Section 262, will be entitled to be paid for his or her Metrocall common stock by the surviving corporation the fair value in cash of the shares of Metrocall common stock. The fair value of shares of Metrocall common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Metrocall common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the “dissenting shares.”

      Within ten days after the effective date of the merger, Metrocall, as the surviving corporation in the Metrocall merger, must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Metrocall common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Metrocall a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

      Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

      A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

      If any holder of Metrocall common stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive a number of shares of Holding Company common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	the dissenting shares are voted in favor of the merger;

•	neither Metrocall nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to Metrocall, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with Metrocall’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Metrocall stockholder will be entitled to receive the consideration with respect to the holder’s dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, Metrocall stockholders who are considering objecting to the merger should consult their own legal advisors.

Delisting and Deregistration of Metrocall and Arch Common Stock after the Merger

      When the merger is completed, Metrocall common stock will be delisted from the NASDAQ Small Cap Market and Arch common stock will be delisted from each of the Boston Stock Exchange and the NASDAQ National Market and each of Metrocall common stock and Arch common stock will be deregistered under the Securities Exchange Act of 1934, also referred to as the “Exchange Act.”

The Merger Agreement

      The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/ prospectus. We urge you to read the full text of the merger agreement.

      Conditions to the Merger. Each of Metrocall’s and Arch’s obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

•	the adoption of the merger agreement by an affirmative vote at the Metrocall special meeting of the holders of a majority of the voting power of shares of Metrocall common stock outstanding as of the record date;

•	the adoption of the merger agreement by an affirmative vote at the Arch special meeting of the holders of a majority of the voting power of shares of Arch common stock outstanding as of the record date;

•	the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order;

•	the approval for listing, by the NASDAQ National Market, of the shares of Holding Company common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance;

•	the absence of any statute, rule, regulation or injunction prohibiting completion of the merger;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the final approval of the Federal Communications Commission; and

•	the holders of not more than an aggregate of eight percent of the fully-diluted shares of Metrocall common stock having perfected appraisal rights under Section 262 of the Delaware General Corporation Law. Metrocall’s fully diluted shares consists of issued and outstanding shares of Metrocall common stock, together with shares of Metrocall common stock issuable upon exercise of outstanding warrants or options or under Metrocall’s plan of reorganization.

      “Material Adverse Effect,” when used in reference to any entity, means any event, change, circumstance or effect that:

•	is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of the entity and its subsidiaries, taken as a whole; or

•	prevents the entity from complying with its obligations under the merger agreement or the ability of the entity to complete the merger.

      However, any change in the market price or trading volume of the entity’s common stock or any failure by the entity to meet internal projections or forecasts or published revenue or earnings predictions shall not be taken into account in determining whether there has been or is a Material Adverse Effect with respect to the entity. In addition, there will be no Material Adverse Effect to the extent that any event, change, circumstance or effect relates:

•	to the announcement or pendency of the merger;

•	to the economy or financial markets in general;

•	generally to the industries in which the entity operates;

•	fees and expenses associated with the merger;

•	payments to officers, employees and others disclosed to the other party on or prior to the date of the merger agreement;

•	compliance with terms of the merger agreement;

•	taking any action approved or authorized by the other party;

•	any change in legal or accounting requirements; or

•	actions required to be taken under generally applicable laws or agreements.

      Metrocall’s obligations to complete the proposed merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

•	Arch must have performed in all material respects obligations required to be performed by it under the merger agreement by the date of completion of the merger;

•	Arch’s representations and warranties must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except as would not reasonably be expected to have a Material Adverse Effect;

•	The absence of any Material Adverse Effect as to Arch between the signing of the merger agreement and the completion of the merger; and

•	Metrocall must have received from Schulte Roth & Zabel LLP, a written opinion to the effect that for U.S. federal income tax purposes, the merger will constitute an exchange to which Section 351 of the Code applies.

      Arch’s obligations to complete the proposed merger are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

•	Metrocall must have performed in all material respects obligations required to be performed by it under the merger agreement by the date of completion of the merger;

•	Metrocall’s representations and warranties must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except as would not reasonably be expected to have a Material Adverse Effect;

•	The absence of any Material Adverse Effect as to Metrocall between the signing of the merger agreement and the completion of the merger; and

•	Arch must have received from Latham & Watkins LLP, a written opinion to the effect that for U.S. federal income tax purposes, the merger will constitute an exchange to which Section 351 or Section 368 of the Code applies.

      No Solicitation by Metrocall or Arch; Window Shopping. The merger agreement contains detailed provisions prohibiting Metrocall and Arch from soliciting an alternative transaction, but permits consideration of unsolicited bids consistent with the fiduciary duties of the respective boards of Metrocall and Arch. Under these provisions, each of Metrocall and Arch has agreed that it will not directly or indirectly solicit, initiate, encourage or knowingly facilitate any inquires or the making of a “competing transaction.” A “competing transaction” with respect to any party is any of the following involving a business of Metrocall or Arch, as applicable, with net revenues, income or assets of 40% or more of the net revenues, income or assets of such party and its subsidiaries, taken as a whole: (i) any business combination, (ii) any sale or other disposition of 15% or more of its assets, (iii) any tender offer or exchange offer for 15% or more of the outstanding voting securities or (iv) any combination thereof.

      In the event that an unsolicited bid is made by a third party to Metrocall or Arch prior to Metrocall or Arch receiving stockholder approval for the proposed merger, respectively, and the board of directors of the recipient of such offer determines that (i) it was not received as a result of violation of the no-solicitation provision, (ii) if completed, it would be a competing transaction, (iii) it is not conditioned on financing unless such financing is highly likely to be obtained in the opinion of the recipient’s board of directors and (iv) such competing offer would provide greater value to such company’s stockholders than the proposed merger, taking the breakup fee payable to the other party under the merger agreement into consideration, then the board would be able to consider and negotiate such competing offer consistent with its fiduciary duties. This provision is subject to the recipient of the competing offer’s obligation to notify the other party of such competing offer and to wait at least five business days after the other party’s receipt of such notice prior to entering into any agreement relating to the competing offer. If a counter offer is made by the other party which addresses the terms of the competing transaction, the recipient would then be required by the merger agreement to try to negotiate such proposal with the other party in good faith during such five business day period.

      Termination. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

•	by mutual written consent of Metrocall and Arch authorized by their respective boards of directors;

•	by either Metrocall or Arch if the merger is not completed on or before December 31, 2004, also referred to as the “drop-dead date,” but if all conditions to closing are satisfied or waived and the financing necessary to pay the cash consideration to Metrocall stockholders has not been obtained on terms reasonably acceptable to Metrocall and Arch, then the drop-dead date may be extended for up to 60 days by either party by providing written notice to the other, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by December 31, 2004;

•	by either Metrocall or Arch if any injunction, order or decree of any governmental entity shall have been entered and have become final and nonappealable restraining, enjoining or otherwise prohibiting the merger, provided that the party seeking to terminate must have used its reasonable best efforts to prevent the entry of and to remove such injunction, order or decree;

•	by Arch, if prior to Metrocall stockholders’ approval of the merger, the Metrocall board shall have changed its recommendation of the merger or shall have recommended a competing transaction;

•	by Metrocall, if prior to Arch stockholders’ approval of the merger, the Arch board shall have changed its recommendation of the merger or shall have recommended a competing transaction;

•	by either Metrocall or Arch if the merger shall fail to receive either Metrocall stockholders’ approval or Arch stockholders’ approval;

•	by Arch, upon a breach of any representation, warranty, covenant or agreement on the part of Metrocall or if any representation or warranty of Metrocall shall have become untrue, and all such breaches would result, in the case of breaches of representations and warranties, in a Material Adverse Effect as to Metrocall and, in the case of a breach of a covenant or failure to comply with the covenants, a failure by Metrocall to perform in all material respects its obligations under the merger agreement, provided that Metrocall will have 30 days or, if earlier, until the drop-dead date, after receiving notice of such breach to cure;

•	by Metrocall, upon a breach of any representation, warranty, covenant or agreement on the part of Arch or if any representation or warranty of Arch shall have become untrue, and all such breaches would result, in the case of breaches of representations and warranties, in a Material Adverse Effect with respect to Arch and, in the case of a breach of a covenant or failure to comply with the covenants, a failure by Arch to perform in all material respects its obligations under the merger agreement, provided that Arch will have 30 days or, if earlier, until the drop-dead date, after receiving notice of such breach to cure;

•	by Metrocall, if prior to Metrocall stockholders’ approval of the merger, the Metrocall board shall have decided to approve a competing transaction, provided that Arch is given at least five business days notice of such decision and is provided an opportunity to negotiate a more favorable transaction and after such negotiations, if any, the Metrocall board determines that the competing transaction is more favorable, from a financial point of view, to Metrocall stockholders than the proposed merger with Arch; or

•	by Arch, if prior to Arch stockholders’ approval of the merger, the Arch board shall have decided to approve a competing transaction, provided that Metrocall is given at least five business days notice of such decision and is provided an opportunity to negotiate a more favorable transaction and after such negotiations, if any, the Arch board determines that the competing transaction is more favorable, from a financial point of view, to Arch stockholders than the proposed merger with Metrocall.

      Termination Fee. The merger agreement requires Metrocall to pay a breakup fee of $12 million in cash to Arch (i) if the merger agreement is terminated by either party because of Metrocall’s failure to get the Metrocall stockholders’ approval and there is a competing Metrocall transaction at the time of such termination that is consummated, or with respect to which there is a definitive agreement, within a year of termination, (ii) if Arch terminates the merger agreement after the Metrocall board changes its recommendation of the merger to Metrocall stockholders or recommends a competing transaction to Metrocall stockholders or (iii) if the Metrocall board approves a competing transaction. The merger agreement requires Arch to pay a breakup fee of $12 million to Metrocall (i) if the merger agreement is terminated by either party because of Arch’s failure to get the Arch stockholders’ approval and there is a competing Arch transaction at the time of such termination that is consummated, or with respect to which there is a definitive agreement, within a year, (ii) if Metrocall terminates the merger agreement after the Arch board changes its recommendation of the merger to Arch stockholders or recommends a competing transaction to Arch stockholders or (iii) if the Arch board approves a competing transaction.

      Conduct of Business Pending the Merger. Under the merger agreement, each of Metrocall and Arch has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, it will carry on its respective business in the ordinary and usual course of business consistent with past practice for the last fiscal year, and will use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and employees and its relationships with third parties, maintain insurance consistent with past practice with financially responsible insurers and comply with all material FCC rules, regulations and requirements and the Exchange Act.

      In addition to these agreements regarding the conduct of business generally, each of Metrocall and Arch has agreed to specific restrictions relating to the following:

•	the amendment of its certificate of incorporation or by-laws;

•	the alteration of its capital stock, including, among other things, stock splits, combinations or reclassifications;

•	the declaration or payment of dividends;

•	the issuance or sale of its capital stock, any options or warrants on its capital stock or other equity interests;

•	the acceleration or amendment or change of the period of exercisability or vesting of options, restricted stock or similar awards under employee stock incentive plans or authorize cash payment in respect of such options, stock or award except as required by the terms of such plans;

•	the incurrence of indebtedness for borrowed money;

•	the repurchase or redemption of capital stock;

•	the taking of actions that would prevent or impede the merger from qualifying as an exchange under Section 351 of the Internal Revenue Code;

•	the acquisition of assets or other entities;

•	the disposition of assets;

•	entering into or amending any employment agreement or arrangement with directors, officers or key employees, other than a key employee retention program for Arch employees providing for cash payments not to exceed two million dollars;

•	increasing the salary of highly paid directors, officers or employees, except as consistent with past practice, pursuant to pre-existing employment arrangements or in connection with new or added responsibilities;

•	entering into or amending any collective bargaining agreement;

•	adopting any pension or retirement plan other than in the ordinary course of business consistent with past practice;

•	making or revoking any material tax elections or making a settlement with any taxing authority;

•	entering into agreements that limits or otherwise restrict its ability to engage in or compete in any line of business or in any geographic area that would have a Material Adverse Effect;

•	waiving, releasing, assigning or otherwise compromising any material claims, litigation or arbitration; or

•	as to Arch, granting or crediting any units under Arch’s management long-term incentive plan.

      Additional Agreements. Each of Metrocall and Arch has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary, including obtaining all necessary consents and required approvals, proper and advisable under the merger agreement and applicable laws to complete the merger. However, neither Metrocall nor Arch is required to agree to: divest or hold separate any business or assets, the imposition of any conditions, or the payment of material amounts to obtain any consents or approvals required to complete the merger from any governmental authority or third parties. Consistent with applicable legal and regulatory requirements, Metrocall and Arch have further agreed that neither of them shall control the operations of the other prior to completion of the merger.

      The merger agreement provides that Vincent D. Kelly will serve as President and Chief Executive Officer of Holding Company. In the event that prior to closing of the merger Mr. Kelly is unable to serve in such capacity, the selection of Mr. Kelly’s replacement will require the approval of not less than six of the nine individuals selected to serve on the board of directors of Holding Company if the proposed replacement is a current director, officer or employee of Metrocall or Arch. If the proposed replacement is not a current director, officer or employee of Metrocall or Arch, then the selection of such person would be subject to the approval of a simple majority of the slated Holding Company board. Prior to the closing, the merger agreement also provides that Mr. Kelly may select additional individuals to serve as officers of Holding Company and make other decisions regarding the operations of Holding Company, but any such decisions are subject to approval by a majority of the individuals comprising Holding Company board.

      Metrocall and Arch have agreed in the merger agreement to negotiate in good faith to restructure the merger to be tax-free in whole or in part under the Code if the merger does not qualify as an exchange to which Section 351 of the Code applies.

      Arch has agreed in the merger agreement not to take any action or permit any action to be taken that would cause a “change in control” under Arch’s Management Long-Term Incentive Plan or 2002 Stock Incentive Plan, or any related restricted stock agreement or stock option agreement, or provide a basis for any participant in such plans or agreements to believe that a “change in control” has occurred.

      Metrocall and Arch determined the exchange ratios in the merger agreement based on representations made by each of them at the time they executed the merger agreement regarding the then-current, and the anticipated capitalization of Metrocall and Arch at the time of the merger. In the event that there are otherwise more or less shares of Metrocall or Arch issued and outstanding or issuable upon exercise of options and warrants than was anticipated, the exchange ratios will be appropriately adjusted to give effect to such changes, so that Metrocall stockholders, after giving effect to the payment of the cash consideration, will receive 27.5% of Holding Company common stock and Arch stockholders will receive 72.5% of Holding Company common stock, all on a fully diluted basis, as calculated in the merger agreement.

      The Metrocall exchange ratio was determined without taking into account 316,007 “restricted” shares of Arch common stock awarded to ten members of Arch’s senior management that would otherwise be included in the number of fully diluted shares of Arch common stock used to arrive at the Metrocall exchange ratio and the 27.5%/72.5% split of the ownership of Holding Company common stock. This adjustment was made because in the event these individuals leave the employment of Arch prior to vesting of their restricted shares, their restricted shares may be repurchased by Arch at nominal cost. However, if the merger constitutes a “change in control” under the respective restricted stock agreements governing 184,230 restricted shares of Arch common stock held by C. Edward Baker, Jr., Lyndon Daniels and J. Roy Pottle, Arch’s chief executive officer, chief operating officer and chief financial officer, respectively, such shares would no longer be subject to repurchase by Arch at nominal cost. Accordingly, if any of these three executive officers do not resign or are not terminated prior to the closing of the merger, their restricted shares would be exchanged for shares of Holding Company common stock which would no longer be subject to repurchase at nominal cost in the event that the merger constitutes a change in control of Arch. Restricted shares held by Arch officers and employees other than Messrs. Baker, Daniels and Pottle do not vest upon a change in control of Arch and would remain subject to repurchase at nominal cost prior to May 29, 2005, their scheduled vesting date. Because Arch stockholders will, as a group, have a controlling interest in Arch through ownership of a majority interest of Holding Company, and because the directors of the Holding Company, once in office, will have been either directors of Arch or nominated, recommended or endorsed by a majority of Arch directors, the boards of directors of both Metrocall and Arch believe that the merger will not constitute a “change in control,” as such term is defined in the restricted stock agreements of Messrs. Baker, Daniels and Pottle.

      We anticipate that Messrs. Baker, Daniels and Pottle will leave the employment of Arch in connection with the merger and that all 184,230 of their restricted shares will be repurchased by Arch at nominal cost immediately prior to closing of the merger. If any of these three executive officers do not resign or are not terminated prior to the earlier of closing of the merger or May 29, 2005, the date on which their restricted shares will no longer be subject to repurchase at nominal cost, or if their shares are not otherwise repurchased by Arch at nominal cost prior to the closing of the merger, the merger agreement provides that the Metrocall exchange ratio will be increased so that former holders of shares and options and warrants for shares of Metrocall common stock would maintain their agreed 27.5% ownership percentage of Holding Company common stock. Assuming all of the “restricted” shares of these three executive officers remain outstanding immediately prior to the closing, the Metrocall exchange ratio would increase from 1.876 to 1.894. As a result, former holders of shares and options for shares of Arch common stock, other than Messrs. Baker, Daniels and Pottle, would be diluted in their ownership percentage of Holding Company common stock, but together with these three executive officers, would hold their agreed 72.5% ownership percentage of Holding Company common stock.

      Metrocall and Arch have agreed in the merger agreement that Metrocall will redeem or defease all of its remaining issued and outstanding shares and shares reserved for issuance of Series A preferred stock and Arch will redeem all of its subsidiary’s 12% Subordinated Secured Compounding Notes.

      In addition, each of Metrocall and Arch has agreed:

•	to cooperate and coordinate with each other and use their reasonable best efforts in order to obtain financing to pay the cash consideration to Metrocall stockholders;

•	to consult with each other in advance and afford, to the extent permitted by the relevant governmental entity, each other the opportunity to attend and participate in any meeting or discussions with such governmental entity;

•	that if any litigation is commenced by either Metrocall or Arch, the other party will have the right, at its own expense, to participate and neither party will be permitted to settle any litigation without the consent of the other;

•	to use reasonable best efforts to have the registration statement on Form S-4 that includes the form of the joint proxy statement/prospectus declared effective, consult with each other, review and comment on and consider the merits of amendments and supplements to such registration statement, obtain consents from auditors and other parties providing reports for inclusion in the registration statement, advise when such registration statement is declared effective and obtain any requisite “blue sky” permits and approvals;

•	to call and convene meetings of their respective shareholders;

•	to consult with each other and not release public statements without prior written approval from the other party, except to the extent required by applicable law, and to make members of management available at presentations related to the merger as reasonably requested by the other party;

•	to provide current and former directors and officers of Metrocall and Arch customary directors’ and officers’ indemnification and insurance for six years after closing, and to honor existing directors’ and officers’ indemnification agreements in accordance with their terms;

•	to promptly notify the other in the case of any matter or event that would (i) cause any of its representation or warranties to be untrue at a level of materiality reasonably expected to result in a failure of the applicable closing condition to be satisfied, (ii) result in its failure to comply with any covenant, condition or agreement at a level of materiality reasonably expected to result in a failure of the applicable closing condition to be satisfied, or (iii) would otherwise materially impair the operation of its business;

•	to use reasonable best efforts to cause shares of Holding Company common stock to be listed on the NASDAQ National Market; and

•	that the parties shall be entitled to specific performance upon nonperformance of any of the provisions of the merger agreement.

      Amendment, Extension and Waiver. The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of Metrocall and Arch has been obtained. However, after such approval has been obtained, no amendment may be made except such amendments that have received the requisite approval of the stockholders of Metrocall and Arch and such amendments that are permitted to be made without stockholder approval under the Delaware General Corporation Law. All amendments to the merger agreement must be in writing signed by each party.

      At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions to completion of the merger contained in the merger agreement.

      All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

      Expenses. Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, other than:

•	the costs and expenses involved in obtaining regulatory approval including from the SEC, FCC and under the HSR Act, which costs and expenses will be shared equally by Metrocall and Arch;

•	all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement/ prospectus and the registration statement of which it is a part will be shared equally by Metrocall and Arch; and

•	expenses incurred by a party in successfully seeking a judgment requiring the other party to pay a termination fee will be paid by the party owing the termination fee, with interest.

      Representations and Warranties. The merger agreement contains customary representations and warranties that are substantially identical as to both Metrocall and Arch relating to, among other things:

•	corporate organization and qualification;

•	capital structure;

•	subsidiaries;

•	authorization, approvals and absence of conflicts;

•	documents filed with the SEC and financial statements included in those documents;

•	employee matters;

•	tax matters;

•	material contracts and indebtedness;

•	litigation;

•	insurance matters;

•	intellectual property;

•	interested party transactions;

•	absence of undisclosed liabilities;

•	absence of material changes since December 31, 2003;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	board approval for the merger agreement;

•	brokers and finders;

•	opinion of financial advisor;

•	environmental compliance;

•	compliance with applicable laws generally;

•	permits and licenses;

•	real property; and

•	applicable state takeover statutes.

Holding Company Charter and Bylaws

      Upon completion of the merger, the amended and restated certificate of incorporation of Holding Company will be in substantially the form set forth in Annex B to this joint proxy statement/ prospectus and the amended and restated bylaws of Holding Company will be substantially in the form set forth in Annex C to this joint proxy statement/ prospectus. For a summary of the material provisions of the amended and restated certificate of incorporation and amended and restated bylaws of Holding Company, and the rights of stockholders of Holding Company under the amended and restated certificate of incorporation and amended and restated bylaws, see the section entitled “Description of Holding Company Capital Stock,” beginning on page 94.

Holding Company Equity Incentive Plan and Key Employee Retention Program

      Key Employee Retention Plans. The merger agreement provides for Holding Company to establish a key employee retention plan to incentivize key employees to remain with Holding Company after completion of the merger, as determined by the Holding Company board of directors. It is intended that this new plan will provide for cash incentives in the aggregate amount of $3,000,000 to key employees.

      Holding Company will continue to maintain Metrocall’s existing key employee retention plan, also referred to as the “KERP,” which was established by the Board of Directors of Metrocall in 2001. The KERP also provides for a severance benefit to each covered Metrocall employee in the event that the participant’s employment is involuntarily terminated by Metrocall, the employee leaves for “good reason” (generally if Metrocall makes adverse changes to the employee’s compensation, benefits, or duties or requests the employee to relocate) or dies or becomes disabled during the 36-consecutive months period immediately following a change in control of Metrocall, which occurred on October 8, 2002 in connection with Metrocall’s emergence from bankruptcy.

      Incentive Compensation Plan. The merger agreement provides for the Holding Company to establish an equity incentive compensation plan for selected directors, officers, and employees to motivate and retain these individuals responsible for the attainment of long-term performance goals for Holding Company. Pursuant to the equity incentive plan, Holding Company will award participants equity based incentives and equity ownership opportunities. Holding Company will also reserve an additional 7% of Holding Company common stock outstanding at the time of the merger for issuance upon completion of the Merger for grants under the equity incentive plan. Holding Company board of directors (or the compensation committee thereof) will determine allocations of equity and other terms and conditions of the equity incentive compensation plan upon or after completion of the merger.

      Holding Company will continue to administer Metrocall’s 2003 Stock Option Plan upon completion of the merger on its current terms and conditions, except that 1.876 shares of Holding Company common stock will be issued for each share of Metrocall common stock to be issued under such plan at the exercise prices provided under the 2003 Stock Option Plan divided by 1.876 per share for each Holding Company common stock received. In each case, the 1.876 exchange ratio is subject to adjustment for unanticipated changes in the number of fully diluted shares of common stock of Metrocall and/or Arch prior to the completion of the merger. Holding Company will continue to administer Arch’s 2002 Stock Incentive Plan and Management Long-Term Incentive Plan upon completion of the merger on its current terms and conditions, but no additional awards will be made under these plans.

HOLDING COMPANY UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the merger of Arch Wireless, Inc. and Metrocall Holdings, Inc. Pursuant to the terms of the merger agreement, Arch Acquisition Sub, Inc. and Metrocall Acquisition Sub, Inc, two wholly-owned subsidiaries of Wizards-Patriots Holdings, Inc. (Holding Company) will merge with and into Arch and Metrocall, respectively. Holding Company presently has no operations and was formed specifically to facilitate the merger transaction. Under the terms of the merger agreement, holders of Arch common stock will receive one share of Holding Company common stock for each common share held of Arch Wireless. Holders of Metrocall common stock will receive consideration totaling $150 million of cash and 7,560,515 shares of Holding Company common stock assuming 1.876 Holding Company shares will be exchanged for each Metrocall share not subject to the cash election. Upon consummation of the merger exchange, former Arch and Metrocall common shareholders will hold approximately 72.5% and 27.5%, respectively, of Holding Company’s common stock on a fully diluted basis.

      These pro forma financial statements do not purport to be indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had the merger occurred on the dates specified in these pro forma financial statements.

      The merger will be accounted for under the purchase method of accounting pursuant to Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations. Arch Wireless, Inc. has been deemed the “accounting acquirer” as a result of its former shareholders holding a majority of the common stock of Holding Company following the merger. Accordingly, the basis of Arch’s assets and liabilities as of the acquisition date will be reflected on the balance sheet of Holding Company at their historical basis. Amounts allocated to Metrocall’s assets and liabilities will be based upon the total purchase price and the estimated fair value of such assets and liabilities on the effective date of the merger. The purchase price allocations reflected in the accompanying pro forma condensed consolidated balance sheet were made based upon preliminary estimates and assumptions. The actual amount and allocation of purchase price may differ significantly from the pro forma amounts included herein.

      The unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of Arch and Metrocall either included elsewhere herein or incorporated by reference.

      The unaudited pro forma condensed consolidated balance sheet was prepared as if the merger occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 were prepared as if the merger occurred on January 1, 2003. To prepare the pro forma condensed consolidated statements of operations for the year ended December 31, 2003, Metrocall’s historical statement of operations for the year ended December 31, 2003 was combined on a pro forma basis with the historical statement of operations of Weblink Wireless for the period January 1, 2003 to November 17, 2003, as if Metrocall had acquired Weblink on January 1, 2003. Metrocall’s historical statement of operations includes the results of operations of Weblink for the period November 18 to December 31, 2003. Refer to “Metrocall Holdings, Inc. — Weblink Acquired Assets” for further information on this pro forma financial information.

HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2004
(dollars in thousands)

			Pro Forma
			Adjustments
	Arch	Metrocall					Holding Co.
	(Historical)	(Historical)	Debit		Credit		(Pro Forma)

CURRENT ASSETS

Cash and cash equivalents	$34,207	$14,697	$—		$45,562	(2)	$3,342

Restricted cash	—	547					547

Accounts receivable	20,363	20,163					40,526

Deposits	6,387	1,266					7,653

Prepaid rent	454	5,368					5,822

Prepaid expenses and other current assets	9,847	3,385					13,232

Deferred tax assets, net of allowance	30,206	2,782			2,782	(3)	30,206

Total current assets	101,464	48,208	—		48,344		101,328

Property and equipment, net	193,183	57,489					250,672

Assets held for sale	658	—					658

Intangible assets, net	—	2,200	328,789	(1)	2,200	(3)	377,543
			48,754	(5)

Deferred tax assets, net of allowance	189,346	48,834			48,834	(3)	189,346

Other assets	3	4,772					4,775

TOTAL ASSETS	$484,654	$161,503	$377,543		$99,378		$924,322

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES

Current maturities of 12% secured notes	$40,000	$—	$40,000	(2)			$—

Current maturities of series A redeemable preferred	—	5,562	5,562	(2)			—

Current maturities of other long-term debt	—	582					582

Accounts payable	5,816	9,449					15,265

Accrued compensation and benefits	8,584	3,351			$2,934	(6)	14,869

Accrued expenses and other current liabilities	26,003	20,100			10,000	(1)	56,103

Accrued restructuring charges	11,467	2,000					13,467

Deferred revenues and subscriber deposits	23,611	14,948					38,559

Total current liabilities	115,481	55,992	45,562		12,934		138,845

Long-term debt, less current maturities	—	17			150,000	(1)	150,017

Other long-term liabilities	9,005	3,599			48,754	(5)	61,358

Total liabilities	124,486	59,608	45,562		211,688		350,220
STOCKHOLDERS’ EQUITY

Common stock	2	55	55	(4)	1	(1)	3

Additional paid-in capital	340,143	81,283	81,283	(4)	216,867	(1)	557,010

Unearned compensation	(2,209)	—					(2,209)

Retained earnings	22,232	20,557	53,816	(3)	33,259	(4)	19,298
			2,934	(6)

Total stockholders’ equity	360,168	101,895	138,088		250,127		574,102

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$484,654	$161,503	$183,650		$461,815		$924,322

HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(in thousands, except share and per share amounts)

	Arch	Metrocall	Pro Forma		Holding Co.
	(Historical)	(Historical)	Adjustments		Pro Forma

Revenues	$123,659	$90,713	$—		$214,372
OPERATING EXPENSES

Cost of products sold	938	940	—		1,878

Service, rent and maintenance	38,988	28,827	—		67,815

Selling and marketing	9,068	9,283	—		18,351

General and administrative	31,117	25,618	(1,150	)(11)	55,585

Depreciation and amortization	26,309	8,419	32,190	(7)	58,499
			(8,419	)(7)

Stock based and other compensation	2,938	1,208	—		4,146

Restructuring charges	3,018	—	—		3,018

	112,376	74,295	22,621		209,292

Operating income	11,283	16,418	(22,621)		5,080

Interest expense	(3,329)	(137)	(3,000	)(8)	(3,137)
			3,329	(8)

Interest expense — Dividends and accretion of series A preferred	—	(3,214)	3,214	(8)	—

Other income (expense)	168	(58)	—		110

Income before income tax expense	8,122	13,009	(19,078)		2,053

Income tax expense	(3,265)	(5,475)	7,915	(12)	(825)

Net income	$4,857	$7,534	$(11,163)		$1,228

Basic net income per common share	$0.24				$0.05

Diluted net income per common share	$0.24				$0.04

Basic weighted-average common shares outstanding	20,000,000		6,495,247		26,311,017

			(184,230	)(10)

Diluted weighted-average common shares outstanding	20,078,213		7,560,515		27,454,498

			(184,230	)(10)

HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003
(In thousands, except share and per share amounts)

	Arch	Metrocall	Pro Forma		Holding Co.
	(Historical)	(Pro Forma)	Adjustments		Pro Forma

Revenues	$597,478	$417,940	$—		$1,015,418
OPERATING EXPENSES

Cost of products sold	5,580	9,465	—		15,045

Service, rent and maintenance	192,159	132,042	—		324,201

Selling and marketing	45,639	45,953	—		91,592

General and administrative	166,167	112,736	(600	)(11)	278,303

Depreciation and amortization	118,917	41,188	128,759	(7)	247,676
			(41,188	)(7)

Stock based and other compensation	11,420	1,725	—		13,145

Restructuring charges	11,481	7,907	—		19,388

	551,363	351,016	86,971		989,350

Operating income	46,115	66,924	(86,971)		26,068

Interest expense	(19,788)	(4,944)	(12,000	)(8)	(13,461)
			23,271	(8)

Interest expense — Dividends and accretion of series A preferred	—	(12,428)	12,428	(8)	—

Interest income	551	—	—		551

Other income	516	286	—		802

Income before reorganization items, net	27,394	49,838	(63,272)		13,960

Reorganization items, net	(425)	—	—		(425)

Income before income tax expense	26,969	49,838	(63,272)		13,535

Income tax expense	(10,841)	(26,140)	31,540	(12)	(5,441)

Net income	$16,128	$23,698	$(31,732)		$8,094

Basic net income per common share	$0.81				$0.31

Diluted net income per common share	$0.81				$0.30

Basic weighted-average common shares outstanding	20,000,000		6,495,247		26,311,017

			(184,230	)(10)

Diluted weighted-average common shares outstanding	20,034,476		7,560,515		27,410,761

			(184,230	)(10)

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(1)	To record the issuance of 7,560,515 shares of $0.0001 par value Holding Company common stock valued at $28.68 per share and $150 million of debt in exchange for all of the outstanding common stock and stock equivalents of Metrocall Holdings, Inc. The per share price was calculated by taking the average of the closing stock price of Arch common stock for the seven day period beginning three days before and ending three days after March 29, 2004, the date the merger was publicly announced. The amount of debt that will be incurred to finance the cash election is undetermined at this time, but may be as much as $150 million depending on the available cash on hand of Arch and Metrocall at the time of the closing of the merger.

      The provisions of SFAS No. 141 require the purchase price to be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the consummation date. The allocation below is based on management estimates. The actual allocation may differ significantly from the pro forma amounts included below. The preliminary calculation of the purchase price, excess of purchase price over the fair value of identifiable assets acquired and the allocation of purchase price are as follows (in thousands):

Consideration Exchanged:

Fair value of shares issued to Metrocall stockholders — 7,560,515 shares at $28.68 per share)	$216,868

Cash election payments	150,000

Transaction costs	10,000	(a)

Liabilities Assumed:

Capital leases and other long-term obligations	599

Accounts payable	9,449

Accrued expenses	25,451

Customer deposits and deferred revenue	14,948

Other liabilities	3,599

Total purchase price	430,914

Less estimated fair value of identifiable assets acquired:

Cash and cash equivalents	9,682

Accounts receivable, net	20,163

Prepaid expenses and other current assets	10,019

Property and equipment	57,489

Other assets	4,772

Intangible assets	328,789	(b)

	$430,914

Excess of purchase price over the estimated fair value of identifiable assets	$—

(a)	Primarily includes investment banking, legal, accounting and other costs, which are currently known or have been incurred. This amount may increase as additional legal, accounting, printing, financing and other costs are incurred.

(b)	Intangible assets primarily consist of an asset related to customer relationships, however upon the final purchase price allocation other identifiable intangible assets may be recorded, such as FCC licenses, trademarks and tradenames, etc. This amount and its classification are based upon management’s preliminary estimate and assumptions. If it is later determined that the fair value of the customer relationships is less than included above or other intangible assets are identified, the purchase price allocation could be significantly different than stated above and any such difference may result in higher or lower amortization expense than what is reflected on the pro forma statements of operations. Further, if the purchase price exceeds the fair value of the identifiable tangible and intangible assets, any such excess will be classified as excess of purchase price over the fair value of identifiable assets and that balance would not be amortizable, which may result in less amortization expense in future periods.

(2)	The merger agreement requires both Arch and Metrocall to have fully redeemed their 12% Subordinated Secured Compounding Notes and Series A Redeemable Preferred Stock, respectively, prior to consummation of the merger. Arch has announced the final redemption of its 12% notes will occur on May 28, 2004 and Metrocall has announced that all remaining issued and outstanding shares of series A preferred will be redeemed on May 17, 2004. These balances will be redeemed utilizing cash on hand and cash generated from the operations of each company. Consequently, for purposes of these pro forma financial statements the balances of the series A preferred and the 12% notes have been reduced to zero and the cash balance reduced accordingly. Additionally, the related historical interest expenses have been eliminated.

(3)	To writeoff Metrocall intangible and deferred income tax balances.

(4)	To eliminate the Metrocall equity balances.

(5)	To record the deferred tax liability and the associated intangible asset resulting from the excess of purchase price over tax bases of the net assets acquired. As discussed above, the purchase price calculation and allocation are preliminary. SFAS No. 109, Accounting for Income Taxes, requires a deferred tax liability be recorded if the fair value of the net assets acquired exceeds the tax bases of those assets excluding any fair value allocated to goodwill (excess of purchase price over the fair value of identified assets). The amount recorded assumes the identifiable intangible assets referred to in note 1 are not goodwill and are amortizable for tax purposes. If it is later determined that the allocation of purchase price results in less intangibles and the recognition of goodwill or if the identified intangibles are not amortizable for tax purposes, that balance of the assets would be reduced or removed from the deferred tax assessment and would likely result in the recording of a lower deferred tax liability.

(6)	To record a restructuring charge in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, related to severance expense for certain Arch management personnel.

(7)	To remove depreciation and amortization expense related to the Metrocall tangible and intangible assets and to record depreciation and amortization expense for the tangible and intangible assets referred to above on a straight-line basis. Depreciation and amortization expense was calculated assuming a three-year average estimated useful life. The three year estimated useful life assumed to calculate the amortization expense reflected in the pro forma statements of operations for the customer relationship asset is consistent with current practices of both Arch and Metrocall, however, the underlying characteristics of the customer relationship asset may differ from past experience which may result in a longer or shorter estimated useful life. As discussed above, the amount, classification and estimated useful lives of the tangible and intangible assets are preliminary and based on management estimates. If any of these estimates change, the amount of depreciation and amortization expense could change materially.

(8)	To remove the historical Arch and Metrocall interest expenses associated with notes and preferred stock since the merger agreement requires both companies to fully redeem all of their debt prior to consummation of the merger and to record interest expense associated with the borrowings to finance the Metrocall cash election consideration. Interest expense was calculated using an assumed 8% rate on $150 million of borrowings resulting in $12 million and $3 million for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

Interest expense on these borrowings would be as follows if interest rates were to increase or decrease by 1/8 of a percent (in thousands):

		Three Months
	Year Ended	Ended
	December 31,	March 31,
Assumed Change In Rate	2003	2004

Increase of 1/8%	$12,188	$3,047

Decrease of 1/8%	$11,813	$2,953

(9)	Arch has a long-term incentive plan for which compensation expense is recognized ratably over a 38 month service period which commenced on January 1, 2003. At March 31, 2004, other long-term liabilities includes $4.6 million related to this plan. If it is determined that a “change in control,” as defined in the plan, has occurred, this liability would increase by approximately $7.1 million due to the vesting provisions of the plan. The liability at March 31, 2004 was valued at $26.88 per share, determined in accordance with the plan. The incentive payable in accordance with this plan is directly attributable to the performance of Arch’s common stock. An increase or decrease of one dollar in the per share price of Arch’s common stock will result in increases or decreases of up to $437,000 for each dollar fluctuation in the total amount payable in accordance with this plan.

(10)	The shares to be issued to Arch shareholders and the exchange ratio assume among other things, that 184,230 shares of Arch restricted stock held by three senior Arch executives will be repurchased by Holding Company pursuant to the termination provisions of the restricted stock agreements. If any of these executives are not terminated prior to completion of the merger, the number of shares issued to Arch shareholders would increase which would result in a change in the exchange ratio for Metrocall shareholders so that Arch and Metrocall shareholders maintain their approximate 72.5% and 27.5% ownership percentages of Holding Company, respectively.

(11)	To eliminate legal, accounting and other expenses directly related to the merger incurred and expensed by Metrocall. Metrocall expensed these costs since Arch has been deemed the accounting acquirer.

(12)	To adjust income tax expense to the anticipated effective rate of approximately 40%.

METROCALL HOLDINGS, INC. — WEBLINK ACQUIRED ASSETS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

      On November 18, 2003, Metrocall acquired certain assets and assumed certain of the liabilities of Weblink Wireless, Inc. and certain of its subsidiaries (“the Weblink Acquired Assets”) pursuant to an Asset Purchase Agreement. Metrocall and Weblink have also entered into a Management and Spectrum Lease Agreement under which Weblink will provide certain services and lease to Metrocall the spectrum usage rights granted under FCC licenses pending the FCC’s approval of the transfer of such licenses to Metrocall. Please refer to Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2003 for additional information, which is incorporated herein by reference.

      The following unaudited pro forma condensed consolidated statement of operations has been prepared to give effect to Metrocall’s acquisition of the Weblink Acquired Assets as if the transaction occurred on January 1, 2003, the beginning of Metrocall’s fiscal year. These pro forma financial statements do not purport to be indicative of the consolidated results of operations for future periods or the results that actually would have been realized had the acquired assets been consolidated during the specified period. A pro forma condensed consolidated balance sheet has not been presented as the Weblink Acquired Assets were included in Metrocall’s historical consolidated balance sheet as of March 31, 2004. Please refer to Metrocall’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which is incorporated herein by reference.

      To prepare the pro forma statement of operations, Metrocall’s statement of operations for the year ended December 31, 2003, which included the results of operations of the Weblink Acquired Assets for the period November 18, 2003 to December 31, 2003, was combined with Weblink’s unaudited statements of operations for the period January 1, 2003 to April 22, 2003 and for the period April 23, 2003 to November 17, 2003.

      The unaudited pro forma condensed consolidated statement of operations including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of Metrocall which were previously reported in Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

METROCALL HOLDINGS, INC. — WEBLINK ACQUIRED ASSETS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

		Weblink Acquired Assets

		January 1	April 23 to
	Metrocall	to April 22,	November 17,		Pro Forma		Metrocall
	Historical	2003	2003	Total	Adjustments		Pro Forma

Revenues	$336,859	$36,592	$57,892	$94,484	$(13,403	)(1)	$417,940
OPERATING EXPENSES

Costs of good sold	4,804	2,056	2,605	4,661			9,465

Service, rent and maintenance	94,098	18,968	32,379	51,347	(13,403	)(1)	132,042

Selling and marketing	40,025	2,532	3,396	5,928			45,953

General and administrative	93,663	7,668	11,405	19,073			112,736

Restructuring expenses	6,842	337	728	1,065			7,907

Stock-based compensation	1,725	—	—	—			1,725

Depreciation and amortization	37,913	4,508	1,176	5,684	(2,409	)(2)	41,188

	279,070	36,069	51,689	87,758	(15,812)		351,016

Income from operations	57,789	523	6,203	6,726	2,409		66,924

Interest expense	(7,099)	(865)	(3,511)	(4,376)	2,155	(3)	(4,944)
					4,376

Interest expense dividends and accretion of series A preferred	(12,428)	—	—	—			(12,428)

Loss on early extinguishment of debt	—	—	(8,214)	(8,214)	8,214		—

Interest and other income (expense)	463	106	(283)	(177)			286

Income (loss) before income taxes	38,725	(236)	(5,805)	(6,041)	12,844		49,838

Income tax provision	(21,754)	—	—		(4,386	)(4)	(26,140)

Net income (loss)	$16,971	$(236)	$(5,805)	$(6,041)	$8,458		$23,698

METROCALL HOLDINGS, INC. — WEBLINK ACQUIRED ASSETS

NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(Dollars in thousands)

(1)	Represents the elimination of revenues recorded by Weblink and expenses incurred by Metrocall for airtime services provided to Metrocall by Weblink under various operating arrangements.

(2)	Represents the adjustment required to reduce Weblink’s historical depreciation and amortization expenses to the expense that Metrocall would have recognized for the period had the transaction occurred on January 1, 2003. Purchase consideration allocated to fixed assets are being depreciated over the average useful lives of the various fixed assets acquired consistent with Metrocall’s long-lived asset accounting policies. Amounts allocated to intangible assets with definite useful lives are being amortized over such useful lives estimated to be a 3 year period for customer contracts and a 5 year period for trademarks and names. Amounts allocated to intangible assets with an indefinite life such as FCC licenses are not amortized but tested for impairment on an annual basis or more frequently if changes in circumstances indicate that the asset might be impaired. Please refer to the notes to the consolidated financial statements included in Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2003.

(3)	Represents the elimination of historical interest expenses of Weblink as no long-term debt was acquired in the transaction and the elimination of accretion related to accrued long-term engineering charges that had been reflected on Metrocall’s balance sheet as of the acquisition date. This obligation was eliminated as a result of the transaction.

(4)	Represents additional income tax expense based on the results of the acquired assets for the period at Metrocall’s statutory tax rates.

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

      This section of the joint proxy statement/ prospectus describes the material terms of the capital stock of Holding Company under the amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of the merger. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of Holding Company’s amended and restated certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. Holding Company’s amended and restated certificate of incorporation is attached as Annex B to this joint proxy statement/ prospectus, and Holding Company’s amended and restated bylaws are attached as Annex C to this joint proxy statement/ prospectus.

Authorized Capital Stock

      Total Shares. Holding Company initially will have authority to issue a total of 100,000,000 shares of capital stock consisting of:

•	75,000,000 shares of common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

      Common Stock. Following completion of the merger, we anticipate that approximately 29,600,000 shares of Holding Company common stock will be issued and outstanding or reserved for issuance to holders of outstanding options and warrants or under the equity incentive compensation plan. The board of directors of Holding Company is expressly authorized to provide for the classification and reclassification of any unissued shares of common stock and the issuance thereof in one or more classes or series without the approval of the stockholders of Holding Company.

      Preferred Stock. Following completion of the merger, we anticipate that there will be no shares of Holding Company preferred stock outstanding. The board of directors of Holding Company is expressly authorized to provide for the classification and reclassification of any unissued shares of preferred stock and the issuance thereof in one or more classes or series without the approval of the stockholders of Holding Company.

      Listing. Holding Company intends to apply to list its common stock on the NASDAQ National Market under the symbol “[                    ].” No other capital stock of Holding Company will be listed.

      Preemptive Rights. The holders of Holding Company common stock or preferred stock will not have preemptive rights to purchase or subscribe for any stock or other securities of Holding Company.

Holding Company Common Stock

      Voting Rights. Each outstanding share of Holding Company common stock will be entitled to one vote per share.

      Dividends. The holders of record of Holding Company common stock will be entitled to receive dividends, when, as, and if declared by the board of directors of Holding Company, out of any assets legally available for the payment of dividends thereon.

      Liquidation Rights. In the event of the dissolution, liquidation or winding up of Holding Company, subject to the rights, if any, of the holders of any outstanding shares of Holding Company preferred stock, holders of record of Holding Company common stock will be entitled to receive the assets of Holding Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

      Regulatory Restrictions. Outstanding shares of Holding Company common stock may be redeemed by action of the board of directors to the extent necessary to prevent the loss of any governmental license or franchise, the holding of which is conditioned upon stockholders possessing prescribed qualifications.

      Transfer Restrictions. Holding Company will have certain favorable consolidated tax attributes that may be available to offset consolidated taxable income of Holding Company. In order to reduce the possibility that certain changes in ownership could impose limitations on the use of these tax attributes, Holding Company’s amended certificate of incorporation contains provisions which generally restrict transfers by or to any 5% shareholder of Holding Company common stock or any transfer that would cause a person or group of persons to become a 5% shareholder of Holding Company common stock. For a more full description of these provisions, see “Restrictions on Transfers of Common Stock; Anti-Takeover Considerations — Transfer Restrictions,” on page 96. Holding Company stockholders are advised to carefully monitor their ownership of Holding Company common stock and consult their own legal advisors and/or Holding Company to determine whether their ownership of Holding Company common stock approaches the proscribed level. All certificates representing Holding Company common stock offered by this prospectus will bear a legend indicating that such shares are subject to such transfer restrictions.

Holding Company Preferred Stock

      The board of directors of Holding Company expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of Holding Company amended and restated certificate of incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

•	the number of shares constituting that series and the distinctive designation of that series;

•	the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether or not that series shall have voting rights, in addition to the voting rights provided by law, and the terms of such voting rights;

•	whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors of Holding Company shall determine;

•	whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of Holding Company, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

Transfer Agent

      The transfer agent and registrar for the capital stock of Metrocall is Equiserve. The transfer agent and registrar for the capital stock of Arch is Equiserve. The transfer agent and registrar for Holding Company capital stock is [                    ].

Restrictions on Transfers of Common Stock; Anti-Takeover Considerations

Transfer Restrictions

      As described in greater detail in Arch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as of December 31, 2003, Arch had recorded net deferred tax assets of $219.6 million. These tax assets reflect the existence of certain favorable attributes that produce deductions available to offset future taxable income, resulting in higher after-tax cash flow of Arch, which leaves more cash available for dividends, stock repurchase, and other corporate activities. To help preserve its consolidated tax attributes, Holding Company’s amended and restated certificate of incorporation provides for restrictions on transfer of Holding Company stock intended to prevent Arch from indirectly experiencing an “ownership change”, as such term is as defined in section 382 of the Code. After a cumulative indirect ownership change of Arch of more than 45% (as determined by taking into account all relevant transfers of the stock of Arch prior to the merger, including transfers pursuant to the merger) through a transfer of Holding Company common stock, any transfer of Holding Company common stock by or to a 5% shareholder of Holding Company common stock or any transfer that would cause a person or group of persons to become a 5% shareholder of Holding Company common stock, will be prohibited unless the transferee or transferor provides notice of the transfer to Holding Company and the Holding Company board of directors determines in good faith that the transfer (1) would not result in a cumulative indirect ownership change of Arch of more than 47% or (2) would not increase the cumulative indirect ownership change of Arch. Prior to a cumulative indirect ownership change of Arch of more than 45%, transfers of Holding Company common stock will not be prohibited except to the extent that they result in a cumulative indirect ownership change of Arch of more than 47%, but any transfer by or to a 5% shareholder of Holding Company common stock or any transfer that would cause a person or group of persons to become a 5% shareholder of Holding Company common stock requires a notice to Holding Company. Similar restrictions apply to the issuance or transfer of an option to purchase Holding Company common stock if the exercise of the option would result in a transfer that would be prohibited pursuant to the restrictions described above. These restrictions will remain in effect until the earliest of (a) the repeal of Section 382 of the Code (or any comparable successor provision) and (b) the date on which the limitation amount imposed by Section 382 of the Code in the event of an ownership change of Arch would not be less than Arch’s net operating loss carry forward and net unrealized built-in loss. Transfers by or to Holding Company and any transfer pursuant to a merger approved by the Holding Company board of directors or any tender offer to acquire all of our outstanding stock where a majority of the shares have been tendered will be exempt from these restrictions.

      Arch believes that, since its emergence from bankruptcy proceedings, Arch has undergone a cumulative change in ownership of approximately 17.0%, as of March 31, 2004. Assuming consummation of the merger as of that date, Arch believes the resulting cumulative change in ownership would be approximately 39.0%. The determination of this percentage ownership change in dependent on provisions of the tax law that are subject to varying legal and factual interpretations and on facts that are not precisely determinable at this time. Therefore, the cumulative change in ownership, assuming consummation of the merger, may be more or less than 39.0% and, in any event, may increase by reason of transactions in Arch’s common stock subsequent to March 31, 2004 by Arch’s 5% shareholders.

Anti-Takeover Considerations

      Holding Company’s amended and restated certificate of incorporation and amended and restated by-laws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of us. For a description of the provisions, see “— Transfer Restrictions” and “Comparison of Rights of Holding Company Stockholders, Metrocall Stockholders and Arch Stockholders — State Anti-takeover Statutes”.

      Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the Delaware business combination statute do not apply to a corporation if, subject to requirements set forth in the statute, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

      Neither Metrocall nor Arch has adopted any provision in its certificate of incorporation or by-laws to “opt out” of the Delaware business combination statute and the statute is applicable to business combinations involving Metrocall or Arch. At the effective time of the merger, Holding Company will not have adopted any provision in its amended and restated certificate of incorporation or by-laws to “opt-out” of the Delaware business combination statute and the statue will be applicable to business combinations involving Holding Company.

Repurchase of Shares of Holding Company Common Stock upon Certain Events

      Under its 2002 Stock Incentive Plan, Arch has issued 950,000 shares to certain members of Arch management. On May 29, 2003, 316,999 shares vested and 316,999 and 316,002 shares will vest on May 29, 2004 and May 29, 2005, respectively, subject to adjustment. Any unvested shares granted under the 2002 Stock Incentive Plan are subject to repurchase by Arch under the applicable restricted stock agreement at the issue price of $0.001 per share if the employment of an employee entitled to such grant is terminated for any reason. In the case of Arch’s three most senior executives, Arch’s right to repurchase these executives’ restricted stock expires upon a “change in control” as defined in the restricted stock agreements between Arch and each of these officers. Generally, Arch’s repurchase option expires 45 days after termination of the applicable employee’s employment. See the discussion of change in control under “Risk Factors”, beginning on page 27. At the effective time, the shares issued under the 2002 Stock Incentive Plan will be converted into shares of Holding Company common stock subject to the restrictions, including possible repurchase by Holding Company at a nominal price, that were applicable to them prior to the merger.

Indemnification of Current and Former Officers and Directors of Metrocall and Arch

Limitations of Personal Liability of Directors and Officers

      General. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

      Metrocall. The Metrocall amended and restated certificate of incorporation provides that no director of Metrocall will be liable to Metrocall or its stockholders for monetary damages for breach of fiduciary duty as a director, except in the circumstances described in the first paragraph of this “— Limitation of Personal Liability of Directors and Officers.”

      Arch. The Arch restated certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of Arch will be liable to Arch or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Holding Company. The Holding Company amended and restated certificate of incorporation will provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of Holding Company will be liable to Holding Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

      General. Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

      A corporation subject to Delaware law may also purchase and maintain insurance on behalf of directors, officers, employees, and agents, even if that corporation would not have the power under Delaware law to indemnify such persons under the particular liability insured against.

      Metrocall. The Metrocall amended and restated certificate of incorporation and amended and restated by-laws provide that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Metrocall as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Metrocall to the fullest extent permitted by Delaware law. The indemnification rights conferred by Metrocall are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Metrocall’s amended and restated certificate of incorporation or amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Metrocall is authorized to purchase and maintain insurance on behalf of its directors and officers.

      In addition, Metrocall may pay expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if Metrocall receives an undertaking by or on behalf of a director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by Metrocall, as authorized by Metrocall’s amended and restated certificate of incorporation and amended and restated by-laws.

      Arch. The Arch restated certificate of incorporation provides that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Arch as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Arch to the fullest extent permitted by Delaware law. The indemnification rights conferred by Arch are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Arch’s amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Arch is authorized to purchase and maintain insurance on behalf of its directors and officers.

      In addition, Arch may advance expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if Arch receives an undertaking by or on behalf of a director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by Arch, as authorized by Arch’s restated certificate of incorporation.

      Holding Company. The Holding Company amended and restated certificate of incorporation and amended and restated by-laws will provide that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Holding Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Holding Company to the fullest extent permitted by Delaware law. The indemnification rights conferred by Holding Company are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Holding Company’s amended and restated certificate of incorporation or amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Holding Company is authorized to purchase and maintain insurance on behalf of its directors and officers.

      In addition, Holding Company may advance expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if Holding Company receives an undertaking by or on behalf of a director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by Holding Company, as authorized by Holding Company’s amended and restated certificate of incorporation and amended and restated by-laws. Holding Company’s amended and restated by-laws will provide for indemnification of current and former directors and officers of Metrocall and Arch, and their respective subsidiaries, as described in “The Merger — Interests of Certain Metrocall Directors and Executive Officers in the Merger” and “— Interests of Certain Arch Directors and Executive Officers in the Merger.”

FINANCING FOR CASH ELECTION

      Metrocall and Arch expect to obtain financing of up to $150 million prior to consummation of the merger, depending on the available cash on hand of Metrocall and Arch at the time of the consummation of the merger, in order to fund the payment of the cash election consideration to Metrocall stockholders. Metrocall and Arch believe at this time that such financing can be obtained on commercially reasonable terms, and have jointly determined not to incur the fees and costs associated with obtaining financing commitments before further progress is made in obtaining required regulatory and stockholder approvals for the merger. However, events or circumstances causing harm to the businesses and results of operations of Metrocall or Arch, the messaging industry generally, the debt capital markets or other unanticipated conditions may result in our failure to obtain financing sufficient to complete the transaction on terms acceptable to us or at all.

COMPARISON OF RIGHTS OF HOLDING COMPANY STOCKHOLDERS,

METROCALL STOCKHOLDERS AND ARCH STOCKHOLDERS

      Holding Company, Metrocall and Arch are all organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Holding Company capital stock, Metrocall capital stock, and Arch capital stock arise primarily from differences in their respective restated certificates of incorporation, restated by-laws, and rights agreements. Upon completion of the merger, holders of Metrocall capital stock and holders of Arch capital stock will become holders of Holding Company capital stock and their rights will be governed by Delaware law, the Holding Company amended and restated certificate of incorporation, also referred to as the “certificate of incorporation,” and the Holding Company amended and restated by-laws, also referred to as the “by-laws.”

      This section of the joint proxy statement/prospectus describes the material differences between the rights of Metrocall stockholders and Arch stockholders. This section also includes a description of the material rights that Holding Company stockholders are expected to have following completion of the merger, although in some cases the board of directors of Holding Company retains the discretion to alter those rights without stockholder consent. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All Metrocall stockholders and Arch stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the amended and restated certificate of incorporation of Metrocall, the restated certificate of incorporation of Arch and the amended and restated certificate of incorporation of Holding Company and amended and restated by-laws of each of Metrocall, Arch, and Holding Company, also referred to as the “by-laws.”

      Copies of the forms of the certificate of incorporation and the by-laws for Holding Company are attached to this joint proxy statement/ prospectus as Annexes B and C, respectively. Copies of the amended and restated certificate of incorporation of Metrocall and the restated certificate of incorporation of Arch and amended and restated by-laws of Metrocall and Arch will be sent to Metrocall stockholders and Arch stockholders, as applicable, upon request. See “Where You Can Find More Information” beginning on page 123.

Capitalization

Metrocall	Arch	Holding Company

The authorized capital stock of Metrocall consists of:

• 7,500,000 shares of Metrocall common stock;

• 8,500,000 shares of Metrocall preferred stock, originally designated as Series A preferred stock, of which all issued outstanding shares and shares reserved for issuance were redeemed or defeased, as applicable, on May 17, 2004.	The authorized capital stock of Arch consists of: • 50,000,000 shares of Arch common stock; and • 50,000,000 shares of Arch Class A common stock.	For a description of the authorized capital stock of Holding Company, see “Description of Holding Company Capital Stock — Authorized Capital Stock.”

Voting Rights

Metrocall	Arch	Holding Company

Holders of Metrocall common stock are entitled to cast votes equal in the aggregate to 100% of all votes.	Each holder of Arch common stock and Arch Class A common stock has the right to cast one vote for each share of Arch stock held of record on all matters submitted to a vote of stockholders of Arch, including the election of directors.	Holders of Holding Company common stock will have the right to cast votes that in the aggregate constitute 100% of all votes that would be cast if all holders entitled to vote attended the meeting in question and voted. The percentage of the total votes to be cast by holders of Holding Company common stock is subject to change by the board of directors upon issuance of any series of preferred stock, in which case each holder of common stock will have the right to cast the number of votes equal to his or her pro rata portion of the percentage of votes to be cast by holders of common stock in the aggregate.

Number and Election of Directors

Metrocall	Arch	Holding Company

The board of directors of Metrocall consists of seven members. The number of directors is to be fixed from time to time by the board.

Nomination of directors and their terms are as follows:

• the secured lenders that were party to Metrocall’s predecessor’s secured credit facility prior to its reorganization under Chapter 11 of the Bankruptcy Code were entitled to nominate four of the seven directors, the Senior Lenders Directors, all of whom serve one-year terms;

• the ad hoc committee formed by certain holders of senior subordinated notes issued by Metrocall’s predecessor prior to its reorganization was entitled to nominate one of the seven directors, the Noteholders Director, who serves a three-year term ending at the time of Metrocall’s annual meeting in 2005;

• the secured lenders and the ad hoc committee were entitled to collectively, by mutual consent, nominate one of the seven directors, the Independent Director, who also serves a three- year term ending at the time of Metrocall’s annual meeting in 2005; and

• the seventh director nominee is Metrocall’s Chief Executive Officer.

Regular elections of directors are held at each annual meeting of the corporation.	The board of directors of Arch currently has eight members.

The Arch board of directors consists of a number of directors to be fixed from time to time by the Arch board of directors, but in no event will it consist of fewer than three directors.

Directors are elected at each annual meeting for one-year terms. If a quorum exists, directors are elected by a plurality of votes cast.

Arch’s restated certificate of incorporation does not provide for cumulative voting.	The board of directors of Holding Company initially will consist of nine members, four of whom will be designated by Arch, four of whom will be designated by Metrocall and one of whom was proposed by Arch and endorsed by the boards of directors of both Metrocall and Arch. The Holding Company amended and restated by-laws provide that the Holding Company board of directors will consist of a number of directors to be fixed from time to time by the Holding Company board of directors, but will not be less than three in any event.

All directors hold office until the next annual meeting of the corporation’s stockholders.

All directors are elected at each annual meeting by such stockholders by a plurality of the votes cast by Holding Company stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

Holding Company’s amended and restated certificate of incorporation will not provide for cumulative voting.

Vacancies on the Board of Directors and Removal of Directors

      Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

      Delaware law also provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Metrocall	Arch	Holding Company

According to Metrocall’s certificate of incorporation, any vacancy in the board resulting from any above-discussed removal or otherwise will be filled for the unexpired term only by vote of a majority of the directors then in office, even though less than a quorum. According to the by-laws, vacancies and newly created directorships will be filled for the remainder of the term as follows:

  • if the vacancy is for the Noteholders Director, it will be filled by majority of the noteholders or their successors;

  • if the vacancy is for a Senior Lenders Director, it will be filled by majority of the remaining Senior Lenders Directors; and

  • if the vacancy is for the Independent Director, it will be filled by mutual consent of the senior lenders and the noteholders committee.

Any director may be removed from office at any time, but only:

  • for cause, which is defined as:

• conduct as a director of Metrocall or any subsidiary involving dishonesty of a material nature;

• non-minor criminal conduct that relates to the performance of the director’s duties; or	Vacancies and newly created directorships resulting from an increase in the authorized number of directors are to be filled by a vote of the majority of remaining directors then in office, and the new directors shall serve until the next annual meeting.

Any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the then- outstanding shares of stock entitled to vote generally in the election of directors, except that directors elected by the holders of a majority of the outstanding shares of a particular class or series of stock may be removed without cause only by a majority of the holders of that class or series.	Any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, will be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy is elected for the unexpired term of the director’s predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors holds office until the next annual meeting of stockholders and until a successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Metrocall	Arch	Holding Company

   • any conduct that would adversely affect Metrocall’s or any subsidiary’s ability to hold or own any license granted by the FCC; and

  • only by the affirmative vote, at a special meeting of the stockholders called for such a purpose, of not less than 66 2/3% of the total number of outstanding shares entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such a proposal was contained in the notice of the meeting.

Amendments to the Certificate of Incorporation

      Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Metrocall	Arch	Holding Company

Metrocall’s certificate of incorporation provides that the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of Metrocall voting stock, voting together as a single class, is required to amend or repeal, or adopt a provision inconsistent with, the provisions of Metrocall’s restated certificate of incorporation relating to:

  • the board of directors, including election, removal, and limitation of liability;

  • the manner in which stockholder action may be effected;

  • restrictions on transfers of stock that may affect treatment under Section 382 of the Internal Revenue Code;

• compromises or arrangements with creditors or stockholders;	Arch’s certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors are required to amend or repeal, or to adopt any provision inconsistent with the existing provisions regarding:

  • amendments to the by-laws and

• special meetings of the stockholders.	Holding Company’s certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors are required to amend or repeal, or to adopt any provision inconsistent with the existing provisions regarding:

  • amendments to the by-laws and

• special meetings of the stockholders.

Metrocall	Arch	Holding Company

• procedures for amendments to Metrocall’s certificate of incorporation; and • amendments to the by-laws.

Amendments to By-laws

      Under Delaware law, stockholders entitled to vote have the power to adopt, amend, or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend, or repeal the by-laws, even though the board may also be delegated the power.

Metrocall	Arch	Holding Company

Metrocall’s stockholders may adopt, amend, or repeal the by-laws through the affirmative vote of the majority of the shares present or represented by proxy and entitled to vote, voting together as a single class.

Metrocall’s board of directors is authorized to adopt, amend, and repeal the by-laws, provided that by-laws adopted by the board may be amended or repealed by stockholders. A majority of the directors is required to take such action, except that five of the seven directors must affirmatively vote for the following special amendments:

  • any change to the size or composition of the board;

  • any change to the provisions requiring that the initial Noteholders Director and the initial Independent Director serve a three-year initial term;

  • any change to the provisions requiring five of the seven members to vote to give effect to certain transactions;

  • any change to the by-law amendment provisions; and

• any amendment or change to the stock transfer restrictions with respect to the common stock effective during the two-	The Arch board of directors may adopt, amend, alter, or repeal any provision of Arch’s by-laws by the affirmative vote of a majority of the total number of authorized directors present at any meeting where there is a quorum.	The Holding Company board of directors has the power to amend or repeal any by-law adopted by the stockholders, and any by-law adopted by the board of directors may be amended or repealed by the stockholders as well as by the directors, either by stockholders at any meeting, by vote of a majority of the shares present, or by the board of directors by a vote of a majority of the directors; except that:

  • amendment of the provision of the by-laws regarding authority and selection of the chief executive officer of Holding Company can be amended only by the affirmative vote of two- thirds of the directors; and

• the provision of the by-laws regarding indemnification of officers, directors, employees, and agents may not be amended within six years of the merger.

Metrocall	Arch	Holding Company

year period following their initial distribution.

Action by Written Consent

      Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

Metrocall	Arch	Holding Company

The Metrocall certificate of incorporation and by-laws require that any stockholder action by written consent be unanimous, and the writings reflecting the consent are included in the corporation’s minute book.	The Arch certificate of incorporation contains no restriction on stockholders’ rights under Delaware law. The by-laws provide that if action by written consent is to elect directors, and the consent is not unanimous, then the action is effective only if all board seats that could be filled by a vote of stockholders at an annual meeting are then vacant, and all the seats are filled by the stockholder action by consent.	The Holding Company certificate of incorporation contains no restriction on stockholders’ rights under Delaware law. The by-laws provide that if action by written consent is to elect directors, and the consent is not unanimous, then the action is effective only if all board seats that could be filled by a vote of stockholders at an annual meeting are then vacant, and all the seats are filled by the stockholder action by consent.

Ability to Call Special Meetings

Metrocall	Arch	Holding Company

Special meetings of the stockholders may be called by the chairman, a majority of the directors (whether or not a quorum), or the holders of not less than thirty-five percent of the total number of votes of outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Business that may be transacted at a special meeting of stockholders is limited to the purposes stated in the notice.	Special meetings of Arch stockholders may be called by Arch’s board of directors, the chairman of the board, the vice chairman, the chief executive officer or president of the corporation, or by holders of twenty-five percent of the outstanding stock of the corporation.	The Holding Company restated by-laws provide that special meetings of stockholders may be called at any time by the holders of twenty-five percent of the outstanding stock of the corporation, by a majority of the members of the board of directors (whether or not constituting a quorum), by the chairman of the board of directors, or by the chief executive officer. Business transacted at any special meeting of stockholders is limited to matters relating to the purposes stated in the notice of the meeting.

Notice of Stockholder Action

Metrocall	Arch	Holding Company

Under the Metrocall by-laws, at any annual meeting of stockholders, stockholders	Under the Arch by-laws, notices of nominations for directors may be made by stockholders as	Under the Holding Company by- laws, notices of nominations for directors may be made by

Metrocall	Arch	Holding Company

desiring to make proposals of business to be conducted at the meeting must give timely written notice to the secretary of the corporation. To be timely, the notice must be received at the principal executive offices by the date designated in a prior public disclosure made by Metrocall, or, if no such prior public disclosure, then notice must be received at the principal executive offices not less than sixty days nor more than ninety days prior to the annual meeting. If less than seventy days notice of the date of the annual meeting is given to stockholders, or prior public disclosure of the date of the meeting is made, notice must be received not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or the public disclosure was made.

The stockholder’s notice must also contain the following information

• a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting,

• the name and address of the stockholder,

• the class and number of shares of Metrocall that he or she beneficially owns,

• any material interest of the stockholder in the business proposed to be conducted at the annual meeting; and

• the same information for any stockholder that, to the proposing stockholder’s knowledge, supports the proposal.
follows: to be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation as follows:

• in the case of an election of directors at an annual meeting of stockholders, not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that

• in the case of the annual meeting of stockholders of the corporation to be held in 2003 or in the event that the date of the annual meeting in any other year is advanced by more than twenty days, or delayed by more than sixty days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first; or

• in the case of an election of directors at a special meeting of stockholders, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting and (ii) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs	stockholders as follows: to be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation as follows:

• in the case of an election of directors at an annual meeting of stockholders, not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that

• in the case of the annual meeting of stockholders of the corporation to be held in 2005 or in the event that the date of the annual meeting in any other year is advanced by more than twenty days, or delayed by more than sixty days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first; or

• in the case of an election of directors at a special meeting of stockholders, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting and (ii) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever occurs

Metrocall	Arch	Holding Company

first.

The proposal must contain the following information for each nominee:

• age, name, business and residence address;

• principal occupation or employment;

• class and numbers of shares of stock of the corporation beneficially owned by the nominee; and

• any other information that would be required to be disclosed regarding nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934, or that is requested by the corporation and reasonably needed to determine the nominee’s eligibility.

The proposal also must contain the following information regarding the stockholder submitting the nominations:

• name and address as they appear on the corporation’s books;

• class and numbers of shares of stock of the corporation beneficially and of record by the nominating stockholder;

• a description of any arrangements or understandings between the nominating stockholder and any nominees or any other person on whose behalf the nomination is made; and

• a representation that the nominating stockholder intends to appear in person or by proxy at a meeting to nominate the person named.

The proposal also must contain the following information regarding any beneficial owner on whose behalf the nomination is made:	first.

The proposal must contain the following information for each nominee:

• age, name, business and residence address;

• principal occupation or employment;

• class and numbers of shares of stock of the corporation beneficially owned by the nominee; and

• any other information that would be required to be disclosed regarding nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934, or that is requested by the corporation and reasonably needed to determine the nominee’s eligibility.

The proposal also must contain the following information regarding the stockholder submitting the nominations:

• name and address as they appear on the corporation’s books;

• class and numbers of shares of stock of the corporation beneficially and of record by the nominating stockholder;

• a description of any arrangements or understandings between the nominating stockholder and any nominees or any other person on whose behalf the nomination is made; and

• a representation that the nominating stockholder intends to appear in person or by proxy at a meeting to nominate the person named.

The proposal also must contain the following information regarding any beneficial owner on whose behalf the nomination is made:

Metrocall	Arch	Holding Company

• name and address;

• class and numbers of shares of stock of the corporation beneficially owned; and

• a description of any arrangements or understandings between the beneficial owner and any nominees or any other person on whose behalf the nomination is made.

The nomination must also be accompanied by the written consent of the person being nominated.

Proposals of other business to be conducted at annual meetings may be made by stockholders as follows: To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the case of the annual meeting of stockholders of the corporation to be held in 2003 or (ii) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (A) the sixtieth day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first.

The notice to the secretary must

• name and address;

• class and numbers of shares of stock of the corporation beneficially owned; and

• a description of any arrangements or understandings between the beneficial owner and any nominees or any other person on whose behalf the nomination is made.

The nomination must also be accompanied by the written consent of the person being nominated.

Proposals of other business to be conducted at annual meetings may be made by stockholders as follows: To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the corporation not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the case of the annual meeting of stockholders of the corporation to be held in 2005 or (ii) in the event that the date of the annual meeting in any other year is advanced by more than twenty days, or delayed by more than sixty days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (A) the sixtieth day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first.

Metrocall	Arch	Holding Company

contain the following for each matter to be brought before the meeting:

• a brief description of the business to be brought before the annual meeting and the reasons for doing so;

• the name and address of the proposing stockholder as they appear on the corporation’s books and of the beneficial owner, if any, on whose behalf the proposal is made;

• the classes and numbers of shares of Arch stock owned by the foregoing;

• a description of any arrangements or understandings between the stockholder or beneficial owner and any other person in connection with the proposal and any interest of the proposing stockholder or beneficial owner in the business proposed; and

• a representation that the stockholder intends to appear in person or by proxy at the annual meeting to propose the business.

Any stockholder proposal that complies with the requirements of Rule 14a-8 of the proxy rules under the Securities Exchange Act of 1934 is deemed to comply with the corporation’s requirements.	The notice to the secretary must contain the following for each matter to be brought before the meeting:

• a brief description of the business to be brought before the annual meeting and the reasons for doing so;

• the name and address of the proposing stockholder as they appear on the corporation’s books and of the beneficial owner, if any, on whose behalf the proposal is made;

• the classes and numbers of shares of Holding Company stock owned by the foregoing;

• a description of any arrangements or understandings between the stockholder or beneficial owner and any other person in connection with the proposal and any interest of the proposing stockholder or beneficial owner in the business proposed; and

• a representation that the stockholder intends to appear in person or by proxy at the annual meeting to propose the business.

Any stockholder proposal that complies with the requirements of Rule 14a-8 of the proxy rules under the Securities Exchange Act of 1934 is deemed to comply with the corporation’s requirements.

Limitation of Personal Liability of Directors and Officers

      Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Metrocall	Arch	Holding Company

The Metrocall certificate of incorporation provides for limitation in accordance with the relevant provision of Delaware law, by restating the substance of the provisions.	The Arch certificate of incorporation provides that, except to the extent that Delaware law prohibits the limitation or elimination of the liability of directors for breach of fiduciary duty, no director of Arch will be liable to Arch or its stockholders for monetary damages for breach of fiduciary duty as a director.	The Holding Company certificate of incorporation provides that, except to the extent that Delaware law prohibits the limitation or elimination of the liability of directors for breach of fiduciary duty, no director of Holding Company will be liable to Holding Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Restrictions on Transfer of Stock

Metrocall	Arch	Holding Company

The restrictions contained in Metrocall’s certificate of incorporation have lapsed as of January 1, 2004.	In order to avoid an “ownership change” as such term is defined in Section 382 of the Code and preserve certain tax attributes, the certificate of incorporation provides for certain restrictions on the transfer of the corporation’s Class A common stock, based on the total cumulative percentage ownership change of Arch securities, including shares exchanged in the merger and shares transferred to or from all 5% shareholders prior to or after any such transfer, since Arch emerged from bankruptcy.

Such restrictions may be waived by Holding Company’s board of directors with respect to a particular transfer if it determines in good faith that such transfer would not result in a 42% “ownership change,” as such term is defined in Section 382 of the Code (but substituting 42% for 50%), or a greater change in ownership than existed prior to such transfer.	In order to avoid an “ownership change” as such term is defined in Section 382 of the Code and preserve certain of its consolidated tax attributes, the certificate of incorporation provides for certain restrictions on the transfer of the corporation’s common stock, based on the total cumulative percentage ownership change of Arch securities prior to the merger, including shares exchanged in the merger and shares transferred to or from all 5% shareholders prior to or after any such transfer, since Arch emerged from bankruptcy, plus any transfers of Holding Company common stock following the merger.

Such restrictions may be waived by Holding Company’s board of directors with respect to a particular transfer if it determines in good faith that such transfer would not result in a 47% “ownership change,” as such term is defined in Section 382 of the Code (but substituting 47% for

Metrocall	Arch	Holding Company

50%), or a greater change in ownership than existed prior to such transfer.

Indemnification of Directors and Officers

      Under Delaware law, a corporation generally may indemnify directors, officers, employees, and agents (including in respect of expenses in any successful defense by an officer or director):

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding where they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

      A corporation subject to Delaware law may also purchase and maintain insurance on behalf of directors, officers, employees, and agents, even if the corporation would not have the power under Delaware law to indemnify such persons under the particular liability insured against.

Metrocall	Arch	Holding Company

Metrocall’s certificate of incorporation provides for indemnification, to the extent permitted by law, of any person who is or is threatened to be made a party to litigation by reason of being a director, officer, employee, or agent of Metrocall (or at Metrocall’s request of another entity).

The indemnification rights conferred by Metrocall are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Metrocall’s amended and restated certificate of incorporation or amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Metrocall is authorized to purchase and maintain insurance on behalf of its directors and officers.
Metrocall may also advance expenses:

• incurred by a director or officer in defending a civil or criminal action for which he or she may	Arch’s restated certificate of incorporation expressly provides for indemnification that is identical in terms of the persons covered and the types of liability indemnified against that are provided for under Delaware law.

The indemnification rights conferred by Arch are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Arch’s amended and restated by- laws, any agreement, vote of stockholders or disinterested directors or otherwise. Arch is authorized to purchase and maintain insurance on behalf of its directors and officers.

The corporation also indemnifies the indemnitees against expenses occurred in successfully defending an action or appealing an adverse decision. A successful defense or appeal includes one in which there has not been:

• an adjudication that the indemnitee was liable to the Corporation,	Holding Company’s certificate of incorporation expressly provides for indemnification that is identical in terms of the persons covered and the types of liability indemnified against that are provided for under Delaware law.

The indemnification rights conferred by Holding Company are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Holding Company’s amended and restated certificate of incorporation or amended and restated by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Holding Company is authorized to purchase and maintain insurance on behalf of its directors and officers.

The corporation also indemnifies the indemnitees against expenses occurred in successfully defending an action or appealing an adverse decision. A successful defense or appeal includes one in which there has not been:

Metrocall	Arch	Holding Company

be indemnified, upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.
• incurred by an employee or agent of Metrocall upon such terms and conditions as the board deems appropriate.
• a plea of guilty or nolo contendere by the indemnitee,

• an adjudication that the indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or

• with respect to any criminal proceeding, an adjudication that the indemnitee had reasonable cause to believe his conduct was unlawful.

Arch also will advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. In order to obtain an advance, the party seeking indemnity must submit a request accompanied by available information that can be used to determine whether the party is entitled to indemnity by Arch. Expenses will not be advanced if Arch determines that (i) the party seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Arch, or (ii) with respect to any criminal action or proceeding, the party had reasonable cause to believe his conduct was unlawful. The determination will be made

• by a majority vote of the directors of Arch consisting of persons who are not at that time parties to the action, suit, or proceeding in question, whether or not a quorum,

• by a majority vote of a committee of such directors designated by a majority vote of such directors, whether or not a quorum,	• an adjudication that the indemnitee was liable to the Corporation,

• a plea of guilty or nolo contendere by the indemnitee,

• an adjudication that the indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or

• with respect to any criminal proceeding, an adjudication that the indemnitee had reasonable cause to believe his conduct was unlawful.

Holding Company also will advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. In order to obtain an advance, the party seeking indemnity must submit a request accompanied by available information that can be used to determine whether the party is entitled to indemnity by Holding Company. Expenses will not be advanced if Holding Company determines that (i) the party seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Holding Company, or (ii) with respect to any criminal action or proceeding, the party had reasonable cause to believe his conduct was unlawful. The determination will be made

• by a majority vote of the directors of Holding Company consisting of persons who are not at that time parties to the action, suit, or proceeding in question, whether or not a quorum,

Metrocall	Arch	Holding Company

• if there are no directors who are not parties to the proceeding in question, or if such directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to Arch) in a written opinion, or

• by the stockholders of Arch.

Arch will not indemnify any person otherwise entitled to indemnification in connection with a proceeding initiated by that person, unless it was approved by the Arch board of directors. Also, Arch will not indemnify a person to the extent reimbursed from the proceeds of insurance (and will be reimbursed for indemnity for losses that are subsequently covered).

Arch may purchase and maintain insurance to protect itself and any director, officer, partner, employee, trustee or agent of Arch or another entity losses or liabilities incurred in such capacity or arising out of such status, whether or not Arch would have the power to indemnify such person against such liability or loss under Delaware law.	• by a majority vote of a committee of such directors designated by a majority vote of such directors, whether or not a quorum,

• if there are no directors who are not parties to the proceeding in question, or if such directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to Holding Company) in a written opinion, or by the stockholders of Holding Company.

Holding Company will not indemnify any person otherwise entitled to indemnification in connection with a proceeding initiated by that person unless it was approved by the Holding Company board of directors. Also, Holding Company will not indemnify a person to the extent reimbursed from the proceeds of insurance (and will be reimbursed for indemnity for losses that are subsequently covered).

• Holding Company may purchase and maintain insurance to protect itself and any director, officer, partner, employee, trustee or agent of Holding Company or another entity losses or liabilities incurred in such capacity or arising out of such status, whether or not Holding Company would have the power to indemnify such person against such liability or loss under Delaware law.

State Anti-Takeover Statutes

      Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Metrocall	Arch	Holding Company

Because Metrocall has not adopted any provision in its restated certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is applicable to business combinations involving Metrocall.	Because Arch has not adopted any provision in its restated certificate of incorporation to “opt-out” of the Delaware business combination statute, the statute is applicable to business combinations involving Arch.	Because the Holding Company restated certificate of incorporation will not include any provision to “opt-out” of the Delaware business combination statute, the statute will apply to business combinations involving Holding Company.

MANAGEMENT OF HOLDING COMPANY

AFTER THE MERGER

Board of Directors of Holding Company

      Members of Holding Company Board of Directors. Upon completion of the merger, the board of directors of Holding Company will be comprised of nine individuals, four of whom were designated by Metrocall, four of whom were designated by Arch and the ninth director, David C. Abrams, a representative of Abrams Capital, a significant shareholder of Arch, who was proposed by Arch and endorsed by the Boards of Directors of both Metrocall and Arch.

      The affirmative vote of a majority of the members of the board of directors of Holding Company will be required to change the size of Holding Company board of directors.

      To date, Metrocall and Arch have designated the individuals set forth below to be directors of Holding Company upon completion of the merger.

Name	Age

Royce Yudkoff, Chairman	48

David C. Abrams	43

James V. Continenza	41

Vincent D. Kelly	44

Matthew Oristano	48

William E. Redmond, Jr.	44

Richard A. Rubin	40

[ ]	[	]

[ ]	[	]

      Royce Yudkoff. Mr. Yudkoff has been a director of Metrocall since April 1997 and has served as chairman since February 2003. Mr. Yudkoff is the Managing Partner of ABRY Partners, LLC, a private equity investment firm which focuses exclusively on the media and communications sector. Prior to co-founding ABRY in 1989, Mr. Yudkoff was a partner at Bain & Company, an international management consultancy firm where he shared responsibility for Bain’s media practice. Mr. Yudkoff serves on the board of directors of Muzak, LLC and Nexstar Broadcasting Group. Mr. Yudkoff was a director of Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code.

      David C. Abrams. Mr. Abrams is a managing member of Abrams Capital, LLC, an investment firm whose affiliates are stockholders of Arch, a position he has held since November 1998. Mr. Abrams has also been a director of Global Signal, Inc. since October 2002. Affiliates of Abrams Capital, LLC are stockholders of Global Signal. Because Global Signal is a major supplier of both Metrocall and Arch, Mr. Abrams will recuse himself from any discussion or decision by the Holding Company board on matters relating to Global Signal.

      James V. Continenza. Mr. Continenza has been a director of Arch since 2002. Mr. Continenza has been the president and chief executive officer since September 2002 of Teligent, Inc., a provider of fixed-wireless broadband services that filed for bankruptcy protection in May 2001. Mr. Continenza also currently serves as a director of Teligent, Inc. Mr. Continenza was the chief operating officer of Teligent, Inc. from May 2001 to September 2002 and its senior vice president of strategic operations from September 2000 to May 2001. Prior to his tenure with Teligent, Inc., Mr. Continenza was the chief executive officer of Lucent Technologies Product Finance, which was a division of The CIT Group, Inc., a financial services company, from April 1999 to September 2000 and was senior vice president — worldwide sales and marketing of Lucent Technologies Product Finance from September 1997 to April 1999.

      Vincent D. Kelly. Mr. Kelly was appointed President and CEO of Metrocall on February 5, 2003. Prior to assuming this role, Mr. Kelly was the Chief Operating Officer, Chief Financial Officer, and Executive Vice

President of Metrocall. He has also served as the Treasurer from August 1995 to February 2003 and served as a director of Metrocall from 1990 to 1996. Mr. Kelly was responsible for managing the Company’s financial restructuring in 2002. He has been heavily involved in Metrocall’s merger and acquisition strategy. Mr. Kelly was also involved in taking the Company public in 1993 and managed all subsequent public offerings and financings. Prior to joining Metrocall in 1987, he served in public accounting. Mr. Kelly currently serves on the board of directors of Penton Media, Inc. and GTES, LLC, which is a majority-owned subsidiary of Metrocall. Mr. Kelly was an executive officer of Metrocall at the time of its filing in June of 2002 of a petition under Chapter 11 of the Bankruptcy Code.

      Matthew Oristano. Mr. Oristano has been a director of Arch since 2002. Mr. Oristano has been the president and chief executive officer of Alda Inc., an investment management company, since 1995. Since 2004, Mr. Oristano has also served as chairman of the board of Reaction Biology Corp., a private biotech firm. Mr. Oristano was the chairman of the board and chief executive officer of People’s Choice TV Corp., a wireless communications company, from April 1993 to September 1999.

      William E. Redmond, Jr. Mr. Redmond has been a director of Arch since 2002. Mr. Redmond served as president and chief executive officer from December 1996 to February 2003 and as chairman of the board from January 1999 to February 2003 of Gardenway, Inc., a manufacturer of outdoor garden and power equipment that filed for bankruptcy protection in July 2001 in order to facilitate a sale of substantially all of its assets in August 2001. Mr. Redmond has also been a director of Gentek, Inc. since October 2003.

      Richard A. Rubin. Mr. Rubin has been a director of Arch since 2002. Mr. Rubin has been the president of Hawkeye Capital Management LLC, a provider of investment management services, since November 1999. Mr. Rubin was engaged in organizing Hawkeye Capital Management LLC between July 1998 and November 1999 and was a principal at MHR Advisors LLC from January 1997 to July 1998.

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Committees of Holding Company Board of Directors

      Upon completion of the merger, the board of directors of Holding Company initially will have three committees:

•	an audit committee, the chairperson of which will initially be designated by Holding Company board of directors;

•	a compensation committee, the chairperson of which will initially be designated by Holding Company board of directors; and

•	a nominating and governance committee, the chairperson of which will initially be designated by Holding Company board of directors.

      The Audit Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall, one director designated by Arch and David C. Abrams. The Compensation Committee of the board of directors of Holding Company will be initially comprised of one director designated by Metrocall and two directors designated by Arch. The Nominating and Governance Committee of the board of directors of Holding Company will be initially comprised of two directors designated by Metrocall and two directors designated by Arch.

      Each of such committees will prepare and present its charter for the approval of the board of directors of Holding Company. The affirmative vote of a majority of the members of the board of directors of Holding Company will be required to modify the powers and authority of any committee of Holding Company’s board of directors. In addition, Holding Company’s board of directors may remove a director from any committee, change the size of any committee or terminate any committee or change the chair of a committee only with the affirmative vote of not less than a majority of the members of Holding Company’s board of directors.

Compensation of Directors

      In accordance with existing practice of Metrocall and Arch, it is expected that directors of Holding Company who are also full-time employees of Holding Company will receive no additional compensation for their services as directors. Each non-employee director of Holding Company will receive compensation for service on Holding Company board of directors as determined by the board of directors of Holding Company upon the recommendation of the compensation committee.

Executive Officers of Holding Company

      The principal executive officers of Holding Company upon completion of the merger will be as follows:

Name	Age	Title

Vincent D. Kelly	44	President and Chief Executive Officer

      For information regarding Mr. Kelly, see “— Board of Directors of Holding Company,” beginning on page 117.

Compensation of Executive Officers

      Holding Company has not yet paid any compensation to its chief executive officer or any other person expected to become an executive officer of Holding Company. With the exception of Mr. Kelly’s employment agreement with Holding Company, which will be executed at the closing of the merger, the form and amount of the compensation to be paid to each of Holding Company’s executive officers in any future period will be determined by the compensation committee of Holding Company board of directors.

      Mr. Kelly is party to an employment agreement with Metrocall and its subsidiary, Metrocall, Inc., dated as of February 5, 2003, as amended.

      On March 25, 2004, in connection with the proposed merger of Metrocall and Arch Wireless, Inc., the Metrocall board approved an amendment to Mr. Kelly’s February 5, 2003 employment agreement that:

•	approved and ratified a bonus payment of $530,000 for meeting performance targets previously set by the Board for fiscal year 2004 ahead of schedule in fiscal year 2003, which was paid in January 2004;

•	provided for a guaranteed minimum bonus payment of $530,000, payable in February 2005, provided that certain performance targets established by Metrocall’s board of directors for the 2004 calendar year are met; and

•	provided for a cash bonus of one million dollars, upon the completion of the merger with Arch.

      The one million dollars cash bonus is in lieu of any other payments with respect to the merger and was conceived by the Metrocall board as a suitable replacement for the change of control payment under Mr. Kelly’s employment agreement. Because no new capital would be invested as a result of Metrocall’s merger with Arch as originally conceived, the Metrocall Board had committed to considering a suitable replacement for the change of control payment in Mr. Kelly’s employment agreement at the time that the Board had authorized Metrocall’s efforts to pursue the merger with Arch in September 2003.

      Upon and subject to completion of the merger of Metrocall and Arch, Mr. Kelly and Holding Company will enter into a new employment agreement and Mr. Kelly’s existing employment agreement with Metrocall will be terminated. The new agreement will be for an initial term of three years commencing on the date of consummation of the merger and provide for an annual salary of $600,000 for Mr. Kelly. For the remainder of calendar year 2004, Mr. Kelly will be entitled to a minimum bonus of $530,000 payable in February 2005, provided that certain performance targets previously set by the compensation committee of the Metrocall Board are met. For subsequent calendar years, Mr. Kelly will be eligible for an annual bonus of up to 200% of his base salary based on achievement of certain performance targets to be set by Holding Company’s board of directors or the compensation committee thereof.

      Mr. Kelly’s employment agreement with Holding Company will also provide for certain payments upon termination of his employment. If Mr. Kelly’s employment is terminated by reason of death or disability, Holding Company will pay Mr. Kelly (or his legal representatives), his base salary through the remaining term of his employment agreement payable in a lump sum. If Mr. Kelly is terminated without cause or if Mr. Kelly terminates his employment for good reason (generally if Holding Company makes adverse changes to Mr. Kelly’s compensation, benefits, or duties or requests that he relocate), Mr. Kelly would receive the following:

•	an amount equal to his full base salary for the greater of two years and the remaining term of his employment agreement;

•	an amount equal to the annual bonus paid or payable to Mr. Kelly with respect to the prior annual period;

•	reimbursement of the cost of continuation of group health coverage for the greater of two years and the remaining term of his employment agreement; and

•	full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to Mr. Kelly.

      If Mr. Kelly’s employment is terminated by Holding Company without cause or by Mr. Kelly for good reason in connection with a “change of control,” Mr. Kelly will be entitled to reimbursement for any applicable excise taxes paid.

      For more information concerning the compensation paid to the other two most highly compensated executive officers of Metrocall for the 2003 fiscal year, see Amendment No. 1 to Metrocall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed April 29, 2004. For more information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of Arch for the 2003 fiscal year, see Amendment No. 1 to Arch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed April 29, 2004.

Integration Working Group

      An integration working group composed of Metrocall and Arch personnel has been formed to work toward a smooth and rapid combination of the two companies. The group will make its recommendations to Mr. Kelly and Mr. Redmond. All such recommendations shall be made solely in contemplation of the completion of the merger, and any integration planning shall be in compliance with all applicable laws and FCC and DOJ rules and regulations.

LEGAL MATTERS

      Certain legal matters in connection with this merger have been passed upon for Metrocall by Schulte Roth & Zabel LLP, New York, New York. Venable LLP, Washington, D.C. has advised Metrocall with respect to certain legal matters relating to telecommunications regulations. Certain legal matters in connection with this merger have been passed upon for Arch by Latham & Watkins LLP, Washington, D.C.

EXPERTS

      The consolidated balance sheet of Metrocall at December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders’ equity/ (deficit) and cash flows for the year ended December 31, 2003, the period from October 8, 2002 through December 31, 2002, and the period from January 1, 2002 through October 7, 2002 (Predecessor Company), and the financial statement schedule for the year ended December 31, 2003, the period from October 8, 2002 through December 31, 2002, and the period from January 1, 2002 through October 7, 2002 (Predecessor Company), appearing in Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for the year ended December 31, 2001, appearing in Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2003 were previously audited by Arthur Andersen LLP and their report thereon has not been reissued by them.

      Because Arthur Andersen LLP has not reissued their report and because we are unable to obtain a consent from Arthur Andersen LLP, you will be unable to sue Arthur Andersen LLP under the Securities Act for material misstatements or omissions, if any, in this joint proxy statement/ prospectus and incorporated herein by reference, including the financial statements covered by their previously issued report. We believe that it is unlikely that you would be able to recover damages from Arthur Andersen LLP for any claim against them.

      The consolidated balance sheet of Weblink Wireless, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the periods from January 1, 2002 through September 8, 2002 (Predecessor Company), and September 9, 2002 through December 31, 2002, appearing in an amendment filed on January 20, 2004 to Metrocall’s Current Report on Form 8-K filed November 18, 2003, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Arch Wireless, Inc. as of December 31, 2003 and December 31, 2002, for the year ended December 31, 2003 and for the period from January 1, 2002 to May 31, 2002 and for the period from June 1, 2002 to December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Arch Wireless, Inc.’s adoption of fresh-start accounting as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Arch Wireless, Inc. for the year ended December 31, 2001 prior to the revision discussed in Note 1 to the 2002 financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Arch Wireless, Inc. for the year ended December 31, 2003 were audited by Arthur Anderson LLP, independent accountants, who have ceased operations. Arthur Andersen LLP expressed an unqualified opinion on those financial statements in their report dated March 7, 2002 (except for the matters discussed in Note 15 to the 2001 financial statements as to which the date is May 29, 2002). The report of Arthur Andersen LLP is a copy of a report previously issued by Arthur Andersen LLP, which has not been reissued by Arthur Andersen LLP.

      The [audited] consolidated balance sheet of Wizards-Patriots Holdings, Inc. as of March 5, 2004, has been incorporated in this prospectus in reliance on the report of [                    ], independent accountants, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

      Neither Metrocall nor Arch presently intends to bring any matters other than those described in this joint proxy statement/ prospectus before its special meeting. Further, neither Metrocall nor Arch has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company’s special meeting, the person named in the enclosed proxy forms of Metrocall or Arch, as applicable, will vote the proxies in keeping with their judgments on such matters.

STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

      Metrocall. Metrocall will hold an annual meeting in the year 2004 only if the merger has not already been completed. If the annual meeting is held, stockholder proposals will be eligible for inclusion in Metrocall’s proxy statement relating to the 2004 annual meeting of stockholders if the stockholder proposals are received a reasonable amount of time before Metrocall begins to print and mail its proxy materials. To be considered for presentation at the Metrocall annual meeting, although not included in the proxy statement, proposals must be received a reasonable amount of time before the Metrocall annual meeting. All stockholder proposals should be sent to:

Metrocall Holdings, Inc.
Attn: Secretary
6677 Richmond Highway
Alexandria, Virginia 22306

      Arch. Arch will hold an annual meeting in the year 2004 only if the merger has not already been completed. If the annual meeting is held, stockholder proposals will be eligible for inclusion in Arch’s proxy statement relating to the 2004 annual meeting of stockholders if the stockholder proposals are received a reasonable amount of time before Arch begins to print and mail its proxy materials. To be considered for presentation at the Arch annual meeting, although not included in the proxy statement, proposals must be received a reasonable amount of time before Arch begins to print and mail its proxy materials. All stockholder proposals should be sent to:

Arch Wireless, Inc.
Attn: Secretary
1800 West Park Drive, Suite 250
Westborough, Massachusetts 01581

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/ prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation

Reform Act of 1995. These statements referring to Metrocall, Arch and Holding Company are included in this joint proxy statement/ prospectus, including under the following captions:

•	“Risk Factors”; and

•	“The Merger.”

      These statements may include statements regarding the period following completion of the merger.

      Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Metrocall and Arch, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Metrocall and Arch, the factors relating to the merger discussed under Risk Factors, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: the relative value of Holding Company stock and Metrocall’s and Arch’s stocks, the failure to realize the anticipated benefits of the merger and adverse regulatory conditions. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement/ prospectus. None of Metrocall, Arch or Holding Company is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

      All subsequent forward-looking statements attributable to Metrocall, Arch or Holding Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

WHERE YOU CAN FIND MORE INFORMATION

      This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus.

      The SEC permits Metrocall and Arch to “incorporate by reference” information into this proxy statement/prospectus. This means that Metrocall and Arch can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superceded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

      This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by Metrocall and Arch with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Metrocall special meeting and the date of the Arch special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any other proxy statements.

      You should rely only on the information contained in this joint proxy statement/prospectus or that which Metrocall and Arch have referred you to. Metrocall and Arch have not authorized anyone to provide you with any additional information.

      The documents referred to in this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is referred to in this joint proxy statement/prospectus to any person, without charge, upon written or oral request. If exhibits to the documents referred to in this joint proxy statement/prospectus are not themselves specifically referred to in this joint proxy statement/prospectus, then the exhibits will not be provided. Any request for documents should be made by [                    ], 2004 to ensure timely delivery of the documents.

      The following documents, which have been filed by Metrocall with the Securities and Exchange Commission (SEC file number 0-21924), are incorporated by reference into this joint proxy statement/prospectus:

(1) Annual Report on Form 10-K, for the fiscal year ended December 31, 2003 filed March 25, 2004, and Amendment No. 1 on Form 10-K/A filed April 29, 2004;

(2) Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2004 filed May 10, 2004;

(3) Current Report on Form 8-K filed November 18, 2003 and an amendment thereto filed January 20, 2004; and

(4) Current Reports on Form 8-K filed March 16, 2004, March 31, 2004, May 6, 2004, May 10, 2004, May 14, 2004, and May 17, 2004.

      The following documents, which have been filed by Arch with the Securities and Exchange Commission (SEC file number 0-23232), are incorporated by reference into this joint proxy statement/prospectus:

(1) Annual Report on Form 10-K, for the fiscal year ended December 31, 2003 filed March 1, 2004, and Amendment No. 1 on Form 10-K/A filed April 29, 2004;

(2) Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2004 filed May 10, 2004; and

(3)	Current Reports on Form 8-K filed March 1, 2004, March 31, 2004, and May 6, 2004.

      Requests for documents relating to Metrocall should be directed to:

Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Timothy J. Dietz, Investor Relations, telephone (703) 660-6677 (extension 6231).

      Requests for documents relating to Arch should be directed to:

Arch Wireless, Inc., 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, Attention: Gerald J. Cimmino, Vice President and Treasurer, telephone (508) 870-6700.

      Metrocall and Arch file reports, proxy statements and other information with the SEC. Copies of those reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

      Holding Company has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Holding Company’s stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of Holding Company filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

      If you have any questions about the merger, please call either Timothy J. Dietz, Director, Corporate Communications and Investor Relations of Metrocall, at (703) 660-6677 (extension 6231), or Gerald J. Cimmino, Vice President and Treasurer of Arch, at (508) 870-6700.

      This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in Metrocall’s or Arch’s affairs since the date of the joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Metrocall was provided by Metrocall and the information contained in this joint proxy statement/prospectus with respect to Arch was provided by Arch.

      Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

REPORT OF INDEPENDENT AUDITORS

[Auditors’ Report]

F-1

WIZARDS-PATRIOTS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

March 5,
2004

ASSETS

Cash	$2

Total assets	$2

STOCKHOLDER’S EQUITY

Preferred stock, par value $0.01 per share; 100 shares authorized; 0 shares issued and outstanding	$—

Common stock, par value $0.0001 per share; 100 shares authorized; 100 shares issued and outstanding	—

Additional paid-in-capital	2

Total stockholder’s equity	$2

The accompanying notes are an integral part of this consolidated balance sheet.

F-2

WIZARDS-PATRIOTS HOLDINGS, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

Note 1.	Basis of Presentation

      The accompanying consolidated balance sheet includes the accounts of Wizards-Patriots Holding, Inc. (the Company) and its wholly-owned subsidiaries Wizards Acquiring Sub, Inc. (WASI) and Patriots Acquiring Sub, Inc. (PASI) and intercompany accounts have been eliminated. Other than its formation, the Company and its subsidiaries have not conducted any activities.

      The Company and its subsidiaries were formed in connection with the anticipated merger of Metrocall Holdings, Inc. (Metrocall) and Arch Wireless, Inc. (Arch). The Company was incorporated in the state of Delaware on March 5, 2004. The Company has one stockholder, Metrocall Holdings, Inc. (Metrocall), which holds all of the Company’s common stock, par value $0.0001.

Note 2.	Merger with Metrocall Holdings, Inc. and Arch Wireless, Inc.

      On March 29, 2004, the Company, WASI, PASI, Metrocall and Arch entered into an agreement and plan of merger. On the effective date of the merger, WASI will merge with and into Metrocall and PASI will merge with and into Arch, at which point WASI and PASI would no longer exist as separate corporate entities, and the Company’s only two wholly-owned subsidiaries would be Metrocall and Arch.

      Upon completion of the merger, holders of Metrocall’s common stock will receive $150 million in cash pursuant to a cash election and 27.5% of the Company’s common stock. Under the cash election, Metrocall shareholders will be entitled to elect to receive cash in the amount of $75.00 per Metrocall share for up to two million Metrocall shares. To the extent that cash elections are made in respect of a number greater than or less than two million shares, the merger consideration will be adjusted on a pro rata basis so that two million of Metrocall’s outstanding shares are exchanged for cash. The remaining approximately four million fully diluted Metrocall shares will be converted into 27.5% of the new holding company’s outstanding common stock at an exchange ratio of 1.876 shares of the Company’s common stock for each Metrocall share. Each outstanding share of Arch common stock would be exchanged for one share of the Company’s common stock.

      The above actions will necessitate the borrowings of up to $150.0 million of debt proceeds, depending on the available cash on hand of Metrocall and Arch at the time of the closing of the merger, to fund the cash election component of the merger consideration and authorization of additional common shares of the Company before the merger takes place.

F-3

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WIZARDS-PATRIOTS HOLDINGS, INC.

WIZARDS ACQUIRING SUB, INC.

METROCALL HOLDINGS, INC.,

PATRIOTS ACQUIRING SUB, INC.

AND

ARCH WIRELESS, INC.

DATED AS OF MARCH 29, 2004

TABLE OF CONTENTS

ARTICLE I

i

ii

iii

Index of Defined Terms

affiliate	A-45

Affiliate Agreement	A-45

Agreement	A-1

Ancillary Agreements	A-14

Antitrust Laws	A-15

Appraisal Shares	A-4

Arch	A-1

Arch 10-K	A-16

Arch Acquiring Sub	A-1

Arch Benefit Plans	A-16

Arch Board	A-1

Arch Bylaws	A-13

Arch Certificate of Incorporation	A-13

Arch Common Stock	A-5

Arch Disclosure Schedule	A-12

Arch Exchange Ratio	A-5

Arch FCC Licenses	A-24

Arch Financial Advisor	A-22

Arch Financial Statements	A-16

Arch Fully Diluted Shares	A-13

Arch Holdings	A-49

Arch IP	A-20

Arch Leased Real Property	A-24

Arch Leases	A-24

Arch Material Adverse Effect	A-13

Arch Material Contracts	A-19

Arch Merger	A-1

Arch Merger Consideration	A-5

Arch Owned Real Property	A-24

Arch Permits	A-24

Arch Plan of Reorganization	A-13

Arch Properties	A-23

Arch Representatives	A-42

Arch Required Statutory Approvals	A-15

Arch SEC Reports	A-16

Arch Stock Option	A-6

Arch Stock Plan	A-13

Arch Stock Right	A-6

Arch Stockholders’ Approval	A-15

Arch Unclassified Common Stock	A-13

CAA	A-23

Cash Election Price	A-3

CERCLA	A-23

Certificates	A-7

Closing	A-11

Closing Date	A-11

Code	A-1

Communications Act	A-15

Companies	A-1

Company	A-1

Competing Transaction	A-39

CWA	A-23

Deemed Election Proration Factor	A-9

DGCL	A-2

Disclosure Schedules	A-25

Effective Time	A-2

Electing Shares	A-3

Election Date	A-8

Election Number	A-9

Environmental Claims	A-23

Environmental Laws	A-23

Environmental Liabilities	A-23

ERISA	A-16

ERISA Affiliate	A-17

Excess Proration Factor	A-9

Exchange Act	A-15

Exchange Agent	A-8

Exchange Fund	A-7

Exchange Ratios	A-5

Existing Credit Facilities	A-37

Expenses	A-44

FCC	A-15

FCC Regulations	A-15

Financing	A-41

Form of Election	A-8

GAAP	A-16

Hazardous Material	A-24

HSR Act	A-15

Insiders	A-48

Interim Period	A-37

IRS	A-16

Joint Proxy Statement/ Prospectus	A-21

Merger	A-1

Merger Consideration	A-6

Merger Filing	A-2

Metrocall	A-1

i

Metrocall 10-K	A-28

Metrocall Acquiring Sub	A-1

Metrocall Benefit Plans	A-29

Metrocall Board	A-1

Metrocall Bylaws	A-25

Metrocall Certificate of Incorporation	A-25

Metrocall Common Stock	A-3

Metrocall Disclosure Schedule	A-25

Metrocall Exchange Ratio	A-3

Metrocall FCC Licenses	A-35

Metrocall Financial Advisor	A-34

Metrocall Financial Statements	A-28

Metrocall Fully Diluted Shares	A-26

Metrocall IP	A-33

Metrocall Leased Real Property	A-36

Metrocall Leases	A-36

Metrocall Material Adverse Effect	A-25

Metrocall Material Contracts	A-32

Metrocall Merger	A-1

Metrocall Merger Consideration	A-3

Metrocall Option Plan	A-26

Metrocall Owned Real Property	A-36

Metrocall Permits	A-35

Metrocall Plan of Reorganization	A-26

Metrocall Preferred Stock	A-26

Metrocall Properties	A-34

Metrocall Representatives	A-42

Metrocall Required Statutory Approvals	A-28

Metrocall SEC Reports	A-28

Metrocall Stock Option	A-4

Metrocall Stock Right	A-5

Metrocall Stockholders’ Approval	A-28

Metrocall Stockholders Meeting	A-8

Metrocall Warrant	A-5

Multiemployer Plan	A-17

Multiple Employer Plan	A-17

Nasdaq	A-15

Nasdaq SmallCap	A-28

Nondisclosure Agreement	A-42

Non-Electing Shares	A-9

Order	A-40

OSHA	A-23

Other Agreements	A-56

Parent	A-1

Parent Board	A-48

Parent Bylaws	A-1

Parent Certificate of Incorporation	A-1

Parent Common Stock	A-3

Parent Fully Diluted Shares	A-11

Person	A-14

Qualifying Amendment	A-43

RCRA	A-23

Registration Statement	A-21

Release	A-23

Remedial Action	A-23

Retained Employee	A-46

Rule 145	A-44

SEC	A-15

Section 16 Information	A-48

Section 262	A-4

Securities Act	A-15

Subsidiary	A-14

Surviving Arch Corporation	A-2

Surviving Metrocall Corporation	A-2

Telecommunications Laws	A-15

Terminating Arch Breach	A-52

Terminating Metrocall Breach	A-52

Transactions	A-1

Unsolicited Bid	A-39

WARN Act	A-18

ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2004 (this “Agreement”), by and among Wizards-Patriots Holdings, Inc., a Delaware corporation (“Parent”), Wizards Acquiring Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Metrocall Acquiring Sub”), Metrocall Holdings, Inc., a Delaware corporation (“Metrocall”), Patriots Acquiring Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Arch Acquiring Sub”), and Arch Wireless, Inc., a Delaware corporation (“Arch”). Metrocall and Arch are sometimes together referred to collectively as the “Companies” and, individually, as a “Company.”

WITNESSETH:

      WHEREAS, the respective Boards of Directors of Metrocall (the “Metrocall Board”) and Arch (the “Arch Board”) have approved this Agreement and have deemed it in the best interests of their respective stockholders that Metrocall and Arch engage in a business combination under the terms set forth herein;

      WHEREAS, Metrocall owns all of the outstanding capital stock of Parent and has caused Parent to form Metrocall Acquiring Sub and Arch Acquiring Sub;

      WHEREAS, the respective Boards of Directors of Parent, Metrocall Acquiring Sub and Metrocall have approved the merger of Metrocall Acquiring Sub with and into Metrocall (the “Metrocall Merger”) and deem it advisable and in the best interests of their respective stockholders that the Metrocall Merger be consummated, and the respective Boards of Directors of Parent, Arch Acquiring Sub and Arch have approved the merger of Arch Acquiring Sub with and into Arch (the “Arch Merger”, and together with the Metrocall Merger, the “Merger”) and have deemed it advisable and in the best interests of their respective stockholders that the Arch Merger be consummated, in each case upon the terms and subject to the conditions set forth herein;

      WHEREAS, for federal income tax purposes, the parties intend that the Merger shall be treated as a transfer by the holders of Metrocall Common Stock (as defined in Section 2.1(a)) and Arch Common Stock (as defined in Section 2.1(c)) of all such shares of such stock (other than Appraisal Shares (as defined in Section 2.1(a)) and shares of such stock held by either Metrocall or Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock (as defined in Section 2.1(a)) and, in the case of certain holders of Metrocall Common Stock, cash, all as described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement (the “Transactions”).

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      Section 1.1     The Merger. (a) Charter and Bylaws of Parent; Conduct. The certificate of incorporation and bylaws of Parent (respectively, the “Parent Certificate of Incorporation” and “Parent Bylaws”), and the initial organizational minutes of the board of directors of Parent, shall be in the form of Exhibit A-1, Exhibit A-2 and Exhibit A-3 to this Agreement, respectively. From and after the Effective Time, each of the Parent Certificate of Incorporation and the Parent Bylaws may be amended in accordance with their respective terms and as provided in the DGCL, except that references to the name of Parent shall be amended to reflect a change in such name as determined by the Parent Board. From the date of this Agreement until the Effective Time, Metrocall shall (a) consult with Arch prior to causing or permitting, and shall not cause or permit, Parent, Metrocall Acquiring Sub or Arch Acquiring Sub to take any action inconsistent with the provisions of this Agreement without the written consent of Arch, (b) take all action necessary to cause

Parent, Metrocall Acquiring Sub and Arch Acquiring Sub to perform their respective obligations under this Agreement, and (c) take all action necessary to ensure that, prior to the Effective Time, none of Parent, Metrocall Acquiring Sub or Arch Acquiring Sub conducts any business or makes any investment other than as contemplated by this Agreement or as may otherwise be agreed to by Arch in writing.

      (b) The Metrocall Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the Delaware General Corporation Law (the “DGCL”), Metrocall Acquiring Sub shall be merged with and into Metrocall and the separate existence of Metrocall Acquiring Sub shall thereupon cease. Metrocall shall be the surviving corporation in such merger and a wholly-owned subsidiary of Parent and, after the Effective Time, is hereinafter sometimes referred to as the “Surviving Metrocall Corporation.”

      (c) The Arch Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Arch Acquiring Sub shall be merged with and into Arch and the separate existence of Arch Acquiring Sub shall thereupon cease. Arch shall be the surviving corporation in such merger and a wholly-owned subsidiary of Parent and, after the Effective Time, is hereinafter sometimes referred to as the “Surviving Arch Corporation” and, together with the Surviving Metrocall Corporation, the “Surviving Corporations.”

      Section 1.2     Effective Time of the Merger. The Merger shall become effective at such time and date (the “Effective Time”) as shall be stated in appropriate certificates of merger with respect to the Metrocall Merger and the Arch Merger (which time and date shall be identical for each merger), respectively, in form mutually acceptable to Metrocall and Arch and executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”), concurrently with the closing of the Transactions in accordance with Section 2.12.

      Section 1.3     Certificates of Incorporation. (a) The certificate of incorporation of the Surviving Metrocall Corporation shall be amended as of the Effective Time such that it is identical to the certificate of incorporation of Metrocall Acquiring Sub as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL, except that references to the name of the Surviving Metrocall Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

      (b) The certificate of incorporation of the Surviving Arch Corporation shall be amended as of the Effective Time such that it is identical to the certificate of incorporation of Arch Acquiring Sub as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL, except that references to the name of the Surviving Arch Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

      Section 1.4     Bylaws. (a) The bylaws of the Surviving Metrocall Corporation shall be amended as of the Effective Time such that they are identical to the bylaws of Metrocall Acquiring Sub as in effect immediately prior to the Effective Time, and (subject to Section 6.9 hereof) thereafter may be amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Metrocall Corporation and the DGCL, except that references to the name of the Surviving Metrocall Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

      (b) The bylaws of the Surviving Arch Corporation shall be amended as of the Effective Time such that they are identical to the bylaws of Arch Acquiring Sub as in effect immediately prior to the Effective Time, and (subject to Section 6.9 hereof) thereafter may be amended in accordance with their terms and as provided by the certificate of incorporation of the Surviving Arch Corporation and the DGCL, except that references to the name of the Surviving Arch Corporation shall be amended to reflect a change in such name as determined by the Parent Board.

      Section 1.5     Officers. (a) The officers of the Surviving Metrocall Corporation after the Effective Time shall be the officers of Metrocall Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

      (b) The officers of the Surviving Arch Corporation after the Effective Time shall be the officers of Arch Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

      Section 1.6     Directors. (a) The directors of the Surviving Metrocall Corporation after the Effective Time shall be the directors of Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

      (b) The directors of the Surviving Arch Corporation after the Effective Time shall be the directors of Arch Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

      Section 1.7     Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

      (a) all of the property, rights, privileges, powers and franchises of Metrocall and Metrocall Acquiring Sub shall vest in the Surviving Metrocall Corporation, and all debts, liabilities and duties of Metrocall and Metrocall Acquiring Sub shall become the debts, liabilities and duties of the Surviving Metrocall Corporation; and

      (b) all of the property, rights, privileges, powers and franchises of Arch and Arch Acquiring Sub shall vest in the Surviving Arch Corporation, and all debts, liabilities and duties of Arch and Arch Acquiring Sub shall become the debts, liabilities and duties of the Surviving Arch Corporation.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

      Section 2.1     Effect on Capital Stock. (a) Metrocall Common Stock. At the Effective Time, by virtue of the Metrocall Merger and without any action on the part of any holder of capital stock of Metrocall or any holder of capital stock of Metrocall Acquiring Sub:

           (i) (A) Subject to Sections 2.1(a)(ii), 2.1(a)(v), 2.3, 2.4 and 2.10, each share of common stock, par value $0.01 per share, of Metrocall (“Metrocall Common Stock”) issued and outstanding immediately prior to the Effective Time with respect to which an election has been effectively made and not revoked or lost pursuant to Section 2.3 or deemed made pursuant to Section 2.4 (collectively, the “Electing Shares”) shall be converted into the right to receive an amount equal to $75.00 (the “Cash Election Price”), in cash, without interest. (B) Subject to Sections 2.1(a)(ii), 2.1(a)(v), 2.3, 2.4 and 2.10, each share of Metrocall Common Stock (other than Electing Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.876 shares (the “Metrocall Exchange Ratio”) of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”). The shares of Parent Common Stock to be issued and cash payable upon the conversion of shares of Metrocall Common Stock pursuant to this Section 2.1(a)(i) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.10 are referred to collectively as “Metrocall Merger Consideration”. All shares of Parent Common Stock issued pursuant to this Section 2.1(a)(i) shall be duly authorized, validly issued and free of preemptive rights, with no personal liability attaching to the ownership of such shares. All shares of Metrocall Common Stock converted into shares of Parent Common Stock or cash pursuant to this Section 2.1(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights, except the right to receive cash, Parent Common Stock to be issued and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.10, in consideration for such shares upon the surrender of such certificate in accordance with this Article II, without interest.

           (ii) All shares of Metrocall Common Stock that are owned by Metrocall as treasury stock and any shares of Metrocall Common Stock owned by Arch or any Subsidiary of Arch immediately prior to the Effective Time, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be canceled and retired and shall cease to exist and no share capital of Parent or other consideration shall be delivered in exchange therefore.

           (iii) Each share of common stock, par value $0.01 per share, of Metrocall Acquiring Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Metrocall Corporation.

           (iv) If any shares of Metrocall Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Metrocall, then any shares of Parent Common Stock issued in exchange for such shares of Metrocall Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, except that this Section 2.1(a)(iv) shall not apply to any such shares that, pursuant to the terms of the applicable agreement, certificate or other governing instrument, would otherwise be vested or freed of such repurchase option, risk of forfeiture or other condition as a result of the Transactions. Metrocall shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

           (v) Notwithstanding anything in this Agreement to the contrary, shares of Metrocall Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 (“Section 262”) of the DGCL (“Appraisal Shares”) shall not be converted into Metrocall Merger Consideration as provided in Section 2.1(a)(i), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to no longer be Appraisal Shares and, instead, shall be deemed to be Non-Electing Shares, to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Metrocall Merger Consideration as provided in Section 2.1(a)(i).

      (b) Metrocall Stock Options, Warrants and Unissued Shares Under the Metrocall Plan of Reorganization.

           (i) Metrocall Stock Options. At the Effective Time, all options to purchase shares of Metrocall Common Stock (each, a “Metrocall Stock Option”) which are then outstanding and unexercised shall cease to represent a right to acquire shares of Metrocall Common Stock and shall be converted automatically into an option to acquire, on the same terms and conditions as were otherwise applicable under the Metrocall Stock Option, shares of Parent Common Stock as set forth below. From and after the Effective Time (i) the number of shares of Parent Common Stock purchasable upon exercise of each outstanding converted Metrocall Stock Option shall be equal to the product of (x) the number of shares of Metrocall Common Stock that were purchasable upon exercise of such converted Metrocall Stock Option immediately prior to the Effective Time and (y) the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, and (ii) the exercise price per share of Parent Common Stock under each converted Metrocall Stock Option shall be obtained by dividing (x) the exercise price per share of Metrocall Common Stock of such converted Metrocall Stock Option immediately prior to the Effective Time by (y) the Metrocall Exchange Ratio, rounded down to the nearest cent; provided, however, that in the case of any Metrocall Stock Option to which Section 421 of the Code, applies by reason of its qualification under Section 422 of the Code, the exercise price per share, the number of shares subject to such Metrocall Stock Option and the terms and conditions of exercise of such Metrocall Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Unless otherwise elected by Metrocall prior to the Effective Time, Parent shall assume Metrocall’s obligations with respect to each outstanding Metrocall Stock Option in such manner that Parent (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Metrocall Stock Option, would be such a corporation were Section 424 of the Code applicable to such Metrocall Stock Option; and, if not so otherwise elected, after the Effective Time, all references to Metrocall in the Metrocall Option Plan and the applicable Metrocall Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Metrocall Option Plan as of the Effective Time by virtue of this Agreement and without any further action on the part of Parent or Metrocall. Each Metrocall Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Metrocall Option Plan and such Metrocall Stock Option as in effect immediately prior to the Effective Time. Metrocall and Arch shall use, and shall cause Parent to use, all reasonable efforts to ensure that Metrocall Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, the Metrocall Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

           (ii) Metrocall Warrants. At the Effective Time, all warrants to purchase shares of Metrocall Common Stock (each, a “Metrocall Warrant”) which are then outstanding and unexercised shall no longer be exercisable for Metrocall Common Stock and shall thereafter be exercisable for Parent Common Stock in accordance with the terms and conditions of the applicable Metrocall Warrants. From and after the Effective Time (i) the number of shares of Parent Common Stock purchasable upon exercise of each outstanding converted Metrocall Warrant shall be equal to the product of (x) the number of shares of Metrocall Common Stock that were purchasable upon exercise of such converted Metrocall Warrant immediately prior to the Effective Time and (y) the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, and (ii) the exercise price per share of Parent Common Stock under each converted Metrocall Warrant shall be obtained by dividing (x) the exercise price per share of Metrocall Common Stock of such converted Metrocall Warrant immediately prior to the Effective Time by (y) the Metrocall Exchange Ratio, rounded down to the nearest cent.

           (iii) Unissued Shares Under the Metrocall Plan of Reorganization. At the Effective Time, all rights, contingent or otherwise, to receive shares of Metrocall Common Stock, which are not yet issued and outstanding, pursuant to a distribution under the Metrocall Plan of Reorganization (each, a “Metrocall Stock Right”), shall no longer be rights with respect to Metrocall Common Stock and shall thereafter be rights to receive a number of shares of Parent Common Stock equal to the number of shares of Metrocall Common Stock such Metrocall Stock Right would be entitled to receive multiplied by the Metrocall Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, subject to the same terms and conditions of the Metrocall Plan of Reorganization as were otherwise applicable to the Metrocall Stock Rights. Prior to the Effective Time, the Metrocall Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

      (c) Arch Common Stock. At the Effective Time, by virtue of the Arch Merger and without any action on the part of any holder of capital stock of Arch or any holder of capital stock of Arch Acquiring Sub:

           (i) Subject to Sections 2.1(c)(ii) and 2.10, each share of “Class A” common stock, par value $0.0001 per share, of Arch (“Arch Common Stock”) shall be converted into the right to receive one share (the “Arch Exchange Ratio”and, together with the Metrocall Exchange Ratio, the “Exchange Ratios”) of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Section 2.1(c)(i) are referred to collectively as “Arch Merger Consideration” and, together with the Metrocall Merger Consideration, the “Merger Consideration.” All shares of Parent Common Stock issued pursuant to this Section 2.1(c)(i) shall be duly authorized, validly issued and free of preemptive rights, with no personal liability attaching to the ownership of such shares. All shares of Arch Common Stock converted into shares of Parent Common Stock pursuant to this Section 2.1(c)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights, except the right to receive Parent Common Stock to be issued, in consideration for such shares upon the surrender of such certificate in accordance with this Article II, without interest.

           (ii) All shares of Arch Common Stock that are owned by Arch as treasury stock and any shares of Arch Common Stock owned by Metrocall or any Subsidiary of Metrocall immediately prior to the Effective Time, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be canceled and retired and shall cease to exist and no share capital of Parent or other consideration shall be delivered in exchange therefore.

           (iii) Each share of common stock, par value $0.01 per share, of Arch Acquiring Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Arch Corporation.

           (iv) If any shares of Arch Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Arch, then the shares of Parent Common Stock issued in exchange for such shares of Arch Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends, except that this Section 2.1(c)(iv) shall not apply to any such shares that, pursuant to the terms of the applicable agreement, certificate or other governing instrument, would otherwise be vested or freed of such repurchase option, risk of forfeiture or other condition as a result of the Transactions. Arch shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (d) Arch Stock Options and Unissued Shares Under the Arch Plan of Reorganization. (i) Arch Stock Options. At the Effective Time, all options to purchase shares of Arch Common Stock (each, an “Arch Stock Option”) which are then outstanding and unexercised shall cease to represent a right to acquire shares of Arch Common Stock and shall be converted automatically into an option to acquire, on the same terms and conditions as were otherwise applicable under the Arch Stock Option, the number of shares of Parent Common Stock equal to the number of shares of Arch Common Stock subject to such Arch Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Arch Stock Option immediately prior to the Effective Time; provided, however, that in the case of any Arch Stock Option to which Section 421 of the Code, applies by reason of its qualification under Section 422 of the Code, the exercise price per share, the number of shares subject to such Arch Stock Option and the terms and conditions of exercise of such Arch Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Unless otherwise elected by Arch prior to the Effective Time, Parent shall assume Arch’s obligations with respect to each outstanding Arch Stock Option in such manner that Parent (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Arch Stock Option, would be such a corporation were Section 424 of the Code applicable to such Arch Stock Option; and, if not so otherwise elected, after the Effective Time, all references to Arch in the Arch Stock Plan and the applicable Arch Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Arch Stock Plan as of the Effective Time by virtue of this Agreement and without any further action on the part of Parent or Arch. Each Arch Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Arch Stock Plan and the applicable Arch Stock Option as in effect immediately prior to the Effective Time. Metrocall and Arch shall use, and shall cause Parent to use, all reasonable efforts to ensure that Arch Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, the Arch Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

      (ii) Unissued Shares Under the Arch Plan of Reorganization. At the Effective Time, all rights, contingent or otherwise, to receive shares of Arch Common Stock, which are not yet issued and outstanding, pursuant to a distribution under the Arch Plan of Reorganization (each, an “Arch Stock Right”), including pursuant to the Arch Stock Plan, shall no longer be rights with respect to Arch Common Stock and shall thereafter be rights to receive the same number of shares of Parent Common Stock, subject to the same terms and conditions of the Arch Plan of Reorganization and, as applicable, the Arch Stock Plan as were otherwise applicable to the Arch Stock Rights. Prior to the Effective Time, the Arch Board shall take, or shall cause its committees to take, all action necessary to effectuate the foregoing.

      (e) Parent Actions with Respect to Stock Options, Stock Rights and Warrants. (i) Prior to the Effective Time, Parent shall reserve for issuance and shall make available for issuance in accordance with Sections 2.1(b) and 2.1(d) the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under Sections 2.1(b) and 2.1(d). With respect to the Arch Stock Plan and Metrocall Option Plan to be assumed by Parent, Parent shall take all corporate action necessary or appropriate to, as soon as reasonably practicable after the Effective Time, file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to options granted under such plans to the extent required under applicable law in order for such shares to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein), as well as comply with any applicable state securities or “blue sky” laws, for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

      (ii) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Metrocall Stock Options, to the extent the holder thereof possesses such Metrocall Stock Options pursuant to the Metrocall Option Plan, appropriate notices setting forth such holders’ rights pursuant to the Metrocall Option Plan (as defined in Section 4.2(a)) and agreements evidencing the grants of such Metrocall Stock Options. To the extent permitted by law, Parent shall comply with the terms of the Metrocall Option Plan and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, the Metrocall Option Plan, to have the Metrocall Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

      (iii) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Arch Stock Rights, to the extent the holder thereof possesses such Arch Stock Rights pursuant to the Arch Stock Plan, and Arch Stock Options, as the case may be, appropriate notices setting forth such holders’ rights pursuant to the Arch Stock Plan and agreements evidencing the grants of such and Arch Stock Rights and Arch Stock Options, as applicable. To the extent permitted by law, Parent shall comply with the terms of the Arch Stock Plan and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, the Arch Stock Plan, to have the Arch Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

      (iv) As soon as practicable after the Effective Time, Parent shall cause to be delivered to all holders of Metrocall Warrants appropriate notices setting forth such holders’ rights pursuant thereto.

      (f) Cancellation of Parent Stock. The shares of capital stock of Parent owned by Metrocall and Arch immediately prior to the Effective Time will be canceled at the Effective Time.

      Section 2.2     Exchange Fund. Concurrently with or prior to the Effective Time, Metrocall and Arch shall jointly designate a duly qualified bank or trust company to act as agent (the “Exchange Agent”) for purposes of exchanging certificates which immediately prior to the Effective Time represented shares of Arch Common Stock or shares of Metrocall Common Stock (“Certificates”) for the applicable Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Certificates, certificates representing the Parent Common Stock issuable pursuant to Sections 2.1(a) and 2.1(c) upon conversion of outstanding shares of Arch Common Stock and Metrocall Common Stock, cash for payment of the Cash Election Price with respect to the Electing Shares and cash for payment of any fractional shares referred to in Section 2.10. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

      Section 2.3     Elections. (a) Each Person who, immediately prior to the Effective Time, is (i) a record holder of shares of Metrocall Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional election to receive cash in exchange for such shares or (ii) a holder of vested Metrocall Stock Options giving an irrevocable notice of exercise of such Metrocall Stock Options prior to the Effective Time, subject only to the Closing, shall be entitled to make an election to receive cash in exchange for the shares of Metrocall Common Stock issuable upon exercise of such Metrocall Stock Options.

      (b) Parent shall, or shall cause the Exchange Agent to, prepare and mail a form of election (the “Form of Election”) with the Joint Proxy Statement/ Prospectus (as defined in Section 3.16) to holders of Metrocall Common Stock of record (other than shares of Metrocall Common Stock to be cancelled pursuant to Section 2.1(a)(ii)) and holders of vested Metrocall Stock Options as of the record date for the meeting of stockholders of Metrocall (the “Metrocall Stockholders Meeting”) to obtain the Metrocall Stockholders Approval (as defined in Section 4.4(d)), which shall be used by each such holder who wishes to elect to receive the Cash Election Price for any or all shares of Metrocall Common Stock held by such holder as of immediately prior to the Effective Time. Prior to the record date of the Metrocall Stockholders Meeting, the Metrocall Board or a committee thereof shall establish procedures for holders of vested Metrocall Stock Options to give an irrevocable notice of exercise of such Metrocall Stock Options, to deposit funds for the exercise thereof, to make the cash election and to provide for netting of funds to be received pursuant to the cash election against funds to be deposited for the exercise of such Metrocall Stock Options. In addition, Parent shall use its reasonable best efforts to make the Form of Election and the Joint Proxy Statement/ Prospectus available to all Persons who become holders of Metrocall Common Stock or Metrocall Stock Options during the period between such record date and the Election Date. Any such election to receive the Cash Election Price will be properly made only if (i) the Exchange Agent has received a Form of Election at its designated office, by 5:00 p.m., New York City time, on (A) the Business Day immediately preceding the date of the Metrocall Stockholders Meeting or (B) any later date as to which Metrocall may provide, in consultation with Arch (the “Election Date”) (which date Parent shall publicly announce as soon as practicable but in no event less than five Business Days prior to the Election Date), provided that the Companies shall agree to any Election Date, and notice thereof, required to comply with any legal requirements with respect thereto, and (ii) such Form of Election is properly completed and signed and, in the case of holders of Metrocall Common Stock, accompanied by certificates for the shares of Metrocall Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Metrocall (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three Business Days after the date of execution of such guarantee of delivery). A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts.

      (c) Any Form of Election may be revoked by the holder of Metrocall Common Stock submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Metrocall and Arch that the Merger has been abandoned. If a Form of Election is so revoked, in the case of a holder of Metrocall Common Stock submitting such Form of Election to the Exchange Agent, the certificate or certificates (or guarantee of delivery, as appropriate) for the shares of Metrocall Common Stock to which such Form of Election relates shall be promptly returned to such holder.

      (d) The Exchange Agent may, with the agreement of Metrocall, in consultation with Arch, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for in this Section 2.3 and in Section 2.4 as shall be necessary or desirable to fully effect such elections with respect to Metrocall Common Stock and Metrocall Stock Options.

      (e) The Exchange Agent shall have discretion to determine whether or not an election to receive the Cash Election Price has been properly made or revoked pursuant to this Section 2.3 with respect to shares of Metrocall Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price was not properly made with respect to shares of Metrocall Common Stock, such shares shall be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and subject to the provisions of Sections 2.1(a)(v), 2.4 and 2.10, such shares shall be exchanged in the Merger for shares of Parent Common Stock pursuant to Section 2.1(a)(i)(B). If the Exchange Agent determines that any contingent election to receive the Cash Election Price was not properly made with respect to Metrocall Stock Options, such contingent election shall be deemed as not made and such Metrocall Stock Options shall be exchanged in the Merger for options to purchase Parent Common Stock pursuant to Section 2.1(b). The Exchange Agent shall also make all computations as to the allocation and the pro-ration, including the determination of the deemed elections contemplated by Section 2.4 and any such computation and deemed elections shall be conclusive and binding on the holders of Metrocall Common Stock and Metrocall Stock Options.

      Section 2.4     Allocation of Cash and Parent Common Stock. (a) Election Number. Two million (2,000,000) (the “Election Number”) shares of Metrocall Common Stock, including shares of Metrocall Common Stock issuable upon exercise of Metrocall Stock Options as provided in Section 2.3(a), shall be converted into the right to receive the Cash Election Price at the Effective Time.

      (b) Excess Electing Shares. If the number of Electing Shares exceeds the Election Number, then shares of Metrocall Common Stock other than the Electing Shares and Appraisal Shares (collectively, the “Non-Electing Shares”) shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(i)(B) and Electing Shares shall be converted into the right to receive the Cash Election Price or shares of Parent Common Stock in accordance with Sections 2.1(a)(i)(A) and 2.1(a)(i)(B) in the following manner:

      (i) A proration factor (the “Excess Proration Factor”) shall be determined by dividing the Election Number by the total number of Electing Shares.

      (ii) The number of Electing Shares covered by an Election to be converted into the right to receive the Cash Election Price shall be determined by multiplying the Excess Proration Factor by the total number of Electing Shares covered by such Election.

      (iii) All Electing Shares other than those shares converted into the right to receive the Cash Election Price in accordance with Section 2.4(b)(ii) shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(i)(B), subject to Section 2.10.

      (c) Deemed Elections. If the number of Electing Shares is less than or equal to the Election Number, then all Electing Shares shall be converted into the right to receive the Cash Election Price in accordance with Section 2.1(a)(1)(A) and the Non-Electing Shares shall be converted into the right to receive either the (i) Cash Election Price and the holders thereof shall be deemed to have properly made an election with respect to such shares or (ii) shares of Parent Common Stock in accordance with Sections 2.1(a)(1)(A) and 2.1(a)(1)(B) in the following manner:

      (i) A proration factor (the “Deemed Election Proration Factor”) shall be determined by dividing (A) the Election Number minus the total number of Electing Shares by (B) the total number of Non-Electing Shares.

      (ii) The number of Non-Electing Shares of each stockholder to be converted into the right to receive the Cash Election Price and deemed to have properly made an election with respect to such shares shall be determined by multiplying the Deemed Election Proration Factor by the total number of Non-Electing Shares held by such stockholder.

      (iii) All Non-Electing Shares other than those shares converted into the right to receive the Cash Election Price in accordance with Sections 2.4(c)(ii) shall be converted into shares of Parent Common Stock in accordance with Section 2.1(a)(1)(B), subject to Section 2.10.

      Section 2.5     Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail or make available to Cede & Co. and, as appropriate, each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Arch Common Stock whose shares were converted into the right to receive the Arch Merger Consideration and each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Metrocall Common Stock whose shares were converted into the right to receive the Metrocall Merger Consideration, a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for cash or shares of Parent Common Stock deliverable in respect thereof pursuant to this Article II. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Metrocall Common Stock and Arch Common Stock surrendered to it and held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Metrocall Common Stock and Arch Common Stock for the account of the Persons entitled thereto.

      Section 2.6     Right to Receive Merger Consideration. (a) Each holder of shares of Arch Common Stock or Metrocall Common Stock that have been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares of Arch Common Stock or Metrocall Common Stock, will be entitled to receive the applicable Merger Consideration as set forth in Section 2.1(a) or Section 2.1(c), as applicable. Until so surrendered, each share of Arch Common Stock or Metrocall Common Stock shall, after the Effective Time, represent for all purposes, only the right to receive the applicable Merger Consideration and any other amounts payable pursuant to Section 2.9. If any Merger Consideration is to be issued to a Person other than the registered holder of the Arch Common Stock or Metrocall Common Stock represented by the Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Arch Common Stock or Metrocall Common Stock or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (b) Notwithstanding anything to the contrary contained in this Article II, Certificates surrendered for exchange by any affiliate (as defined in Section 6.5) of Arch or Metrocall shall not be exchanged until the later of (a) the date Parent has received an Affiliate Agreement (as defined in Section 6.5) from such affiliate, or (b) the date shares of Parent Common Stock issuable to such affiliate are transferable pursuant to the Affiliate Agreement regardless of whether such agreement was executed by the affiliate.

      Section 2.7     Stock Transfer Books. As of the Effective Time, there shall be no further registration of transfers of shares of Arch Common Stock or Metrocall Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to either Surviving Arch Corporation or Surviving Metrocall Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II. At the close of business on the Closing Date, the stock ledger of Arch with respect to the issuance of Arch Common Stock and the stock ledger of Metrocall with respect to the issuance of Metrocall Common Stock shall be closed.

      Section 2.8     Release of Exchange Fund. From and after the first anniversary of the Effective Time, any portion of the Exchange Fund that remains unclaimed by the holders of shares of Arch Common Stock and Metrocall Common Stock shall be returned to Parent upon demand. Any such holder who has not delivered his shares of Arch Common Stock or Metrocall Common Stock to the Exchange Agent in accordance with this Article II prior to that time shall thereafter look only to Parent for issuance of shares of Parent Common Stock in respect of shares of Arch Common Stock or Metrocall Common Stock, respectively. Notwithstanding the foregoing, neither Parent nor Surviving Arch Corporation nor Surviving Metrocall Corporation shall be liable to any holder of shares of Arch Common Stock or Metrocall Common Stock for any securities delivered or any amount paid to a public official pursuant to applicable abandoned property laws.

      Section 2.9     Distributions with Respect to Unexchanged Shares. No dividends, interest or other distributions with respect to shares of Parent Common Stock issuable with respect to Arch Common Stock or Metrocall Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Article II. Upon such surrender, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock are registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

      Section 2.10     No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing less than one share of Parent Common Stock shall be issued in the Merger, and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Metrocall Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Cash Election Price, without interest.

      Section 2.11     Adjustments To Exchange Ratios and Cash Election Price. (a) The Exchange Ratios were reached upon the basis that, after giving effect to the exchange of the Election Number of shares of Metrocall Common Stock, including shares of Metrocall Common Stock issuable upon exercise of Metrocall Warrants, Metrocall Stock Rights and Metrocall Stock Options, for the Cash Election Price, the Metrocall Fully Diluted Shares would be exchanged for 27.5% of the Parent Fully Diluted Shares and the Arch Fully Diluted Shares would be exchanged for 72.5% of the Parent Fully Diluted Shares. To the extent that (i) any inaccuracy of a representation or warranty in Section 3.2 or 4.2 and/or (ii) an increase in the Arch Fully Diluted Shares in accordance with Schedule 3.2 is determined to have resulted in a failure of the Exchange Ratios to result in the percentage stockholding described in the preceding sentence, then the Metrocall Exchange Ratio shall be adjusted accordingly. To the extent any such change in the Metrocall Exchange Ratio results from an inaccuracy of a representation or warranty in Section 4.2, the Cash Election Price shall be adjusted in proportion to the adjustment to the Metrocall Exchange Ratio. “Parent Fully Diluted Shares” shall mean the outstanding equity of Parent to be exchanged for the outstanding equity of Metrocall and Arch as of the Effective Time, comprised of all issued and outstanding shares of Parent Common Stock, whether restricted or unrestricted, shares of Parent Common Stock reserved for issuance upon exercise of issued and outstanding options and warrants, whether vested or unvested, and shares of Parent Common Stock reserved for issuance in exchange for shares of Metrocall Common Stock and Arch Common Stock contemplated to be issued under the Metrocall Plan of Reorganization and the Arch Plan of Reorganization, respectively, but not including the shares of Parent Common Stock reserved for issuance under the equity incentive plan to be established by the Parent Board as contemplated in Section 6.11(f).

      (b) The Metrocall Exchange Ratio and the Cash Election Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Metrocall Common Stock or Arch Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Metrocall Common Stock or Arch Common Stock occurring on or after the date hereof and prior to the Effective Time.

      Section 2.12     Closing. The closing (the “Closing”) of the Transactions shall take place simultaneously at the offices of Schulte Roth & Zabel LLP, located at 919 Third Avenue, New York, New York 10022, as promptly as practicable (but in any event within five Business Days) following the date on which the last of the conditions set forth in Article VII is fulfilled (other than conditions contemplated to be fulfilled on the Closing Date) or waived or at such other time and place as Metrocall and Arch shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

      Section 2.13     Lost, Stolen, Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock or cash, as applicable, into which the shares of Arch Common Stock or Metrocall Common Stock represented by such Certificates were converted, pursuant to Section 2.1, cash for fractional shares, if any, as may be required pursuant to Section 2.10 and any dividends or distributions payable pursuant to Section 2.9; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Metrocall Corporation, the Surviving Arch Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      Section 2.14     Taking of Necessary Action; Further Action. (a) If any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent, the Surviving Metrocall Corporation or the Surviving Arch Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent, Metrocall, Metrocall Acquiring Sub, Arch and Arch Acquiring Sub to the extent contemplated by this Agreement, the officers and directors of Parent, Metrocall, Metrocall Acquiring Sub, Arch and Arch Acquiring Sub immediately prior to the Effective Time will take all such lawful and necessary action.

      (b) If, at any time after the Effective Time, Parent shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in the Surviving Metrocall Corporation or the Surviving Arch Corporation its right, title or interest in or under any of the rights, properties, or assets of Metrocall or Arch acquired or to be acquired by the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, as a result of, or in connection with, the Transactions, or (ii) otherwise carry out the purposes of this Agreement, Metrocall or Arch and its proper officers and directors shall be deemed to have granted to the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary to proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Metrocall Corporation or the Surviving Arch Corporation, respectively, and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Parent, the Surviving Metrocall Corporation or the Surviving Arch Corporation are fully authorized in the name of Metrocall, Arch or otherwise to take any and all such action.

      Section 2.15     Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Arch Common Stock or Metrocall Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ARCH

      Except as disclosed in the Arch SEC Reports (as defined in Section 3.5) or as set forth in the disclosure schedule delivered by Arch to Metrocall prior to the execution of this Agreement (the “Arch Disclosure Schedule”), Arch represents and warrants to Metrocall that:

      Section 3.1     Organization and Qualification. Arch is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Arch is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have an Arch Material Adverse Effect (as defined below). True, accurate and complete copies of Arch’s certificate of incorporation, as amended (the “Arch Certificate of Incorporation”) and bylaws, as amended (the “Arch Bylaws”), in each case as in effect the date hereof, including all amendments thereto, have been delivered to Metrocall. Arch is not in default in any respect in the performance, observation or fulfillment of any provision of the Arch Certificate of Incorporation or Arch Bylaws. For purposes of this Agreement, “Arch Material Adverse Effect” means any event, development, change or effect that, individually or when taken together with all other such events, developments, changes or effects, (x) is or would reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of Arch and its Subsidiaries (as defined in Section 3.3), taken as a whole or (y) prevents Arch from complying with its obligations under this Agreement; provided, that none of the following shall be taken into account in determining whether there has been or is an Arch Material Adverse Effect: (i) any change in the market price or trading volume of Arch Common Stock; (ii) any failure by Arch to meet internal projections or forecasts or published revenue or earnings predictions; or (iii) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to (1) the announcement or pendency of the Transactions, (2) conditions generally affecting the industry or industry sector in which Arch or any of its Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where Arch or any of its Subsidiaries has material operations or sales (which changes in each case do not disproportionately and adversely affect Arch or its Subsidiaries in any material respect), (3) legal, accounting, investment banking or other fees or expenses incurred solely in connection with the Transactions, (4) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the terms of employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in each case that are in existence as of the date of this Agreement and, on or prior to the date of this Agreement, were made available or disclosed to Metrocall, (5) compliance with the terms of, or the taking of any action required by, this Agreement, (6) the taking of any action expressly approved or consented to by Metrocall, (7) any change in accounting requirements or principles or any change in generally applicable laws or the interpretation thereof, or (8) any action required to be taken under generally applicable laws or agreements.

      Section 3.2     Capitalization. (a) The authorized capital stock of Arch consists of 50,000,000 shares of Arch Common Stock, and 50,000,000 shares of common stock, par value $0.001 per share (“Arch Unclassified Common Stock”). As of the date hereof, (i) 19,480,974 shares of Arch Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Arch Unclassified Common Stock were issued and outstanding, (iii) 249,996 shares of Arch Common Stock were reserved for issuance upon exercise of options issued pursuant to the Arch’s 2002 Stock Incentive Plan, as amended (the “Arch Stock Plan”), (iv) no shares of Arch Common Stock were reserved for issuance upon exercise of outstanding warrants and options issued other than under the Arch Stock Plan, and (v) 519,026 shares of Arch Common Stock were reserved for issuance under Arch’s First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 13, 2002, as modified and approved by order of the United States Bankruptcy Court for the District of Massachusetts, dated May 4, 2002 (the “Arch Plan of Reorganization”), including certain shares the issuance of which is to be made through the Arch Stock Plan (the Shares of Arch Common Stock referred to in the foregoing clauses (i) – (v), collectively, subject to adjustment as set forth in Schedule 3.2, the “Arch Fully Diluted Shares”). Arch has filed with the SEC or previously made available to Metrocall (i) a complete and correct copy of the Arch Stock Plan, (ii) the weighted average exercise price for all options outstanding as of the date hereof, and (iii) complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of such options.

      (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, and also including any rights plan or other anti-takeover agreement, obligating Arch or any of its Subsidiaries to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed, repurchased, or otherwise acquired, any shares of the capital stock of

Arch or obligating Arch or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Arch or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Arch. The Arch Stock Plan does not (i) prohibit the assumption of such Arch Stock Plan (and the options granted thereunder) by Parent and the substitution of Parent Common Stock as provided in Section 2.1(d) of this Agreement and does not require the consent or approval of the holders of the outstanding options under the Arch Stock Plan, the stockholders of Arch, or any other Person in order to effect such assumption and substitution or (ii) require the acceleration of the exercise schedule or vesting provisions currently in effect for such options.

      Section 3.3     Subsidiaries. Identified in Section 3.3 of the Arch Disclosure Schedule is each direct and indirect Subsidiary of Arch. Other than such Subsidiaries, Arch does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other entity. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in an Arch Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Arch are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Arch, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any Subsidiary of Arch, including any right of conversion or exchange under any outstanding security, instrument or agreement. Arch has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect (other than as set forth in this Agreement) under which it may become obligated to make any future investment in, or capital contribution to, any other Person. As used in this Agreement, (i) the term “Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the voting stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity; and (ii) the term “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

      Section 3.4     Authority; Non-Contravention; Approvals. (a) Arch has full corporate power and authority to enter into this Agreement and any other agreement executed and delivered in connection herewith (collectively, the “Ancillary Agreements”) to which Arch is or will be a party and, subject to the Arch Stockholders’ Approval (as defined in Section 3.4(d)) and the Arch Required Statutory Approvals (as defined in Section 3.4(c)), to consummate the Transactions. This Agreement and the Ancillary Agreements to which Arch is or will be a party have been duly and validly approved by the Arch Board, and no other corporate proceeding on the part of Arch is necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements, and, except for the Arch Stockholders’ Approval, the consummation by Arch of the Transactions. This Agreement and the Ancillary Agreements to which Arch is or will be a party have been duly executed and delivered by Arch and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and legally binding agreements of Arch, enforceable against it in accordance with their terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

      (b) The execution and delivery of this Agreement and the Ancillary Agreements to which Arch is or will be a party by Arch do not, and the consummation of the Transactions will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate obligations of Arch under, or result in a right of any other Person to terminate or to accelerate obligations of Arch under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Arch or any of its Subsidiaries under, or result in any penalty or modification or otherwise affect, any of the terms, conditions or provisions of, (i) the respective charters or by-laws of Arch or any of its Subsidiaries, (ii) other than as provided in Section 3.4(c), and subject to obtaining (prior to the Effective Time) the Arch Stockholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Arch or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Arch or any of its Subsidiaries is now a party or by which Arch or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have an Arch Material Adverse Effect.

      (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus (as such terms are defined in Section 3.16) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), and the declaration of the effectiveness thereof by the SEC, (ii) the making of the Merger Filing, (iii) any required filings with or approvals from the Nasdaq National Market (“Nasdaq”), (iv) all filings and approvals required to be made with or received from a governmental agency, and the termination or expiration of any waiting periods imposed, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Act and the Clayton Act and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (v) all filings and approvals required to be made with or received from the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), the rules, regulations and policies of the FCC (the “FCC Regulations”) or any other Federal, state or foreign statutes, rules, regulations, orders or decrees regulating or relating to the paging business or the telecommunications business (the “Telecommunications Laws”), (vi) all filings and approvals required to be made or received in connection with any state securities or “blue sky” laws, and (vii) all other filings and approvals required to be made with or received from any local, state or Federal governmental authorities required for a change in ownership of transmission sites (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the “Arch Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent, waiver or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Arch or the consummation by Arch of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, waivers or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have an Arch Material Adverse Effect.

      (d) The only vote of the holders of any class or series of capital stock of Arch that will be necessary to consummate the Arch Merger and the other Transactions is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Arch Common Stock on the record date (the “Arch Stockholders’ Approval”).

      Section 3.5     Reports and Financial Statements. Since May 29, 2002, Arch has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, each of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Other than Parent, Arch Acquiring Sub and Metrocall Acquiring Sub with respect to the Transactions, no Subsidiary of Arch is required to file any form, report or other document with the SEC. Arch has previously made available to Metrocall, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Arch 10-K”), as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders’ meeting, in each case from May 29, 2002 until the date hereof, and (c) all other reports, including annual reports, quarterly reports, and registration statements filed by Arch with the SEC since May 29, 2002 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the “Arch SEC Reports”). As of their respective dates, the Arch SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of Arch included in the Arch 10-K (collectively, the “Arch Financial Statements”), have been prepared from, and are in accordance with, the books and records of Arch, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, the consolidated financial position of Arch and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in financial position, if any for the periods then ended.

      Section 3.6     Employee Benefit Plans; Labor Matters; No Parachute Payments. (a) Section 3.6(a) of the Arch Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, profit sharing, cash or stock based incentive, deferred compensation, retiree medical or life insurance, supplemental, retirement, severance, retention, employment, change in control, vacation, unemployment compensation, workers compensation or other benefit plans, programs or arrangements, whether legally enforceable or not and whether written or oral, to which Arch or any of its Subsidiaries is a party, with respect to which Arch or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Arch or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Arch or any of its Subsidiaries (collectively, the “Arch Benefit Plans”). With respect to each Arch Benefit Plan, Arch has delivered, or prior to Closing will deliver, or make available to Metrocall a true, complete and correct copy of (i) such Arch Benefit Plan and all amendments thereto and the most recent summary plan description related to such Arch Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Arch Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) with respect to such Arch Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Arch Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to such Arch Benefit Plan, if it is qualified under Section 401(a) of the Code, and (vi) a description setting forth the amount of any material liability of Arch or its Subsidiaries as of the Closing Date for payments more than 30 days past due. Neither Arch nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Arch Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

      (b) Neither Arch nor any ERISA Affiliate of Arch contributes to, has contributed to or is required to contribute to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a

“Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) (a “Multiple Employer Plan”). Except (i) as required by Section 4980B of the Code or (ii) for benefits, the full cost of which is borne by the employee, former employee, retired employee or beneficiary, none of the Arch Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Arch or any of its Subsidiaries. Neither Arch nor ERISA Affiliate of Arch has incurred any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA and no event or condition has occurred which would be expected to cause Arch or any ERISA Affiliate of Arch to incur any such withdrawal liability. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

      (c) Except as would not, individually or in the aggregate, have an Arch Material Adverse Effect, (i) Arch and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Arch Benefit Plans and each Arch Benefit Plan has been administered in all material respects in accordance with its terms, (ii) all contributions required to be made under the terms of any of the Arch Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Arch SEC Reports prior to the date of this Agreement, (iii) no event has occurred and, to the knowledge of Arch, there exists no condition or set of circumstances in connection with which Arch or any of its Subsidiaries could be subject to any liability under the terms of such Arch Benefit Plans, ERISA, the Code or any other applicable law (other than a claim for benefits in the ordinary course) and (iv) no legal action, proceeding, suit or claim is pending or, to the knowledge of Arch, threatened with respect to any Arch Benefit Plan or its assets (other than claims for benefits in the ordinary course).

      (d) Except as would not have, individually or in the aggregate, an Arch Material Adverse Effect: (i) each Arch Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS through the Economic Growth and Tax Relief Reconciliation Act of 2001 that it is so qualified and each trust established in connection with any Arch Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Arch Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Arch Benefit Plan; (iii) neither Arch nor any of its Subsidiaries has incurred any liability for any penalty or tax arising under Section 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the knowledge of Arch, no fact or event exists which could give rise to any such liability; (iv) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Arch Benefit Plan, and (v) no Arch Benefit Plan is subject to Title IV of ERISA.

      (e) Neither Arch nor any of its Subsidiaries maintains or is required to contribute to any plan, fund or similar program established or maintained by Arch or any of its Subsidiaries outside the United States of America primarily for the benefit of employees of Arch or any of its Subsidiaries residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code to which Arch or any of its Subsidiaries would have any liability.

      (f) Any terminated benefit plan maintained, contributed to or sponsored by Arch or any of its Subsidiaries has been terminated in accordance with applicable laws, including ERISA, and all benefits under any such terminated benefit plan have been made in accordance with the terms of such benefit plan.

      (g) Neither Arch nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other labor union contract applicable to Persons employed by Arch or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Arch or any of its Subsidiaries. As of the date of this Agreement, there is no union currently certified and no union representation question or any organizational activity threatened with respect to Arch or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike, walkout, lockout or work stoppage or slowdown against Arch or any of its Subsidiaries pending or, to the knowledge of Arch, threatened which may interfere with the respective business activities of Arch and its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have an Arch Material Adverse Effect. As of the date of this Agreement, to the knowledge of Arch, there is no charge or complaint against Arch or any of its Subsidiaries pending before the National Labor Relations Board or any comparable governmental authority pending or threatened in writing, except where such unfair labor practices, charges or complaints would not, individually or in the aggregate, have an Arch Material Adverse Effect. There is no suit, claim, action, proceeding or, to the knowledge of Arch, threatened against Arch, any of its Subsidiaries, any directors, officers, fiduciaries or service providers of Arch or between Arch or any of its Subsidiaries any employee, former employee or representative of current or former employees, that would be expected to have an Arch Material Adverse Effect.

      (h) Arch has delivered or made available to Metrocall true, complete and correct copies of (i) all employment agreements with officers and employees of Arch and each of its Subsidiaries with annual compensation in excess of $100,000 (including written summaries of oral agreements with respect to (x) increases in compensation, (y) severance or (z) other restrictions on the at-will status of any employment arrangement) and all consulting agreements of Arch and each of its Subsidiaries providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Arch and each of its Subsidiaries with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Arch and each of its Subsidiaries with or relating to their respective employees or consultants which contain “change of control” provisions.

      (i) No current or former employee, officer or director of Arch or its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Arch Benefit Plan, policy, arrangement, agreement, trust or loan as a result of the Transactions. No amount payable, or economic benefit provided, by Arch or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an “excess parachute payment” under Section 280G of the Code. No Person is entitled to receive any additional payment from Arch or its Subsidiaries or any other Person in the event that the excise tax of Section 4999 of the Code is imposed on such Person.

      (j) Neither the Arch nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Workers Adjustment Retraining Notification Act, 29 U.S.C. §§ 2101, et seq. (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment of Arch or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Arch or any of its Subsidiaries; nor has Arch and/or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date hereof. Neither Arch nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid or unsatisfied.

      (k) Except as would not have, individually or in the aggregate, an Arch Material Adverse Effect, (i) Arch and its Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder; (ii) Arch and its Subsidiaries are in compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes; (iii) no employee or independent contractor has filed a complaint for which Arch has received notice and Arch has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment; (iv) since December 31, 2003, to the knowledge of Arch as of the date hereof, no officer, manager or other key employee of Arch or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment; (v) there are no officers or employees of Arch or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence

(other than normal holidays or absence due to illness); (vi) Arch and its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials; (vii) Arch and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals; (viii) there are no occupational health and safety claims against Arch or any of its Subsidiaries; and (ix) there are no complaints, charges, or claims against Arch or any of its Subsidiaries pending, or, to Arch’s knowledge, threatened in writing to be brought or filed, and with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Arch or any of its Subsidiaries.

      (l) Neither Arch nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

      (m) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Arch and its Subsidiaries have, to the knowledge of Arch, to the extent due, been paid or discharged in full, including, but not limited to, all payments due for calendar year 2003 bonuses.

      (n) No Arch Benefit Plan is, or within the last three (3) years has been, the subject of examination or audit by any governmental entity or agency.

      (o) Arch does not believe that there has been, and does not believe or intend that consummation of the Transactions would constitute or be deemed to be, a “Change in Control” with respect to Arch’s Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or Nonstatutory Stock Option Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle, in each case as such term is defined therein. Arch and its Subsidiaries do not believe that they have taken any action or omitted to take any action which would or could reasonably be expected to cause a “Change in Control” under any of Arch’s Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle or otherwise provide a reasonable basis for any participant therein or party thereto, as applicable, to believe that a “Change in Control” has occurred or will occur as a consequence of the consummation of the Transactions.

      Section 3.7     Certain Tax Matters. Neither Arch nor, to the knowledge of Arch, any of its affiliates has taken, agreed to take, or intends to take, any action that would reasonably be expected to prevent the Merger from qualifying as a transfer by the holders of Metrocall Common Stock and Arch Common Stock of all such shares of such stock (other than Appraisal Shares and shares of such stock held by either Metrocall or Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock and, in the case of holders of Metrocall Common Stock, cash, which shares of such stock shall be the only shares of such stock issued and outstanding on the Closing Date, all in accordance with and governed by Section 351 of the Code. Arch is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

      Section 3.8     Contracts; Debt Instruments. There is no loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license or agreement to which either Arch or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound that is material to the business, financial condition or results of operations of Arch and its Subsidiaries taken as a whole (collectively, the “Arch Material Contracts”) that has not been disclosed in the Arch SEC Reports. All Arch Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Neither Arch nor any Subsidiary of Arch, nor, to the knowledge of Arch, any other party to any Arch Material Contract, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any Arch Material Contract, except for violations or defaults that would not have, individually or in the aggregate, an Arch Material Adverse Effect. No party to any Arch Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof, other than notices of matters which have been resolved in a manner not materially adverse to Arch. Set forth in Section 3.8 of the Arch Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Arch and its Subsidiaries as described in the notes to the Arch Financial Statements.

      Section 3.9     Litigation. There is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the knowledge of Arch, threatened against Arch or any Subsidiary of Arch or any of their respective officers or directors in their capacity as such before any governmental authority that (i) individually (or together with any series of suits, claims, charges, actions, proceedings, arbitrations or investigations arising from substantially similar facts) would reasonably be expected to result in liability to Arch and its Subsidiaries, collectively, of more than $100,000 or materially delay the Closing or (ii) would have, individually or in the aggregate, an Arch Material Adverse Effect, and, to the knowledge of Arch, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, charge, action, proceeding, arbitration or investigation. Arch is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Arch and its Subsidiaries in respect of such suits, claims, charges, actions, proceedings, arbitrations and investigations for which Arch has a reasonable expectation of obtaining insurance coverage, except in any case as would not have, individually or in the aggregate, an Arch Material Adverse Effect. Neither Arch nor any Subsidiary of Arch is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, an Arch Material Adverse Effect.

      Section 3.10     Insurance. All material insurance policies of Arch and its Subsidiaries, including those policies set forth in Section 3.10 of the Arch Disclosure Schedule, are in full force and effect. Neither Arch nor any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Arch does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have an Arch Material Adverse Effect.

      Section 3.11     Intellectual Property. Except as would not, individually or in the aggregate, have an Arch Material Adverse Effect, (i) Arch and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights and other proprietary rights and information used or held for use in connection with the respective businesses of Arch and its Subsidiaries as currently conducted (collectively, the “Arch IP”), free and clear of all liens, and (ii) Arch is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. As of the date of this Agreement, Section 3.11 of the Arch Disclosure Schedule contains a complete list of all material Arch IP owned by Arch and its Subsidiaries that has been registered or with respect to which an application for registration or patent application has been filed. The written agreements pursuant to which any Arch IP has been licensed to Arch or any of its Subsidiaries, are valid and binding obligations of Arch or such Subsidiary and, to the knowledge of Arch, each other party thereto, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. To the knowledge of Arch, the conduct of the respective businesses of Arch and its Subsidiaries as currently conducted does not infringe upon any patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights or other proprietary rights or information of any third party that would have, individually or in the aggregate, an Arch Material Adverse Effect. To the knowledge of Arch, there are no infringements of any proprietary rights owned by or licensed by or to Arch or any Subsidiary of Arch, except as would not have an Arch Material Adverse Effect.

      Section 3.12     Taxes. Except for such matters that would not have, individually or in the aggregate, an Arch Material Adverse Effect, (i) Arch and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Arch and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Arch or any Subsidiary of Arch that are not adequately reserved for, and (iv) the Arch Financial Statements reflect an adequate reserve in accordance with GAAP for all accrued taxes not yet payable by Arch and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      Section 3.13     Interested Party Transactions. Since December 31, 2002, no executive officer, director or stockholder of Arch or any of its Subsidiaries has engaged in any business dealings with Arch or any of its Subsidiaries (other than any such business dealings that would not be required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act if filed on the date hereof).

      Section 3.14     Absence of Undisclosed Liabilities. Neither Arch nor any of its Subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are adequately accrued or reserved against in the Arch Financial Statements or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices since December 31, 2003, (c) which would not, individually or in the aggregate, have an Arch Material Adverse Effect or (d) which are of a nature not required to be reflected in the consolidated financial statements of Arch and its Subsidiaries, including the notes thereto, prepared in accordance with GAAP consistently applied.

      Section 3.15     Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2003, (a) Arch and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an Arch Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Arch or any of its Subsidiaries, or any repurchase, redemption or other acquisition by Arch or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Arch or any such Subsidiary, (d) there has not been any amendment of any term of any outstanding security of Arch or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Arch or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP and (f) there has not been any negotiation or agreement by Arch to do any of such things (other than as relate to the Transactions).

      Section 3.16     Registration Statement and Proxy Statement. None of the information to be supplied by Arch for inclusion in (i) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”) or (ii) the proxy statement and prospectus conforming to the prospectus forming part of the Registration Statement to be distributed in connection with Arch’s and Metrocall’s meetings of their respective stockholders to vote upon this Agreement and the Transactions and any amendments thereof or supplements thereto (together, the “Joint Proxy Statement/ Prospectus”), will, in the case of the Joint Proxy Statement/ Prospectus, at the time of the mailing of the Joint Proxy Statement/ Prospectus and at the time of the meetings of stockholders of Metrocall and Arch to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Metrocall and Arch, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Arch with respect to information supplied by Metrocall or the stockholders of Metrocall for inclusion in the Joint Proxy Statement/ Prospectus.

      Section 3.17     Reorganization. None of Arch or its Subsidiaries has willfully taken or agreed to take, nor does it intend to take, any action that would prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

      Section 3.18     Board Approval. The Arch Board has (a) declared the advisability of and approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the stockholders of Arch and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Arch adopt and approve this Agreement and the Merger.

      Section 3.19     Brokers and Finders. Arch has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Arch or Parent to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transactions, except Bear, Stearns & Co. Inc. (“Arch Financial Advisor”) and Berenson & Company, whose fees and expenses will be paid by Arch in accordance with Arch’s respective agreements with Arch Financial Advisor and Berenson & Company, based upon arrangements made by or on behalf of Arch and previously disclosed to Metrocall.

      Section 3.20     Opinion of Financial Advisor. Arch Financial Advisor has rendered an opinion to the Arch Board to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Arch Common Stock from a financial point of view; it being understood and acknowledged by Arch that such opinion has been rendered for the benefit of the Arch Board and is not intended to, and may not, be relied upon by Metrocall, its affiliates or their respective Subsidiaries. Arch Financial Advisor has authorized the inclusion of its opinion in the Joint Proxy Statement/ Prospectus.

      Section 3.21     Hazardous Substances and Hazardous Waste. To the knowledge of Arch: (a) Except as would not have an Arch Material Adverse Effect, (i) there is not now, nor has there ever been, any disposal, Release (as defined below) or threatened Release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Arch or its Subsidiaries (the “Arch Properties”); (ii) there has not been generated by or on behalf of Arch or its Subsidiaries any Hazardous Material; and (iii) no material Hazardous Material has been disposed of or allowed to be disposed of by Arch or its Subsidiaries, by any other party, on or off any of the Arch Properties during the period that Arch or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law (as defined below) to a clean-up responsibility, personal injury liability or property damage claim against Arch or its Subsidiaries or Arch or its Subsidiaries being named a responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Arch.

      (b) (i) None of Arch’s or its Subsidiaries’ operations at the Arch Properties are (or, with respect to past Arch Properties and Arch Properties of former Subsidiaries, were at the time of disposition) in violation in any material respect of any Environmental Law (with respect to past Arch Properties and Arch Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition); (ii) Arch and its Subsidiaries have obtained and are in all material respects in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate their facilities, assets and businesses; (iii) no Environmental Claims (as defined below) have been asserted against Arch or its Subsidiaries or any predecessor in interest, nor does Arch have knowledge or notice of any threatened in writing or pending Environmental Claim against Arch or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities (as defined below) that, individually or in the aggregate, would have an Arch Material Adverse Effect; and (iv) no Environmental Claim has been asserted against any facilities that may have received Hazardous Materials generated by Arch or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have an Arch Material Adverse Effect.

      (c) Arch has delivered to Metrocall true and complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of Arch or any environmental conditions at any of the Arch Properties which are in possession of Arch or its agents.

      (d) For purposes of this Agreement:

           (i) “Environmental Claims” refers to any complaint, summons, citation, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment or written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from or onto (i) any assets, properties or businesses of a Company or its Subsidiaries or any predecessor in interest or (ii) any facilities which received Hazardous Materials generated by a Company or its Subsidiaries or any predecessor in interest.

           (ii) “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

           (iii) “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by a Company or any of its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by a Company or any of its Subsidiaries or a predecessor in interest.

(iv) “Hazardous Material” includes, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) asbestos-containing materials and manufactured products containing Hazardous Materials.

(v) “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

(vi) “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions defined by 42 U.S.C. 9601.

      Section 3.22     Compliance with Laws. Neither Arch nor any of its Subsidiaries is in violation of, or has violated or, to the knowledge of Arch, received written notice of any violation of, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not have an Arch Material Adverse Effect. To the knowledge of Arch, no investigation, proceeding, action or review relating to Arch or any of its

Subsidiaries by any governmental entity is pending or threatened in writing, other than, in each case, those the outcome of which would not, individually or in the aggregate, have an Arch Material Adverse Effect.

      Section 3.23     Permits and Licenses. (a) Arch or its appropriate Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful ownership, lease, operation, use or maintenance of its properties and the lawful conduct of its business as now conducted, including, without limitation, those issued under or pursuant to the Communications Act, the FCC Regulations and the Telecommunications Laws (collectively, the “Arch Permits”). All Arch Permits are validly issued and in full force and effect, except as would not, individually or in the aggregate, have an Arch Material Adverse Effect. Each of Arch and its Subsidiaries is in compliance in all respects with the terms and conditions of each Arch Permit, except where the failure to be in compliance would not, individually or in the aggregate, have an Arch Material Adverse Effect. There is not pending, or to the knowledge of Arch, threatened, any action by or before any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of the Arch Permits. Arch has timely made all regulatory filings required, and paid all fees, assessments and contribution requirements imposed, by any governmental authority, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not, individually or in the aggregate, have an Arch Material Adverse Effect.

      (b) Section 3.23(b) of the Arch Disclosure Schedule contains a true and complete list of all Arch Permits issued to Arch or any of its Subsidiaries by the FCC (the “Arch FCC Licenses”) and all pending applications for Arch Permits that would be Arch FCC Licenses, if issued or granted. No such Arch FCC License is subject to any restriction or condition which would limit in any material respect the full operation of the business of Arch and its Subsidiaries as now operated, other than those restrictions or conditions routinely imposed in conjunction with such FCC Licenses. The Arch FCC Licenses are in good standing, are in full force and effect in all material respects and are not materially impaired by any act or omission of Arch, its Subsidiaries, or any of their respective officers, directors, or employees.

      Section 3.24     Real Property. (a) Section 3.24(a) of the Arch Disclosure Schedule sets forth a list of the addresses of all real property owned by Arch or any of its Subsidiaries (the “Arch Owned Real Property”). Either Arch or its Subsidiaries, as applicable, has good and marketable fee title to each of the Arch Owned Real Property, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of Arch and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. There is no pending or, to the knowledge of Arch, threatened condemnation or eminent domain proceeding with respect to any Arch Owned Real Property. All of the buildings, fixtures and other improvements located on the Arch Owned Real Property are in good operating condition and repair in all material respects.

      (b) Section 3.24(b) of the Arch Disclosure Schedule sets forth a list of all leases and similar agreements (the “Arch Leases”) for real property leased, subleased or licensed by Arch or any of its Subsidiaries (the “Arch Leased Real Property”) and the location of the premises subject to the Arch Leases, except such Arch Leases the absence of which, individually or in the aggregate, would not materially interfere with the ability of Arch and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. Neither Arch nor any of its Subsidiaries nor, to the knowledge of Arch, any other party to any Arch Lease, is in material default under any Arch Lease. Each Arch Lease is valid and binding against Arch or any of its Subsidiaries party thereto and, to the knowledge of Arch, each other party thereto, and in full force and effect, and all base rent payable by Arch or any of its Subsidiaries, as tenant thereunder, is current. Arch or one of its Subsidiaries has a valid leasehold interest in and the right to use or occupy each such parcel of real property leased by it, free and clear of all liens, except for any of the following: (i) liens for taxes, assessments or governmental charges or levies (A) not yet due or (B) delinquent and being diligently contested in good faith; (ii) statutory liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable; (iii) easements, restrictive covenants, rights of way and other similar imperfections of title that do not materially adversely affect the use of the property as presently used; (iv) zoning, building and other similar restrictions that do not materially adversely affect the use of the property as presently used; (v) temporary security interests in favor of suppliers of goods for which payment has not yet been made in the ordinary course of business consistent with past practice; (vi) liens on the interests of lessors (but not Arch or any of its Subsidiaries as tenant or lessee); (vii) liens listed in Section 3.24(b) of the Arch Disclosure Schedule and (viii) other liens or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially affect the use of such property subject thereto or affected thereby or otherwise materially impair business operations at such property.

      Section 3.25     State Takeover Statutes. The Arch Board has approved the execution of this Agreement and the Ancillary Agreements to which Arch is or will be a party and authorized and approved the Merger prior to the execution by Arch of this Agreement and such Ancillary Agreements and, to the knowledge of Arch, the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Ancillary Agreements, the Transactions or the transactions contemplated by the Ancillary Agreements. The Arch Board has taken all such action required to be taken by it to provide that this Agreement, the Ancillary Agreements, the Transactions and the transactions contemplated by the Ancillary Agreements shall be exempt from the restrictions on business combinations contained in any “moratorium,” “control share,” “fair price” or other anti-takeover laws or regulations of any state (including Section 203 of the DGCL).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF METROCALL

      Except as disclosed in the Metrocall SEC Reports (as defined in Section 4.5) or as set forth in the disclosure schedule delivered by Metrocall to Arch prior to the execution of this Agreement (the “Metrocall Disclosure Schedule” and, together with the Metrocall Disclosure Schedule, the “Disclosure Schedules”), Metrocall represents and warrants to Arch that:

      Section 4.1     Organization and Qualification. Metrocall is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Metrocall is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Metrocall Material Adverse Effect (as defined below). True, accurate and complete copies of Metrocall’s certificate of incorporation, as amended (the “Metrocall Certificate of Incorporation”) and bylaws, as amended (the “Metrocall Bylaws”), in each case as in effect the date hereof, including all amendments thereto, have been delivered to Arch. Metrocall is not in default in any respect in the performance, observation or fulfillment of any provision of the Metrocall Certificate of Incorporation or Metrocall Bylaws. For purposes of this Agreement, “Metrocall Material Adverse Effect” means any event, development, change or effect that, individually or when taken together with all other such events, developments, changes or effects, (x) is or would reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of Metrocall and its Subsidiaries (as defined in Section 3.3), taken as a whole or (y) prevents Metrocall from complying with its obligations under this Agreement; provided, that none of the following shall be taken into account in determining whether there has been or is a Metrocall Material Adverse Effect: (i) any change in the market price or trading volume of Metrocall Common Stock; (ii) any failure by Metrocall to meet internal projections or forecasts or published revenue or earnings predictions; or (iii) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to (1) the announcement or pendency of the Transactions, (2) conditions generally affecting the industry or industry sector in which Metrocall or any of its Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where Metrocall or any of its Subsidiaries has material operations or sales (which changes in each case do not disproportionately and adversely affect Metrocall or its Subsidiaries in any material respect), (3) legal, accounting, investment banking or other fees or expenses incurred solely in connection with the Transactions, (4) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the terms of employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in each case that are in existence as of the date of this Agreement and, on or prior to the date of this Agreement, were made available or disclosed to Arch, (5) compliance with the terms of, or the taking of any action required by, this Agreement, (6) the taking of any action expressly approved or consented to by Arch, (7) any change in accounting requirements or principles or any change in generally applicable laws or the interpretation thereof, or (8) any action required to be taken under generally applicable laws or agreements.

      Section 4.2     Capitalization. (a) The authorized capital stock of Metrocall consists of 7,500,000 shares of Metrocall Common Stock, and 8,500,000 shares of Series A Preferred Stock, par value $0.01 per share (“Metrocall Preferred Stock”). As of the date hereof, (i) 5,462,285 shares of Metrocall Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 2,402,776 shares of Metrocall Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (iii) 404,000 shares of Metrocall Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the Metrocall 2003 Stock Option Plan (the “Metrocall Option Plan”), (iv) 125,000 shares of Metrocall Common Stock were reserved for issuance upon exercise of outstanding warrants and options issued other than under the Metrocall Option Plan, and (v) 38,840 shares of Metrocall Common Stock and 6,170 shares of Metrocall Preferred Stock were reserved for issuance under the Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated June 18, 2002 (the “Metrocall Plan of Reorganization”), to satisfy certain unpaid claims in connection with Metrocall’s emergence from Chapter 11 bankruptcy proceedings on October 8, 2002 (the shares of Metrocall Common Stock referred to in the foregoing clauses (i)–(v), collectively, the “Metrocall Fully Diluted Shares”). Metrocall has filed with the SEC or previously made available to Arch (i) a complete and correct copy of the Metrocall Option Plan, (ii) a complete and correct list setting forth the weighted average exercise price for all options outstanding as of the date hereof and (iii) complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of such options.

      (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Metrocall or any of its Subsidiaries to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired, any shares of the capital stock of Metrocall or obligating Metrocall or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Metrocall or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Metrocall. The Metrocall Option Plan does not (i) prohibit the assumption of such Metrocall Option Plan (and the options granted thereunder) by Parent and the substitution of Parent Common Stock as provided in Section 2.1(b) of this Agreement and does not require the consent or approval of the holders of the outstanding options under the Metrocall Option Plan, the stockholders of Metrocall, or any other Person in order to effect such assumption and substitution or (ii) require the acceleration of the exercise schedule or vesting provisions currently in effect for such options.

      Section 4.3     Subsidiaries. (a) Identified in Section 4.3 of the Metrocall Disclosure Schedule is each direct and indirect Subsidiary of Metrocall. Other than such Subsidiaries, Metrocall does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other entity. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Metrocall Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Metrocall are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Metrocall, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any Subsidiary of Metrocall, including any right of conversion or exchange under any outstanding security, instrument or agreement. Metrocall has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect (other than as set forth in this Agreement) under which it may become obligated to make any future investment in, or capital contribution to, any other Person.

      (b) The authorized capital stock of Parent consists of one hundred shares of common stock, par value $.0001 per share, of which 100 shares are issued and outstanding, all of which issued and outstanding shares are held of record and beneficially by Metrocall. The authorized capital stock of each of Arch Acquiring Sub and Metrocall Acquiring Sub consists of one hundred shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which issued and outstanding shares are held of record and beneficially by Parent. None of Parent, Arch Acquiring Sub or Metrocall Acquiring Sub has conducted any activities or incurred any liabilities other than in connection with its organization and the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Parent has no subsidiaries other than Arch Acquiring Sub and Metrocall Acquiring Sub, and neither Arch Acquiring Sub nor Metrocall Acquiring Sub has any subsidiaries.

      Section 4.4     Authority; Non-Contravention; Approvals. (a) Metrocall has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Metrocall is or will be a party and, subject to the Metrocall Stockholders’ Approval (as defined in Section 4.4(d)) and the Metrocall Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the Transactions. This Agreement and the Ancillary Agreements to which Metrocall is or will be a party have been duly and validly approved by the Metrocall Board and no other corporate proceeding on the part of Metrocall is necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements and, except for the Metrocall Stockholders’ Approval, the consummation by Metrocall of the Transactions. This Agreement and the Ancillary Agreements to which Metrocall is or will be a party have been duly executed and delivered by Metrocall and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and legally binding agreements of Metrocall, enforceable against it in accordance with their terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

      (b) The execution and delivery of this Agreement and the Ancillary Agreements to which Metrocall is or will be a party by Metrocall do not, and the consummation of the Transactions will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate obligations of Metrocall under, or result in a right of any other Person to terminate or to accelerate obligations of Metrocall under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Metrocall or any of its Subsidiaries under, or result in any penalty or modification or otherwise affect, any of the terms, conditions or provisions of, (i) the respective charters or by-laws of Metrocall or any of its Subsidiaries, (ii) other than as provided in Section 4.4(c), and subject to obtaining (prior to the Effective Time) the Metrocall Stockholder’s Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Metrocall or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Metrocall or any of its Subsidiaries is now a party or by which Metrocall or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

      (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC, (ii) the making of the Merger Filing, (iii) any required filings with or approvals from The Nasdaq SmallCap Market (“Nasdaq SmallCap”), (iv) all filings and approvals required to be made with or received from a governmental agency, and the termination or expiration of any waiting periods imposed, pursuant to the Antitrust Laws, (v) all filings and approvals required to be made with or received from the FCC pursuant to the Communications Act, the FCC Regulations or the Telecommunications Laws, (vi) all filings and approvals required to be made or received in connection with any state securities or “blue sky” laws, and (vii) all other filings and approvals required to be made with or received from any local, state or Federal governmental authorities required for a change in ownership of transmission sites (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the “Metrocall Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent, waiver or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Metrocall or the consummation by Metrocall of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents, waivers or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

      (d) The only vote of the holders of any class or series of capital stock of Metrocall that will be necessary to consummate the Metrocall Merger and the other Transactions is the approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Metrocall Common Stock on the record date (“Metrocall Stockholders’ Approval”).

      Section 4.5     Reports and Financial Statements. Since October 8, 2002, Metrocall has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, each of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Other than Parent, Arch Acquiring Sub and Metrocall Acquiring Sub with respect to the Transactions, no Subsidiary of Metrocall is required to file any form, report or other document with the SEC. Metrocall has previously made available to Arch, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Metrocall 10-K”) as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders’ meeting, in each case from October 8, 2002 until the date hereof, and (c) all other reports, including annual reports, quarterly reports, and registration statements filed by Metrocall with the SEC since October 8, 2002 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the “Metrocall SEC Reports”). As of their respective dates, the Metrocall SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements of Metrocall included in the Metrocall 10-K (collectively, the “Metrocall Financial Statements”), have been prepared from, and are in accordance with, the books and records of Metrocall and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, the consolidated financial position of Metrocall and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and changes in financial position, if any for the periods then ended.

      Section 4.6     Employee Benefit Plans; Labor Matters; No Parachute Payments. (a) Section 4.6(a) of the Metrocall Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, profit sharing, cash or stock based incentive, deferred compensation, retiree medical or life insurance, supplemental, retirement, severance, retention, employment, change in control, vacation, unemployment compensation, workers compensation or other benefit plans, programs or arrangements, whether legally enforceable or not and whether written or oral, to which Metrocall or any of its Subsidiaries is a party, with respect to which Metrocall or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Metrocall or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Metrocall or any of its Subsidiaries (collectively, the “Metrocall Benefit Plans”). With respect to each Metrocall Benefit Plan, Metrocall has delivered, or prior to Closing will deliver, or make available to Arch a true, complete and correct copy of (i) such Metrocall Benefit Plan and all amendments thereto and the most recent summary plan description related to such Metrocall Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Metrocall Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Metrocall Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Metrocall Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to such Metrocall Benefit Plan, if it is qualified under Section 401(a) of the Code, and (vi) a description setting forth the amount of any material liability of Metrocall or its Subsidiaries as of the Closing Date for payments more than 30 days past due. Neither Metrocall nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Metrocall Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

      (b) Neither Metrocall nor any ERISA Affiliate of Metrocall contributes to, has contributed to or is required to contribute to a Multiemployer Plan or a Multiple Employer Plan. Except (i) as required by Section 4980B of the Code or (ii) for benefits, the full cost of which is borne by the employee, former employee, retired employee or beneficiary, none of the Metrocall Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Metrocall or any of its Subsidiaries. Neither Metrocall nor any ERISA Affiliate of Metrocall has incurred any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA and no event or condition has occurred which would be expected to cause Metrocall or any ERISA Affiliate of Metrocall to incur any such withdrawal liability.

      (c) Except as would not, individually or in the aggregate, have a Metrocall Material Adverse Effect, (i) Metrocall and its Subsidiaries have complied, and are now in compliance, with all provisions of all laws and regulations applicable to Metrocall Benefit Plans and each Metrocall Benefit Plan has been administered in all material respects in accordance with its terms, (ii) all contributions required to be made under the terms of any of the Metrocall Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Metrocall SEC Reports prior to the date of this Agreement, (iii) no event has occurred and, to the knowledge of Metrocall, there exists no condition or set of circumstances in connection with which Metrocall or any of its Subsidiaries could be subject to any liability under the terms of such Metrocall Benefit Plans, ERISA, the Code or any other applicable law (other than a claim for benefits in the ordinary course) and (iv) no legal action, proceeding, suit or claim is pending or, to the knowledge of Metrocall, threatened with respect to any Metrocall Benefit Plan or its assets (other than claims for benefits in the ordinary course).

      (d) Except as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect: (i) each Metrocall Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS through the Economic Growth and Tax Relief Reconciliation Act of 2001 that it is so qualified and each trust established in connection with any Metrocall Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Metrocall Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Metrocall or any of its Subsidiaries which is intended to be qualified as a voluntary employees’ beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Metrocall Benefit Plan; (iv) neither Metrocall nor any of its Subsidiaries has incurred any liability for any penalty or tax arising under Section 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and, to the knowledge of Metrocall, no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Metrocall Benefit Plan; and (vi) no Metrocall Benefit Plan is subject to Title IV of ERISA.

      (e) Neither Metrocall nor any of its Subsidiaries maintains or is required to contribute to any plan, fund or similar program established or maintained by Metrocall or any of its Subsidiaries outside the United States of America primarily for the benefit of employees of Metrocall or any of its Subsidiaries residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code to which Metrocall or any of its Subsidiaries would have any liability.

      (f) Any terminated benefit plan maintained, contributed to or sponsored by Metrocall or any of its Subsidiaries has been terminated in accordance with applicable laws, including ERISA, and all benefits under any such terminated benefit plan have been made in accordance with the terms of such benefit plan.

      (g) Neither Metrocall nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other labor union contract applicable to Persons employed by Metrocall or any of its Subsidiaries and no collective bargaining agreement is being negotiated by Metrocall or any of its Subsidiaries. As of the date of this Agreement, there is no union currently certified and no union representation question or any organizational activity threatened with respect to Metrocall or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike, walkout, lockout or work stoppage or slowdown against Metrocall or any of its Subsidiaries pending or, to the knowledge of Metrocall, threatened which may interfere with the respective business activities of Metrocall and its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. As of the date of this Agreement, to the knowledge of Metrocall, there is no charge or complaint against Metrocall or any of its Subsidiaries pending before the National Labor Relations Board or any comparable governmental authority pending or threatened in writing, except where such unfair labor practices, charges or complaints would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. There is no suit, claim, action, proceeding or, to the knowledge of Metrocall, threatened against Metrocall, any of its Subsidiaries, any directors, officers, fiduciaries or service providers of Metrocall or between Metrocall or any of its Subsidiaries any employee, former employee, or representative of current or former employees, that would be expected to have a Metrocall Material Adverse Effect.

      (h) Metrocall has delivered or made available to Arch true, complete and correct copies of (i) all employment agreements with officers and employees of Metrocall and each of its Subsidiaries with annual compensation in excess of $100,000 (including written summaries of oral agreements with respect to (x) increases in compensation, (y) severance or (z) other restrictions on the at-will status of any employment arrangement) and all consulting agreements of Metrocall and each of its Subsidiaries providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Metrocall and each of its Subsidiaries with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Metrocall and each of its Subsidiaries with or relating to their respective employees or consultants which contain “change of control” provisions.

      (i) No current or former employee, officer or director of Metrocall or its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Metrocall Benefit Plan, policy, arrangement, agreement, trust or loan as a result of the Transactions. No amount payable, or economic benefit provided, by Metrocall or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an “excess parachute payment” under Section 280G of the Code. No Person is entitled to receive any additional payment from Metrocall or its Subsidiaries or any other Person in the event that the excise tax of Section 4999 of the Code is imposed on such Person.

      (j) Neither the Metrocall nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of Metrocall or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Metrocall or any of its Subsidiaries; nor has Metrocall and/or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date hereof. Neither Metrocall nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid or unsatisfied.

      (k) Except as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect, (i) Metrocall and its Subsidiaries are in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder; (ii) Metrocall and its Subsidiaries are in compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes; (iii) no employee or independent contractor has filed a complaint for which Metrocall has received notice and Metrocall has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment; (iv) since December 31, 2003, to the knowledge of Metrocall as of the date hereof, no officer, manager or other key employee of Metrocall or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment; (v) there are no officers or employees of Metrocall or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence due to illness); (vi) Metrocall and its Subsidiaries have complied with their obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials; (vii) Metrocall and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals; (viii) there are no occupational health and safety claims against Metrocall or any of its Subsidiaries; and (ix) there are no complaints, charges, or claims against Metrocall or any of its Subsidiaries pending, or, to Metrocall’s knowledge, threatened in writing to be brought or filed, and with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Metrocall or any of its Subsidiaries.

      (l) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Metrocall and its Subsidiaries have, to the knowledge of Metrocall, to the extent due, been paid or discharged in full, including, but not limited to, all payments due for calendar year 2003 bonuses.

      (m) Neither Metrocall nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

      (n) No Metrocall Benefit Plan is, or within the last three (3) years has been, the subject of examination or audit by any governmental entity or agency.

      Section 4.7     Certain Tax Matters. Neither Metrocall nor, to the knowledge of Metrocall, any of its affiliates has taken, or agreed to take, or intends to take, any action that would reasonably be expected to prevent the Merger from qualifying as a transfer by the holders of Metrocall Common Stock and Arch Common Stock of all such shares of such stock (other than Appraisal Shares and shares of such stock held by either Metrocall or Arch) to Parent in exchange for all the issued and outstanding shares of Parent Common Stock and, in the case of holders of Metrocall Common Stock, cash, which shares of such stock shall be the only shares of such stock issued and outstanding on the Closing Date, all in accordance with and governed by Section 351 of the Code. Metrocall is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

      Section 4.8     Contracts; Debt Instruments. There is no loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, or agreement to which either Metrocall or any of its respective Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound that is material to the business, financial condition or results of operations of Metrocall and its Subsidiaries taken as a whole (collectively, the “Metrocall Material Contracts”) that has not been disclosed in the Metrocall SEC Reports. All Metrocall Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Neither Metrocall nor any Subsidiary of Metrocall nor, to the knowledge of Metrocall, any other party to any Metrocall Material Contract, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any Metrocall Material Contract, except for violations or defaults that would not have, individually or in the aggregate, a Metrocall Material Adverse Effect. No party to any Metrocall Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof, other than notices of matters which have been resolved in a manner not materially adverse to Metrocall. Set forth in Section 4.8 of the Metrocall Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Metrocall and its Subsidiaries as described in the notes to the Metrocall Financial Statements.

      Section 4.9     Litigation. There is no suit, claim, charge, action, proceeding, arbitration or investigation pending or, to the knowledge of Metrocall, threatened against Metrocall or any Subsidiary of Metrocall or any of their respective officers or directors in their capacity as such before any governmental authority that (i) individually (or together with any series of suits, claims, charges, actions, proceedings, arbitrations or investigations arising from substantially similar facts) would reasonably be expected to result in liability to Metrocall and its Subsidiaries, collectively, of more than $100,000 or materially delay the Closing or (ii) would have, individually or in the aggregate, a Metrocall Material Adverse Effect, and, to the knowledge of Metrocall, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, charge, action, proceeding, arbitration or investigation. Metrocall is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Metrocall and its Subsidiaries in respect of such suits, claims, charges, actions, proceedings, arbitrations and investigations for which Metrocall has a reasonable expectation of obtaining insurance coverage, except in any case as would not have, individually or in the aggregate, a Metrocall Material Adverse Effect. Neither Metrocall nor any Subsidiary of Metrocall is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Metrocall Material Adverse Effect.

      Section 4.10     Insurance. All material insurance policies of Metrocall and its Subsidiaries, including those policies set forth in Section 4.10 of the Metrocall Disclosure Schedule, are in full force and effect. Neither Metrocall nor any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Metrocall does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a Metrocall Material Adverse Effect.

      Section 4.11     Intellectual Property. Except as would not, individually or in the aggregate have a Metrocall Material Adverse Effect (i) Metrocall and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights and other proprietary rights and information used or held for use in connection with the respective businesses of Metrocall and its Subsidiaries as currently conducted (collectively, the “Metrocall IP”), free and clear of all liens, and (ii) Metrocall is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. As of the date of this Agreement, Section 4.11 of the Metrocall Disclosure Schedule contains a complete list of all material Metrocall IP owned by Metrocall and its Subsidiaries that has been registered or with respect to which an application for registration or patent application has been filed. The written agreements pursuant to which any Metrocall IP has been licensed to Metrocall or any of its Subsidiaries, are valid and binding obligations of Metrocall or such Subsidiary and, to the knowledge of Metrocall, each other party thereto, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. To the knowledge of Metrocall, the conduct of the respective businesses of Metrocall and its Subsidiaries as currently conducted does not infringe upon any patents, patent applications, patent rights, trademarks, trademark registrations, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, service mark registrations, trade secrets, applications for trademarks and for service marks, know-how, other intellectual property rights or other proprietary rights or information of any third party that would have, individually or in the aggregate, a Metrocall Material Adverse Effect. To the knowledge of Metrocall, there are no infringements of any proprietary rights owned by or licensed by or to Metrocall or any Subsidiary of Metrocall, except as would not have an Arch Material Adverse Effect.

      Section 4.12     Taxes. Except for such matters that would not have, individually or in the aggregate, a Metrocall Material Adverse Effect, (i) Metrocall and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Metrocall and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Metrocall or any Subsidiary of Metrocall that are not adequately reserved for, and (iv) the Metrocall Financial Statements reflect an adequate reserve in accordance with GAAP for all accrued taxes not yet payable by Metrocall and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      Section 4.13     Interested Party Transactions. Since December 31, 2002, no executive officer, director or stockholder of Metrocall or any of its Subsidiaries has engaged in any business dealings with Metrocall or any of its Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act if filed on the date hereof).

      Section 4.14     Absence of Undisclosed Liabilities. Neither Metrocall nor any of its Subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are adequately accrued or reserved against in the Metrocall Financial Statements or reflected in the notes thereto, (b) which were incurred in the ordinary course of business and consistent with past practices since December 31, 2003, (c) which would not, individually or in the aggregate, have a Metrocall Material Adverse Effect or (d) which are of a nature not required to be reflected in the consolidated financial statements of Metrocall and its Subsidiaries, including the notes thereto, prepared in accordance with GAAP consistently applied.

      Section 4.15     Absence of Certain Changes. Except as contemplated in this Agreement, since December 31, 2003, (a) Metrocall and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Metrocall Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Metrocall or any of its Subsidiaries, or any repurchase, redemption or other acquisition by Metrocall or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Metrocall or any such Subsidiary, (d) there has not been any amendment of any term of any outstanding security of Metrocall or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by Metrocall or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP and (f) there has not been any negotiation or agreement by Metrocall to do any of such things (other than as relate to the Transactions).

      Section 4.16     Registration Statement and Proxy Statement. None of the information to be supplied by Metrocall for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement/ Prospectus will, in the case of the Joint Proxy Statement/ Prospectus at the time of the mailing of the Joint Proxy Statement/ Prospectus, and at the time of the meetings of stockholders of Metrocall and Arch to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Arch and Metrocall, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Metrocall with respect to information supplied by Arch or the stockholders of Arch for inclusion in the Joint Proxy Statement/ Prospectus.

      Section 4.17     Reorganization. None of Metrocall or its Subsidiaries has willfully taken or agreed to take, nor does it intend to take, any action that would prevent the Merger from qualifying as an exchange described in Section 351 of the Code.

      Section 4.18     Board Approval. Each of the Metrocall Board and the Special Transactions Committee of the Metrocall Board has unanimously (a) declared the advisability of and approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the stockholders of Metrocall and is on terms that are fair to such stockholders and (c) recommended that the stockholders of Metrocall adopt and approve this Agreement and the Merger.

      Section 4.19     Brokers and Finders. Metrocall has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Metrocall or Parent to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transactions, except Lazard Freres & Co. LLC (“Metrocall Financial Advisor”), whose fees and expenses will be paid by Metrocall in accordance with Metrocall’s agreement with Metrocall Financial Advisor, based upon arrangements made by or on behalf of Metrocall and previously disclosed to Arch.

      Section 4.20     Opinion of Financial Advisor. Metrocall Financial Advisor has rendered an opinion to the Metrocall Board to the effect that, as of the date hereof, the Metrocall Merger Consideration is fair to the holders of Metrocall Common Stock from a financial point of view; it being understood and acknowledged by Metrocall that such opinion has been rendered for the benefit of the Metrocall Board and is not intended to, and may not, be relied upon by Arch, its affiliates or their respective Subsidiaries. Metrocall Financial Advisor has authorized the inclusion of its opinion in the Joint Proxy Statement/ Prospectus.

      Section 4.21     Hazardous Substances and Hazardous Waste. To the knowledge of Metrocall: (a) Except as would not have a Metrocall Material Adverse Effect, (i) there is not now, nor has there ever been, any disposal, Release or threatened Release of Hazardous Material on, from or under properties now or ever owned or leased by or to Metrocall or its Subsidiaries (the “Metrocall Properties”); (ii) there has not been generated by or on behalf of Metrocall or its Subsidiaries any Hazardous Material; and (iii) no material Hazardous Material has been disposed of or allowed to be disposed of by Metrocall or its Subsidiaries, by any other party, on or off any of the Metrocall Properties during the period that Metrocall or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Metrocall or its Subsidiaries or Metrocall or its Subsidiaries being named a responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Metrocall.

      (b) (i) None of Metrocall’s or its Subsidiaries’ operations at the Metrocall Properties are (or, with respect to past Metrocall Properties and Metrocall Properties of former Subsidiaries, were at the time of disposition) in violation in any material respect of any Environmental Law (with respect to past Metrocall Properties and Metrocall Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition); (ii) Metrocall and its Subsidiaries have obtained and are in all material respects in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate their facilities, assets and businesses; (iii) no Environmental Claims have been asserted against Metrocall or its Subsidiaries or any predecessor in interest, nor does Metrocall have knowledge of any threatened (in writing) or pending Environmental Claim against Metrocall or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have a Metrocall Material Adverse Effect; and (iv) no Environmental Claim has been asserted against any facilities that may have received Hazardous Materials generated by Metrocall or any of its Subsidiaries or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that, individually or in the aggregate, would have a Metrocall Material Adverse Effect.

      (c) Metrocall has delivered to Arch true and complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of Metrocall or any environmental conditions at any of the Metrocall Properties which are in possession of Metrocall or its agents.

      Section 4.22     Compliance with Laws. Neither Metrocall nor any of its Subsidiaries is in violation of, or has violated or, to the knowledge of Metrocall, received written notice of any violation of, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not have a Metrocall Material Adverse Effect. To the knowledge of Metrocall, no investigation, proceeding, action or review relating to Metrocall or any of its Subsidiaries by any governmental entity is pending or threatened in writing, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

      Section 4.23     Permits and Licenses. (a) Metrocall or its appropriate Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful ownership, lease, operation, use or maintenance of its properties and the lawful conduct of its business as now conducted, including, without limitation, those issued under or pursuant to the Communications Act, the FCC Regulations and the Telecommunications Laws (collectively, the “Metrocall Permits”). All Metrocall Permits are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. Each of Metrocall and its Subsidiaries is in compliance in all respects with the terms and conditions of each Metrocall Permit, except where the failure to be in compliance would not, individually or in the aggregate, have a Metrocall Material Adverse Effect. There is not pending, or to the knowledge of Metrocall, threatened, any action by or before any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of the Metrocall Permits. Metrocall has timely made all regulatory filings required, and paid all fees, assessments and contribution requirements imposed, by any governmental authority, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not, individually or in the aggregate, have a Metrocall Material Adverse Effect.

      (b) Section 4.23(b) of the Metrocall Disclosure Schedule contains a true and complete list of all Metrocall Permits issued to Metrocall or any of its Subsidiaries by the FCC (the “Metrocall FCC Licenses”) and all pending applications for Metrocall Permits that would be Metrocall FCC Licenses, if issued or granted. No such Metrocall FCC License is subject to any restriction or condition which would limit in any material respect the full operation of the business of Metrocall and its Subsidiaries as now operated, other than those restrictions or conditions routinely imposed in conjunction with such FCC Licenses. The Metrocall FCC Licenses are in good standing, are in full force and effect in all material respects and are not materially impaired by any act or omission of Metrocall, its Subsidiaries, or any of their respective officers, directors, or employees.

      Section 4.24     Real Property.

      (a) Section 4.24(a) of the Metrocall Disclosure Schedule sets forth a list of the addresses of all real property owned by Metrocall or any of its Subsidiaries (the “Metrocall Owned Real Property”). Either Metrocall or its Subsidiaries, as applicable, has good and marketable fee title to each of the Metrocall Owned Real Property, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of Metrocall and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. There is no pending or, to the knowledge of Metrocall, threatened condemnation or eminent domain proceeding with respect to any Metrocall Owned Real Property. All of the buildings, fixtures and other improvements located on the Metrocall Owned Real Property are in good operating condition and repair in all material respects.

      (b) Section 4.24(b) of the Metrocall Disclosure Schedule sets forth a list of all leases and similar agreements (the “Metrocall Leases”) for real property leased, subleased or licensed by Metrocall or any of its Subsidiaries (the “Metrocall Leased Real Property”) and the location of the premises subject to the Metrocall Leases, except such Metrocall Leases the absence of which, individually or in the aggregate, would not materially interfere with the ability of Metrocall and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. Neither Metrocall nor any of its Subsidiaries nor, to the knowledge of Metrocall, any other party to any Metrocall Lease, is in material default under any Metrocall Lease. Each Metrocall Lease is valid and binding against Metrocall or any of its Subsidiaries party thereto and, to the knowledge of Metrocall, each other party thereto, and in full force and effect, and all base rent payable by Metrocall or any of its Subsidiaries, as tenant thereunder, is current. Metrocall or one of its Subsidiaries has a valid leasehold interest in and the right to use or occupy each such parcel of real property leased by it, free and clear of all liens, except for any of the following: (i) liens for taxes, assessments or governmental charges or levies (A) not yet due or (B) delinquent and being diligently contested in good faith; (ii) statutory liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable; (iii) easements, restrictive covenants, rights of way and other similar imperfections of title that do not materially adversely affect the use of the property as presently used; (iv) zoning, building and other similar restrictions that do not materially adversely affect the use of the property as presently used; (v) temporary security interests in favor of suppliers of goods for which payment has not yet been made in the ordinary course of business consistent with past practice; (vi) liens on the interests of lessors (but not Metrocall or any of its Subsidiaries as tenant or lessee); (vii) liens listed in Section 4.24(b) of the Metrocall Disclosure Schedule; and (viii) other liens or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially affect the use of such property subject thereto or affected thereby or otherwise materially impair business operations at such property.

      Section 4.25     State Takeover Statutes. The Metrocall Board has approved the execution of this Agreement and the Ancillary Agreements to which Metrocall is or will be a party and authorized and approved the Merger prior to the execution by Metrocall of this Agreement and such Ancillary Agreements and, to the knowledge of Metrocall, the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Ancillary Agreements, the Transactions or the transactions contemplated by the Ancillary Agreements. The Metrocall Board has taken all such action required to be taken by it to provide that this Agreement, the Ancillary Agreements, the Transactions and the transactions contemplated by the Ancillary Agreements shall be exempt from the restrictions on business combinations contained in any “moratorium,” “control share,” “fair price” or other anti-takeover laws or regulations of any state (including Section 203 of the DGCL).

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

      Section 5.1     Conduct of Business By Metrocall and Arch Pending the Merger. Except as otherwise contemplated by this Agreement and the Ancillary Agreements or disclosed in the Disclosure Schedules, during the period from the execution and delivery of this Agreement to the Effective Time or termination of this Agreement in accordance with its terms (the “Interim Period”), each of the Companies shall, and shall cause each of their Subsidiaries to:

      (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice for the fiscal year ended December 31, 2003;

      (b) not (i) except as necessary or appropriate to comply with applicable laws or regulations, including SEC regulations and requirements of the NASDAQ, amend or propose to amend their respective certificates of incorporation or bylaws (or comparable organizational documents), (ii) split, combine or reclassify their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to a Company by a wholly-owned Subsidiary of such Company;

      (c) except for (i) issuances of Metrocall Common Stock and Metrocall Preferred Stock required pursuant to the Metrocall Plan of Reorganization and (ii) issuances of Arch Common Stock required pursuant to the Arch Plan of Reorganization, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that each Company may issue shares upon the exercise of outstanding options and warrants, or pursuant to existing agreements, in effect on the date hereof;

      (d) not accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any employee stock incentive plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof;

      (e) not (i) assume, incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings under the existing credit facilities of each Company, if applicable (the “Existing Credit Facilities”), up to the existing borrowing limit on the date hereof or other borrowings in the ordinary course of business consistent with past practice or (B) financing arrangements in connection with the payment of the Cash Election Price on terms that are approved by Metrocall and Arch (in each case such approval not to be unreasonably withheld or delayed), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to the terms thereof or, in the case of equity granted to employees of a Company or their respective Subsidiaries, pursuant to an employee stock incentive plan of such Company, (iii) take or fail to take any action which action or failure to take action would cause either Company or their stockholders (except to the extent that any stockholders receive cash as part of the Metrocall Merger Consideration or in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as an exchange described in Section 351 of the Code, (iv) make any material acquisition of any assets or businesses other than expenditures for current, fixed or capital assets in the ordinary course of business consistent with past practice, and (v) sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing, other than sales or dispositions of inventory or obsolete (or otherwise worthless) assets by either Company or its Subsidiaries in the ordinary course of business consistent with past practice;

      (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, that is intended, or would reasonably be expected to adversely impact the Transactions;

      (g) not enter into or amend any employment, severance, change in control, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, provided, however, that if approved by the Arch Board, Arch may adopt a retention program for its key employees other than those individuals identified in Section A of Schedule 5.1 (who shall not be entitled to participate in any such program) providing for cash payments in an aggregate amount not to exceed the amount set forth in Section B of Schedule 5.1;

      (h) not increase the salary or monetary compensation of any directors, executive officers or employees whose current annual base salary is in excess of $200,000, except (A) for increases in the ordinary course of business consistent with past practice, (B) pursuant to contractual arrangements in effect on December 31, 2003 or (C) in connection with the assumption by such employee of material new or additional responsibilities;

      (i) not establish, adopt, enter into or materially amend any collective bargaining agreement;

      (j) except as expressly permitted under the proviso in Section 5.1(g), not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business consistent with past practice or as required pursuant to an existing contractual relationship;

      (k) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

      (l) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority;

      (m) use commercially reasonable efforts to: (A) comply in all material respects with the Communications Act, the FCC Regulations and the Telecommunications Laws, (B) preserve and retain all of its FCC Licenses, (C) file in a timely manner all fees, reports, applications, or other materials required to be filed under the Communications Act, the FCC Regulations and the Telecommunications Laws, and (D) comply in all material respects with the Exchange Act;

      (n) not enter into any agreement or arrangement that limits or otherwise restricts its or any of its Subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area which agreements or arrangements would, individually or in the aggregate, have an Arch Material Adverse Effect or Metrocall Material Adverse Effect, as applicable;

      (o) not waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration which would, individually or in the aggregate, have an Arch Material Adverse Effect or Metrocall Material Adverse Effect, as applicable; and

      (p) not grant or credit any additional “Units”, as such term is defined in Arch’s Management Long-Term Incentive Plan, or make any similar award under Arch’s Management Long-Term Incentive Plan or accelerate, amend or change the period of exercisability or vesting of issued and outstanding “Units” as of the date hereof or authorize cash payments in exchange therefor, except as required by the terms of Arch’s Management Long-Term Incentive Plan in effect as of the date hereof.

      Section 5.2     Acquisition Transactions. (a) Except as provided below, each Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiaries, agents and advisors and other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.2(g)), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of a Company or any Subsidiary thereof, or any investment banker, financial advisor, attorney, accountant or other representative retained by a Company or any Subsidiary thereof, to take any such action.

      (b) Nothing contained in Section 5.2(a) shall prohibit the board of directors of a Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

      (c) Prior to obtaining the Arch Stockholders’ Approval or Metrocall Stockholders’ Approval, as the case may be, if the board of directors of a Company determines in good faith that failing to do so would violate its fiduciary duties, nothing contained in Section 5.2(a) or Section 5.2(d) shall prohibit the board of directors of such Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written proposal (the “Unsolicited Bid”) and approving or recommending to the stockholders of such Company (and, in conjunction with such recommendation, withdrawing its recommendation in favor of the Merger) such Unsolicited Bid which (A) was not received in violation of this Section 5.2, (B) if executed or consummated would be a Competing Transaction, (C) is not conditioned on financing or is conditioned on financing that is, in the good faith judgment of the board of directors of such Company after consultation with its financial advisors, highly likely of being obtained, and (D) the board of directors of such Company determines in good faith, after consultation with its financial advisor to such effect, that such Unsolicited Bid provides greater value to such Company’s stockholders than the Merger, taking into consideration the financial impact of the termination provisions set forth in Section 8.1 hereof.

      (d) Each Company shall use its best efforts to notify the other Company promptly, and in no event later than one Business Day after receipt, if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made. Each Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction; provided, however, that such Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Each Company shall use its best efforts to ensure that its officers, directors, employees, Subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 5.2.

      (e) In addition to the foregoing, no Company shall accept or enter into any agreement, letter of intent or similar document concerning a Competing Transaction for a period of not less than five Business Days after the other Company has received the notice provided for in Section 5.2(d) above, which notice shall include the material terms of such Competing Transaction and the identity of the Person or entity wishing to enter into such Competing Transaction. Furthermore, during such period a Company receiving the offer for the Competing Transaction shall negotiate with the other Company in good faith any proposal submitted to such Company by the other Company which addresses the terms of the Competing Transaction.

      (f)     “Competing Transaction” means any of the following involving either Company or any Subsidiary of either Company and involving in any case a business with net revenues, net income or assets of 40% or more of the amount of net revenues, net income or assets, respectively, of such Company and its Subsidiaries, taken as a whole:

           (i) any merger, consolidation, share exchange, business combination or other similar transaction;

           (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its Subsidiaries, taken as a whole, to a third party in a single transaction or series of related transactions;

           (iii) any tender offer or exchange offer for 15% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or

           (iv) any combination of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

      Section 6.1     Appropriate Actions; Consents; Filings. (a) Metrocall and Arch shall each use, and shall cause each of their respective Subsidiaries to use, their reasonable best efforts to, as soon as practicable after the date hereof, (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions, (ii) obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of each Company and their respective Subsidiaries, (iii) obtain from any governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained from any governmental authorities in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iv) make all necessary filings, notifications and submissions and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the HSR Act and Antitrust Laws, (B) the Communications Act, (C) the FCC Regulations, (D) the Telecommunications Laws, and (E) any other applicable law required to be made by Metrocall or Arch or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided, that Metrocall and Arch shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Metrocall and Arch shall furnish all information required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable law in connection with the Transactions.

      (b) The Companies shall (i) promptly (and not more than 10 Business Days from the date of this Agreement) file, and cause their respective Subsidiaries to file, with the FCC all necessary applications for consent to transfer in accordance with this Agreement all licenses, permits and authorizations issued by the FCC to either of the Companies or their respective Subsidiaries, (ii) diligently prosecute all applications with the FCC, and all similar governmental authorities for consent to the Transactions, (iii) use their best efforts to resist or resolve any administrative proceeding or suit, including appeals, that may be instituted to challenge the grant of any such applications, (iv) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation or prosecution of any such applications, (v) consult with and keep the other party promptly apprised of any communications with, and inquiries or requests for information from, such governmental authorities with respect to the transactions contemplated hereby, and (vi) use their reasonable best efforts to obtain FCC approvals. The Companies shall cooperate to resolve any objections to FCC and other governmental approvals of the Transactions and shall not voluntarily take actions that would give any governmental authorities grounds to institute proceedings against either party.

      (c) Each Company shall promptly (and in not more than five Business Days from the date hereof) make its filings under the HSR Act with respect to the Transactions and shall use all commercially reasonable efforts to promptly make any other required submission under the HSR Act and resolve such objections, if any, as may be asserted by a governmental agency with respect to the Transactions under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law, each Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”) that is in effect and that prohibits, prevents, conditions or restricts consummation of the Merger or the other Transactions, unless by mutual agreement the Companies decide that such litigation or contest is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the date that either Company has a right of termination under Section 8.1(b) or (ii) the date on which a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each Company shall use all commercially reasonable efforts to take such action as may be required to cause the termination or expiration of any waiting periods imposed under the HSR Act or other Antitrust Laws with respect to such Transactions as promptly as possible after the execution of this Agreement.

      (d) Neither Company shall be required to agree, as a condition to any approval or waiver from any governmental authority, to divest itself of or hold separate any Subsidiary, division, business unit or material asset.

      (e) Metrocall and Arch each shall consult with and keep the other party apprised of the status of matters relating to completion of the Transactions, including, without limitation, promptly furnishing the other party with copies of notices or other communications received by Metrocall or Arch, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental authority with respect to the Merger and the Transactions.

      (f) Each of Metrocall and Arch shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the Transactions, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the Transactions or (C) required to prevent a Metrocall Material Adverse Effect or Arch Material Adverse Effect from occurring prior to the Effective Time or any like material adverse effect with respect to Parent from occurring after the Effective Time. In the event that any party shall fail to obtain any such third Person consent, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Metrocall, Arch and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

      (g) Nothing in this Agreement shall require Metrocall or Arch to agree to the imposition of conditions, the payment of any material amounts (other than filing fees and Expenses incurred by the parties in connection with obtaining such consents or approvals) or any requirement of divestiture to obtain any consents or approvals from third parties, including governmental authorities, required to consummate the Transactions, and in no event shall any party take, or be required to take, any action that would have a Metrocall Material Adverse Effect or an Arch Material Adverse Effect.

      (h) Metrocall and Arch agree to cooperate with respect to, and shall cause each of their respective Subsidiaries to cooperate with respect to, and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the Transactions.

      (i) In the event any litigation is commenced by any Person relating to the Transactions, either party shall have the right, at its own expense, to reasonably participate therein, and each Company will not settle any such litigation without the consent of the other, which consent will not be unreasonably withheld.

      (j) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Metrocall, Arch, Parent, Surviving Metrocall Corporation and Surviving Arch Corporation shall take all such necessary action.

      (k) To the extent reasonably practicable, neither Company shall agree to participate in any meeting or discussion with any governmental entity in respect of any filings, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

      (l) Arch and Metrocall shall cooperate and coordinate with each other and use their collective reasonable best efforts to obtain financing required to pay the Cash Election Price at the Closing (the “Financing”) as soon as practicable after the date hereof on terms reasonably satisfactory to Metrocall and Arch. Each of Metrocall and Arch shall use its reasonable best efforts to make their respective executive officers and other members of management and employees available upon reasonable advance notice to participate in discussions with financing sources, including roadshows and lender meetings. Each of Metrocall and Arch shall provide, or cause to be provided, access to information to potential financing sources and their representatives on the terms and conditions set forth in Section 6.2.

      (m) Metrocall and Arch expect that their respective executive officers and other members of senior management will continue to perform their respective duties and obligations and intend that any such officers’ failure or refusal to cooperate and to take all actions and to do all things reasonably necessary, proper or advisable to consummate and make effective the Transactions, including participating in any proxy solicitation activities with respect to the Transactions and securing the Financing, or otherwise fully cooperate shall constitute grounds for dismissal of such officer with cause.

      Section 6.2     Access To Information. Subject to applicable law, including laws restricting access to competitively sensitive information, Arch shall afford to Metrocall and its respective accountants, counsel, financial advisors and other representatives (the “Metrocall Representatives”) and Metrocall and its Subsidiaries shall afford to Arch and its accountants, counsel, financial advisors and other representatives (the “Arch Representatives”) reasonable access during normal business hours throughout the Interim Period (with reasonable advance notice) to all of their respective properties, books, contracts, commitments and records (including tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the Transactions and (ii) such other information concerning their respective businesses, properties and personnel as either Company shall reasonably request; provided, however, that such access shall not unreasonably disrupt the furnishing party’s operations and shall not be deemed to permit the other party to conduct any onsite environmental investigations or examinations, other than a Phase I site assessment; provided, further, that no fact or information uncovered as a result of such access shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Arch shall hold and shall use its reasonable best efforts to cause the Arch Representatives to hold, and Metrocall and its Subsidiaries shall hold and shall use their reasonable best efforts to cause Metrocall Representatives to hold, in strict confidence as “Evaluation Material” under the Nondisclosure Agreement dated October 3, 2003 between Arch and Metrocall (the “Nondisclosure Agreement”) all nonpublic documents and information furnished to each Company in connection with the Transactions, except that (i) Arch and Metrocall may disclose such information as may be necessary in connection with seeking the Arch Required Statutory Approvals, Arch Stockholders’ Approval, Metrocall Required Statutory Approvals and Metrocall Stockholders’ Approval, and (ii) each of Arch and Metrocall may disclose any information that it is required by law or judicial or administrative order to disclose, provided, however, that in either case the disclosing party will use reasonable best efforts to assure confidential treatment is accorded such information.

      Section 6.3     Registration Statement and Proxy Statement. (a) Metrocall and Arch shall promptly prepare and file with the SEC the Joint Proxy Statement/ Prospectus, and Metrocall, Arch and Parent shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/ Prospectus shall be included as a Prospectus) as promptly as practicable. Metrocall and Arch each shall use, and shall cause Parent to use, its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable (including by responding promptly to any comments made by the SEC with respect thereto), and promptly thereafter mail the Joint Proxy Statement/ Prospectus to the stockholders of Metrocall and Arch. Metrocall and Arch each shall also use, and shall cause Parent to use, its reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary state securities law or “blue sky” permits and approvals required in connection with the Merger and the Transactions and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Joint Proxy Statement/ Prospectus or the Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their representatives) and the SEC (or its staff) with respect thereto. Each of the Companies shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and the Joint Proxy Statement/ Prospectus prior to filing such with the SEC. If, at any time prior to the Metrocall Stockholders Meeting or the Arch Stockholders Meeting, any event shall occur relating to or affecting Metrocall, Arch, or their respective officers or directors, which event should be described in an amendment or supplement to the Joint Proxy Statement/ Prospectus or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to the stockholders of Metrocall or Arch, as the case may be, such amendment or supplement. Arch and Metrocall shall cause Parent to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable federal or state securities laws in connection with the issuance of the Parent Common Stock pursuant to the Transactions.

      (b) Metrocall and Arch each shall, and shall cause Parent to, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/ Prospectus, the Registration Statement or any other statement, filing, notice or application made by, or on behalf of, Metrocall, Arch, Parent or any of their respective Subsidiaries to any third party and/or any governmental authority in connection with the Merger and the Transactions.

      (c) Prior to the date of approval of the Merger by their respective stockholders, each of Arch and Metrocall shall, and shall cause Parent to, correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/ Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/ Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/ Prospectus as so corrected to be disseminated to the stockholders of Arch and Metrocall, in each case to the extent required by applicable law.

      (d) Metrocall and Arch each shall, with respect to audited financial statements, pro-forma financial statements or other financial statements or other reports provided by any auditor or other expert for inclusion in any Metrocall SEC Report or Arch SEC Report, respectively, upon request by the other party, use their commercially reasonable efforts to obtain without cost to such requesting party, a consent letter from such auditor or expert addressed to the requesting party to use such auditor’s or expert’s name and include such statements or reports in any Arch SEC Report or Metrocall SEC Report, as applicable, to be filed by the requesting party.

      (e) Each of the Companies will advise the other promptly after it receives notice or otherwise becomes aware thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.

      (f) Notwithstanding any other provision in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Registration Statement shall be made without the approval of both Companies, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; provided, further, that Arch or Metrocall may amend or supplement the Joint Proxy Statement/ Prospectus or Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a change in its recommendation made in accordance with Section 5.2, and in such event, the right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/ Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (i) a change, in accordance with Section 5.2, in the recommendation of the Board of Directors of Arch or Metrocall, as applicable, with respect to the transactions contemplated by this Agreement (as the case may be), (ii) a statement of the reasons of the Board of Directors of Arch or Metrocall (as the case may be) for making such change in its recommendation and (iii) additional information reasonably related to the foregoing.

      Section 6.4     Stockholders’ Approvals. (a) Arch shall, as promptly as practicable, duly take all action to call, give notice of, convene and hold a meeting of the Arch stockholders and submit this Agreement and the Transactions for the approval of its stockholders at such meeting and shall use its reasonable best efforts and take all necessary actions to obtain the Arch Stockholders’ Approval. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to any change of recommendation in accordance with Section 5.2, Arch shall, through the Arch Board, recommend to its stockholders approval of this Agreement and the Transactions and take all lawful actions to solicit such adoption and approval.

      (b) Metrocall shall, as promptly as practicable, submit duly take all action to call, give notice of, convene and hold a meeting of the Metrocall stockholders and this Agreement and the Transactions for the approval of its stockholders at a meeting of stockholders and shall use its reasonable best efforts and take all necessary actions to obtain the Metrocall Stockholders’ Approval. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to any change of recommendation in accordance with Section 5.2, Metrocall shall, through the Metrocall Board, recommend to its stockholders approval of this Agreement and the Transactions and take all lawful actions to solicit such adoption and approval.

      Section 6.5     Compliance with The Securities Act. Each of Metrocall and Arch shall use its reasonable best efforts to cause each officer, each director and each other Person who is an “affiliate” of it, for purposes of Rule 145 under the Securities Act (“Rule 145”) at the time of the Arch Stockholders Meeting or the Metrocall Stockholders Meetings, as the case may be, each of whom shall be listed in Section 6.5(a) of the Arch Disclosure Schedule or Section 6.5(b) of the Metrocall Disclosure Schedule, to deliver to Parent, at or prior to the Effective Time a written agreement substantially in the form of Exhibit B attached hereto (an “Affiliate Agreement”) to the effect that such Person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, in accordance with the terms of the Affiliate Agreement and pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act. Parent shall use commercially reasonable efforts to take such customary and reasonable actions, from time to time after the Effective Time, as are necessary and advisable to allow any party to an Affiliate Agreement to dispose of shares of Parent Common Stock in accordance with Rule 145, if applicable.

      Section 6.6     Expenses. Expenses (as defined herein) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that those Expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement/ Prospectus, and the filing fees under the Antitrust Laws, any other filings fees under any governmental regulations and any filing fees in connection with obtaining approvals under the Communications Act, the FCC Regulations and the Telecommunications Laws, as well as Expenses incurred in connection with presentations made to governmental entities in connection with the foregoing filings, shall be shared equally by Metrocall and Arch. For purposes of this Agreement, the term “Expenses” means, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement, and the Joint Proxy Statement/ Prospectus, the solicitation of stockholder approvals and all other matters related to consummating the Transactions and the Closing.

      Section 6.7     Public Statements. Metrocall and Arch shall consult with each other before issuing any press release or written employee communication or otherwise making any public announcement with respect to this Agreement, the Transactions or otherwise and shall not issue any such press release or written employee communication or make any such public statement without the prior written approval of the other Company, except to the extent required by applicable law or the requirements of the rules and regulations of the SEC, Nasdaq or Nasdaq SmallCap, in which case the issuing Company shall use all reasonable efforts to consult with the other Company before issuing any such release or making any such public statement; provided, that a Company may make any public statement (i) reasonably required to correct or otherwise address disclosures made by the other Company in violation of this Agreement or (ii) in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, in each case so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Companies and do not reveal any non-public information regarding the other Company. The Companies shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Company.

      Section 6.8     Notification of Certain Matters. Each of Metrocall and Arch agrees to give prompt notice to the other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect on the Closing Date in any case which would reasonably be expected to result in the failure of one or more of the other Company’s conditions to closing set forth in Article VII, (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder in any case which would reasonably be expected to result in the failure of one or more of the other Company’s conditions to closing set forth in Article VII and (iii) any event, development, change, or effect that has or would reasonably be expected to materially impair the operations of the business of such Company; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

      Section 6.9     Directors’ and Officers’ Indemnification. (a) The indemnification provisions of the respective certificates of incorporation and bylaws of Parent, Surviving Metrocall Corporation and Surviving Arch Corporation and their respective Subsidiaries as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, employees or agents of Arch or Metrocall or their respective Subsidiaries. From and after the Effective Time, Parent, Surviving Metrocall Corporation and Surviving Arch Corporation shall, and shall cause their respective Subsidiaries to, jointly and severally (provided that each Company and its Subsidiaries shall only be liable with respect to current and former directors and officers of such Company and its Subsidiaries) fulfill and honor in all respects the obligations, including with respect to advancing expenses, of Parent, Surviving Metrocall Corporation and Surviving Arch Corporation, and their respective Subsidiaries, pursuant to any indemnification agreements between Arch or Metrocall, or any of their respective Subsidiaries, and their respective current and former directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Arch Certificate of Incorporation and Arch Bylaws or Metrocall Certificate of Incorporation and Metrocall Bylaws, or the certificate of incorporation, bylaws and comparable organizational documents of any such Subsidiaries, respectively, as in effect on the date hereof.

      (b) In the event Parent, Surviving Metrocall Corporation or Surviving Arch Corporation or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in each such case, reasonably adequate provisions shall be made so that its successors and assigns shall assume the obligations of Parent, Surviving Metrocall Corporation, Surviving Arch Corporation, or any such Subsidiaries, as applicable, as set forth in this Section 6.9 to the extent such assumption does not occur by operation of law.

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect for each current and former director and officer of Arch and Metrocall as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained on or prior to the Effective Time to the extent such policies provide such current and former directors with coverage for the period and on the terms and conditions described in the preceding sentence.

      (d) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the Arch Certificate of Incorporation or Arch Bylaws or Metrocall Certificate of Incorporation or Metrocall Bylaws, respectively, any indemnification agreement, under the DGCL, or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

      (e) Parent shall, or shall cause one or more of the Surviving Corporations or their respective Subsidiaries to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Person indemnified hereunder in enforcing the indemnity and other obligations provided in this Section 6.9.

      Section 6.10     Listing. Metrocall and Arch shall use, and shall cause Parent to use, its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the Nasdaq, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance (i) upon the exercise of Arch Stock Options, Metrocall Stock Options or Metrocall Warrants or (ii) in respect of Arch Stock Rights or Metrocall Stock Rights.

      Section 6.11     Employee Matters. (a) To the extent permitted by Parent’s employee benefit plans and applicable law, Parent will use reasonable efforts to give each employee of Arch and Metrocall who is retained by Parent or any of its Subsidiaries after the Effective Time (a “Retained Employee”) full credit for purposes of eligibility and vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Retained Employees’ service with Arch or Metrocall, as applicable to the same extent recognized by Arch or Metrocall, as applicable, immediately prior to the Effective Time. In no event shall Retained Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

      (b) To the extent permitted by Parent’s employee benefit plans and applicable law, Parent will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as the Effective Time under any welfare plan maintained for the Retained Employees immediately prior to the Effective Time, and (ii) provide each Retained Employee with credit for any portion of co-payments and deductibles paid prior to the Effective Time which relate to any period or portion thereof occurring, or benefit inuring, after the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

      (c) Nothing in this Section 6.11 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Parent Benefits Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

      (d) As of the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing and disclosed by Arch or Metrocall, as applicable, prior to the execution of this Agreement which are between Arch or Metrocall, as applicable, and any respective director, officer, or employee thereof except as otherwise expressly agreed between Parent and such Person, including the acceleration of any vesting provision of any Arch Stock Option, Arch Stock Right or Metrocall Stock Option, or any unvested or restricted Arch Common Stock issued under the Arch Stock Plan, which may be triggered by the Merger.

      (e) As of or promptly following the Effective Time, Parent will establish a key employee retention program for the benefit of key employees identified as such by Parent’s Board (or the compensation committee thereof) with such terms as are approved by Parent’s Board (or the compensation committee thereof) and providing for aggregate retention payments to all such employees in an amount not to exceed $3,000,000.

      (f) As of or promptly following the Effective Time, Parent will establish an equity incentive plan for members of the Parent Board and officers and employees of Parent and its Subsidiaries, and reserve for issuance thereunder (in the form of stock options, restricted stock grants or as otherwise determined by the Parent Board or the compensation committee thereof) a number of shares of Parent Common Stock not to exceed 7% of the issued and outstanding shares of Parent Common Stock as of the Effective Time (exclusive of Metrocall Stock Options, Metrocall Stock Rights, Metrocall Warrants, Arch Stock Options and Arch Stock Rights that are exchanged as of the Effective Time for corresponding rights to receive Parent Common Stock pursuant to Section 2.1). The terms, conditions, eligibility of participants and the allocations to eligible participants shall be determined by the Parent Board (or the compensation committee thereof) and in accordance with applicable law, rule and regulation.

      (g) As of or prior to the Effective Time, but effective as of the Effective Time, Parent shall, and shall cause Metrocall, Arch and/or any of their respective Subsidiaries, to enter into an employment agreement and bonus arrangements with the Chief Executive Officer of Metrocall as of the date of this Agreement to serve as the Chief Executive Officer of Parent from and after the Effective Time, on and subject to the terms and conditions set forth on Schedule 6.11(g) and such other customary terms and conditions as may be agreed among the parties thereto. In the event that the Chief Executive Officer of Metrocall as of the date of this Agreement is, at any time on or prior to the Effective Time, for any reason unwilling or unable to serve as Chief Executive Officer of Parent, (i) prior to the Effective Time, the persons selected to serve on the Parent Board pursuant to Section 6.14, and (ii) on and after the Effective Time, the members of the Parent Board, shall promptly select and approve an individual to serve as the Chief Executive Officer of Parent as follows: (x) an individual so selected who is employed by Arch or Metrocall or any of their respective Subsidiaries as of the date of this Agreement, shall be approved by not less than six of the nine persons selected to serve on the Parent Board or not less than six of the nine members of the Parent Board, as the case may be, or (y) in the event that no individual referred to in the preceding clause (x) is approved as provide therein, an individual who is not employed by Arch or Metrocall or any of their respective Subsidiaries as of the date of this Agreement to serve as the Chief Executive Officer of Parent will be selected and approved, by not less than five of the nine persons selected to serve on the Parent Board or not less than five of the nine members of the Parent Board, as the case may be.

      (h) The Chief Executive Officer of Metrocall during the Interim Period may recommend for appointment one or more candidates to serve as executive officers of Parent, which appointments shall require the approval of a majority of the individuals selected to serve on the Parent Board.

      (i) Arch does not intend, and does not intend for its Subsidiaries, to take any action or omit to take any action which would or could reasonably be expected to cause a “Change in Control” under Arch’s Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or Nonstatutory Stock Option Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle, in each case as such term is defined therein, or otherwise provide a reasonable basis for any participant therein or party thereto, as applicable, to believe that a “Change in Control” has occurred or will occur as a consequence of the consummation of the Transactions.

      Section 6.12     Tax-Free Transaction. (a) The Merger is intended to constitute an exchange described in Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as an exchange described in Section 351 of the Code. If the Merger shall fail to qualify as an exchange described in Section 351 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall otherwise qualify as a transaction that is in whole or in part tax-free under the Code. Following the Effective Time, and consistent with any such consent, neither of the Surviving Corporations nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as an exchange described in Section 351 of the Code or otherwise as a transaction that is in whole or in part tax-free under the Code.

      (b) Following the Effective Time, Parent shall conduct its business and shall cause each of the Surviving Corporations to conduct its business, in a manner which would not jeopardize the characterization of the Merger as an exchange described in Section 351 of the Code or otherwise as a transaction that is whole or in part tax-free under the Code. Parent will provide certain factual representations as reasonably requested by Arch or Metrocall as necessary to confirm that Parent will not take any action on or after the Effective Time that would jeopardize the tax free nature of the Merger as an exchange described in Section 351 of the Code or otherwise as a transaction that is in whole or in part tax-free under the Code.

      Section 6.13     Exemption From Liability Under Section 16(b). (a) Provided that Arch and Metrocall delivers to Parent the Section 16 Information (as defined below) with respect to Arch and Metrocall, respectively, prior to the Effective Time, the Board of Directors of Parent (the “Parent Board”), or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Insiders (as defined herein) of Parent Common Stock in exchange for shares of Arch Common Stock or Metrocall Common Stock, as applicable, and of options on Parent Common Stock upon assumption and conversion by Parent of Arch Stock Options or Metrocall Stock Options, as applicable, in each case pursuant to the Transactions and to the extent that such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

      (b) “Section 16 Information” means information accurate in all respects regarding the Insiders, the number of shares of Arch Common Stock or Metrocall Common Stock, as applicable, or other equity securities thereof deemed to be beneficially owned by each Insider and expected to be exchanged for Parent Common Stock in connection with the Merger.

      (c) “Insiders” means those officers and directors of Arch and Metrocall who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

      Section 6.14     Directors of Parent and Surviving Corporations. (a) As of the Effective Time, (i) eight of the nine directors constituting the full Parent Board shall be as set forth in Section 1 of Schedule A attached hereto, and (ii) the ninth director of the Parent Board shall be the individual nominated by the Arch Board to serve on the Parent Board as set forth in Section 5 of Schedule A (or if such individual is unable to serve on the Parent Board as a result of death or incapacitation, the individual nominated by the Arch Board to serve on the Parent Board as the alternate ninth director as set forth in Section 6 of Schedule A), and Section 1 of Schedule A shall be amended accordingly. The parties intend that the selection of the ninth member of the Parent Board shall be deemed to have been made by the Arch Board and shall not constitute or give rise, upon consummation of the Transactions, to a “Change in Control” under Arch’s Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle. Immediately after the Effective Time, the Chairman of the Parent Board shall be the member of the Metrocall Board designated as such on Section 1 of Schedule A; provided that if prior to the Effective Time such person is unable or unwilling to serve in such capacity, another person selected to serve on the Parent Board will be promptly selected and approved to serve as the Chairman of the Parent Board by not less than five of the nine persons selected to serve on the Parent Board, and Section 1 of Schedule A shall be amended accordingly.

      (b) As of the Effective Time, the directors constituting the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Parent Board shall be as set forth in Sections 2, 3 and 4, respectively, of Schedule A attached hereto, each such Person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws. The Chairman of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Parent Board shall be selected and approved to so serve by a majority of persons selected to serve on the Parent Board.

      (c) In the event that any individual listed in Sections 1, 2, 3 or 4 of Schedule A who is a member of the Metrocall Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof as of the Effective Time, then, prior to the Effective Time, the Metrocall Board shall designate a candidate to replace such individual, which candidate shall be approved by the Arch Board, such approval not to be unreasonably withheld, and the relevant sections of Schedule A shall be amended accordingly.

      (d) In the event that any individual listed in Sections 1, 2, 3 or 4 Schedule A who is a member of the Arch Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof as of the Effective Time, then, prior to the Effective Time, the Arch Board shall designate a candidate to replace such individual, which candidate shall be approved by the Metrocall Board, such approval not to be unreasonably withheld, and the relevant section(s) of Schedule A shall be amended accordingly.

      (e) Each of Metrocall and Arch shall take such action, and shall cause Parent to take such action, as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 6.14.

      (f) Each of the foregoing Persons shall serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws.

      Section 6.15     Redemption of Notes. Prior to the Closing Date, Arch shall cause Arch Holdings, Inc. (“Arch Holdings”) to redeem in full all outstanding 12% Subordinated Secured Compounding Notes due 2009, in accordance with the Indenture, dated May 29, 2002, among Arch Holdings, the guarantors listed therein and The Bank of New York, as Trustee.

      Section 6.16     Redemption of Preferred Stock. On or prior to the earlier of the record date Metrocall Stockholders Meeting and June 30, 2004, Metrocall shall redeemed, or shall have caused the redemption of, all issued and outstanding shares of Metrocall Preferred Stock, and shall have defeased, or caused the defeasance, all shares of Metrocall Preferred Stock reserved for issuance under the Metrocall Plan of Reorganization. On or prior to the mailing of Joint Proxy Statement/ Prospectus, Metrocall shall have delivered the required notice of such redemption or defeasance, as applicable.

      Section 6.17     Control of Other Party’s Business. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Mergers. Prior to the consummation of the Mergers, each party shall independently exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS

      Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) the Arch Stockholders’ Approval and the Metrocall Stockholders’ Approval;

      (b) the Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

      (c) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on Nasdaq upon official notice of issuance;

      (d) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents, prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

      (e) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent or prohibit the consummation of the Merger or make the Merger illegal;

      (f) any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated;

      (g) the FCC shall have granted its consent to the Merger; and

      (h) the number of Appraisal Shares shall not exceed 8% of the total number of Metrocall Fully Diluted Shares as of the Effective Time.

      Section 7.2     Additional Conditions to Obligation of Arch to Effect the Merger. Unless waived by Arch, the obligation of Arch to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

      (a) (i) Metrocall shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Metrocall contained in this Agreement (x) that are qualified as to Metrocall Material Adverse Effect shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of that date) on and as of the Closing Date as if made at and as of such date and (y) that are not qualified as to Metrocall Material Adverse Effect shall be true and correct (without regard to any materiality qualifier in any such representations or warranties) on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of the date) on and as of the Closing Date as if made at and as of such date, except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Metrocall Material Adverse Effect, and (iii) Arch shall have received a certificate of the Chief Executive Officer of Metrocall to that effect;

      (b) between the date hereof and the Effective Time, there shall not have occurred any Metrocall Material Adverse Effect; and

      (c) Arch shall have received a written opinion of Latham & Watkins, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute an exchange described in Section 351 of the Code. In rendering such opinion, counsel to Arch shall be entitled to rely upon assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch and Metrocall.

      Section 7.3     Additional Conditions to Obligation of Metrocall to Effect the Merger. Unless waived by Metrocall, the obligation of Metrocall to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

      (a) (i) Arch shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Arch contained in this Agreement (x) that are qualified as to Arch Material Adverse Effect shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, which case on and as of that date) on and as of the Closing Date as if made at and as of such date and (y) that are not qualified as to Arch Material Adverse Effect shall be true and correct (without regard to any materiality qualifier in any such representations or warranties) on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date, in which case on and as of the date) on and as of the Closing Date as if made at and as of such date, except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an Arch Material Adverse Effect, and (iii) Metrocall shall have received a certificate of the Chief Executive Officer of Arch to that effect;

      (b) Between the date hereof and the Effective Time, there shall not have occurred any Arch Material Adverse Effect; and

      (c) Metrocall shall have received a written opinion of Schulte Roth & Zabel LLP, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Merger will constitute an exchange described in Section 351 of the Code. In rendering such opinion, counsel to Metrocall shall be entitled to rely upon assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Parent, Arch Acquiring Sub, Metrocall Acquiring Sub, Arch and Metrocall.

ARTICLE VIII

TERMINATION

      Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

      (a) by mutual written consent duly authorized by the Metrocall Board and the Arch Board;

      (b) by either Metrocall or Arch, if the Effective Time shall not have occurred on or before December 31, 2004; provided, however, that in the event that all conditions set forth in Article VII are satisfied or waived and the Companies have not consummated the Transactions due to a failure to obtain on reasonable terms the financing required to pay the Cash Election Price, then such date may be extended for no longer than 60 days by either Metrocall or Arch by providing written notice thereof to the other Person on or prior to December 31, 2004; provided further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

      (c) by either Metrocall or Arch, if any injunction, order or decree of the type described in Section 7.1(d) shall have been entered and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such injunction, order or decree;

      (d) by Arch, if prior to the Metrocall Stockholders’ Approval, (i) the Metrocall Board withdraws or in any materially adverse respect modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so; or (ii) the Metrocall Board shall have recommended to the stockholders of Metrocall a Competing Transaction or shall have resolved to do so;

      (e) by Metrocall if, prior to the Arch Stockholders’ Approval, (i) the Arch Board withdraws or in any materially adverse respect modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Arch Board shall have recommended to the stockholders of Arch a Competing Transaction or shall have resolved to do so;

      (f) by either Arch or Metrocall if (i) this Agreement and the Merger shall fail to receive the requisite votes for the Metrocall Stockholders’ Approval at the Metrocall Stockholders Meeting (assuming the existence of a quorum where a vote was taken, and including any adjournment of such meeting) or (ii) this Agreement and the Merger shall fail to receive the requisite votes for the Arch Stockholders’ Approval at the Arch Stockholders Meeting (assuming the existence of a quorum where a vote was taken, and including any adjournment of such meeting);

      (g) by Arch, upon a breach of any representation, warranty, covenant or agreement on the part of Metrocall set forth in this Agreement, or if any representation or warranty of Metrocall shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied (a “Terminating Metrocall Breach”); provided, however, that Metrocall shall have 30 days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Metrocall by Arch to cure such Terminating Metrocall Breach, and Arch may not terminate this Agreement under this Section 8.1(g), if such Terminating Metrocall Breach is curable by Metrocall through the exercise of its reasonable efforts within such 30-day period and for so long as Metrocall continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);

      (h) by Metrocall, upon breach of any representation, warranty, covenant or agreement on the part of Arch set forth in this Agreement, or if any representation or warranty of Arch shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied (a “Terminating Arch Breach”); provided, however, that Arch shall have 30 days after written notice of such default, specifying in reasonable detail the nature of such default, is given to Arch by Metrocall to cure such Terminating Arch Breach, and Metrocall may not terminate this Agreement under this Section 8.1(h), if such Terminating Arch Breach is curable by Arch through the exercise of its reasonable efforts within such 30-day period and for so long as Arch continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);

      (i) by Metrocall, if, prior to the Metrocall Stockholders’ Approval, the Metrocall Board determines in accordance with Section 5.2 to approve a Competing Transaction, but only after Metrocall (A) provides Arch with no less than five Business Days notice of its determination to approve such Competing Transaction, including all material terms thereof, (B) within such period, has in good faith negotiated, and has caused its financial and legal advisors to negotiate, with Arch to make such adjustments in the terms and conditions of this Agreement as would cause the transactions contemplated by this Agreement to be more favorable, from a financial point of view, to the stockholders of Metrocall than such Competing Transaction, and (C) taking into account any amendments made to this Agreement pursuant to clause (B), the Metrocall Board determines in good faith that the Competing Transaction is more favorable, from a financial point of view, to the stockholders of Metrocall than the transactions contemplated by this Agreement, provided that Metrocall’s right to terminate this Agreement under this Section 8.1(i) shall not be available if Metrocall is then in breach of Section 5.2; or

      (j) by Arch, if, prior to the Arch Stockholders’ Approval, the Arch Board determines in accordance with Section 5.2 to approve a Competing Transaction, but only after Arch (A) provides Metrocall with no less than five Business Days notice of its determination to approve such Competing Transaction, including all material terms thereof, (B) within such period, has in good faith negotiated, and has caused its financial and legal advisors to negotiate, with Metrocall to make such adjustments in the terms and conditions of this Agreement as would cause the transactions contemplated by this Agreement to be more favorable, from a financial point of view, to the stockholders of Arch than such Competing Transaction, and (C) taking into account any amendments made to this Agreement pursuant to clause (B), the Arch Board determines in good faith that the Competing Transaction is more favorable, from a financial point of view, to the stockholders of Arch than the transactions contemplated by this Agreement, provided that Arch right to terminate this Agreement under this Section 8.1(j) shall not be available if Arch is then in breach of Section 5.2.

      Section 8.2     Effect of Termination. (a) Except as provided in this Section 8.2 and Section 8.3, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any party’s affiliates or any party’s officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that (i) the provisions of Sections 6.2, 6.6, 8.2, and 8.3, Article IX shall survive and (ii) subject to Section 8.3(d), nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

      (b) For a period of twelve months from the date of any termination of this Agreement, neither Company, nor any of their respective Subsidiaries, shall, directly or indirectly, solicit the employment of any employee of the other Company or its Subsidiaries, except that this Section 8.2(b) shall not prohibit either Company or its Subsidiaries from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area, or any third party Internet website posting, or negotiating with, offering employment to or employing such Persons contacted through such medium or (ii) participating in any third party hiring fair or similar event open to the public or negotiating with, offering employment to or employing such Persons contacted through such medium.

      Section 8.3     Termination Fee. (a) In the event that (i) either Company shall terminate this Agreement pursuant to Section 8.1(f)(i) and, in either case, at the time of such termination there shall exist or be proposed a Competing Transaction in respect of Metrocall which is consummated or with respect to which Metrocall enters into a definitive agreement within 12 months thereafter, (ii) Arch shall terminate this Agreement pursuant to Section 8.1(d), or (iii) Metrocall shall terminate this Agreement pursuant to Section 8.1(i), then Metrocall shall pay to Arch $12 million, promptly after demand for payment is made to Metrocall or, in the case of subpart (i) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction.

      (b) In the event that (i) either Company shall terminate this Agreement pursuant to Section 8.1(f)(ii) and, in either case, at the time of such termination there shall exist or be proposed a Competing Transaction in respect of Arch which is consummated or with respect to which Arch enters into a definitive agreement within 12 months thereafter, (ii) Metrocall shall terminate this Agreement pursuant to Section 8.1(e), or (iii) Arch shall terminate this Agreement pursuant to Section 8.1(j), then Arch shall pay to Metrocall $12 million, promptly after demand for payment is made to Arch or, in the case of subpart (i) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction.

      (c) Any payment required to be made pursuant to this Section 8.3 shall be made not later than two Business Days after (i) delivery to the paying party of notice of demand for payment, (ii) the execution of a definitive agreement relating to a Competing Transaction or (iii) the consummation of such Competing Transaction (in the case of clause (ii) or (iii), the paying Company shall promptly notify the other Company of such event and the other Company shall designate an account for such payment in writing), as required by this Section 8.3, and shall be made by wire transfer of immediately available funds to an account designated by the other Company in the notice of demand for payment, or in the case of clause (ii) or (iii), other written instruction. In the event both Arch and Metrocall would otherwise be entitled to payments under Section 8.3 (a) and (b) respectively, neither Company shall be required to make any payment under this Section 8.3. In no event shall either Company be entitled to collect amounts pursuant to this Section 8.3 relating to more than one specified event.

      (d) In the event fees are payable under this Section 8.3, such fees set forth in this Section 8.3 shall constitute the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any nonperformance of a covenant, breach, failure of a condition precedent or termination of this Agreement.

      (e) Each of the parties acknowledge that the agreements contained in Section 8.3 are an integral part of the Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either of the parties fails to pay in a timely manner the amounts due pursuant to Section 8.3 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the first party for the amounts set forth in this Section 8.3, the first party shall pay the other party its costs and expenses (including attorney’s fees and expenses) in connection with such suit, together with interest on the applicable amounts at the prime rate as set forth in The Wall Street Journal (Northeastern Edition), in effect on the date such payment was originally required to be made.

ARTICLE IX

GENERAL PROVISIONS

      Section 9.1     Non-Survival of Representations and Warranties. No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

Merger, and after the Effective Time of the Merger neither Metrocall nor Arch, or their respective officers or directors, shall have any further obligation with respect thereto, except for covenants and agreements which by their terms expressly contemplate performance after the Effective Time, including any such covenants and agreements contained in Articles II and IX and in Sections 1.3, 1.4, 1.5, 1.6, 2.1(b), 2.1(d), 6.1(h) and (i), 6.2, 6.6, 6.9 and 6.12(b) (including any factual representations set forth in a certificate delivered to Arch or Metrocall pursuant thereto), all of which shall survive the Merger.

      Section 9.2     Amendments and Waivers; Delays and Omissions. (a) The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departure from the provisions hereof may not be given, except by written instrument duly executed by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Arch Stockholders’ Approval and the Metrocall Stockholders’ Approval, no waiver or amendment may be made, except such waivers and amendments that have received the requisite stockholder approval and such waivers and amendments that are permitted to be made without stockholder approval under the Delaware General Corporation Laws.

      (b) Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach of default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver of compliance with the performance of any obligation or other act of any other party hereto shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      Section 9.3     Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, facsimile, any nationally recognized courier guaranteeing overnight delivery, or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated by such party to the other parties in accordance with the provisions of this Section:

(a) If to Metrocall, to:

Metrocall Holdings, Inc. 6677 Richmond Highway Alexandria, VA 22306 Attention: Vincent D. Kelly Facsimile:(703) 768-9625

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Andre Weiss, Esq.
Jeffrey S. Sabin, Esq.
Facsimile: (212) 593-5955

(b) If to Arch, to:

Arch Wireless, Inc.
1800 West Park Drive,
Suite 250
Westborough, MA 01581
Attention: C. Edward Baker, Jr.
Facsimile: (508) 870-6076

With a copy to each of:

Arch Wireless, Inc. 1800 West Park Drive, Suite 250 Westborough, MA 01581 Attention: William E. Redmond, Jr. Facsimile: (518) 581-2323

Arch Wireless, Inc. 1800 West Park Drive, Suite 250 Westborough, MA 01581 Attention: Patricia A. Gray, Esq. Facsimile: (866) 207-3384

Latham & Watkins 555 Eleventh Street, NW, Suite 1000 Washington, DC 20004 Attention: Eric L. Bernthal, Esq. William P. O’Neill, Esq. Facsimile: (202) 637-2201

      All such notices and communications shall be deemed to have been duly given: at the time delivered, if delivered by hand; when noted on a confirmation report (or if such delivery date is not a Business Day, on the next Business Day), if sent by facsimile; on the next Business Day, if timely delivered to a nationally recognized courier guaranteeing overnight delivery; if and when received, if deposited in the United States mail, postage prepaid, certified or registered, return receipt requested.

      Section 9.4     Binding Agreement; No Assignment. This Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto. This Agreement shall not be assigned by any party by operation of law or otherwise. Except as otherwise provided in Sections 6.9 and 6.11 herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

      Section 9.5     Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which, when so executed and delivered, shall be deemed to be an original and enforceable, but all of which, taken together, shall constitute one and the same instrument.

      Section 9.6     Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement; (iv) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; (vi) provisions apply to successive events and transactions; (vii) “knowledge”, with respect to any party, means the actual knowledge of the executive officers of that party; and (viii) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, other than any such day banks in New York City are permitted or required by law to be closed.

      Section 9.7     Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law; provided, that this Section 9.7 shall not cause this Agreement to differ materially from the intent of the parties as herein expressed.

      Section 9.8     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof).

      Section 9.9     Entire Agreement. (a) This Agreement, including the Arch Disclosure Schedule and the Metrocall Disclosure Schedule, the Ancillary Agreements and the related documents and instruments delivered pursuant to this Agreement, together with any other written agreements delivered by the parties substantially concurrently with this Agreement (collectively, the “Other Agreements”), are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein; it being understood that the Nondisclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Other Agreements. This Agreement and the Other Agreements supersede all prior agreements and understandings between the Companies and the other parties to this Agreement, both written and oral, with respect to such subject matter.

      (b) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      Section 9.10     Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section.

      Section 9.11     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions. Any out-of-pocket costs associated with complying with this Section shall be borne by the requesting party.

      Section 9.12     Construction. The parties hereto acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

      Section 9.13     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Signatures on following page]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their respective officers as of the date first written above.

WIZARDS-PATRIOTS HOLDING, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

WIZARDS ACQUIRING SUB, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

METROCALL HOLDINGS, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: President and Chief Executive Officer

PATRIOTS ACQUIRING SUB, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

ARCH WIRELESS, INC.

By:	/s/ WILLIAM E. REDMOND, JR.

Name: William E. Redmond , Jr.
Title: Director

ANNEX B

[to be filed by amendment]

ANNEX C

AMENDED AND RESTATED BYLAWS

OF

WIZARDS-PATRIOTS HOLDINGS, INC.

i

ii

Page

Section 8.6 Dividends	C-14

Section 8.7 Reserves	C-14

Section 8.8 Execution of Instruments	C-14

Section 8.9 Evidence of Authority	C-14

Section 8.10 Certificate of Incorporation	C-14

Section 8.11 Transactions with Interested Parties	C-14

Section 8.12 Severability	C-14

Section 8.13 Pronouns	C-14
ARTICLE IX

AMENDMENTS	C-15

iii

AMENDED AND RESTATED BYLAWS

OF

WIZARDS-PATRIOTS HOLDINGS, INC.

ARTICLE I

OFFICES

      Section 1.1     Registered Office. The registered office of the Corporation shall be in Wilmington, Delaware, and the initial registered agent in charge thereof shall be Corporation Service Company.

      Section 1.2     Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

ARTICLE II

STOCKHOLDERS

      Section 2.1     Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, or, if not so designated, at the principal office of the Corporation.

      Section 2.2     Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors (which date shall not be a legal holiday in the place where the meeting is to be held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

      Section 2.3     Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the holders of twenty-five percent (25%) of the outstanding stock of the Corporation, a majority of the members of the Board of Directors, whether constituting a quorum or not, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

      Section 2.4     Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

      Section 2.5     Waivers of Notice. Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a waiver thereof, in writing and delivered to the corporation, signed by the person or persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver by such stockholder of notice (a) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transaction business at the meeting, and (b) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting if such matter is presented as part of the agenda at such time, otherwise upon the commencement of presentation of such matter.

      Section 2.6     Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

      Section 2.7     Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

      Section 2.8     Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

      Section 2.9     Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the Corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

      Section 2.10     Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on such matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

      Section 2.11     Nomination of Directors.

      (a) Except for (i) any directors entitled to be elected by the holders of preferred stock or any other securities of the Corporation (other than stock) and (ii) any directors elected in accordance with Section 3.7 hereof by the Board of Directors to fill a vacancy, only persons who are nominated in accordance with the procedures in this Section 2.11 shall be eligible for election as directors. Nomination for election to the Board of Directors of the Corporation at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who (x) complies with the notice procedures set forth in Section 2.11(b) and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting.

      (b) To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation as follows: (x) in the case of an election of directors at an annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the case of the annual meeting of stockholders of the Corporation to be held in 2005 or (ii) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (A) the sixtieth day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (y) in the case of an election of directors at a special meeting of stockholders, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting and (ii) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

      The stockholder’s notice to the Secretary shall set forth: (a) as to each proposed nominee (i) such person’s name, age, business address and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class and number of shares of stock of the Corporation which are beneficially owned by such person, and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) as to the stockholder giving the notice (i) such stockholder’s name and address, as they appear on the Corporation’s books, (ii) the class and number of shares of stock of the Corporation which are owned, beneficially and of record, by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and (c) as to the beneficial owner, if any, on whose behalf the nomination is being made (i) such beneficial owner’s name and address, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such beneficial owner, and (iii) a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

      (c) The chairman of any meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the provisions of this Section 2.11, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

      (d) Except as otherwise required by law, nothing in this Section 2.11 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

      Section 2.12     Notice of Business at Annual Meetings.

      (a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the election of directors of the Corporation, the procedures in Section 2.11 must be complied with and (ii) if such business relates to any other matter, the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures set forth in Section 2.12(b) and (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting.

      (b) To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (i) in the case of the annual meeting of stockholders of the Corporation to be held in 2005 or (ii) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (A) the sixtieth day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

      The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of stock of the Corporation which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (iv) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures set forth in this Section 2.12; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 2.12.

      (c) The chairman of any meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section 2.12, and if the chairman should so determine, the chairman shall so declare to the meeting and such business shall not be brought before the meeting.

      Section 2.13     Conduct of Meetings.

      (a) Chairman of Meeting. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

      (b) Rules, Regulations and Procedures. The Board of Directors of the Corporation may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

      (c) Closing of Polls. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. If no announcement is made, the polls shall be deemed to have opened when the meeting is convened and closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

      (d) Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, if any, the Chief Executive Officer or the President shall appoint one or more inspectors or election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote in completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

      Section 2.14     Action without Meeting.

      (a) Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

      (b) Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

      (c) Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

DIRECTORS

      Section 3.1     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

      Section 3.2     Number, Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors, but in no event shall be less than three. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

      Section 3.3     Term of Office. Each director shall hold office until the next annual meeting and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

      Section 3.4     Quorum. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 3.2 of these Bylaws constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

      Section 3.5     Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws.

      Section 3.6     Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

      Section 3.7     Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

      Section 3.8     Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Vice Chairman of the Board, if any, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

      Section 3.9     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

      Section 3.10     Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by a majority of the members of the Board of Directors, whether constituting a quorum or not, the Chairman of the Board or the Chief Executive Officer of the Corporation.

      Section 3.11     Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending a telegram, telecopy or electronic mail, or delivering written notice by hand, to such director’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (iii) by sending written notice, via first-class mail or reputable overnight courier, to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

      Section 3.12     Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

      Section 3.13     Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents and electronic transmissions are filed with the minutes of proceedings of the Board or committee.

      Section 3.14     Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

      Section 3.15     Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE IV

OFFICERS

      Section 4.1     Titles. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors may determine, including a Chairman of the Board, a Vice Chairman of the Board and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

      Section 4.2     Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

      Section 4.3     Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

      Section 4.4     Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

      Section 4.5     Resignation and Removal. Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

      Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

      Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

      Section 4.6     Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

      Section 4.7     Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders.

      Section 4.8     Vice Chairman of the Board. The Board of Directors may appoint from its members a Vice Chairman of the Board. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. The Vice Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders in the absence of the Chairman of the Board. Such Vice Chairman shall also possess the other specific authority as provided elsewhere in these Bylaws.

      Section 4.9     Chief Executive Officer. The Chief Executive Officer of the Corporation shall have overall responsibility and authority for the Corporation’s strategic planning and for evaluating potential mergers and acquisitions and new business opportunities, subject to the authority of the Board of Directors. The Chief Executive Officer may execute bonds, mortgages and other contracts, under the seal of the Corporation, if required, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation, provided that the Chief Executive Officer, in the absence of the President, may sign or execute any document or instrument where the signing and execution thereof shall be expressly delegated to the “President” of the Corporation. In the event the Chief Executive Officer of the Corporation is for any reason unwilling or unable to serve as Chief Executive Officer of the Corporation, the members of the Board of Directors, shall promptly select and approve an individual to serve as the Chief Executive Officer of the Corporation as follows: (x) an individual so selected who was employed by Arch Wireless, Inc. or Metrocall Holdings, Inc. or any of their respective subsidiaries, as of or prior to the date such companies entered in to a merger agreement, shall be approved by not less than two-thirds (2/3) of the directors on the Board of Directors or (y) in the event that no individual referred to in the preceding clause (x) is approved as provide therein, the Board of Directors will select and approve by a majority vote, an individual who was not employed by Arch Wireless, Inc. or Metrocall Holdings, Inc. or any of their respective subsidiaries, as of or prior to the date such companies entered into a merger agreement, to serve as the Chief Executive Officer of the Corporation.

      Section 4.10     Chief Operating Officer. The Chief Operating Officer of the Corporation shall have overall responsibility and authority for the technical systems, sales and marketing and customer service operations of the Corporation, subject to the authority of the Chief Executive Officer.

      Section 4.11     Chief Financial Officer. The Chief Financial Officer of the Corporation shall have overall responsibility and authority for the financial affairs of the Corporation including, without limitation, oversight of the Corporation’s accounting, inventory, management information systems, internal audit and billing functions, subject to the authority of the Chief Executive Officer.

      Section 4.12     President. The President shall perform such other duties and shall have such other powers as the Board of Directors and the Chief Executive Officer may from time to time prescribe.

      Section 4.13     Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President, and then the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors), shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

      Section 4.14     Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

      Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

      In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

      Section 4.15     Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.

      The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

      Section 4.16     Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

      Section 4.17     Bonds. The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

ARTICLE V

CAPITAL STOCK

      Section 5.1     Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

      Section 5.2     Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such holder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

      Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

      There shall be set forth on the face or back of each certificate representing shares of such class or series of stock of the Corporation a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

      Section 5.3     Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

      Section 5.4     Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

      Section 5.5     Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

      If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

      A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

      Section 5.6     Stockholders of Record. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof except as otherwise may be provided by the Delaware General Corporation Law.

ARTICLE VI

INSURANCE

      The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability asserted against or incurred by such person in such capacity or arising from such person’s status as such (whether or not the corporation would have the power to indemnify such person against the same liability). For a period of six years after the effective time of the merger of Arch Wireless, Inc. and its subsidiaries and Metrocall Holdings, Inc. and its subsidiaries (the “Effective Time”), the Corporation shall cause to be maintained in effect for each current and former director and officer of Arch Wireless, Inc. and Metrocall Holdings, Inc. as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time.

ARTICLE VII

INDEMNIFICATION

      Section 7.1     General. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the Delaware General Corporation Law or such other provisions of law. The Corporation shall, and shall cause its respective subsidiaries to, jointly and severally fulfill and honor in all respects the obligations, including with respect to advancing expenses, pursuant to any indemnification agreements between Arch Wireless, Inc. or Metrocall Holdings, Inc., or any of their respective subsidiaries, and their respective current and former directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under Arch Wireless, Inc.’s Certificate of Incorporation and Bylaws or Metrocall Holdings, Inc.’s Certificate of Incorporation and Bylaws, or the certificate of incorporation, bylaws and comparable organizational documents of such companies’ subsidiaries, respectively, as in effect on the Effective Date. In the event that the Corporation or any of its respective subsidiaries, successors or assigns (i) consolidates with or merges into any entity not affiliated with the Corporations and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to entity not affiliated with any of the Corporation, then, and in each such case, reasonably adequate provisions shall be made so that its successors and assigns shall assume the obligations of the Corporation, or any such subsidiaries, as applicable, as set forth in this Article VII to the extent such assumption does not occur by operation of law. The indemnification provisions of this Article VII as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, employees or agents of Arch Wireless, Inc. or Metrocall Holdings, Inc. or their respective subsidiaries.

      Section 7.2     Indemnification in Actions, Suits or Proceedings Other Than Those By Or in Right of the Corporation. Without limiting the generality of Section 7.1, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the General Corporation Law unless otherwise determined by the Board of Directors:

           (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending completed action, suit or proceeding (whether criminal, administrative or investigative) by reason of fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or preceding, had unreasonable cause to believe that such conduct was unlawful.

      Section 7.3     Indemnification in Actions, Suits or Proceedings By or in the Right of the Corporation.

      Without limiting the generality of Section 7.1, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the General Corporation Law unless otherwise determined by the Board of Directors:

           (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation. No such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      Section 7.4     Authorization Of Indemnification. Any indemnification under this Section 7 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person or persons have met the applicable standard of conduct set forth in Sections 7.2 and 7.3 hereof. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel, in a written opinion, or (c) by a majority of the stockholders entitled to vote generally in the election of directors.

      Section 7.5     Advancement Of Expenses. Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

      The Corporation may advance expenses (including attorneys’ fees) incurred by any employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and condition, if any, as the Board of Directors deems appropriate.

ARTICLE VIII

GENERAL PROVISIONS

      Section 8.1     Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

      Section 8.2     Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

      Section 8.3     Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

      Section 8.4     Voting of Securities. Except as the Board of Directors may otherwise designate, the President or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

      Section 8.5     Inspection Of Books And Records. Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

      Section 8.6     Dividends. The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation (including the Certificate of Designation) and the laws of the State of Delaware.

      Section 8.7     Reserves. The Board of Directors may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.

      Section 8.8     Execution of Instruments. All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

      Section 8.9     Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

      Section 8.10     Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

      Section 8.11     Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose, if such contract or transaction complies with the provisions of Section 144 of the Delaware General Corporation Law.

      Section 8.12     Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

      Section 8.13     Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE IX

AMENDMENTS

      Except as may be limited pursuant to Section 7.1, the Board of Directors shall have the power to amend or repeal any Bylaw adopted by the shareholders, and any Bylaw adopted by the Board of Directors shall be subject to amendment or repeal by the shareholders as well as by the directors either by the shareholders at any meeting, or by vote of a majority of the shares present or represented thereat, or by the Board of Directors by a vote of a majority of the Board of Directors; except that Section 4.9 of the Bylaws may be amended only by the affirmative vote of two-thirds (2/3) of the directors of the Board of Directors.

ANNEX D

WIZARDS-PATRIOTS HOLDINGS, INC.

Resolutions passed at the

Board Meeting
on                                          , 2004:

      RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto, is hereby approved and adopted and the Chief Executive Officer is hereby directed to place a copy of such Bylaws in the Minute Book of the Corporation;

      RESOLVED, that the Amended and Restated Bylaws of the Corporation in the form attached hereto (the “Bylaws”), is hereby approved and adopted and the Chief Executive Officer is hereby directed to place a copy of such Bylaws in the Minute Book of the Corporation;

      RESOLVED, pursuant to a unanimous resolution of the shareholders of the Corporation, each of the following persons has been elected to the office or offices of the Corporation set forth opposite his name below, to serve, subject to the earlier of his death, resignation or removal, in accordance with the Bylaws of the Corporation and the laws of the State of Delaware, until his successor or successors shall have been duly elected and shall have qualified:

Name	Office(s)

Royce Yudkoff	Director, Chairman

Vince Kelly	Director

Matthew Oristano	Director

William E. Redmond, Jr.	Director

Richard A. Rubin	Director

James V. Continenza	Director

David C. Abrams	Director
Director
Director

      RESOLVED, that the following person is hereby elected to the office or offices of the Corporation set forth opposite his name below, to serve, subject to the earlier of his death, resignation or removal, in accordance with the Bylaws of the Corporation and the laws of the State of Delaware, until his successor or successors shall have been duly elected and shall have qualified:

Name	Office(s)

Vincent D. Kelly	Chief Executive Officer and President

      RESOLVED, that the Corporation establish an Audit Committee for the purposes of:

(a) selecting the outside auditors for the Corporation;

(b) assisting the Board in fulfilling its responsibility to oversee (i) the management’s conduct of the Corporation’s financial reporting process (including the management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Corporation’s financial statements, (iii) the Corporation’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Corporation’s outside auditors and (v) the performance of the Corporation’s internal audit function and outside auditors;

(c) preparing the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement; and

(d) performing such other functions as the Board shall determine.

      RESOLVED, that each of the following persons is hereby elected to serve on the Audit Committee, subject to the earlier of his death, resignation or removal, in accordance with the Bylaws of the Corporation and the laws of the State of Delaware, until his successor or successors shall have been duly elected and shall have qualified:

Name	Office(s)

[Insert Audit Committee members]	Chairman, Member

Member

Member

      RESOLVED, that the Corporation establish a Compensation Committee for the purposes of:

(a) overseeing the administration of the compensation plans, in particular the incentive compensation and equity-based plans of the Corporation (and, to the extent appropriate, the subsidiaries of the Corporation);

(b) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executives;

(c) reviewing and making recommendations on director compensation;

(d) preparing the annual report in executive compensation required by the rules and regulations of the SEC to be included in the Corporation’s annual proxy statement; and

(e) performing such other functions as the Board shall determine.

      RESOLVED, that each of the following persons is hereby elected to serve on the Compensation Committee, subject to the earlier of his death, resignation or removal, in accordance with the Bylaws of the Corporation and the laws of the State of Delaware, until his successor or successors shall have been duly elected and shall have qualified:

Name	Office(s)

[Insert Compensation Committee Members]	Chairman

Member

Member

      RESOLVED, that the Corporation establish a Nominating and Governance Committee for the purposes of:

(a) evaluating and recommending director candidates to the Board;

(b) making recommendations to the Board concerning committee appointments;

(c) developing, recommending and annually reviewing corporate governance guidelines for the Corporation and overseeing corporate governance matters;

(d) recommending director compensation and benefits policies for the Board;

(e) coordinating an annual evaluation of the Board; and

(h) performing such other functions as the Board shall determine.

None of the members of the Nominating and Governance Committee shall be an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

      RESOLVED, that each of the following persons is hereby elected to serve on the Nominating and Governance Committee, subject to the earlier of his death, resignation or removal, in accordance with the

Bylaws of the Corporation and the laws of the State of Delaware, until his successor or successors shall have been duly elected and shall have qualified:

Name	Office(s)

[Insert Compensation Committee members]	Chairman

Member

Member

Member

      RESOLVED, that the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee at each of their respective initial meetings shall create charters or other organizational documents for review and approval by the Board of Directors and select a Chairman of such committee;

      RESOLVED, that each of the officers of the Corporation is hereby authorized to execute and deliver, in the name of and on behalf of the Corporation, such other documents, instruments and certificates and to take such other actions as he, in his sole discretion, deems necessary or appropriate to carry out the full intent and purposes of the foregoing resolutions.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED BYLAWS

ANNEX E

March 28, 2004

The Board of Directors
Metrocall Holdings, Inc.
6677 Richmond Highway
Alexandria, VA 22306

Dear Members of the Board:

      We understand that Metrocall Holdings, Inc. (“Metrocall”) proposes to enter into an agreement and plan of merger (the “Merger Agreement”), to be dated as of March 28, 2004, with Arch Wireless, Inc. (“Arch”), pursuant to which each of Metrocall and Arch will merge (collectively, the “Merger”) with a wholly-owned subsidiary of a newly formed holding company whose only assets immediately following the Merger will be all of the capital stock of Metrocall and Arch (“Parent”). In the Merger, each share of common stock, par value $0.0001 per share, of Metrocall (“Metrocall Common Stock”), other than Excluded Shares ( as defined below), will be converted into the right to receive, at the election of the holder thereof, either

(i) 1.876 shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), or

(ii) $75 in cash (the “Cash Consideration”);

provided that if holders of more or less than 2,000,000 shares of Metrocall Common Stock elect to receive Cash Consideration, a proration process will be applied so that 2,000,000 shares of Metrocall Common Stock are converted into Cash Consideration and the remaining shares of Metrocall Common Stock (other than the Excluded Shares) will be converted into 1.876 shares of Parent Common Stock. The aggregate number of shares of Parent Common Stock to be so issued and the aggregate Cash Consideration of $150,000,000 is referred to in this letter as the “Merger Consideration”. For the purposes of this letter, “Excluded Shares” means the shares of Metrocall Common Stock held by Metrocall as treasury stock, by Arch or any its subsidiaries, by Metrocall or Arch as trustee under any existing employee benefit plan and by any holder who is entitled to demand and properly demands appraisal of such shares under applicable law.

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of Metrocall Common Stock (other than holders of Excluded Shares) of the Merger Consideration. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of a draft of the Merger Agreement, dated March 28, 2004;

(ii) Analyzed certain historical business and financial information relating to Metrocall and Arch;

(iii) Reviewed various financial forecasts and other data provided to us by Metrocall and Arch relating to their respective businesses and relating to Parent after the Merger;

(iv) Held discussions with members of the senior managements of Metrocall and Arch with respect to the businesses and prospects of the Metrocall and Arch, respectively, as well as the strategic objectives of each and the possible benefits which might be realized following the Merger;

(v) Reviewed the historical stock prices and trading volumes of the Metrocall Common Stock and Arch’s “Class A” common stock, par value $0.0001 per share (“Arch Common Stock”); and

(vi) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Metrocall or Arch or concerning the solvency or fair value of Metrocall, Arch or Parent. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Metrocall and Arch as to the future financial performance of Metrocall and Arch, respectively, and, at your direction, that the Metrocall forecasts (rather than the Arch forecasts) of the potential strategic implications, operational benefits and synergies anticipated to result from the Merger reflect the best currently available estimates and judgments as to such matters. We also have assumed, with your consent, that the financial results (including, with respect to the Metrocall forecasts, the potential strategic implications, operational benefits and synergies anticipated to result from the Merger) reflected therein will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Metrocall and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Parent. We have also assumed that the executed Merger Agreement will conform in all material respects to the draft reviewed by us.

      We do not express any opinion as to the price at which shares of Metrocall Common Stock or Arch Common Stock may trade subsequent to the announcement of the Merger or the price at which shares of Parent Common Stock may trade subsequent to the consummation of the Merger. Lazard noted that in conducting its analysis it was unable to perform a comparable companies analysis because Metrocall and Arch represent the only two independent, publicly-traded paging companies and, in Lazard’s determination, there were no relevant comparable companies outside of the paging industry. Lazard also noted that it was not able to perform a precedent transaction analysis because the only comparable transactions involving independent companies in the paging industry occurred in an earlier period of the industry’s life cycle which, in Lazard’s determination, made such transaction incomparable to the merger.

      Lazard Frères & Co. LLC is acting as investment banker to Metrocall in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Also, as you are aware, we have from time to time in the past provided investment banking and financial advisory services to Metrocall and its affiliates, for which we received fees. Lazard Frères & Co. LLC provides a full range of financial advisory and other services and, in the course of our business, may from time to time effect transactions and hold securities, including derivative securities, of Metrocall and Arch for our own account and the accounts of clients and customers, and, accordingly, may hold a long or short position in such securities and may provide advisory and other services in the future.

      Our engagement and the opinion expressed herein are for the benefit of Metrocall’s Board of Directors, and our opinion is rendered to Metrocall’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by Metrocall to engage in the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Metrocall. In that regard, we were not authorized to solicit, and did not solicit, third party indications of interest in acquiring all or a part of Metrocall or engaging in a business combination or any other strategic transaction with Metrocall. We express no opinion or recommendation as to how the shareholders of Metrocall or Arch should vote at any stockholder’s meeting to be held in connection with the Merger or as to the election available to holders of Metrocall Common Stock with respect to the Merger Consideration. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

      Based on and subject to the foregoing, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Metrocall Common Stock (other than holders of Excluded Shares).

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ JIM MILLSTEIN

Jim Millstein
Managing Director

ANNEX F

March 29, 2004

The Board of Directors

Arch Wireless, Inc.
1800 West Park Drive
Suite 250
Westborough, MA 01581

Gentlemen:

We understand that Arch Wireless, Inc. (“Arch”), Metrocall Holdings, Inc. (“Metrocall”), Wizards-Patriots Holdings, Inc. (“HoldCo”), all of the outstanding stock of which will be owned by Metrocall, Wizards Acquiring Sub (“Metrocall Sub”), a wholly owned subsidiary of HoldCo, and Patriots Acquiring Sub (“Arch Sub”), a wholly owned subsidiary of HoldCo, have entered into an Agreement and Plan of Merger dated March 29, 2004 (the “Agreement”), pursuant to which Arch Sub will be merged (the “Arch Merger”) with and into Arch and Metrocall Sub will be merged (the “Metrocall Merger”) with and into Metrocall (the Arch Merger together with the Metrocall Merger, the “Merger” or “Transaction”). Each Arch common stockholder, subject to certain exceptions, will receive 1.0000 share (the “Arch Exchange Ratio”) of common stock, par value, $0.0001 per share, of HoldCo (“HoldCo Common Stock”) in exchange for each common share of Arch and each common stockholder of Metrocall, subject to certain exceptions, will have the right to receive either 1.876 shares of HoldCo Common Stock (the “Metrocall Exchange Ratio”) or $75.00 in cash in exchange for each common share of Metrocall, subject to certain prorationing mechanisms as described more fully in the Agreement, such that as a result of the Transaction, the common stockholders of Arch will receive, in aggregate, 72.5% of the HoldCo Common Stock immediately after the Merger, giving effect to the exercise of all options and the common stockholders of Metrocall will receive, in aggregate, 27.5% of the HoldCo Common Stock, giving effect to the exercise of all options, and cash in the amount of $150.0 million (such cash amount together with the Metrocall Exchange Ratio, the “Metrocall Merger Consideration” and, together with the Arch Exchange Ratio, the “Merger Consideration”).

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the public common stockholders of Arch.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•	reviewed Arch’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, its Plan of Reorganization dated January 15, 2002 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to Arch’s business and prospects, including projections for the five years ended December 31, 2008 (the “Arch Projections”), all as prepared and provided to us by Arch’s management;

•	reviewed Metrocall’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, its Plan of Reorganization dated June 3, 2002 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to Metrocall’s business and prospects, including projections for the five years ended December 31, 2008 (the “Metrocall Projections”), all as prepared and provided to us by Metrocall’s management;

•	reviewed certain operating and financial information relating to Metrocall’s business and prospects, including projections for the five years ended December 31, 2008 (the “Adjusted Metrocall Projections” and, together with the Arch Projections and the Metrocall Projections, the “Projections”), all as prepared and provided to us by Arch’s management;

Arch Wireless, Inc.
March 29, 2004

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Arch’s management (the “Arch Synergies”);

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Metrocall’s management (the “Metrocall Synergies” and, together with the Arch Synergies, the “Synergies”);

•	reviewed certain estimates of accrued tax liabilities and assets, as well as projected cash tax estimates, for Metrocall, Arch and HoldCo prepared and provided to us by Arch’s tax advisors (the “Tax Estimates”);

•	met with certain members of Arch’s senior management to discuss Arch’s and Metrocall’s respective businesses, operations, historical and projected financial results and future prospects as well as the future prospects of HoldCo, and to discuss the Arch Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Metrocall Synergies;

•	met with certain members of Metrocall’s senior management to discuss Arch’s and Metrocall’s respective business, operations, historical and projected financial results and future prospects as well as the future prospects of HoldCo, and to discuss the Metrocall Projections and the Metrocall Synergies;

•	reviewed the historical prices, trading multiples and trading volumes of the common shares of Arch and Metrocall;

•	performed discounted cash flow analyses based on (i) the Arch Projections, the Adjusted Metrocall Projections and the Arch Synergies and (ii) the Arch Projections, the Metrocall Projections, and the Metrocall Synergies;

•	reviewed the pro forma financial results, financial condition and capitalization of HoldCo furnished to us by Arch’s management giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Arch and Metrocall, including, without limitation, the Arch Projections, the Metrocall Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Metrocall Synergies. With respect to the Arch Projections, the Adjusted Metrocall Projections, the Arch Synergies and the Tax Estimates, we have relied on representation that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Arch as to the expected future performance of Arch, Metrocall on a standalone basis, of the expected amount and timing of the Arch Synergies and the Tax Estimates, and HoldCo. With respect to the Metrocall Projections and the Metrocall Synergies, we have relied on representation that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Metrocall as to the expected future performance of Metrocall on a standalone basis and of the expected amount and timing of the Metrocall Synergies. We have not assumed any responsibility for the independent verification of any such information or of the Projections, Tax Estimates and Synergies estimates provided to us, and we have further relied upon the assurances of the senior managements of Arch and Metrocall that they are unaware of any facts that would make the information, Projections, Tax Estimates and Synergies estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Arch, Metrocall or HoldCo, nor have we been furnished with any such appraisals. In rendering our opinion, we have analyzed the Transaction as a strategic business combination not involving a sale of control of Arch, and we have not solicited, nor were we asked to solicit, third party acquisition interest in Arch. We have assumed that the Transaction will qualify as a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code. We have assumed that the Transaction will

Arch Wireless, Inc.
March 29, 2004

be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Arch, Metrocall or HoldCo.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Arch and Metrocall may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of HoldCo Common Stock may trade subsequent to the consummation of the Transaction.

We have acted as a financial advisor to Arch in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Arch to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Arch and/or Metrocall for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Arch and does not constitute a recommendation to the Board of Directors of Arch or any holders of Arch common stock as to how to vote in connection with the Transaction. This opinion does not address Arch’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Arch or the effects of any other transaction in which Arch might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Arch common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the public common stockholders of Arch.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ H. C. CHARLES DIAO

H.C. Charles Diao
Senior Managing Director

ANNEX G

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262.     Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Section 145(a) of the General Corporation Law of the State of Delaware referred to also as “Delaware Corporation Law” provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      Article VII of the Registrant’s Bylaws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

      The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VII of the Bylaws of the Registrant.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 29, 2004, by and among Wizards-Patriots Holdings, Inc., Wizards Acquiring Sub, Inc. Metrocall Holdings, Inc., Patriots Acquiring Sub, Inc., and Arch Wireless, Inc., (included as Annex A, to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
3.1	Certificate of Incorporation of the Registrant.*
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant.**

Exhibit
Number	Description

3.3	Bylaws of the Registrant.*
3.4	Form of Amended and Restated Bylaws of the Registrant (included as Annex C to the joint proxy statement/ prospectus forming part of this Registration Statement and incorporated herein by reference).
4.1	Specimen certificate of Registrant common stock, par value $0.0001 per share.**
5.1	Opinion of Schulte Roth & Zabel LLP regarding legality of securities being registered.**
8.1	Opinion of Schulte Roth & Zabel LLP regarding certain U.S. income tax aspects of the merger.**
8.2	Opinion of Latham & Watkins LLP regarding certain U.S. income tax aspects of the merger.**
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Schulte Roth & Zabel LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).**
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of KPMG LLP.*
23.4	Consent of PricewaterhouseCoopers LLP. *
23.5	Statement regarding Predecessor Auditor Arthur Andersen, LLP (1)
23.6	Consent of Schulte Roth & Zabel LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)**
23.7	Consent of Latham & Watkins LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)**
23.8	Consent of Lazard Freres & Co. LLC*
23.9	Consent of Bear, Stearns & Co. Inc.*
99.1	Opinion of Lazard Freres & Co. LLC (included as Annex E to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2	Opinion of Bear, Stearns & Co. Inc. (included as Annex F to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3	Form of Proxy of Metrocall Holdings, Inc.**
99.4	Form of Metrocall Cash Election**
99.5	Form of Proxy of Arch Wireless, Inc.**
99.6	Consent of Vincent D. Kelly to be named a director.*
99.7	Consent of Royce Yudkoff to be named a director.*
99.8	Consent of Matthew Oristano to be named a director.*
99.9	Consent of William E. Redmond, Jr. to be named a director.*
99.10	Consent of Richard A. Rubin to be named a director.*
99.11	Consent of James V. Continenza to be named a director.*
99.12	Consent of David C. Abrams to be named a director.*

*	Filed herewith.

**	To be filed by amendment.

(1)	Omitted pursuant to Rule 437a. The consolidated financial statements of each of Metrocall Holdings, Inc. and Arch Wireless, Inc. for the year ended December 31, 2001 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, neither Metrocall Holdings, Inc. nor Arch Wireless, Inc. has been able to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, Metrocall Holdings, Inc. and Arch Wireless, Inc. have dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of Metrocall Holdings, Inc. and Arch Wireless, Inc. which are incorporated in this Registration Statement by reference.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the agreement and plan of merger not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alexandria, State of Virginia, as of May 21, 2004.

WIZARDS-PATRIOTS HOLDINGS, INC.

By:	/s/ VINCENT D. KELLY

Vincent D. Kelly
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated, on the 21st day of May, 2004.

Name and Signature	Title	Date

/s/ VINCENT D. KELLY Vincent D. Kelly	President and Chief Executive Officer	May 21, 2004

/s/ GEORGE Z. MORATIS George Z. Moratis	Senior Vice President, Treasurer and Chief Accounting Officer	May 21, 2004

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 29, 2004, by and among Wizards-Patriots Holdings, Inc., Wizards Acquiring Sub, Inc. Metrocall Holdings, Inc., Patriots Acquiring Sub, Inc., and Arch Wireless, Inc., (included as Annex A, to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
3.1	Certificate of Incorporation of the Registrant.*
3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant.**
3.3	Bylaws of the Registrant.*
3.4	Form of Amended and Restated Bylaws of the Registrant (included as Annex C to the joint proxy statement/ prospectus forming part of this Registration Statement and incorporated herein by reference).
4.1	Specimen certificate of Registrant common stock, par value $0.0001 per share.**
5.1	Opinion of Schulte Roth & Zabel LLP regarding legality of securities being registered.**
8.1	Opinion of Schulte Roth & Zabel LLP regarding certain U.S. income tax aspects of the merger.**
8.2	Opinion of Latham & Watkins LLP regarding certain U.S. income tax aspects of the merger.**
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Schulte Roth & Zabel LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).**
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of KPMG LLP.*
23.4	Consent of PricewaterhouseCoopers LLP. *
23.5	Statement regarding Predecessor Auditor Arthur Andersen, LLP (1)
23.6	Consent of Schulte Roth & Zabel LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)**
23.7	Consent of Latham & Watkins LLP (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)**
23.8	Consent of Lazard Freres & Co. LLC*
23.9	Consent of Bear, Stearns & Co. Inc.*
99.1	Opinion of Lazard Freres & Co. LLC (included as Annex E to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2	Opinion of Bear, Stearns & Co. Inc. (included as Annex F to the joint proxy statement/ prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3	Form of Proxy of Metrocall Holdings, Inc.**
99.4	Form of Metrocall Cash Election**
99.5	Form of Proxy of Arch Wireless, Inc.**
99.6	Consent of Vincent D. Kelly to be named a director.*
99.7	Consent of Royce Yudkoff to be named a director.*
99.8	Consent of Matthew Oristano to be named a director.*
99.9	Consent of William E. Redmond, Jr. to be named a director.*
99.10	Consent of Richard A. Rubin to be named a director.*

Exhibit
Number	Description

99.11	Consent of James V. Continenza to be named a director.*
99.12	Consent of David C. Abrams to be named a director.*

*	Filed herewith.

**	To be filed by amendment.

(1)	Omitted pursuant to Rule 437a. The consolidated financial statements of each of Metrocall Holdings, Inc. and Arch Wireless, Inc. for the year ended December 31, 2001 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, neither Metrocall Holdings, Inc. nor Arch Wireless, Inc. has been able to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, Metrocall Holdings, Inc. and Arch Wireless, Inc. have dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of Metrocall Holdings, Inc. and Arch Wireless, Inc. which are incorporated in this Registration Statement by reference.